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As filed with the Securities and Exchange Commission on September 25, 2006

Registration No. 333-130841

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Neff Rental LLC	Delaware	7359	11-3753649
Neff Finance Corp.	Delaware	7359	11-3753639
Neff Rental, Inc.	Florida	7359	65-0160403
Valley Rents and Ready Mix, Inc.	Delaware	7359	42-1705277
(Exact name of registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3750 N.W. 87th Avenue, Suite 400
Miami, FL 33178
(305) 513-3350
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark Irion
Chief Financial Officer
Neff Rental LLC and Neff Finance Corp.
3750 N.W. 87th Avenue, Suite 400
Miami, FL 33178
(305) 513-3350
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dennis D. Lamont, Esq.
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
(212) 906-1200

        Approximate date of commencement of proposed exchange offer:
As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2006

PRELIMINARY PROSPECTUS

Neff Rental LLC
Neff Finance Corp.
OFFER TO EXCHANGE

$245,000,000 principal amount of their 11 1/4% Series B Second Priority Senior Secured Notes due 2012,
which have been registered under the Securities Act,
for any and all of their outstanding 11 1/4% Series A Second Priority Senior Secured Notes due 2012.

$80,000,000 principal amount of their 13% Series B Senior Subordinated Notes due 2013, which have been registered under the Securities Act,
for any and all of their outstanding Series A 13% Senior Subordinated Notes due 2013.

        We are offering to exchange our registered 11 1/4% Series B Second Priority Senior Secured Notes due 2012 and our registered 13% Series B Senior Subordinated Notes due 2013, which we refer to individually as the exchange senior notes and exchange subordinated notes, respectively, and collectively as the exchange notes, for our currently outstanding 11 1/4% Series A Second Priority Senior Secured Notes due 2012 and our currently outstanding 13% Series A Senior Subordinated Notes due 2013, which we refer to individually as the outstanding senior notes and outstanding subordinated notes, respectively, and collectively as the outstanding notes. We refer to both the exchange notes and the outstanding notes as the notes. The notes are fully and unconditionally guaranteed by Neff Rental, Inc., a wholly-owned subsidiary of Neff Rental LLC, and Valley Rents and Ready Mix, Inc., a wholly-owned subsidiary of Neff Rental, Inc. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, and therefore will not bear any legend restricting their transfer and the holders of the exchange notes will not be entitled to most of the rights under the registration rights agreements, including the provisions for additional interest included in the registration rights agreement relating to the outstanding senior notes. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indentures as the outstanding notes.

        The principal features of the exchange offer are as follows:

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  The exchange offer expires at 12:00 midnight, New York City time, on                        , 2006 unless extended.

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  We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

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  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

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  The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

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  We will not receive any proceeds from the exchange offer.

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  We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

        Investing in the exchange notes involves risks. See "Risk Factors" beginning on page 24.

        Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                        , 2006.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date.

        Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the

i

arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

        In this prospectus, we rely on and refer to information and statistics regarding the equipment and equipment rental industry, the size of certain markets and our position and the position of our competitors within the sectors in which we compete. Some of the market and industry data contained in this prospectus is based on independent industry publications or other publicly available information, while other information is based on our good faith estimates, which are derived from our review of internal surveys, as well as independent sources listed in this prospectus and management's knowledge and experience in the markets in which we operate. In particular, we made our determinations of market size and market share within our industry based on information from Manfredi & Associates, McGraw Hill Construction, F.W. Dodge, Rental Equipment Register and the American Rental Association. Our estimates have also been based on information obtained from our customers, suppliers and other contacts in the markets in which we operate.

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PROSPECTUS SUMMARY

        This summary highlights information about this offering and our business. It does not contain all of the information that may be important to you. This prospectus includes specific terms of the exchange offer, as well as information regarding our business and detailed financial data. Information directly relating to the exchange offer can be found in this summary and elsewhere in this prospectus under the headings "The Exchange Offer", "Description of the Exchange Senior Notes" and "Description of the Exchange Subordinated Notes." You should read this entire prospectus and should consider, among other things, the matters set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. Except as otherwise stated or required by the context, references in this prospectus:

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  to the "Company," "we," "us" and "our" refer to Neff Rental LLC and its subsidiaries;

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  to our "Predecessor" refer to Neff Corp., which currently is our parent company;

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  to the "outstanding senior notes" refer to our 11 1/4% Series A Second Priority Senior Secured Notes due 2012 that we issued on July 8, 2005, to the "outstanding subordinated notes" refer to our 13% Series A Senior Subordinated Notes due 2013 that we issued on June 3, 2005, as amended on July 8, 2005, and to the "outstanding notes" refer collectively to our outstanding senior notes and outstanding subordinated notes;

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  to the "exchange senior notes" refer to our 11 1/4% Series B Second Priority Senior Secured Notes due 2012 that we are offering pursuant to this prospectus, to the "exchange subordinated notes" refer to our 13% Series B Senior Subordinated Notes due 2013 that we are offering pursuant to this prospectus, and to the "exchange notes" refer collectively to our exchange senior notes and exchange subordinated notes; and

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  to the "notes" refer collectively to the outstanding notes and the exchange notes.

In addition, unless otherwise stated, all references to our equity capital and the former or current holders of our equity securities refer to the equity capital and stockholders and optionholders of our parent company, Neff Corp.

Our Company

        We are one of the largest equipment rental companies in the United States. Through our 65 branches, located primarily in the sunbelt states, we rent a broad variety of construction and industrial equipment, including earthmoving, material handling, aerial, compaction and related equipment. We believe what differentiates us from many of our competitors is that we have a particular focus on renting earthmoving equipment, which comprises approximately 50% of the total original equipment cost of our rental fleet. Our target customer base consists of mid-sized, regional and local non-residential construction firms, which we believe value our high level of service and equipment reliability standards. During 2005, we served over 20,000 customers and generated 82.2% of our revenues from equipment rentals, 13.0% of our revenues from the sale of used and new equipment and 4.8% of our revenues from the sale of parts, supplies and related maintenance. For the years ended December 31, 2001, 2002, 2003, 2004, and 2005 and the six months ended June 30, 2006, our net income (loss) was approximately $(21.6) million, $(98.0) million, $20.4 million, $6.0 million, $(13.0) million and $12.4 million. Our ratio of earnings to fixed charges for the years ended December 31, 2003 and 2004 and the six months ended June 30, 2006 was 1.9x, 1.3x and 1.5x, respectively. For the years ended December 31, 2001, 2002 and 2005, our earnings were insufficient to cover our fixed charges by approximately $21.6 million, $98.3 million and $13.0 million, respectively. As of June 30, 2006, our rental fleet consisted of 12,781 major pieces of equipment with a total original cost, including cost of equipment under lease, of approximately $513.2 million. From 2002 through 2005, we increased total revenues at a compounded annual growth rate of 13.4%.

        Our strategy is to focus on geographic markets that we believe feature favorable demographic trends, high levels of employment growth and strong construction activity. Our branches are organized into operating clusters in five geographic regions in the United States: Florida, Atlantic, Southeastern, Central and Western. This clustering strategy enables us to establish a strong local presence and to transfer equipment efficiently between branches in order to optimize utilization and profitability and better manage our capital expenditures. We believe that our regional operating strategy, targeted customer focus and differentiated focus on earthmoving equipment, along with the breadth and quality of our rental equipment fleet, provide us with significant competitive advantages that help us to generate attractive revenue growth and strong EBITDA margins compared to our peers.

        As a result of the Recapitalization, as described immediately below, we are now controlled by Odyssey Investment Partners, LLC, which we refer to as Odyssey or the Sponsor. In connection with the Recapitalization, we incurred a substantial amount of indebtedness and became subject to covenants that restrict our operations. As of June 30, 2006, we had total indebtedness of approximately $513.2 million (of which $245.0 million consisted of the outstanding senior notes, $77.1 million consisted of the outstanding subordinated notes and $191.2 million consisted of borrowings under the ABL credit facility). See "Risk Factors."

Industry Overview

        Our business is driven by a broad range of economic factors including trends in U.S. non-residential construction spending. The current and expected trend in such spending supports a positive outlook for demand for construction equipment. According to the U.S. Census Bureau, non-residential construction activity increased to an annual rate of $487.1 billion in 2005, representing an increase of 6.4% from 2004. McGraw-Hill Construction, a leading industry research source, projects that total U.S. non-residential construction spending will grow by 7.8% and 6.1% in 2006 and 2007, respectively. We believe that these improving non-residential construction trends will result in increased demand for rental equipment.

        We believe demand for rental equipment is also increasing due to an ongoing secular shift in the U.S. construction market towards reliance on rental of equipment as opposed to ownership. According to the American Rental Association and Rental Equipment Register, rental equipment was approximately 30-40% of the total U.S. construction equipment market in 2005, as compared to 5-10% in 1991. Partly as a result of this increase, the U.S. equipment rental industry grew from approximately $6.6 billion in annual revenues in 1990 to an estimated $31.1 billion in 2005, representing a compounded annual growth rate of approximately 10.9%, according to the same sources. Furthermore, we believe that this secular shift will increase demand for the rental of earthmoving equipment to a greater extent than certain other categories of rental equipment.

        We believe that the secular shift described above is driven by construction and industrial firms increasingly recognizing the many advantages of renting equipment rather than owning. Renting allows them to:

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  avoid large capital investment in equipment;

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  supplement owned equipment;

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  obtain equipment on an as-needed basis;

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  minimize costs resulting from idle equipment;

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  reduce storage and maintenance costs;

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  reduce depreciation charges; and

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  access a broad selection of equipment and current technology.

Our Business Strengths

        We believe our business has the following strengths:

        Emphasis on Rental Services Operating Model.    We have strategically positioned our business model to focus on generating revenues from renting rather than selling equipment. Rental revenues, which have increased in each of the last four years, accounted for approximately 82.2% of our total revenues during 2005. We believe our emphasis on rental services provides a competitive advantage that helps us to generate recurring revenues and achieve high EBITDA and operating margins.

        Regional Focus on Rapidly Growing Markets with Favorable Demographics.    Our branches are primarily located in the sunbelt states. F.W. Dodge, a leading industry research source, projects that non-residential construction activity in the regions we serve generally will exceed the North American averages for at least the next three years, driven in part by the favorable demographic trends in these markets. Our locations also benefit from favorable climate conditions that facilitate year-round construction activity and reduce seasonality in our business. In addition, by clustering our operations in select regions and concentrating our branches in strategic markets within those regions, we have established a strong local presence and developed brand awareness. We also believe that we benefit from diversification, with 65 branches in 14 states, which reduces our dependence on construction activity in any single market.

        High Quality Fleet Focused on Earthmoving Equipment.    We offer our customers a broad line of construction and industrial equipment with a focus on the earthmoving category. We believe the rental market for earthmoving equipment in recent years has been less susceptible to competitive pricing pressure compared to other categories of construction equipment. We believe that this is largely because of the higher service requirements for earthmoving equipment and the fact that many of our competitors are less focused on earthmoving equipment. As of June 30, 2006, we had 4,677 major pieces of earthmoving equipment, accounting for 49.4% of the total original equipment cost of our rental fleet. Our rigorous maintenance and repair program enables us to maximize the useful rental life of our fleet and results in a higher ultimate resale value. We supplement our maintenance program with ongoing capital investment in new equipment and regular sales of used equipment in order to optimize our fleet mix and age. Our fleet includes the latest models from leading branded original equipment manufacturers, or OEMs, including John Deere, Kobelco, Case New Holland and Ingersoll-Rand, among others.

        Strong Customer Relationships.    We believe our target customer group of mid-sized, regional and local construction firms value our high level of service and our equipment reliability standards. We also believe that we have forged strong relationships with our customers through our local presence and commitment to superior service at all levels of our organization. We spend significant time and resources to train all key personnel to deliver high-quality customer service in every client interaction by providing solutions, delivering well-maintained equipment and being responsive in the field. The ability to respond to customer needs and service calls in a timely manner is critical to our customers, who depend on the availability of reliable equipment in order to complete construction projects on schedule. In addition, many of our local and regional managers have worked for us for many years and have developed strong local relationships with these customers in their markets. We believe our commitment to customer service improves the utilization of our equipment and helps us realize premium rates.

        Disciplined Sales Culture Leveraging Advanced Information Technology.    In order to better serve our customers, we developed a customer relationship management, or CRM, system, that enables us to manage our business more effectively and to be proactive when providing service to our existing customers and to potential new customers. We use our CRM system at all levels of our organization from our sales force to our senior management to identify and pursue sales leads and pricing opportunities. As part of this system, our sales force is automatically updated on all new construction activity within their territories as well as the names and contact information of the key contractors. As a result, our branch managers and regional vice presidents are better able to make informed decisions and respond quickly to changing market conditions. Our CRM system enables our senior management to efficiently monitor our sales force contact lists and customer call frequency. We believe that our CRM system is a competitive advantage that has resulted in greater sales coordination, increased corporate control over customer account information and improved rental margins.

        Strong Return on Fleet Investment.    Our geographic clustering strategy, strong customer relationships and advanced CRM system, in combination with our focus on controlling costs and adhering to a disciplined capital expenditure strategy, has helped us to generate what we believe are industry-leading returns on our fleet investment. We base our fleet expenditure strategy on return-on-investment criteria and seek to purchase high-utilization equipment that can be rented at attractive rates. In addition, as one of the largest equipment rental companies in the United States, we believe our size and central purchasing allows us to procure equipment on terms that are more favorable than those available to many of our smaller competitors.

        Experienced Management Team.    Our senior management team was instrumental in helping us generate free cash flow and reduce indebtedness during the downturn in our industry from 2001 through the first half of 2003 and have since lead us in generating strong revenue and EBITDA growth during the current upturn. The team is led by J.C. Mas, Chief Executive Officer, Graham Hood, Chief Operating Officer, and Mark Irion, Chief Financial Officer, who combined have 46 years of experience in our industry. In addition, our regional vice presidents have, on average, over 23 years of experience in the equipment rental industry and bring substantial knowledge of the local markets in their respective regions. Our entire regional management team, with an average of over 17 years of industry experience, represents a stable base of operating management with long-term, local relationships and rental industry expertise. This industry expertise, combined with our advanced management information and CRM systems, enables our regional management team to respond quickly to changing market conditions.

Our Business Strategy

        Key elements of our strategy include the following:

        Continue to Focus on Expanding Rental Revenue Base.    We will continue to focus on growing our rental services business model, as we believe it provides competitive advantages for our company. Our operating infrastructure, CRM system and employee compensation and performance evaluation structure are designed to promote the generation of revenues from renting equipment, which we believe produces better margins than selling equipment. We intend to continue to leverage these aspects of our operating model to drive growth in rental revenues and further enhance our operating margins and profitability. We believe our focus on increasing rental revenue helped us to increase total revenue and EBITDA by 12.9% and 9.7%, respectively, in 2005. These positive growth characteristics have continued based on our results for the first half of 2006, as revenue and EBITDA increased 23.4% and 248.4%, respectively, over the first half of 2005.

        Continue to Expand Customer Base.    We are committed to providing our customers with premium service. We believe that our target customer base values our strong regional presence, our well-established local relationships and our full service branches, which offer 24/7 support. We intend to leverage our quality product offerings, superior customer service and advanced CRM system to retain our existing customers and further penetrate our target customer base with a particular focus on mid-sized non-residential construction firms. We do not seek to compete for less profitable business with national accounts that emphasize volume discounts or for "do-it-yourself" and consumer customers who typically are more sensitive to price and use equipment with less expensive rental rates.

        Manage Fleet to Optimize Utilization and Profitability.    We seek to manage our fleet to optimize utilization and profitability by:

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  using our comprehensive management information systems to redeploy assets within our operating regions to areas with the highest level of demand;

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  using return-on-investment criteria to foster a disciplined capital expenditure strategy;

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  continuing our rigorous maintenance program by monitoring the maintenance history of each individual piece of equipment; and

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  seeking to sell older equipment from our fleet at optimal times.

        Capitalize on Highly Scalable, Rental-Focused Business Model.    We have a highly scalable infrastructure that includes a network of 65 full-service facilities. Our current network can support significant additions to our rental fleet without substantial further investment in infrastructure. We believe this will enable us to achieve significant growth in revenues, operating profit and operating profit margins as industry conditions continue to improve and we deploy additional rental fleet into our existing branch network. In addition, we believe that the implementation of our advanced management information and CRM systems will continue to improve our operating efficiency.

        Maintain Focus on Earthmoving Equipment and a Rigorous Repair and Maintenance Program.    We believe our focus on earthmoving equipment will continue to help us generate better returns on fleet investment. Also, we believe the rental market for earthmoving equipment in recent years has been less susceptible to competitive pricing pressure compared to other categories of construction equipment. We believe our emphasis on the rigorous maintenance and repair of our fleet will continue to maximize its useful life, enhance its ultimate resale value, reduce costs associated with equipment down time and improve overall customer satisfaction. We will continue to supplement our maintenance program with ongoing capital investment in new equipment and regular sales of used equipment in order to optimize our fleet mix and age.

        Capitalize on Multiple Growth Opportunities.    The growth of non-residential construction activity and the ongoing secular shift in the U.S. construction market towards reliance on rental equipment provides us with considerable opportunities for growth. We intend to capitalize on these growth opportunities primarily by increasing fleet within our existing branch network and utilizing our management information and CRM systems to improve pricing and utilization levels and to target customers who value our equipment mix and service capabilities. The significant operating leverage inherent in our business has in the past allowed the majority of incremental revenue generated by our existing branches to increase our operating profits and operating profit margins. In addition, we will opportunistically look to add new locations within our existing markets and to make strategic acquisitions that will enhance our presence within our regions.

        The Recapitalization and Corporate Reorganization.    On June 3, 2005, our parent, Neff Corp., and our operating subsidiary, Neff Rental, Inc., consummated the transactions contemplated by the Recapitalization Agreement between Neff Corp. and Iron Merger Sub, Inc., or Merger Sub. Under the Recapitalization Agreement, Merger Sub merged with and into Neff Corp., and Neff Corp. remained as the surviving entity and a majority-owned subsidiary of Iron Merger Partnership, or Holdings. Substantially all of our former stockholders and holders of options to purchase Class A common stock received cash in exchange for their shares or for the cancellation of certain options. We refer to these actions as the Recapitalization. The Recapitalization resulted in the contribution of additional equity to our capital structure and the refinancing of our previously outstanding indebtedness, as described below.

        Merger Sub was a newly formed Delaware corporation and wholly-owned subsidiary of Holdings. Holdings is a Delaware general partnership, the partners of which are affiliates of Odyssey. Odyssey is a private equity firm that invests in management-backed leveraged acquisitions, growth financings and recapitalizations of manufacturing and business and financial services companies.

        The total equity contributed in the Recapitalization was approximately $105.9 million. Approximately $97.3 million was contributed to the common equity of Merger Sub by Holdings and certain co-investors. An additional $8.6 million of equity in Neff Corp. was retained by Mr. J.C. Mas and certain of our other executives in the form of rollover equity. The total purchase price related to the Recapitalization was approximately $240.5 million (or $8.214 per share of our common stock). The merger consideration and the repayment of previously outstanding indebtedness were funded with the proceeds from:

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  the investment by Holdings and certain co-investors in Merger Sub and the subsequent contribution of the cash proceeds from such investment through the merger of Merger Sub into Neff Corp.;

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  borrowings under a $245.0 million second priority senior secured increasing rate credit facility, which we refer to as the "bridge facility," that our parent company, Neff Corp., and our operating subsidiary, Neff Rental, Inc., entered into on June 3, 2005 and terminated on July 8, 2005;

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  the issuance by Neff Corp. of $80.0 million in aggregate principal amount of the outstanding subordinated notes; and

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  borrowings under the ABL credit facility.

        The authorized equity of Neff Rental LLC consists solely of membership interests, all of which are held by Neff Corp., our parent. Our parent's authorized equity capital consists solely of its Class A common stock, and Holdings, certain co-investors and Mr. J.C. Mas own approximately 68%, 27% and 5%, respectively, of its outstanding shares of Class A common stock, without giving effect to outstanding options. In addition, our parent has granted options to purchase an aggregate of approximately 10% of its fully diluted equity to Mr. J.C. Mas and certain members of our management under a new equity compensation plan adopted on June 3, 2005.

        Concurrently with the completion of the offering of the outstanding senior notes, our parent modified our corporate organization. In the reorganization, Neff Corp. transferred substantially all of its assets (including all of the capital stock of Neff Rental, Inc.) and substantially all of its obligations (including its obligations under its guarantee of the ABL credit facility and its obligations under the outstanding subordinated notes) to Neff Rental LLC. Contemporaneously, Neff Finance Corp., or Finance Corp., became a co-obligor of all of Neff Rental LLC's obligations under the outstanding subordinated notes and a guarantor of the ABL credit facility. Finance Corp. was created solely to serve as a corporate co-obligor on the obligations of Neff Rental LLC, and Finance Corp. has and will continue to have nominal assets and no operations or revenues. As a result of the corporate reorganization, Neff Rental LLC assumed and succeeded to substantially all of the assets and liabilities of Neff Corp., and Neff Corp. was released from all of its obligations under the ABL credit facility and the outstanding subordinated notes. In connection with the reorganization, certain terms of the outstanding subordinated notes were amended and Neff Rental LLC became, along with Finance Corp., the issuers of the outstanding subordinated notes. As a result of the reorganization, Neff Corp. is not subject to any of the restrictive covenants in the credit agreement governing the ABL credit facility or the indentures governing the outstanding notes.

        The following chart illustrates our corporate structure:

        We used the net proceeds of the offering of the outstanding senior notes, together with borrowings under the ABL credit facility, to repay in full all amounts outstanding under the bridge facility and in connection therewith terminate the facility, and to pay related fees and expenses of the offering of the outstanding senior notes. In this prospectus, we refer to the Recapitalization, the corporate reorganization, and the financings described above, collectively, as the Transactions.

Additional Information

        Neff Rental LLC is a Delaware limited liability company and Neff Finance Corp. is a Delaware corporation. Our principal executive offices are located at 3750 N.W. 87th Avenue, Suite 400, Miami, Florida 33178, and our telephone number is (305) 513-3350. Our website address is www.neffrental.com. The information contained on our website is not part of this prospectus.

The Exchange Offer

Co-Issuers	Neff Rental LLC and Neff Finance Corp.
Securities Offered
$245,000,000 in aggregate principal amount of 11 1/4% Series B Second Priority Senior Secured Notes due 2012, and $80,000,000 in aggregate principal amount of 13% Series B Senior Subordinated Notes due 2013.
Exchange Offer
The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on , 2006. Holders may tender some or all of their outstanding notes pursuant to this exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:
• the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;
• the exchange notes bear a series B designation and a different CUSIP number than the outstanding notes; and
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the holders of the exchange notes will not be entitled to most rights under the registration rights agreements, including the provisions for an increase in the interest rate on the outstanding senior notes in some circumstances contained in the registration rights agreement relating to the outstanding senior notes.
Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, on , 2006, unless we decide to extend the exchange offer.
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Outstanding Notes
If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold a beneficial interest in a global note through a participant in the Depository Trust Company, then to accept the exchange offer you must comply with the applicable procedures of the Depository Trust Company, which will substantially affect the procedures set forth above.

By executing the letter of transmittal, you will represent to us that, among other things:
• any exchange notes to be received by you will be acquired in the ordinary course of business;
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you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the notes or the exchange notes in violation of the provisions of the Securities Act;
• you are not an "affiliate" (within the meaning of Rule 405 under Securities Act) of Neff Rental LLC or Neff Finance Corp.; and
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if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of such exchange notes.
Effect of Not Tendering
Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws.
Interest on the Exchange Notes and the Outstanding Notes
The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes or, if no interest has been paid on the outstanding notes, from the date of original issue of the outstanding notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.
Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
Federal Tax Consequences	There will be no federal income tax consequences to you if you exchange your outstanding notes for exchange notes in the exchange offer. See "Material Federal Income Tax Consequences."
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange Agent	Wells Fargo Bank, National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

The Offering

        On July 8, 2005, we completed an offering of $245.0 million in aggregate principal amount of 11 1/4% Second Priority Senior Secured Notes due 2012, which was exempt from registration under the Securities Act. On June 3, 2005, our parent completed an offering of $80.0 million in aggregate principal amount of 13% Senior Subordinated Notes due 2013, which was exempt from registration under the Securities Act. On July 8, 2005, we and our parent amended and restated the indenture governing the 13% Senior Subordinated Notes due 2013, and our parent is no longer an obligor on the outstanding subordinated notes.

Outstanding Notes	We sold the outstanding senior notes to Credit Suisse First Boston LLC, the initial purchaser, on July 8, 2005. The initial purchaser subsequently resold the outstanding senior notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

We sold the outstanding subordinated notes to DLJ Investment Partners II, L.P., DLJ Investment Partners, L.P., DLJIP II Holdings, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, TCW/Crescent Mezzanine Partners III Netherlands, L.P., KKR Financial Corp., New York Life Investment Management Mezzanine Partners, LP and NYLIM Mezzanine Partners Parallel Fund, LP, on June 3, 2005, as amended and restated in their entirety on July 8, 2005.
Registration Rights Agreement	In connection with the sale of the outstanding senior notes, we entered into a registration rights agreement with the initial purchaser. Under the terms of that agreement, we agreed to:
	•	use all commercially reasonable efforts to file a registration statement for the exchange offer on or prior to the 180th day after July 8, 2005;
	•	use all commercially reasonable efforts to file a registration statement for the exchange offer and to consummate the exchange offer within 350 days after July 8, 2005;
	•	to consummate the exchange offer on or before the 40th day after the registration statement for the exchange offer is declared effective;
•
file a shelf registration statement for the sale of the outstanding senior notes under certain circumstances and use all commercially reasonable efforts to cause such shelf registration statement to become effective under the Securities Act.

If we do not meet one of these requirements, we must pay additional interest on the outstanding senior notes at a rate of 0.25% per annum for the first 90-day period. Additional interest on the outstanding senior notes has been accruing for the period from June 8, 2006 through the date of this prospectus, and may accrue with respect to future periods if we do not meet the continuing requirements under the registration rights agreement, increasing by an additional 0.25% per annum with respect to each 90-day period until the exchange offer is completed or the shelf registration statement is declared effective, up to a maximum of 1.0% per annum of the principal amount of the outstanding senior notes. The exchange offer is being made pursuant to the registration rights agreement relating to the outstanding senior notes and is intended to satisfy the rights granted under the registration rights agreement relating to the outstanding senior notes. We expect that substantially all rights under the registration rights agreement relating to the outstanding senior notes will terminate upon completion of this exchange offer.

We also entered into a registration rights agreement relating to the outstanding subordinated notes with the purchasers. This agreement provides that, upon the registration of the outstanding senior notes in a registration filed pursuant to the Securities Act, the outstanding subordinated notes must also be registered as part of the same registration statement. The outstanding subordinated notes are not, however, subject to the provisions relating to the payment of additional interest in the registration rights agreement relating to the outstanding senior notes.

Terms of the Exchange Senior Notes

Co-Issuers	Neff Rental LLC and Neff Finance Corp.
Securities Offered	$245,000,000 in aggregate principal amount of 11 1/4% Series B Second Priority Senior Secured Notes due 2012.
Maturity Date	June 15, 2012.
Interest	11 1/4% per annum, payable semiannually in arrears on June 15 and December 15.
Guarantees
All payments on the exchange senior notes, including principal and interest, will be jointly and severally guaranteed on a senior secured basis by our operating subsidiaries that currently guarantee the outstanding senior notes, Neff Rental, Inc. and Valley Rents and Ready Mix, Inc., and by certain of our future subsidiaries, if any. All guarantees will be full and unconditional, subject to customary limitations in the event of bankruptcy.
Ranking	The exchange senior notes and the guarantees will be the Issuers' and each guarantor's senior secured obligations and will:
• rank senior in right of payment to any of the Issuers' and such guarantor's existing and future subordinated indebtedness, including the exchange subordinated notes;
• rank equal in right of payment with any of the Issuers' and such guarantor's existing and future senior indebtedness;
•
rank junior in priority as to all collateral with respect to the Issuers' and such guarantor's obligations under the ABL credit facility and any other future obligations secured by a first-priority lien on all collateral; and
• be effectively junior in right of payment to the existing and future liabilities of the Issuers' non-guarantor subsidiaries, if any.

As of June 30, 2006, we had approximately $513.2 million in aggregate principal amount of indebtedness outstanding. As of June 30, 2006, approximately $191.2 million of our indebtedness would have ranked senior to or pari passu with the exchange senior notes and approximately $77.1 million of our indebtedness would have ranked junior to the exchange senior notes. As of June 30, 2006, we had approximately $24.9 million available for additional borrowings under the ABL credit facility, all of which, if borrowed, would be secured on a first-priority basis.
See "Description of the Exchange Senior Notes—Ranking."
Optional Redemption
We may redeem any of the exchange senior notes at any time on or after June 15, 2009 in whole or in part, at the redemption prices listed under "Description of the Exchange Senior Notes—Optional Redemption," plus accrued and unpaid interest and additional interest, if any, to the date of redemption.

In addition, on or before June 15, 2008, we may redeem up to 35% of the aggregate principal amount of the exchange senior notes issued under the indenture governing the exchange senior notes with the net proceeds of certain equity offerings at a redemption price of 111.25% of the principal amount of the exchange senior notes plus any accrued and unpaid interest, if any, to the redemption date. See "Description of the Exchange Senior Notes—Optional Redemption."

We may also redeem some or all of the exchange senior notes prior to June 15, 2009 at a redemption price equal to the make-whole amount set forth under "Description of the Exchange Senior Notes—Optional Redemption."
Change of Control
Upon a change of control, we may be required to make an offer to purchase each holder's exchange senior notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase. See "Description of the Exchange Senior Notes—Change of Control."
Collateral
The exchange senior notes and the guarantees will be secured by second-priority liens on substantially all tangible and intangible assets of ours and each subsidiary (including, but not limited to, accounts receivable, inventory, equipment rental fleet, general intangibles and proceeds of the foregoing), except for those assets excluded as collateral under the ABL credit facility. The ABL credit facility will be secured by first-priority liens on the same assets securing the exchange senior notes and the subsidiary guarantees. The exchange senior notes will not be secured by a lien on any asset that does not also secure our obligations under the ABL credit facility. No appraisal of any collateral has been prepared by us or on our behalf in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. In addition, the indenture governing the exchange senior notes and the security documents will allow us to incur other permitted liens on our assets, as well as additional indebtedness that may be secured by first- or second-priority liens on the same collateral securing the exchange senior notes.

Under certain circumstances, to the extent that collateral is released under the ABL credit facility or any successor first-priority secured indebtedness, the security interest of the holders of the exchange senior notes in the same collateral will be released.

Intercreditor Agreement
Pursuant to an intercreditor agreement, the liens securing the exchange senior notes will be expressly junior in priority to all liens that secure the ABL credit facility and future indebtedness incurred to replace or refinance the ABL credit facility in accordance with the terms of the indenture governing the exchange senior notes. Pursuant to the intercreditor agreement, the second-priority liens securing the exchange senior notes may not be enforced at any time when the obligations secured by the first-priority liens are outstanding, subject to certain limited exceptions. Under certain circumstances, any release of all first-priority liens upon any collateral approved by holders of the first-priority liens shall also release the second-priority liens securing the exchange senior notes on the same collateral, subject to certain limited exceptions. The holders of the first-priority liens will receive all proceeds from any realization on the collateral until the obligations secured by the first-priority liens are paid in full and discharged. See "Description of the Exchange Senior Notes—Security for the Notes."
Certain Covenants	The indenture governing the exchange senior notes will contain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur or guarantee additional indebtedness or issue preferred stock;
	•	create liens;
	•	pay dividends or make other distributions to our stockholders;
	•	purchase or redeem capital stock or subordinated indebtedness;
	•	make investments;
	•	enter into sale/leaseback transactions;
	•	sell assets or consolidate or merge with or into other companies; and
	•	engage in transactions with affiliates.
These covenants are subject to a number of important limitations and exceptions as described under "Description of the Exchange Senior Notes—Certain Covenants."
No Prior Market
The exchange senior notes will be new securities for which there is no market. Although the initial purchaser of the outstanding senior notes has informed us that it intends to make a market in the exchange senior notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange senior notes will develop or be maintained.

Terms of the Exchange Subordinated Notes

Co-Issuers	Neff Rental LLC and Neff Finance Corp.
Securities Offered	$80,000,000 in aggregate principal amount of 13% Series B Senior Subordinated Notes due 2013.
Maturity Date	June 15, 2013.
Interest	13% per annum, payable semiannually in arrears on June 15 and December 15.
Guarantees
All payments on the exchange subordinated notes, including principal and interest, will be jointly and severally guaranteed on an unsecured, senior subordinated basis by our operating subsidiaries that currently guarantee the outstanding subordinated notes, Neff Rental, Inc. and Valley Rents and Ready Mix, Inc., and by certain of our future subsidiaries, if any. All guarantees will be full and unconditional, subject to customary limitations in the event of bankruptcy.
Ranking	The exchange subordinated notes and the guarantees will be the Issuers' and each guarantor's senior subordinated obligations and will:
• rank junior in right of payment to any of the issuers' and such guarantor's existing and future senior indebtedness, including the exchange senior notes and the ABL credit facility;
• rank equal in right of payment with any of the Issuers' and such guarantor's future senior subordinated indebtedness, if any; and
• be effectively junior in right of payment to the existing and future liabilities of the Issuers' non-guarantor subsidiaries, if any.

As of June 30, 2006, we had approximately $513.2 million in aggregate principal amount of indebtedness outstanding. As of June 30, 2006, approximately $436.2 million of our indebtedness would have ranked senior to the exchange subordinated notes and none of our indebtedness would have ranked pari passu with or junior to the exchange subordinated notes. As of June 30, 2006, we had approximately $24.9 million available for additional borrowings under the ABL credit facility, all of which, if borrowed, would be senior indebtedness.
See "Description of the Exchange Subordinated Notes—Ranking."
Optional Redemption
We may redeem any of the exchange subordinated notes at any time on or after June 15, 2007 in whole or in part, at the redemption prices listed under "Description of the Exchange Subordinated Notes—Optional Redemption," plus accrued and unpaid interest and additional interest, if any, to the date of redemption.

In addition, on or before June 15, 2007, we may redeem up to 35% of the aggregate principal amount of the exchange subordinated notes issued under the indenture governing the exchange subordinated notes with the net proceeds of certain equity offerings at a redemption price of 113% of the principal amount of the exchange subordinated notes plus any accrued and unpaid interest, if any, to the redemption date. See "Description of the Exchange Subordinated Notes—Optional Redemption."

We may also redeem some or all of the exchange subordinated notes prior to June 15, 2007 at a redemption price equal to the make-whole amount set forth under "Description of the Exchange Subordinated Notes—Optional Redemption."
Change of Control
Upon a change of control, we may be required to make an offer to purchase each holder's exchange subordinated notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase. See "Description of the Exchange Subordinated Notes—Change of Control."
Certain Covenants	The indenture governing the exchange subordinated notes will contain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur or guarantee additional indebtedness or issue preferred stock;
	•	create liens;
	•	pay dividends or make other distributions to our stockholders;
	•	purchase or redeem capital stock;
	•	make investments;
	•	enter into sale/leaseback transactions;
	•	sell assets or consolidate or merge with or into other companies; and
	•	engage in transactions with affiliates.
These covenants are subject to a number of important limitations and exceptions as described under "Description of the Exchange Subordinated Notes—Certain Covenants."

No Prior Market
The exchange subordinated notes will be new securities for which there is no market. Although the purchasers of the outstanding subordinated notes have informed us that they intend to make a market in the exchange subordinated notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange subordinated notes will develop or be maintained.

Risk Factors

        Investment in the exchange notes involves substantial risks. You should carefully consider the information in the "Risk Factors" section and all other information included in this prospectus before investing in the exchange notes.

Summary Historical Consolidated Financial Data

        The following table sets forth our summary financial information as of and for the periods indicated. The summary historical financial data for the years ended December 31, 2003, 2004 and 2005 have been derived from the audited financial statements included elsewhere in this prospectus. We have derived the summary historical financial data as of June 30, 2006 and for the six months ended June 30, 2005 and June 30, 2006 from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on a basis consistent with the audited financial statements. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year.

        Neff Corp. is a holding company that conducts no operations and its only material asset is its membership interest in Neff Rental LLC. In turn, Neff Rental LLC is a direct, wholly owned subsidiary of Neff Corp. and conducts no operations. The only material assets of Neff Rental LLC are the capital stock of Finance Corp. and Neff Rental, Inc. Neff Rental LLC and Finance Corp. were organized in June 2005, and therefore have no prior history. Neff Corp. is the predecessor entity of Neff Rental LLC, and Neff Rental LLC assumed and succeeded to substantially all of the assets and liabilities of Neff Corp. upon the consummation of the Transactions. We refer to Neff Corp. throughout this summary financial information and in the other financial information included in this prospectus as the "Predecessor."

        The Recapitalization was accounted for as a leveraged recapitalization, whereby our historical basis of the assets and liabilities have been maintained.

        The following summary financial information should be read in conjunction with, and is qualified by reference to,"Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

        You should read the information contained in this table in conjunction with the information set forth under "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(in thousands, except percentage data)
Statement of Operations Data:
Revenues:
Rental revenues	$172,745	$192,880	$229,802	$104,069	$132,512
Equipment sales	23,375	42,750	36,360	20,652	21,376
Parts and service	11,228	12,058	13,461	6,112	7,598

Total revenues	207,348	247,688	279,623	130,833	161,486
Cost of revenues:
Cost of equipment sold	19,908	35,890	26,867	15,657	15,293
Depreciation of rental equipment	41,651	41,739	47,962	22,554	28,897
Maintenance of rental equipment	68,904	74,266	70,653	35,410	35,901
Costs of parts and service	6,664	7,236	8,093	3,612	4,675

Total cost of revenues	137,127	159,131	153,575	77,233	84,766

Gross profit	70,221	88,557	126,048	53,600	76,720
Other operating expenses:
Selling, general and administrative expenses	55,456	58,403	67,871	30,064	35,989
Other depreciation and amortization	6,222	5,936	5,456	2,611	2,886
Recapitalization expenses	—	—	21,276	21,276	—

Total other operating expenses	61,678	64,339	94,603	53,951	38,875

Income (loss) from operations(7)	8,543	24,218	31,445	(351)	37,845
Interest expense(2)	20,504	17,313	32,963	10,245	24,481
(Gain) loss on debt extinguishment(1)(7)	(35,026)	—	4,830	4,830	—
Other non-operating expenses, net(3)	2,659	876	6,692	4,715	954

Net income (loss)	$20,406	$6,029	$(13,040)	$(20,141)	$12,410

Other Financial Data:
EBITDA(4)	$91,442	$72,967	$80,033	$19,984	$69,628
Adjusted EBITDA(4)	$56,416	$71,893	$106,139	$46,090	$70,826
Depreciation of rental equipment and property and equipment and amortization	$47,873	$47,675	$53,418	$25,165	$31,783
Capital expenditures:
Non-rental	$4,066	$5,694	$7,819	$4,490	$7,175
Rental	26,826	92,331	152,305	71,862	99,275
Proceeds from sales of used equipment	(23,375)	(42,750)	(36,360)	(20,652)	(21,376)

Net capital expenditures	$7,517	$55,275	$123,764	$55,700	$85,074

As of June 30, 2006
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$134
Rental equipment:
Rental equipment at cost	509,784
Accumulated depreciation	(165,144)

Rental equipment, net	344,640
Total assets	440,226
Total senior indebtedness(5)	436,177
Total indebtedness(6)	513,234
Total members' deficit	(114,492)

(1)
(Gain) loss on debt extinguishment represents gains recognized on the repurchase of the previously outstanding senior subordinated notes. Neff Corp. purchased $81.1 million in aggregate principal amount of the previously outstanding senior subordinated notes in the year ended December 31, 2003. The previously outstanding senior subordinated notes were purchased at a market price less than face value, resulting in the gains reported in the table above. Loss on debt extinguishment represents the write-off of deferred debt issuance costs and expenses incurred in connection with the defeasance of the previously outstanding senior subordinated notes which occurred as part of the Recapitalization.

(2)
Interest expense excludes the amortization of debt issue costs (see footnote 3 below).

(3)
Other non-operating expense, net represents amortization of debt issue costs of $2.7 million, $2.0 million, $6.7 million, $4.7 million and $1.0 million for the years ended December 31, 2003, 2004, 2005 and for the six months ended June 30, 2005 and June 30, 2006, respectively. Other non-operating expense, net also includes an adjustment to a gain on sale of business, of which we recovered $1.1 million in the year ended December 31, 2004.

(4)
EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted by excluding non-recurring, unusual and non-cash items. EBITDA and Adjusted EBITDA are not presentations in accordance with generally accepted accounting principles in the United States, or GAAP, are not measures of financial condition or profitability and should not be considered as alternatives to net income (loss) or operating cash flows determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of cash flow available for management's discretionary use.

  We believe that the inclusion of EBITDA and Adjusted EBITDA in this prospectus is appropriate to provide additional information to investors because it is used:

  •
  by our management in determining components of our consolidated operating budget, allocating capital expenditures and assessing operating performance across periods on a consistent basis;

  •
  as the sole criteria for determining whether the performance vesting options issued pursuant to our 2005 Stock Option Plan, which vest annually in the event we meet specified annual financial targets, become vested in any such year (see "Management-Equity Compensation Arrangements");

  •
  by our board of directors and management for determining whether our operating performance has met specified targets and thresholds for purposes of awarding discretionary management bonuses;

  •
  as the measure for calculating metrics and covenants contained in the agreements governing our indebtedness, as described below; and

  •
  by securities analysts and investors as an important measure of assessing our operating performance and our ongoing ability to manage our levels of indebtedness.

  Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools and such measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  •
  they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  they do not reflect changes in, or cash requirements for, our working capital needs;

  •
  they do not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;

  •
  they do not reflect cash requirements for the payment of income taxes when due;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

  •
  they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations but may nonetheless have a material impact on our results of operations.

  We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only as supplemental information. The following table reconciles EBITDA and Adjusted EBITDA to our net income for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(in thousands)
Net income (loss)	$20,406	$6,029	$(13,040)	$(20,141)	$12,410
Interest expense	20,504	17,313	32,963	10,245	24,481
Depreciation of rental equipment	41,651	41,739	47,962	22,554	28,897
Other depreciation and amortization	6,222	5,936	5,456	2,611	2,886
Amortization of debt issue costs	2,659	1,950	6,692	4,715	954

EBITDA	91,442	72,967	80,033	19,984	69,628
Loss (gain) on debt extinguishment	(35,026)	—	4,830	4,830	—
Recapitalization expenses	—	—	21,276	21,276	—
Adjustment to gain on sale of business	—	(1,074)	—	—	—
Stock compensation expense	—	—	—	—	1,198

Adjusted EBITDA	$56,416	$71,893	$106,139	$46,090	$70,826

  As noted above, the agreements governing our indebtedness include Adjusted EBITDA as a measure of our operating performance, and management believes that those agreements are material to our operations. For example, our $225 million ABL credit facility, and the interest rate on loans under that facility, are material to our financial condition and results of operations because that facility is our primary source of liquidity for working capital, and the indentures governing the notes are material to our financial condition because they govern a significant portion of our long-term capitalization while restricting our ability to conduct our business.

  The ABL credit facility uses Adjusted EBITDA to determine the interest rates on our borrowings, which are based on a leverage ratio, or the ratio of indebtedness at the end of each quarter to Adjusted EBITDA for the twelve months ending on the last day of that quarter. Changes in our leverage ratio may result in increases or decreases in the interest rate margin applicable to loans under the ABL credit facility. Assuming that the amount of our indebtedness remained constant, an increase of $15.8 million in our Adjusted EBITDA for the twelve month period ending June 30, 2006 would have resulted in a decrease in our interest rate margins of 25 basis points, and a decrease of $16.8 million in our Adjusted EBITDA for the same period would have resulted in an increase in our interest rate margins of 25 basis points. Accordingly, a change in our Adjusted EBITDA could increase or decrease our cost of funds.

  Each of the indentures contains a covenant that restricts our ability to incur additional indebtedness unless, among other things, we can comply with a fixed charge coverage ratio that is calculated by reference to Adjusted EBITDA. That fixed charge coverage ratio test prohibits us from incurring additional indebtedness if, as a result of that incurrence, our ratio of Adjusted EBITDA to interest expense would be less than 2.0:1.0. Accordingly, Adjusted EBITDA is a key factor in determining how much additional indebtedness we may be able to incur from time to time to operate our business.

  The following table presents our leverage ratio, applicable interest rate margin and fixed charge coverage ratio for each twelve month period for which Adjusted EBITDA is presented:

	December 31,			June 30,
	2003(a)	2004(a)	2005	2005(a)	2006
Leverage Ratio(b)	4.08x	3.18x	4.25x	4.66x	3.92x
Applicable Margin(c)	2.25%	2.00%	2.25%	2.50%	2.25%
Fixed Charge Coverage Ratio(d)	2.8x	4.2x	3.2x	4.7x	2.8x
  (a)
  We entered into our ABL credit facility and indentures governing the notes in connection with the Recapitalization in June of 2005. For purposes of the table above we have calculated the ratios and presented the margins that would have applied as if our existing ABL credit facility and indentures had been in effect for all periods presented.

  (b)
  The leverage ratio under our ABL credit facility is calculated by dividing funded debt at December 31, 2003, 2004 and 2005 and June 30, 2005 and 2006 of $230.2 million, $228.6 million, $450.9 million, $411.1 million and $513.2 million, respectively, by Adjusted EBITDA for the twelve month periods ended December 31, 2003, 2004 and 2005 and June 30, 2005 and 2006 of $56.4 million, $71.9 million, $106.1 million, $88.3 million and $130.9 million, respectively.

  (c)
  Applicable margin represents the interest rate margin applicable to loans under our ABL credit facility and is expressed as a number of basis points to be added to the LIBOR rate then in effect with respect to those loans. Our ABL credit facility has the following tabular grid expressing the interest rate margin applicable to each of the following leverage ratio ranges:

Leverage Ratio	Applicable Margin
<3.00:1.00	175
<3.50:1.00, but >3.00:1.00	200
<4.50:1.00, but >3.50:1.00	225
<5.25:1.00, but >4.50:1.00	250
>=5.25:1.00	275
  (d)
  The fixed charge coverage ratio under the indentures governing the notes represents the ratio of Adjusted EBITDA for the twelve months ended December 31, 2003, 2004 and 2005 and June 30, 2005 and 2006 of $56.4 million, $71.9 million, $106.1 million, $88.3 million and $130.9 million, respectively, to interest expense for the twelve month periods ended December 31, 2003, 2004 and 2005 and June 30, 2005 and 2006 of $20.5 million, $17.3 million, $33.0 million, $18.6 million and $47.2 million, respectively, in each case on a consolidated basis. The covenant allows us to incur as much incremental debt as possible without causing the ratio to be less than 2.0:1.0 prior to July 8, 2007 or 2.25:1.0 thereafter. In addition, the covenant permits us to incur other permitted debt that is not regulated by the fixed charge coverage ratio. This is not a minimum requirement or "maintenance" covenant.

(5)
Total senior indebtedness represents borrowings under the ABL credit facility and the outstanding senior notes.

(6)
As of June 30, 2006, actual total indebtedness consisted of borrowings under the ABL credit facility, the outstanding subordinated notes and the outstanding senior notes in an aggregate amount of $191.2 million, $77.1 million and $245.0 million, respectively. The bridge facility was terminated in July, 2005.

(7)
Subsequent to the issuance of our 2004 consolidated financial statements, management determined that the gain on debt extinguishment recorded in income from operations should have been included in other income (expense) in the accompanying 2003 statement of operations. As a result, our 2003 consolidated statement of operations have been restated from the amounts previously reported to appropriately present the gain on debt extinguishment. The restatement relates solely to the classification of this item in the statement of operations and had no impact on our consolidated financial position, net income or cash flows for the year ending December 31, 2003.

RISK FACTORS

        In addition to the other information included in this prospectus, you should carefully consider the risks described below before making a decision to participate in the exchange offer. Any of the following risks could materially and adversely affect our business, financial condition, results of operations or cash flows. In such case, you may lose all or part of your original investment in the notes.

Risks Relating to our Indebtedness and the Exchange Offer

Our substantial indebtedness could adversely affect our financial health, our cash flow and our ability to operate our business, and prevent us from fulfilling our obligations under our indebtedness, including the exchange notes.

        We have a significant amount of indebtedness. On June 30, 2006, we had total indebtedness of approximately $513.2 million (of which $245.0 million consisted of the outstanding senior notes, $77.1 million consisted of the outstanding subordinated notes and $191.2 million consisted of borrowings under the ABL credit facility).

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the exchange notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, strategic growth efforts and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors who have less indebtedness; and

  •
  limit our ability to borrow additional funds.

        In addition, the indentures governing the exchange notes and the credit agreement governing the ABL credit facility contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness. In the past, we have had to seek waivers and amendments to certain covenants from our lenders which we obtained. There can be no assurance that we will not be required to seek waivers and amendments in the future or that, if sought, our lenders would grant such waivers or amendments.

        Any of the above described factors could materially and adversely affect our business and results of operations. Furthermore, our interest expense could increase if interest rates increase because the entire amount of our indebtedness under the ABL credit facility bears interest at floating rates. See "Description of Other Indebtedness—The ABL Credit Facility." If we do not have sufficient earnings to service our indebtedness, we may be required to refinance all or part of our indebtedness, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

We will be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial leverage.

        We will be able to incur substantially more indebtedness in the future. The terms of the indentures governing the exchange notes and the credit agreement governing the ABL credit facility do not prohibit us from doing so, and indebtedness which can be incurred in compliance with the restrictions under the indentures and the ABL credit facility could be substantial. The ABL credit facility permits additional borrowings, subject to a borrowing base calculation. As of June 30, 2006, we had approximately $24.9 million of remaining availability for additional borrowings under the ABL credit facility. If new indebtedness is added to our current indebtedness levels, the related risks that we and it now face could intensify. See "Description of Other Indebtedness—The ABL Credit Facility."

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

        We have substantial long-term indebtedness, including interest obligations on such indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual and other Committments." Borrowings under our ABL credit facility are subject to variable interest rates. As of June 30, 2006, borrowings under the ABL credit facility totaled $191.2 million. If interest rates rose 1% and borrowings under our ABL credit facility remained constant, our interest rate for a full twelve-month period would increase by approximately $1.9 million. Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the ABL credit facility in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. Our ability to restructure or refinance our indebtedness will depend on the capital markets and our financial condition at such time. Any refinancing of our indebtedness could be at high interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. We cannot assure you that we will be able to refinance any of our indebtedness, including the ABL credit facility and the exchange notes on commercially reasonable terms or at all.

        Without a refinancing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances. Furthermore, none of Neff Corp., the Sponsor or any other of our affiliates has any obligation to provide us with debt or equity financing. The ABL credit facility and the indentures governing the exchange notes limit our ability to sell assets and also restrict the use of proceeds from that sale. Moreover, the ABL credit facility is secured on a first-priority basis by substantially all of our assets and the exchange senior notes and the guarantees are secured on a second-priority basis by substantially the same assets. We may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations on the exchange notes.

Repayment of our indebtedness, including the exchange notes, is dependent on cash flow generated by our operating subsidiaries, and we may not have access to the cash flow and other assets of our subsidiaries that will be needed to make payment on the exchange notes.

        Substantially all of our business is conducted through our operating subsidiary, Neff Rental, Inc. and its subsidiaries. Accordingly, our ability to make payments on the exchange notes is dependent on the earnings and the distribution of funds from Neff Rental, Inc. Neff Rental, Inc. is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from it. For example, the ABL credit facility prohibits distributions from Neff Rental, Inc. to us, except for debt service of the exchange notes offered hereby and certain other specified purposes or amounts. Furthermore, Neff Rental, Inc. will be permitted under the terms of the indentures to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by it to us to the same extent as the ABL credit facility. We cannot assure you that the agreements governing the current and future indebtedness of Neff Rental, Inc. will permit it to provide us with sufficient dividends, distributions or loans to fund payments on the exchange notes when due. See "Description of Other Indebtedness."

The terms of the ABL credit facility and the indentures governing the exchange notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

        The ABL credit facility and the indentures governing the exchange notes contain, and the terms of any future indebtedness of ours would likely contain, a number of restrictive covenants that will impose significant operating and other restrictions on us. These restrictions will affect, and in many respects will limit or prohibit, among other things, our ability to:

  •
  incur additional indebtedness;

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  pay dividends and make distributions;

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  issue stock of subsidiaries;

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  make certain investments, acquisitions or capital expenditures;

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  repurchase stock;

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  create liens;

  •
  enter into affiliate transactions;

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  enter into sale-leaseback transactions;

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  merge or consolidate; and

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  transfer and sell assets.

        In addition, the ABL credit facility includes other more restrictive covenants and limits us from prepaying our other indebtedness, including the exchange notes, while borrowings under the ABL credit facility are outstanding.

        The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. In addition, a failure to comply with the covenants contained in the credit agreement governing the ABL credit facility could result in an event of default under that facility which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. If we default under the ABL credit facility, the lenders thereunder:

  •
  will not be required to lend any additional amounts to us;

  •
  could elect to declare all of our outstanding borrowings, together with accrued and unpaid interest and fees, to be immediately due and payable;

  •
  could effectively require us to apply all of our available cash to repay these borrowings even if they do not accelerate the borrowings;

which actions could result in an event of default under the exchange senior notes.

        If the indebtedness under the ABL credit facility or the exchange notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full or to repay the exchange notes. See "Description of Other Indebtedness", "Description of the Exchange Senior Notes" and "Description of the Exchange Subordinated Notes."

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. The ABL credit facility provides that certain change of control events (including a change of control as defined in the indentures governing the exchange notes offered hereby) constitutes a default. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions. If we experience a change of control that triggers a default under the ABL credit facility, we could seek a waiver of such default or seek to refinance the ABL credit facility. In the event we do not obtain such a waiver or refinance the ABL credit facility, the default could result in amounts outstanding under the ABL credit facility being declared due and payable. If we experience a change of control that results in our having to repurchase exchange notes, we may not have sufficient financial resources to satisfy all of our obligations under the ABL credit facility and the exchange notes. It is also possible that restrictions in the ABL credit facility will not allow such repurchases of exchange notes. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indentures governing the exchange notes and would therefore not provide you with protection. See "Description of the Exchange Senior Notes" and "Description of the Exchange Subordinated Notes."

Federal and state statutes allow courts, under specific circumstances, to void exchange notes, guarantees and security interests and require exchange noteholders to return payments received.

        If any issuer or guarantor of the exchange notes becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court may void or otherwise decline to enforce the exchange notes, the guarantee or the security agreements (relating to the exchange senior notes), as the case may be. A court might do so if it found that, when the issuers issued the exchange notes or the guarantor entered into its guarantee or, in some states, when payments became due under the exchange notes, the guarantee or security agreements (relating to the exchange senior notes), the issuers or the guarantor received less than reasonably equivalent value or fair consideration and either:

  •
  was or were rendered insolvent;

  •
  were left with inadequate capital to conduct such issuer's or guarantor's business, as applicable; or

  •
  believed or reasonably should have believed that the issuers or the guarantor would incur indebtedness beyond such issuer's or guarantor's ability to pay, as applicable.

        The court might also void the issuance of the exchange notes, a guarantee or security agreements (relating to the exchange senior notes), without regard to the above factors, if the court found that the issuers issued the exchange notes or the guarantor entered into its guarantee or security agreements (relating to the exchange senior notes) with actual intent to hinder, delay or defraud their or its creditors, as applicable.

        A court would likely find that the issuers or a guarantor did not receive reasonably equivalent value or fair consideration for the exchange notes or guarantees and security agreements (relating to the exchange senior notes), respectively, if they or the guarantor did not substantially benefit directly or indirectly from the issuance of the exchange notes. Our use of the proceeds from the offering of the outstanding senior notes, which included repayment of all amounts outstanding under the bridge facility, a substantial portion of the net proceeds of which were distributed to our former stockholders as part of the Recapitalization, could increase the risk of such a finding. If a court were to void the issuance of the exchange notes, a guarantee or the security agreements (relating to the exchange senior notes), you would no longer have a claim against the issuers or a direct claim against the guarantor or, in the case of the security agreements (relating to the exchange senior notes), a claim with respect to the related collateral. If a court were to void a guarantee, the applicable guarantor's assets would be applied first to satisfy its other liabilities, if any, before any portion of its assets would be available for payment of the exchange notes. Sufficient funds to repay the exchange notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the issuers or any guarantor, as the case may be or with respect to the collateral.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider the issuers or a guarantor insolvent if:

  •
  the sum of their or its indebtedness, as applicable, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of their or its assets, as applicable;

  •
  the present fair saleable value of their or its assets, as applicable, was less than the amount that would be required to pay their or its probable liability on their or its existing indebtedness, as applicable, including contingent liabilities, as they become absolute and mature; or

  •
  they or it could not pay their or its indebtedness as they became due.

        Each guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law or may reduce or eliminate the guarantor's obligation to an amount that effectively makes the guarantee worthless.

Your ability to sell the exchange notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid.

        The exchange notes are a new issue of securities for which there currently is no established trading market. Consequently, the exchange notes will be relatively illiquid and you may be unable to sell your exchange notes. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. The initial purchaser of the outstanding senior notes and the purchasers of the outstanding subordinated notes have advised us that they intend to make a market in the exchange notes, but they are not obligated to do so. The initial purchaser of the outstanding senior notes and the purchasers of the outstanding subordinated notes may discontinue any market making in the exchange notes at any time, in their sole discretion. As a result, any trading market for the exchange notes or, in the case of any holders of outstanding notes that do not exchange them, the trading market for the outstanding notes following this offering to exchange the outstanding notes for exchange notes, may not be liquid. You may not be able to sell your exchange notes at a particular time or at favorable prices or at all.

        The liquidity of any market for the exchange notes and the future trading prices of the exchange notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our ability to complete this offering;

  •
  the interest of securities dealers in making a market in the exchange notes; and

  •
  the market for similar securities.

        Historically, the market for non-investment grade indebtedness has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

        Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

        We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions. In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be less outstanding notes then outstanding. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

Risks Relating Specifically to the Exchange Senior Notes

There may not be sufficient collateral to pay all or any of the exchange senior notes.

        Indebtedness under the ABL credit facility and the interest rate agreements permitted thereunder and certain other indebtedness permitted to be secured by first-priority liens (referred to in these risk factors as "First Priority Lien Obligations") are secured by a first-priority lien on substantially all of our assets and the assets of our subsidiaries. The exchange senior notes and the guarantee of the exchange senior notes by our subsidiaries is secured by a second-priority lien on substantially the same assets that secure the ABL credit facility. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any future subsidiary, the assets that are pledged as shared collateral securing First Priority Lien Obligations and the exchange senior notes must be used first to pay the First Priority Lien Obligations in full before making any payments on the exchange senior notes.

        As of June 30, 2006, borrowings under the ABL credit facility totaled $191.2 million and approximately $24.9 million remained available for additional borrowings. In addition, the indenture governing the exchange senior notes allows a significant amount of indebtedness and other obligations to be secured by a lien on the collateral securing the exchange senior notes on a first-priority basis, and a significant amount of indebtedness secured by a lien on such collateral on an equal and ratable basis, provided that, in each case, such indebtedness or other obligation could be incurred under the debt incurrence covenant contained in the indenture. Any additional obligations secured by a lien on the collateral securing the exchange senior notes (whether senior to or equal with the second-priority lien of the exchange senior notes) will adversely affect the relative position of the holders of the exchange senior notes with respect to the collateral securing the exchange senior notes.

        No appraisals of any collateral have been prepared in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the exchange senior notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the exchange senior notes, in full or at all, after first satisfying our First Priority Lien Obligations.

        Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the exchange senior notes. Any claim for the difference between the amount, if any, realized by holders of the exchange senior notes from the sale of the collateral securing the exchange senior notes and the obligations under the exchange senior notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

The exchange senior notes are not secured by all our assets and the liens on the collateral may be subject to limitations. In addition, the capital stock of our subsidiaries (other than Finance Corp. and Neff Rental, Inc.) securing the exchange senior notes will automatically be released from the second-priority lien and no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing of separate financial statements for any of our subsidiaries with the SEC.

        Our obligation to make payments on the exchange senior notes will be secured only by the collateral described in this prospectus under "Description of the Exchange Senior Notes—Security for the Notes." In particular, our owned real property and leasehold interests will not constitute collateral for the exchange senior notes. In the future, we may acquire additional assets that do not constitute collateral for the exchange senior notes, or certain of our assets may be released as collateral for the exchange senior notes under certain circumstances.

        Any of our assets that do not constitute collateral for the exchange senior notes may secure other indebtedness that we may incur in the future, including under a credit facility. If any of our assets that do not constitute collateral for the exchange senior notes secure any of our other obligations, then the exchange senior notes will be effectively junior in right of payment to those other obligations secured by those assets to the extent of the value of such assets. There likely will be no requirement that the creditors of any such future obligations first look to the assets that do not secure the exchange senior notes before foreclosing, selling or otherwise acting upon any of the collateral that may be shared with the exchange senior notes.

        In addition, the indenture governing the exchange senior notes and the security documents will provide that, to the extent that the SEC (or any other governmental agency) would require us to provide separate audited financial statements for our subsidiaries due to the fact that such subsidiary's capital stock or other securities secure the exchange senior notes, then such capital stock or other securities will automatically be deemed not to be part of the collateral securing the exchange senior notes to the extent necessary to not be subject to such requirement. In such event, the security documents will be amended, without the consent of any holder of exchange senior notes, to the extent necessary to release the second-priority liens on such capital stock or securities. As a result, holders of the exchange senior notes could lose all or a portion of their security interest in the capital stock or other securities if any such rule comes into effect.

        Furthermore, certain permitted liens on the collateral securing the exchange senior notes may allow the holder of those liens to exercise rights and remedies with respect to those assets that could adversely affect the value of the collateral and the ability of the collateral agent or the holders of the exchange notes to realize or foreclose upon the collateral. See "Description of the Exchange Senior Notes—Security for the Notes" and "—Certain Covenants—Limitation on Liens."

Holders of exchange senior notes will not control decisions regarding the collateral.

        The holders of the First Priority Lien Obligations control substantially all matters related to the collateral securing the First Priority Lien Obligations and the exchange senior notes. The holders of the First Priority Lien Obligations may dispose of, release or foreclose on, or take other actions with respect to the shared collateral with which holders of the exchange senior notes may disagree or that may be contrary to the interests of holders of the exchange senior notes. To the extent shared collateral is released from securing the First Priority Lien Obligations, the second-priority liens securing the exchange senior notes will also automatically be released. In addition, the security documents and the intercreditor agreement will generally provide that, so long as the First Priority Lien Obligations remain outstanding, holders of the First Priority Lien Obligations may change, waive, modify or vary the security documents without the consent of the holders of the exchange senior notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the exchange senior notes and not the other secured creditors in a like or similar manner (taking into account such creditors' relative priority). See "Description of the Exchange Senior Notes—Security for the Notes."

        Furthermore, the security documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the exchange senior notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the second-priority lien securing the exchange senior notes only to the extent such proceeds would otherwise constitute "collateral" securing the exchange senior notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute "collateral" under the security documents, the pool of assets securing the exchange senior notes would be reduced and the exchange senior notes would not be secured by such proceeds. For instance, if we sell equipment and use the proceeds to purchase real property, the holders of exchange senior notes would not receive a security interest in such real estate because the pool of assets that constitutes collateral securing the exchange senior notes under the security documents currently excludes real property.

Rights of holders of exchange senior notes in the collateral may be adversely affected by bankruptcy proceedings.

        The right of the collateral agent for the exchange senior notes to repossess and dispose of the collateral securing the exchange senior notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the exchange senior notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the exchange senior notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of "adequate protection." Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the exchange senior notes, the holders of the notes would have "undersecured claims" as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys' fees for "undersecured claims" during the debtor's bankruptcy case.

Rights of holders of exchange senior notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

        The security interest in the collateral securing the exchange senior notes includes domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the future acquisition of property and rights that constitute collateral will be properly monitored, which may result in the failure to perfect a security interest therein.

        Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the indenture, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the exchange senior notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.

Risks Relating Specifically to the Exchange Subordinated Notes

Your right to receive payments on the exchange subordinated notes is junior to our existing indebtedness and possibly all of our future borrowings. Further, the guarantees of the exchange subordinated notes are junior to all of the guarantors' existing indebtedness and possibly to all their future borrowings.

        The exchange subordinated notes and the guarantees thereof by our operating subsidiaries rank behind all of our and such guarantors' existing indebtedness (other than trade payables) and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the exchange subordinated notes and the related guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and the senior debt of the guarantors will be entitled to be paid in full before any payment may be made with respect to the exchange subordinated notes or the related guarantees.

        In addition, all payments on the exchange subordinated notes and the related guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 180 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the exchange subordinated notes will participate with trade creditors and all other holders of our and the guarantors' subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our and their senior debt. However, because the indenture requires that amounts otherwise payable to holders of the exchange subordinated notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the exchange subordinated notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our and their creditors, and holders of exchange subordinated notes may receive less, ratably, than the holders of our senior debt.

        As of June 30, 2006, the exchange subordinated notes and the guarantees were subordinated to $436.2 million of senior debt and approximately $24.9 million was available for borrowing as additional senior debt under our ABL credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture relating to the exchange subordinated notes.

Risks Relating to our Business

Our revenues and operating results will fluctuate, which could affect the trading value of the exchange notes or make it more difficult for us to make payments on the exchange notes.

        Our revenues and operating results fluctuate from quarter to quarter due to various factors, including:

  •
  changes in rental rates or changes in demand for our equipment due to economic conditions, competition, weather or other factors;

  •
  seasonal rental and purchasing patterns of our customers, with rental and purchasing activity tending to be lower in the winter due to weather and the holiday season;

  •
  the cyclical nature of the businesses of our construction customers;

  •
  the timing of capital expenditures for rental fleet expansion;

  •
  changes in the cost and availability of equipment we purchase, including changes in manufacturer incentive programs;

  •
  changes in corporate spending for plants and facilities or changes in government spending for infrastructure projects;

  •
  severe weather and seismic conditions temporarily affecting the regions we serve (such as hurricanes and flooding);

  •
  increased costs, including fuel costs and other raw material costs such as the price of steel;

  •
  the timing and cost of opening new rental or customer repair center locations or acquiring new locations; and

  •
  our effectiveness in integrating new or acquired rental or customer repair center locations, or in integrating acquisitions with existing operations.

Any of these factors could adversely affect the trading value of the exchange notes or make it more difficult for us to make payments on the exchange notes and our other indebtedness.

Decreases in construction or industrial activities could adversely affect our revenues and operating results by decreasing the demand for our equipment or the rental rates or prices we can charge.

        The equipment rental industry is highly cyclical and its revenues are closely tied to general economic conditions and to conditions in the non-residential construction industry in particular. Our products and services are used primarily in non-residential construction and, to a lesser extent, in industrial activity. These are cyclical businesses that are sensitive to changes in general economic conditions. Weakness in our end markets, such as a decline in non-residential construction or industrial activity, has led and may in the future lead to a decrease in the demand for our equipment or the rental rates or prices we can charge. For example, in the period from 2001 through the first half of 2003, there were significant decreases in non-residential construction compared to prior periods. This weakness in our end market had an adverse effect on our results in 2001 through the first half of 2003. Certain factors that may cause weakness in the non-residential construction industry include:

  •
  weakness in the economy or the onset of a new recession;

  •
  reductions in corporate spending for plants and facilities;

  •
  oversupply of available commercial real estate in the markets we serve;

  •
  continuing increases in interest rates; and

  •
  terrorism or hostilities involving the United States.

        Future declines in non-residential construction and industrial activity could adversely affect our operating results by decreasing our revenues and gross profit margins.

The equipment rental industry is highly competitive and competitive pressures could lead to a decrease in our market share or in rental rates and our ability to sell equipment at favorable prices.

        The equipment rental industry is highly fragmented and very competitive. Our competitors include:

  •
  a few large national companies, including public companies and divisions of public companies;

  •
  several regional competitors that operate in multiple states;

  •
  thousands of small, independent businesses with only one or a few rental locations; and

  •
  hundreds of equipment manufacturers and dealers that both sell and rent equipment directly to customers.

        Some of our competitors are significantly larger than we are and have greater financial and marketing resources than we have. Some of our competitors also have greater technical resources,

longer operating histories, lower cost structures and better relationships with equipment manufacturers than we have. In addition, certain of our competitors are more geographically diverse than we are and have greater name recognition among customers than we do. As a result, our competitors that have the advantages identified above may be able to provide their products and services at lower costs. We may in the future encounter increased competition in the equipment rental market, equipment sales market or in the equipment repair and services market from existing competitors or from new market entrants.

        We believe that rental rates and fleet size and quality are the primary competitive factors in the equipment rental industry. From time to time, we or our competitors may attempt to compete aggressively by lowering rental rates or prices. Competitive pressures could adversely affect our revenues and operating results by decreasing our market share or depressing the rental rates. To the extent we lower rental rates or increase our fleet in order to retain or increase market share, our operating margins would be adversely impacted. In addition, we may not be able to increase rates further or be able to match a larger competitor's price reductions or fleet investment because of its greater financial resources, all of which could adversely impact our operating results through a combination of a decrease in our market share and revenues. If we do not, we may lose market share, resulting in decreased revenues and cash flow, which could have a material adverse effect on our business.

        Additionally, existing or future competitors may compete with us for start-up locations or acquisition candidates, which may increase acquisition prices and reduce the number of suitable acquisition candidates or expansion locations.

We may recognize significantly higher maintenance costs in connection with increases in the weighted average age of our rental fleet.

        As our fleet of rental equipment ages, the cost of maintaining such equipment, if not replaced, will likely increase. In the past, we have allowed the average age of our rental equipment fleet to increase, which generally requires us to invest more capital in maintenance, parts and repair. We manage the average age of different types of equipment according to the expected wear-and-tear that a specific type of equipment is expected to experience over its useful life. As of June 30, 2006, the average age of our rental equipment fleet was approximately 38.4 months. As of June 30, 2006, approximately 49.4% of the total original equipment cost of our rental fleet consisted of earthmoving equipment, which generally has a shorter useful life and higher maintenance costs than aerial or material handling equipment. It is possible that if we allow the average age of our earthmoving equipment, or other types of equipment, to increase, our investment in the maintenance, parts and repair for individual pieces of equipment may exceed the book value or replacement value of that equipment. There can be no assurance that costs of maintenance will not materially increase in the future. Any material increase in such costs could have a material adverse effect on our business, financial condition and results of operations.

The nature of our business as a company which leases, rents and sells heavy machinery, equipment and vehicles exposes us to liability claims on a continuing basis, which may exceed the level of our insurance or not be covered at all, and our cost of insurance may increase or limit our coverage resulting in unanticipated liabilities which could have a material adverse effect on our operating performance.

        Our business exposes us to claims for personal injury, death or property damage resulting from the use of the heavy machinery, equipment and vehicles we rent, sell, service or repair and from injuries caused in motor vehicle accidents in which our personnel are involved. Our business also exposes us to worker compensation claims and other employment-related claims. The insurance we carry against such claims may be less than our liability on existing and future claims. In addition, we may be exposed to multiple claims that individually do not exceed our deductibles but that together lead to aggregate costs that could adversely affect our financial condition and results of operations. Furthermore, the cost of our insurance policies may increase significantly as a result of general rate increases for the type of insurance we carry as well as our historical experience and experience in our industry. If our insurance costs rise, if we choose to reduce or eliminate coverage or if we must pay amounts in excess of claims covered by our insurance, we could experience higher costs that could adversely affect our financial condition and results of operations. In addition, we may be subject to various legal proceedings and claims, such as claims for punitive damages or damages arising from intentional misconduct, either asserted or unasserted, that may not be covered by our insurance. Any such claims, whether with or without merit, could be time-consuming and expensive to defend and could divert management's attention and resources.

We must comply with numerous environmental and occupational health and safety regulations on a continuing basis that may subject us to unanticipated liabilities which could have a material adverse effect on our operating performance.

        Our facilities and operations are subject to comprehensive and frequently changing federal, state and local laws and regulations relating to environmental protection and occupational health and safety. These laws and regulations govern, among other things, the discharge of substances into the air, water and land, the handling, storage, use and disposal of hazardous materials and wastes and the cleanup of properties affected by pollutants. If we violate environmental laws or regulations, we may be required to implement corrective actions and could be subject to civil or criminal fines or penalties. Although expenses related to environmental compliance have not been material to date, we cannot assure you that we will not have to make significant capital expenditures in the future in order to remain in compliance with applicable laws and regulations or that we will comply with applicable environmental laws at all times. Such violations or liability could have a material adverse effect on our business, financial condition and results of operations.

        Environmental laws also impose obligations and liability for the cleanup of properties affected by hazardous substance spills or releases. These liabilities can be imposed on the parties generating or disposing of such substances or on the owner or operator of affected property, often without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous substances. Accordingly, we may become liable, either contractually or by operation of law, for remediation costs even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Given the nature of our operations (which involve the use of petroleum products, solvents and other hazardous substances for fueling and maintaining our rental equipment and vehicles) and the historical operations at some of our properties, there can be no assurance that prior site assessments or investigations have identified all potential instances of soil or groundwater contamination. Some of our properties contain, or previously contained, above ground or underground storage tanks and/or oil-water separators. Future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to additional remediation liabilities which may be material.

We purchase a significant amount of our equipment from a limited number of manufacturers. Termination of one or more of our relationships with any of those manufacturers could have a material adverse effect on our business because we may be unable to obtain adequate rental and sales equipment from other sources in a timely manner or at all.

        We purchase most of our rental and sales equipment from a limited number of original equipment manufacturers. For example, as of June 30, 2006, Kobelco, John Deere and Case New Holland represented 16.6%, 14.3% and 14.1%, respectively, of our total equipment rental fleet cost. Termination of one or more of our relationships with any of these or other major suppliers could have a material adverse effect on our business, financial condition or results of operations if we were unable to obtain adequate equipment for rental and sale from other sources in a timely manner or at all. Because our major suppliers also sell equipment to our competitors, our relationships with our suppliers do not afford us with any particular competitive advantage.

        In addition, the equipment manufacturing industry has experienced consolidation in recent years. Further consolidation could result in a decrease in the number of our major suppliers or a decrease in the number of alternative supply sources available to us, which could make it more likely that termination of one or more of our relationships with major suppliers would result in a material adverse effect on our business, financial condition or results of operations. Consolidation could also result in price increases for the equipment we purchase, which could adversely affect our business.

        In the past, there have been delays in receiving equipment from some manufacturers because of raw material shortages. To the extent there are future delays, our business could be hurt by the resulting inability to service our customers.

Our rental fleet is subject to residual value risk upon disposition.

        The market value of any given piece of rental equipment could be less than its depreciated value at the time it is sold. The market value of used rental equipment depends on several factors, including:

  •
  the market price for new equipment of a like kind;

  •
  wear and tear on the equipment relative to its age;

  •
  the time of year that it is sold (generally prices are higher during the peak construction season);

  •
  worldwide and domestic demand for used equipment; and

  •
  general economic conditions.

The cost of new equipment we use in our rental fleet is increasing and therefore we may spend significantly more for replacement equipment, and in some cases we may not be able to procure equipment at all due to supplier constraints.

        We operate in a capital intensive business environment. The cost of new equipment used in our rental fleet has increased steadily since 2004. These cost increases are due primarily to:

  •
  a significant increase in the cost of steel, which is a primary material used in most of the equipment we use;

  •
  the manufacturers of equipment operating at full capacity with long lead-times for orders and therefore commanding higher prices; and

  •
  the prices for new equipment were comparatively lower in recent years due to an oversupply of equipment in the rental equipment marketplace and reduced construction and industrial activity.

        Although we do not anticipate these price increases to have a significant impact on our financial condition and results of operations in our current fiscal year, these increases could materially adversely impact our financial condition and results of operations in future periods.

        While we can manage the size and aging of our fleet generally over time, eventually we must retire older equipment and either allow our fleet to shrink or replace the older equipment in our fleet with newer models. Like many in our industry, we deferred replacing some older equipment during 2002 and 2003 by either extending the age of that equipment or by allowing select categories of the fleet to shrink. We will need to purchase additional equipment in 2006 in order to maintain our current operations as well as expand our fleet. We may be at a competitive disadvantage if the average age of our fleet increases compared to the age of our competitors' fleets.

        In some cases, we may not be able to procure replacement equipment on a timely basis to the extent that manufacturers for the equipment we need are not able to produce sufficient inventory on schedules that meet our timing demands. In the late 1990s and early 2000s, there was an oversupply of the type of equipment we use in our rental fleet and manufacturers generally reduced their production capacity. As demand for new equipment has subsequently increased significantly, manufacturers are not able to meet customer orders on a timely basis. As a result, we at times experience long lead-times for certain types of new equipment and there can be no assurance that we will be able to acquire the types or sufficient numbers of the equipment we need to replace older equipment as quickly as we would like. As a result, we may have to age our fleet longer than we would consider optimal or to shrink our fleet, either of which could hamper our ability to grow our business.

Disruptions in our information technology and customer relationship management systems could adversely affect our operating results by limiting our capacity to effectively monitor and control our operations.

        Our information technology systems facilitate our ability to monitor and control our operations to adjust to changing market conditions, including management of our rental fleet. Our CRM system allows our sales force to access comprehensive information about customer activity relating to specific accounts to assist their sales efforts. The effectiveness of our sales force depends upon the continuous availability and reliability of our CRM system. Consequently, any disruptions in our information technology or customer relationship management systems or the failure of these systems, including our redundant systems, to operate as expected could, depending on the magnitude of the problem, impair our ability to effectively monitor and control our operations and improve our sales efforts, and thereby adversely affect our operating results.

Potential acquisitions and expansions into new markets may result in significant transaction expenses and expose us to risks associated with entering new markets and integrating new or acquired operations.

        We plan to grow our business and to do this, in part, by opening new rental or customer repair center locations, acquiring other equipment rental companies, or both. The success of these endeavors will depend, in part, on identifying sites for start-up locations and selecting acquisition candidates at attractive prices. Zoning restrictions could prevent us from being able to open start-up locations at sites we identify. We may also encounter substantial competition in our efforts to acquire start-up sites and acquisition candidates, which may limit the number of acquisition opportunities and lead to higher acquisition costs. We may not have the financial resources necessary to open any new start-up locations or complete any acquisitions in the future or the ability to obtain the necessary funds on satisfactory terms or at all.

        We may also encounter risks associated with entering new markets in which we have limited or no experience. Start-up rental locations, in particular, require significant capital expenditures and may initially have a negative impact on our short-term cash flow, net income and results of operations. New start-up locations may not become profitable when projected or ever. Acquisitions may impose significant strains on our management, operating systems and financial resources, and could result in unexpected difficulties. The pursuit and integration of acquisitions will require substantial attention from our senior management, which will limit the amount of time they have available to devote to our existing operations. Our ability to realize the expected benefits from any future acquisitions depends in large part on our ability to integrate and consolidate the new operations with our existing operations in a timely and effective manner. Future acquisitions also could result in the incurrence of substantial amounts of indebtedness and contingent liabilities (including potentially environmental, employee benefits and occupational safety and health liabilities), accumulation of goodwill that may become impaired, and an increase in amortization expenses related to intangible assets. Any significant diversion of management's attention from our existing operations, the loss of key employees or customers of any acquired business, any major difficulties encountered in the opening of start-up locations or the integration of acquired operations or any associated increases in indebtedness, liabilities or expenses could have a material adverse effect on our business, financial condition or results of operations, which could decrease our cash flows and make it more difficult for us to make payments on the exchange notes.

If we are unable to obtain additional capital as required, we may be unable to fund the capital outlays required for the success of our business, including those relating to purchasing equipment, opening new rental locations, making acquisitions and refinancing existing indebtedness.

        Our business has significant capital requirements. Our ability to remain competitive, sustain our growth and expand our operations through start-up locations and acquisitions largely depends on our access to capital. If the cash that we generate from our business, together with cash on hand and borrowings under the ABL credit facility, to the extent available, is not sufficient to implement our growth strategy and meet our capital needs, we will require additional financing. However, we may not succeed in obtaining additional financing on terms that are satisfactory to us or at all. In addition, our ability to obtain additional financing will be restricted by the indentures governing the exchange notes and the terms of the ABL credit facility. See "—Risks Relating to our Indebtedness and the Exchange Offer—The terms of the ABL credit facility and the indentures governing the exchange notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions." If we are unable to obtain sufficient additional capital in the future, we may be unable to fund the capital outlays required for the success of our business, including those relating to purchasing equipment, opening new rental locations and customer repair centers, and completing acquisitions. Any additional indebtedness that we do incur will make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

We depend on key personnel whom we may not be able to retain.

        Our operations are managed by a small number of key executive officers, and our future performance depends on the continued contributions of those management personnel. A loss of one or more of these key people could harm our business and prevent us from implementing our business strategy. We do not maintain "key man" life insurance on the lives of any members of our senior management. In connection with the Recapitalization, Mr. J.C. Mas, our Chief Executive Officer and a member of our Board of Managers, and Merger Sub entered into an employment agreement that became effective upon the consummation of the Recapitalization. In addition, we have existing employment agreements with Mark Irion, our Chief Financial Officer, Graham Hood, the Chief Operating Officer of Neff Rental, Inc., and certain other key executives and managers. However, each of the employment agreements is of limited duration. Mr. Mas' employment agreement will expire on June 3, 2008, although the term will be automatically extended for one-year periods thereafter, unless notice of non-extension is provided by either party. The term of Mr. Irion's employment agreement expired on February 28, 2006, but, by its terms, was extended for an additional one-year period because notice of non-extension was not provided by either party. The initial three-year term of Mr. Hood's employment agreement expired on January 26, 2006, but, by its terms, was extended for an additional one-year period because notice of non-extension was not provided by either party. There can be no assurance that these executives will remain employed with us for the full term of their agreements or that the term of their agreements will be extended beyond the current term.

        The success of our operations also depends in part on our ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. Competition for these types of personnel is high. We may be unsuccessful in attracting and retaining the personnel we require to conduct our operations successfully and, in such an event, our business could be materially and adversely affected.

Our internal controls over financial reporting may not be sufficient to ensure timely and reliable external financial reporting.

        We will now be required to evaluate our disclosure controls and internal controls. Historically, we have designed our internal controls and prepared our financial statements in a manner that management believes accurately records transactions in accordance with GAAP. In the course of conducting the audit of our 2005 financial statements, our independent auditors identified an internal control deficiency that constituted a "material weakness," as defined by the Public Company Accounting Oversight Board. The material weakness concerned our interpretation and implementation of various complex accounting principles in the area of unique non-recurring transactions, specifically the accounting for certain stock compensation expenses relating to our recent Recapitalization.

        With respect to the Recapitalization, the complex accounting principles included accounting for stock compensation expenses related to the in-the-money value of stock options repurchased in the Recapitalization. The material weakness related to this transaction included the process of determining the proper accounting to be applied to stock compensation elements of the Recapitalization.

        With respect to this unique non-recurring transaction, we performed additional analysis relating to accounting for such stock compensation issues in the context of preparing our financial statements. After dialogues with our independent registered public accountants, we revised our accounting treatment and conclusions and made adjustments to the balances that we ultimately used in preparing our financial statements. Upon a determination that it was appropriate to make such adjustments, we concluded that we had a material weakness in our internal controls over financial reporting. For a discussion of these items, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Controls and Procedures." In the future, in the course of responding to the concerns raised by our auditors and our continuing evaluation of internal controls and procedures, we may decide to, or be required to, make additional changes to our internal controls and procedures that could change the way we record, process, summarize and report financial data.

        We will need to take additional steps to implement an internal control structure and procedures for financial reporting, including those contemplated by Section 404 of the Sarbanes-Oxley Act of 2002, that would allow us to produce financial statements and related disclosure within the time periods and in the form required under the Exchange Act, including on a quarterly basis. We have retained an independent firm to assist in our compliance with the Sarbanes-Oxley Act, with which we will be required to comply by the conclusion of our fiscal year ended December 31, 2007. If we fail to successfully implement these improvements to our current internal accounting controls, we may not be able to produce our financial statements and related information on an interim basis as required under the Exchange Act or meet our reporting obligations under the indentures governing the exchange notes. These obligations will require a commitment of additional resources at significant expense to us and may in meeting these requirements require hiring of additional staff or outside consultants and result in the diversion of our senior management's time and attention from our day to day operations. We cannot assure you that we will be successful in complying with these obligations or that the compliance with them will not adversely impact our business or results of operations.

We are controlled by a major stockholder, whose interests may conflict with the interests of the holders of the exchange notes.

        Upon consummation of the Recapitalization, we became controlled by affiliates of Odyssey, which own 68% of our equity, without giving effect to any outstanding options. Therefore, affiliates of Odyssey have the power to control our affairs and policies. Affiliates of Odyssey also control the election of our managers, the appointment of our management and the entering into of business combinations or dispositions and other extraordinary transactions. Additionally, Mr. J.C. Mas remains in his executive position and owns approximately 5.1% of our equity, without giving effect to options he retained after the Recapitalization or the options he was granted to purchase 5% of the fully diluted shares immediately after the consummation of the Recapitalization. The managers elected by our controlling stockholders will have the authority, subject to the terms of the indenture and the ABL credit facility, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions that would be detrimental to the holders of the exchange notes.

        Circumstances may occur in which the interests of our controlling stockholders could be in conflict with the interests of our creditors, including the holders of the exchange notes. For example, our controlling stockholders may have an interest in pursuing acquisitions that, in their judgment, could enhance their equity investment, even though the acquisitions might involve risks to the exchange noteholders as creditors. None of our stockholders has any obligation to provide us with any additional debt or equity financing. We urge you to read the discussions under the headings "Principal Stockholders" and "Certain Relationships and Related Party Transactions" for further information about the equity interests held by affiliates of Odyssey and Mr. Mas.

THE RECAPITALIZATION AND CORPORATE REORGANIZATION

Recapitalization

        On June 3, 2005 our parent, Neff Corp., and our operating subsidiary, Neff Rental, Inc., consummated the transactions contemplated by the Recapitalization Agreement between Neff Corp. and Merger Sub. Under the Recapitalization Agreement, Merger Sub merged with and into Neff Corp., and Neff Corp. remained as the surviving entity and a majority-owned subsidiary of Holdings. Substantially all of our former stockholders and holders of options to purchase Class A common stock received cash in exchange for their shares or for the cancellation of certain options. The Recapitalization resulted in the contribution of additional equity to our capital structure and the refinancing of our previously outstanding indebtedness, as described below.

        Merger Sub was a newly formed Delaware corporation and wholly-owned subsidiary of Holdings. Holdings is a Delaware general partnership, the partners of which are affiliates of Odyssey.

        The total equity contributed in the Recapitalization was approximately $105.9 million. Approximately $97.3 million was contributed to the common equity of Merger Sub by Holdings and certain co-investors. An additional $8.6 million of equity in Neff Corp. was retained by Mr. J.C. Mas and certain of our other executives in the form of rollover equity. The total purchase price related to the Recapitalization was approximately $240.5 million (or $8.214 per share of our common stock). The merger consideration and the repayment of previously outstanding indebtedness were funded with the proceeds from:

  •
  the investment by Holdings and certain co-investors in Merger Sub and the subsequent contribution of the cash proceeds from such investment through the merger of Merger Sub into Neff Corp.;

  •
  borrowings under the $245.0 million bridge facility;

  •
  the issuance by Neff Corp. of $80.0 million in aggregate principal amount of the outstanding subordinated notes; and

  •
  borrowings under the ABL credit facility.

        The authorized equity of Neff Rental LLC consists solely of membership interests, all of which are held by Neff Corp., our parent. Our parent's authorized equity capital consists solely of its Class A common stock, and Holdings, certain co-investors and Mr. J.C. Mas own approximately 68%, 27% and 5%, respectively, of its outstanding shares of Class A common stock, without giving effect to outstanding options. In addition, our parent has granted options to purchase an aggregate of approximately 10% of its fully diluted equity to Mr. J.C. Mas and certain members of our management under a new equity compensation plan adopted on June 3, 2005.

Refinancing of Previously Outstanding Indebtedness

        As part of the Transactions, we refinanced all of the indebtedness of Neff Corp. and its subsidiaries, which consisted of the following:

  •
  a previously outstanding $175.0 million senior secured revolving credit facility that would have expired in December 2005, under which we had borrowings of approximately $121.6 million as of June 3, 2005;

  •
  a previously outstanding cash and pay-in-kind term loan that would have matured in May 2008, under which we had borrowings of approximately $52.4 million as of June 3, 2005;

  •
  Neff Corp.'s previously outstanding 10 1/4% senior subordinated notes due 2008, of which it had approximately $75.3 million (including $0.5 million of unamortized discount) in aggregate principal amount outstanding as of June 3, 2005. As part of the Transactions, on the closing date of the Recapitalization Neff Corp. called for redemption all of its senior subordinated notes then outstanding at a redemption price equal to 101.708% of their principal amount, plus accrued and unpaid interest to, but not including the redemption date, which was July 5, 2005. Simultaneously with the redemption notice, on the closing date of the Recapitalization Neff Corp. defeased and was released from being the primary obligor on the indentures governing its previously outstanding senior subordinated notes by irrevocably depositing in trust with the trustee under those indentures all amounts that were due and payable with respect to those notes on the redemption date; and

  •
  approximately $0.2 million of accrued interest as of June 3, 2005.

        In connection with the defeasance of all of its previously outstanding senior subordinated notes, Neff Corp. incurred costs of approximately $0.7 million.

Corporate Reorganization

        Concurrently with the completion of the offering of the outstanding senior notes, our parent chose to modify our corporate organization. In the reorganization, Neff Corp. transferred substantially all of its assets (including all of the capital stock of Neff Rental, Inc.) and substantially all of its obligations (including its obligations under its guarantee of the ABL credit facility and its obligations under the outstanding subordinated notes) to Neff Rental LLC. Contemporaneously, Neff Finance Corp., or Finance Corp., became a co-obligor of all of Neff Rental LLC's obligations under the outstanding subordinated notes and a guarantor of the ABL credit facility. Finance Corp. was created solely to serve as a corporate co-obligor on the obligations of Neff Rental LLC, and Finance Corp. has and will continue to have nominal assets and no operations or revenues. As a result of the corporate reorganization, Neff Rental LLC assumed and succeeded to substantially all of the assets and liabilities of Neff Corp., and Neff Corp. was released from all of its obligations under the ABL credit facility and the outstanding subordinated notes. In connection with the reorganization, we amended certain terms of the outstanding subordinated notes and became, along with Finance Corp., the issuers of the outstanding subordinated notes. As a result of the reorganization, Neff Corp. is not subject to any of the restrictive covenants in the credit agreement governing the ABL credit facility or the indentures governing the exchange notes.

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements." We use words such as "may," "might," "expect," "continue," "anticipate," "estimate," "intend," "plan," "project" and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the information described under the caption "Risk Factors" and elsewhere in this prospectus.

        The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

  •
  cyclicality or seasonality affecting our or our customers' industry;

  •
  a significant decline in non-residential construction and industrial spending;

  •
  competitive factors in the industries in which we operate;

  •
  a significant increase in the costs associated with our equipment fleet, including the cost of new equipment and the cost of maintenance of existing equipment, as well as the timing of capital expenditures;

  •
  exposure to liability claims which may exceed the level of our insurance or not be covered at all;

  •
  environmental and occupational health and safety regulations;

  •
  the termination of one or more relationships with our suppliers;

  •
  our reliance on complex information systems;

  •
  our inability to obtain additional capital as required;

  •
  the loss of key members of our senior management team;

  •
  our inability to make timely deliveries to our customers;

  •
  the requirements of being a reporting company under the Securities Exchange Act of 1934;

  •
  conflicts between the interests of our financial sponsor, which has the power to control our affairs and policies, and the interests of the holders of the exchange notes, such as the pursuit of acquisitions that could enhance the equity investments of our sponsor but involve risk to the exchange noteholders as creditors;

  •
  our substantial indebtedness;

  •
  our ability to identify and consummate acquisitions and to integrate any acquired business; and

  •
  other factors discussed under "Risk Factors."

        We caution that the factors described above and elsewhere in this prospectus could cause actual results to differ materially from those expressed in any of our forward-looking statements and that investors should not place undue reliance on those statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained in this prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

THE EXCHANGE OFFER

EXCHANGE SENIOR NOTES

Purpose and Effect

        Together with the sale of the outstanding senior notes on July 8, 2005, we entered into a registration rights agreement, dated July 8, 2005, with the guarantor and the initial purchaser of the outstanding senior notes, which requires that we file a registration statement under the Securities Act with respect to the exchange senior notes and, upon the effectiveness of that registration statement, offer to the holders of the outstanding senior notes the opportunity to exchange their outstanding senior notes for a like principal amount of exchange senior notes.

        The exchange senior notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement relating to the outstanding senior notes further provides that we must use commercially reasonable efforts to cause the registration statement with respect to the exchange offer to be declared effective and to consummate the exchange offer within 350 days of the initial issuance of the outstanding senior notes. It further provides that we must consummate the exchange offer within 40 days after the effective date of our registration statement.

        Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding senior notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this is a summary of the material provisions of the registration rights agreement. For a more complete understanding of the registration rights agreement, we encourage you to read the actual agreement as it, and not this description, governs your rights as holders of outstanding senior notes. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain additional interest on the outstanding senior notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of outstanding senior notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those outstanding senior notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding senior notes could be adversely affected upon consummation of the exchange offer.

        In order to participate in the exchange offer, a holder must represent to us, among other things, that:

  •
  any exchange senior notes to be received by the holder will be acquired in the ordinary course of business;

  •
  the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange senior notes in violation of the provisions of the Securities Act;

  •
  the holder is not an "affiliate" (within the meaning of Rule 405 under Securities Act) of us, or if the holder is an affiliate of us, the holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange senior notes; and

  •
  if the holder is a broker-dealer that will receive exchange senior notes for its own account in exchange for outstanding senior notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such exchange senior notes.

        In the event that:

  •
  we determine that an exchange offer registration statement is not available or that registration of exchange senior notes pursuant to an exchange offer registration statement may not be completed as soon as practicable after the expiration date of the exchange offer because it would violate any applicable law or applicable interpretations of the Staff of the SEC;

  •
  the exchange offer is not, for any other reason, completed within 380 days of the issuance of the outstanding senior notes;

  •
  within 30 days after the exchange offer has been completed, the initial purchaser of the outstanding senior notes informs us that the outstanding senior notes held by it are not eligible to be exchanged in the exchange offer and so requests; or

  •
  any holder (other than a broker-dealer electing to exchange senior notes for its own account in exchange for outstanding senior notes that were acquired as a result of market-making) is prohibited from participating in the exchange offer by applicable law or applicable interpretations of the Staff of the SEC, or if such holder participates in the exchange offer, but does not receive freely tradeable exchange senior notes, and so requests;

we must cause to be filed a "shelf" registration statement for a continuous offering in connection with the outstanding senior notes pursuant to Rule 415 under the Securities Act.

        Based on an interpretation by the SEC's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange senior notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange senior notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

  •
  acquired the exchange senior notes other than in the ordinary course of the holder's business;

  •
  the holder has an arrangement with any person to engage in the distribution of exchange senior notes;

  •
  is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act; or

  •
  is a broker-dealer who purchased outstanding senior notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act.

        Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange senior notes cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange senior notes for its own account in exchange for outstanding senior notes, where such outstanding senior notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange senior notes. See "Plan of Distribution." Broker-dealers who acquired outstanding senior notes directly from us and not as a result of market making activities or other trading activities may not rely on the SEC's staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding senior notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding senior notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on                        , 2006 or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange senior notes in exchange for each $1,000 principal amount of outstanding senior notes accepted in the exchange offer. Holders may tender some or all of their outstanding senior notes pursuant to the exchange offer. However, outstanding senior notes may be tendered only in integral multiples of $1,000 in principal amount.

        The exchange senior notes will evidence the same debt as the outstanding senior notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding senior notes.

        As of the date of this prospectus, outstanding senior notes representing $245,000,000 in aggregate principal amount were outstanding and there was one registered holder, a nominee of The Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holders and to others believed to have beneficial interests in the outstanding senior notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered outstanding senior notes when, as, and if we have given oral or written notice thereof to Wells Fargo Bank, National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange senior notes from us. If any tendered outstanding senior notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "—Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted outstanding senior notes will be returned, without expense, to the tendering holder of those outstanding senior notes promptly after the expiration date unless the exchange offer is extended.

        Holders who tender outstanding senior notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding senior notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The expiration date shall be 12:00 midnight, New York City time, on                        , 2006, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

  •
  to delay accepting any outstanding senior notes in a manner compliant with Rule 14e-1(c) of the Exchange Act, including an extension or termination of the exchange offer if the exchange offer violates any applicable law or interpretation by the staff of the SEC and such conditions are not waived by them, by giving oral or written notice of the delay to the exchange agent;

  •
  to extend the exchange offer or, if any of the conditions set forth under "Conditions to Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that extension or termination to the exchange agent, or

  •
  to amend the terms of the exchange offer in any manner; however, in the event of a material change in the offer, including the waiver of a material condition, we will extend the offer so that at least five business days remain in the offer following notice of the material change.

        In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

        If we provide oral notice of any delay, extension or termination of the exchange offer, we will do so by press release or other public announcement in a manner compliant with Rule 14e-1(d) of the Exchange Act.

Procedures for Tendering

        Only a holder of outstanding senior notes may tender outstanding senior notes in the exchange offer. Except as set forth under the heading "—Book-Entry Transfer," to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

  •
  certificates for the outstanding senior notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

  •
  a timely confirmation of a book-entry transfer, which we refer to as a book-entry confirmation, of the outstanding senior notes, if that procedure is available, into the exchange agent's account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under the heading "—Exchange Agent" prior to the expiration date.

        Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

        The method of delivery of outstanding senior notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding senior notes should be sent to us. You may request your brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for you.

        Any beneficial owner whose outstanding senior notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's outstanding senior notes, either make appropriate arrangements to register ownership of the outstanding senior notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to as an eligible institution, unless outstanding senior notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding senior notes listed in the letter of transmittal, the outstanding senior notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the outstanding senior notes.

        If the letter of transmittal or any outstanding senior notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered outstanding senior notes will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all outstanding senior notes not properly tendered or any outstanding senior notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding senior notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding senior notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding senior notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of outstanding senior notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding senior notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date, unless the exchange offer is extended.

        In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding senior notes that remain outstanding after the expiration date or, as set forth under the heading "—Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding senior notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        By tendering, you will be representing to us that, among other things:

  •
  any exchange senior notes to be received by you will be acquired in the ordinary course of business;

  •
  you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange senior notes in violation of the provisions of the Securities Act;

  •
  you are not an "affiliate" (within the meaning of Rule 405 under Securities Act) of us; and

  •
  if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the exchange senior notes; and

  •
  if you are a broker-dealer that will receive exchange senior notes for your own account in exchange for outstanding senior notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of such exchange senior notes.

        In all cases, issuance of exchange senior notes for outstanding senior notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding senior notes or a timely book-entry confirmation of such outstanding senior notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered outstanding senior notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding senior notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding senior notes will be returned without expense to the tendering holder or, in the case of outstanding senior notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged outstanding senior notes will be credited to an account maintained with that book-entry transfer facility, in each case, promptly after the expiration or termination of the exchange offer.

        Each broker-dealer that receives exchange senior notes for its own account in exchange for outstanding senior notes, where those outstanding senior notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange senior notes. See "Plan of Distribution."

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the outstanding senior notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of outstanding senior notes being tendered by causing the book-entry transfer facility to transfer such outstanding senior notes into the exchange agent's account at the book-entry transfer facility in accordance with that book-entry transfer facility's procedures for transfer. However, although delivery of outstanding senior notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under the heading "—Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

        The Depository Trust Company's Automated Tender Offer Program, or "ATOP," is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding senior notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

        If a registered holder of the outstanding senior notes desires to tender outstanding senior notes and the outstanding senior notes are not immediately available, or time will not permit that holder's outstanding senior notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding senior notes and the amount of outstanding senior notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc., or "NYSE," trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding senior notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered outstanding senior notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        Tenders of outstanding senior notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date.

        For a withdrawal of a tender of outstanding senior notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under the heading "—Exchange Agent" prior to 12:00 midnight, New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the outstanding senior notes to be withdrawn, whom we refer to as the depositor;

  •
  identify the outstanding senior notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding senior notes;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding senior notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding senior notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any such outstanding senior notes are to be registered, if different from that of the depositor.

        All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding senior notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding senior notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those outstanding senior notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding senior may be retendered by following one of the procedures under the heading "—Procedures for Tendering" at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange senior notes in exchange for, any outstanding senior notes and may terminate or amend the exchange offer if at any time before the acceptance of those outstanding senior notes for exchange or the exchange of the exchange senior notes for those outstanding senior notes, we determine that the exchange offer violates any applicable law or applicable interpretation of the Staff of the SEC.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the exchange offer in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the exchange offer.

        In addition, we will not accept for exchange any outstanding senior notes tendered, and no exchange senior notes will be issued in exchange for those outstanding senior notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part. We are required to use commercially reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

        All executed letters of transmittal should be directed to the exchange agent. Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

          By Registered or Certified Mail, Hand Delivery or Overnight Courier:

Wells Fargo Bank, National Association
213 Court Street, Suite 703
Middletown, CT 06457
Attention: Joseph O'Donnell

          By Facsimile (Eligible Institutions Only): (860) 704-6217

          For Information or Confirmation by Telephone: (860) 704-6219

        Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include accounting, legal, printing, and related fees and expenses.

Transfer Taxes

        Holders who tender their outstanding senior notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange senior notes in the name of, or request that outstanding senior notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding senior notes.

EXCHANGE SUBORDINATED NOTES

        Together with the sale of the outstanding subordinated notes on June 3, 2005, as amended on July 8, 2005, we entered into a registration rights agreement with the guarantor and the purchasers of the outstanding subordinated notes which provides that, upon the registration of the outstanding senior notes in a registration statement filed pursuant to the Securities Act, the outstanding subordinated notes must also be registered as part of the same registration statement.

        The exchange subordinated notes are not, however, subject to the provisions relating to payment of additional interest in the registration rights agreement relating to the outstanding senior notes. This exchange offer as it relates to the outstanding subordinated notes will follow the mechanics described above with respect to the outstanding senior notes, except that the mechanics set forth under "Exchange Senior Notes—Book-Entry Transfer" will not apply. As of the date of this prospectus, all $80,000,000 in aggregate principal amount of outstanding subordinated notes were in registered form and not held through The Depository Trust Company.

        Upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding subordinated notes will terminate. For a more complete understanding of the registration rights agreement, we encourage you to read the actual agreement (which has been filed as an exhibit to the registration statement of which this prospectus is a part) as it, and not this description, governs your rights as holders of outstanding subordinated notes.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement, dated July 8, 2005, by and among us, the guarantor and the initial purchaser of the outstanding senior notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive in exchange outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected historical consolidated financial data as of the dates and for the periods indicated. The consolidated statement of operations data for each of the years ended December 31, 2003, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from our audited consolidated financial statements that are not included in this prospectus. We have derived the consolidated statement of operations data for the six months ended June 30, 2005 and June 30, 2006 and the consolidated balance sheet data as of June 30, 2006 from our unaudited financial statements included elsewhere in the prospectus. The unaudited financial statements have been prepared on a basis consistent with the audited financial statements. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year.

        Neff Corp. is a holding company that conducts no operations and its only material asset is its membership interest in Neff Rental LLC. In turn, Neff Rental LLC is a direct, wholly owned subsidiary of Neff Corp. and conducts no operations. The only material assets of Neff Rental LLC are the capital stock of Finance Corp. and Neff Rental, Inc. Neff Rental LLC and Finance Corp. were organized in June 2005, and therefore have no prior history. As a result of the Transactions, Neff Corp. became the predecessor entity of Neff Rental LLC, and Neff Rental LLC assumed and succeeded to substantially all of the assets and liabilities of Neff Corp. We refer to Neff Corp. throughout the financial information included in this prospectus as the "Predecessor."

        The Recapitalization has been accounted for as a leveraged recapitalization, whereby our historical basis of the assets and liabilities have been maintained.

        The following selected historical consolidated financial data should be read in conjunction with, and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Year Ended December 31,	Six Months Ended June 30,
2001	2002	2003	2004	2005	2005	2006
(dollars in thousands)
Statement of Operations Data
Revenues:
Rental revenues	$183,360	$165,853	$172,745	$192,880	$229,802	$104,069	$132,512
Equipment sales	33,520	14,646	23,375	42,750	36,360	20,652	21,376
Parts and service	14,122	11,236	11,228	12,058	13,461	6,112	7,598

Total revenues	231,002	191,735	207,348	247,688	279,623	130,833	161,486

Cost of revenues:
Cost of equipment sold	29,388	12,886	19,908	35,890	26,867	15,657	15,293
Depreciation of rental equipment	43,479	41,157	41,651	41,739	47,962	22,554	28,897
Maintenance of rental equipment	64,838	64,590	68,904	74,266	70,653	35,410	35,901
Costs of parts and service	9,569	7,540	6,664	7,236	8,093	3,612	4,675

Total cost of revenues	147,274	126,173	137,127	159,131	153,575	77,233	84,766

Gross profit	83,728	65,562	70,221	88,557	126,048	53,600	76,720
Other operating expenses:
Selling, general and administrative expenses	55,497	54,832	55,456	58,403	67,871	30,064	35,989
Other depreciation and amortization	10,121	6,697	6,222	5,936	5,456	2,611	2,886
Recapitalization expenses	—	—	—	—	21,276	21,276	—
Other expense, net(1)	5,702	2,156	—	—	—	—	—

Total other operating expenses	71,320	63,685	61,678	64,339	94,603	53,951	38,875

Income (loss) from operations(2)	12,408	1,877	8,543	24,218	31,445	(351)	37,845

Interest expense(3)	30,727	24,264	20,504	17,313	32,963	10,245	24,481
(Gain) loss on debt extinguishment(2)(4)	1,449	(12,296)	(35,026)	—	4,830	4,830	—
Other non-operating expense, net(5)	1,824	5,936	2,659	876	6,692	4,715	954
Income taxes	—	(370)	—	—	—	—	—

Income (loss) before cumulative effect of change in accounting principle	(21,592)	(15,657)	20,406	6,029	(13,040)	(20,141)	12,410
Cumulative effect of change in accounting principle(6)	—	(82,296)	—	—	—	—	—

Net income (loss)	$(21,592)	$(97,953)	$20,406	$6,029	$(13,040)	$(20,141)	$12,410

Other Financial Data
Depreciation of rental equipment and property and amortization(6)	$53,600	$47,854	$47,873	$47,675	$53,418	$25,165	$31,783
Capital expenditures:
Non-rental	743	495	4,066	5,694	7,819	4,490	7,175
Rental	27,934	19,965	26,826	92,331	152,305	71,862	99,275
Sales of equipment	(33,520)	(14,646)	(23,375)	(42,750)	(36,360)	(20,652)	(21,376)

Net capital expenditures(7)	(4,843)	5,814	7,517	55,275	123,764	55,700	85,074
Net cash provided by operating activities	30,428	23,232	25,737	59,867	55,806	21,884	39,948
Net cash provided by (used in) investing activities	4,843	(5,814)	(7,517)	(55,275)	(123,464)	(55,700)	(101,641)
Net cash provided by (used in) financing activities	(34,068)	(21,691)	(18,152)	(4,611)	67,610	36,555	61,794
Ratio of earnings to fixed charges(8)	—	—	1.9	x	1.3	x	—	—	1.5	x
Balance Sheet Data (at end of period)
Cash and cash equivalents	$4,305	$32	$100	$81	$33	$2,820	$134
Rental equipment:
Rental equipment at cost	376,384	368,023	344,125	350,976	435,075	388,992	509,784
Accumulated depreciation	(117,993)	(146,917)	(157,753)	(149,903)	(156,315)	(148,235)	(165,144)

Rental equipment, net	258,391	221,106	186,372	201,073	278,760	240,757	344,640
Total assets	414,457	281,116	246,308	261,794	360,385	315,315	440,226
Total senior indebtedness(9)	118,255	126,560	155,633	153,886	373,935	334,266	436,177
Total indebtedness(10)	317,222	282,060	230,224	228,642	450,868	411,084	513,234
Total capital (deficit)(11)	71,769	(26,184)	(5,733)	306	(128,100)	(135,201)	(114,492)

(1)
During the year ended December 31, 2001, other expense, net represents branch closures and other related costs of $5.7 million. During the year ended December 31, 2002, other expense, net represents (a) a non-cash charge of $3.2 million related to a write-down of assets that were held for sale; (b) a recovery of $1.8 million of costs related to efforts to sell the company that were expensed in a prior period and (c) $0.7 million of costs related to a branch closing initiated during the year.

(2)
Subsequent to the issuance of our 2004 consolidated financial statements, management determined that the (gain) loss on debt extinguishment previously recorded in income from operations should have been included in other income (expense) in the accompanying 2001, 2002 and 2003 statement of operations. As a result, our 2001, 2002 and 2003 consolidated statement of operations have been restated from the amounts previously reported to appropriately present the (gain) loss on debt extinguishment.

  The correction relates solely to the classification of this item in the statement of operations and had no impact on our consolidated financial position, net income or its cash flows for the years ending December 31, 2001, 2002 and 2003.

(3)
Interest expense excludes the amortization of debt issue costs (see footnote 5 below).

(4)
(Gain) loss on debt extinguishment represents gains recognized on the repurchase of the previously outstanding senior subordinated notes. Neff Corp. purchased $43.7 million and $81.1 million in aggregate principal amount of the previously outstanding senior subordinated notes in the years ended December 31, 2002 and 2003, respectively. In each case, the previously outstanding senior subordinated notes were purchased at a market price less than face value, resulting in the gains reported in the table above for the respective periods. Loss on debt extinguishment for the year ended December 31, 2005 represents the write-off of deferred debt issuance costs and expenses incurred in connection with the defeasance of the previously outstanding senior subordinated notes and the write-off of deferred debt issuance costs which occurred as part of the Recapitalization. Loss on debt extinguishment for the year ended December 31, 2001 represents the write-off of debt issuance costs associated with the repayment of a former credit facility.

(5)
Other non-operating expense, net represents amortization of debt issue costs of $1.8 million, $2.0 million, $2.7 million, $2.0 million, $6.7 million, $4.7 million and $1.0 million for the years ended December 31, 2001, 2002, 2003, 2004, 2005 and the six months ended June 30, 2005 and 2006, respectively. Other non-operating expense, net also includes adjustments to gain on sale of business, of which (a) we recorded $3.9 million of costs in the year ended December 31, 2002 and (b) recovered $1.1 million in the year ended December 31, 2004.

(6)
We adopted SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. As a result of the adoption of that standard, we recorded a charge of $82.3 million for the year ended December 31, 2002, which we recorded as a cumulative effect of change in accounting principle in that period. See the notes to our consolidated financial statements included in this prospectus. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to annual impairment tests. Prior to our adoption of SFAS No. 142, we included in depreciation and amortization expense approximately $2.3 million for the year ended 2001. Excludes amortization of debt issue costs in all periods.

(7)
Net capital expenditures are total capital expenditures net of equipment sales.

(8)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings include net income (loss) before taxes and fixed charges. Fixed charges include interest expense and amortization of debt issue costs. Our earnings were insufficient to cover our fixed charges by $21.6 million, $98.3 million, $13.0 million and $20.1 million for the years ended December 31, 2001, 2002, 2005 and the six months ended June 30, 2005 respectively.

(9)
Total senior indebtedness represents indebtedness at the relevant date, including capital leases in 2001, but excluding the previously outstanding 10 1/4% senior subordinated notes.

(10)
As of June 30, 2006, total indebtedness consisted of borrowings under the ABL credit facility, the outstanding subordinated notes and the outstanding senior notes in an aggregate amount of $191.2 million, $77.1 million and $245.0 million, respectively.

(11)
The balances have been restated as of December 31, 2001, 2002, 2003 and 2004. The restatement relates to the classification of an accrual for officer stock compensation recorded in the years ended December 31, 1997 and 1998, of approximately $4.4 million and $3.2 million, respectively, that should have been recorded as a component of equity rather than accrued expenses. The restatement relates solely to the classification of this item in the balance sheet and had no impact on the Company's consolidated financial position, results of operations or its cash flows for the years presented.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations covers periods prior to the Transactions. Accordingly, the discussion and analysis of historical periods do not reflect the significant impact that the Transactions have had on us. In addition, the statements in this discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors" and "Forward-Looking Statements." Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," "Selected Historical Consolidated Financial Data" and the historical consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Recapitalization and Corporate Reorganization

        We completed the Recapitalization on June 3, 2005.

        Neff Corp. is a holding company that conducts no operations and its only material asset is its membership interest in Neff Rental LLC. In turn, Neff Rental LLC is a direct, wholly owned subsidiary of Neff Corp. and conducts no operations. The only material assets of Neff Rental LLC are the capital stock of Finance Corp. and Neff Rental, Inc. Neff Rental LLC and Finance Corp. were organized in June 2005, and therefore have no prior history. As a result of the Transactions, Neff Corp. became the predecessor entity of Neff Rental LLC, and Neff Rental LLC assumed and succeeded to substantially all of the assets and liabilities of Neff Corp. We refer to Neff Corp. throughout the financial information included in this prospectus as the "Predecessor." Unless otherwise indicated, references to "we," "us" and "our" in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" refer to Neff Corp. and its subsidiaries.

        The Recapitalization has been accounted for as a leveraged recapitalization, whereby our historical basis of the assets and liabilities have been maintained. The corporate reorganization did not cause us to change the historical basis of our assets and liabilities.

Overview

        We are one of the largest equipment rental companies in the United States. We have 65 branches located primarily in the sunbelt states, and we rent a broad variety of construction and industrial equipment, including earthmoving, material handling, aerial, compaction and related equipment. In addition to our rental business, we sell our used rental equipment, new equipment, parts and other supplies and provide maintenance, repair and other services that supplement our rental activities.

        Our revenues are affected primarily by the rental rates we can charge for our equipment, the amount of rental fleet we have available for rent and the general economic conditions in the geographic regions in which we operate, particularly conditions affecting the non-residential construction industry.

        We divide our total revenues into the following three categories:

  •
  Rental revenues.  This category includes rental revenues and related revenues such as the fees we charge for the pickup and delivery of equipment, damage waivers and other surcharges.

  •
  Equipment sales.  This category includes revenues from the sale of our used rental equipment as well as sales of new equipment to our customers.

  •
  Parts and services.  This category includes revenues from customers for the repair of damaged rental equipment and fuel as well as from the sale of complementary parts, supplies and merchandise to our customers in conjunction with our equipment rental and sales business.

Revenues

        Our rental revenues are affected by several factors including the amount and quality of our equipment available for rent, rental rates, the mix of equipment on rent and percentage of our equipment on rent. Our revenues are also affected by weather as well as general economic conditions, in particular, conditions affecting the non-residential construction industry.

        Revenues from the sale of used and new equipment are affected by price, general economic conditions, the amount and type of equipment available in the marketplace and the condition and age of the equipment. Parts and service revenues, including the sale of parts, supplies and maintenance and repair services, are affected by the amount of rental activity, prices we are able to charge, service volumes and general economic activity.

Dollar Utilization

        One of the performance measures that we use to analyze our operating performance is "dollar utilization." Dollar utilization for any period is the ratio, expressed as a percentage, of our "net rental revenues" generated from our rental fleet, divided by the "average monthly original cost" of our rental fleet, including both owned and leased equipment, during such period. Net rental revenues generated from our rental fleet are calculated as total rental revenues less rental revenues from the rental of equipment that we rent from third parties and then "re-rent" to our customers, which we refer to as "re-rent revenue." Monthly original cost for each month is calculated as the average of the original cost of our rental fleet, including cost of equipment under lease, on the first and last day of that month.

        Management uses dollar utilization to measure the interaction of changes in our rental rates, the mix of equipment on rent and the percentage of equipment on rent, each of which affects our equipment rental revenues. However, dollar utilization is a statistic that is not financial in nature or a measure of performance or liquidity under GAAP. Accordingly, while management believes dollar utilization provides useful additional information about our business, dollar utilization should not be considered in isolation or as a substitute for comparable GAAP financial measures. In addition, our presentation of dollar utilization may not be directly comparable to that of other companies in our industry.

        As illustrated in the table below, dollar utilization for the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2005 and 2006, was 39.1%, 44.8%, 51.2%, 48.7% and 52.2%, respectively:

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(dollars in thousands)
Total rental revenues	$172,745	$192,880	$229,802	$104,069	$132,512
Re-rent revenues	(7,102)	(6,292)	(6,305)	(3,040)	(2,908)

Net rental revenues(a)	165,643	186,588	223,497	101,029	129,604
Average monthly original cost(b)(c)	423,200	416,600	436,300	417,903	496,374
Dollar utilization(d)	39.1%	44.8%	51.2%	48.7%	52.2%

(a)
Amounts are annualized when determining dollar utilization for periods of less than 12 months. Accordingly, annualized net rental revenues for the six months ended June 30, 2005 and 2006 are $203,624 and $259,208, respectively.

(b)
Average monthly original cost includes the cost of equipment held in the rental fleet under operating leases.

(c)
Average monthly original cost for each period is presented as the average of the monthly original cost computations for each of the months in the twelve months ending at the end of that period.

(d)
Dollar utilization is calculated as net rental revenues divided by average monthly original cost.

Cost of Revenues

        Our cost of revenues consist primarily of the following:

  •
  depreciation costs relating to our rental equipment;

  •
  the cost of repairing and maintaining our rental equipment, including parts and supplies, outside repairs, operating lease payments, personnel costs and casualty insurance premiums and claims expense; and

  •
  the net book value of the items we sell, including new and used equipment and parts, and costs to provide services.

Operating Expenses

        Operating expenses include all selling, general and administrative expenses and other amortization and depreciation. Selling, general and administrative expenses include sales force compensation, managerial and administrative payroll, marketing costs, professional fees, telecommunication costs, facility costs and taxes. Other amortization and depreciation primarily consists of depreciation of non-rental fleet equipment such as delivery vehicles, sales vehicles, leasehold improvements and office equipment.

Business Cycles and Seasonality

        Our operating results are subject to annual and seasonal fluctuations resulting from a variety of factors, including overall economic conditions and construction activity in the geographic regions we serve. These factors include increases in the competitive supply of rental equipment, the number of our significant competitors and seasonal rental patterns resulting in lower rental activity by our customers during the winter. Thus, the results of any period are not necessarily indicative of the results that may be expected from any other period.

Capital Expenditures and Fleet Age

        Our business is capital intensive. We own a substantial percentage of the equipment we rent to our customers. In 2005, we significantly increased this percentage as we continued our program of replacing equipment that we lease with purchased equipment. We expect the amount of equipment we purchase to continue to be significant as we replace aging equipment and expand the amount of the rental fleet at our existing branch locations. Historically, we have financed our equipment primarily through cash from operations, net proceeds from the sale of our used rental equipment, operating leases and borrowings under our existing credit facilities and other long-term debt.

Current Business Environment and Outlook

        We operate in a competitive and capital-intensive business environment. The participants in our industry consist of national, regional and local rental companies, certain original equipment manufacturers and their dealers and national home improvement store chains. The equipment rental industry is highly cyclical and its revenues are closely tied to general economic conditions and to conditions in the non-residential construction industry in particular. According to the U.S. Department of Commerce, spending on private, non-residential construction declined approximately 20% from 2001 through the first half of 2003. During this period, the equipment rental industry contracted primarily due to declining rates for the rental of equipment due to an oversupply of rental equipment in the marketplace and to lower demand for rental equipment. Beginning in the second half of 2003 and continuing through the present, the non-residential construction market has begun to rebound which in turn has had a positive impact on the equipment rental industry. We believe that the rental industry will continue to benefit from improving macroeconomic and non-residential construction industry conditions. McGraw-Hill Construction predicts that total U.S. non-residential construction spending will grow by 7.8% and 6.1% in 2006 and 2007, respectively. We believe that these trends should continue to support increased rental demand and will result in continued improvement in our business for the foreseeable future. However, these macroeconomic factors are outside of our control, and we cannot assure you that the improvement in our operating results that we have experienced will continue in future periods. See "Risk Factors."

        One of our responses to the contraction in the rental industry during the period from 2001 through the first half of 2003 was to reduce our capital investment in our rental fleet. However, as rental industry conditions and our operating results improved we increased our capital investment in our rental fleet. In 2004, our capital expenditures primarily related to the replacement of older equipment in our rental fleet with new equipment. In 2005, we significantly increased capital expenditures from 2004 levels. This increase was mainly attributable to three factors. First, we expanded the amount of the rental fleet in our existing branch locations to capitalize on additional demand for rental equipment. Second, we accelerated our program of replacing leased equipment with purchased equipment. Third, we purchased a significant amount of fleet for existing locations in our Central Region in response to increased demand for such fleet in the period after Hurricane Katrina, which struck the Louisiana coast on August 29, 2005. The impact of Hurricane Katrina also affected our business in other ways. See "—Hurricane Impact." We currently expect capital expenditures to significantly decrease in 2006 as a result of the completion of much of our program of replacing equipment we lease with purchased equipment during 2005 and the current lack of extraordinary weather conditions of the type that cause substantially increased demand for our equipment. We currently expect that despite the significant decrease from 2005 levels, our capital expenditures during 2006 will be significantly higher than 2004 levels and will be concentrated on the expansion of fleet at our existing locations.

        Overall, the rental industry has benefited from the above mentioned growth in non-residential construction and a decrease in excess available rental equipment. These factors, along with management initiatives focused on increasing rental rates, have led to strong year-over-year increases in rental rates and rental revenues for the past eleven quarters. A large proportion of our costs are fixed and, as a result, there is a strong correlation between an increase or decrease in our rental revenues and an increase or decrease in our profitability. Thus, the recent increases in rental revenues have led to a significant improvement in our income from operations. We believe that we will continue to benefit from the operating leverage afforded us by the fixed cost nature of our cost structure to the extent we are able to continue to grow our revenues due to anticipated increases in rental rates and the amount of equipment we are able to rent to customers.

Hurricane Impact

        Hurricane Katrina struck the Louisiana coast on August 29, 2005 and caused severe flood damage to New Orleans and large parts of the surrounding coastal area. The Hurricane destroyed two of the Company's satellite locations that were used to store equipment prior to deployment in the Gulf of Mexico for rental to oil field maintenance contractors.

        Insurance covered the repair or replacement of our assets that suffered loss or damages. We are working closely with our insurance carriers and claims adjusters to ascertain the full amount of insurance proceeds due to us as a result of the damages and losses. Based on current estimates, the Company expects to recover a portion of its hurricane losses from insurance coverage.

        The Company recorded the following reserves as of December 31, 2005 as a result of this storm:

Rental equipment damaged or destroyed	$643
Repairs to facilities	407
Insurance recovery	(300)

Net impact of hurricane recorded in selling, general and administrative expenses	$750

Critical Accounting Policies

        We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP. Our critical accounting policies are those that are both most important to our financial condition and results of operations and require the most difficult, subjective or complex judgments on the part of management in their application, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Because of the uncertainty of factors surrounding the estimates or judgments used in the preparation of the consolidated financial statements, actual results may vary from these estimates. Our most significant areas of estimates include the valuation of rental equipment and other long-lived assets, the valuation of accounts receivable and the valuation of deferred tax assets. We believe that the following discussion represents our critical accounting policies.

Revenue Recognition

        Rental contracts are structured as operating leases entered into at the time our customer takes delivery of the equipment and revenues are recognized as they are earned over the rental period. As a result of our billing and rental cycles, there are a certain number of rental contracts entered into during a reporting period that are not billed to customers by the end of such reporting period. We identify each rental contract that has not been billed at the end of such period and calculate and record the corresponding amount of revenue to the reporting period in which the contract was entered into.

        Revenues from sales of equipment and parts are recognized at the time of shipment or, if the equipment is on lease, at the time a sales contract is finalized. Service revenues are recognized at the time the services are rendered.

Useful Lives and Salvage Value of Rental Equipment

        Rental equipment is stated at original cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful life of the related equipment (generally two to seven years with estimated 10-20% residual values). Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost.

        We routinely review the assumptions utilized in computing rates of depreciation of our rental equipment. Changes to the assumptions (such as the length of service lives and/or the amount of residual values) are made when, in the opinion of management, such changes are necessary to more appropriately allocate asset costs to operations over the service life of the assets. Management utilizes, among other factors, historical experience and industry comparisons in determining the propriety of any such changes. We may be required to change these estimates based on changes in our industry, end-markets or other circumstances. If these estimates change in the future, we may be required to recognize increased or decreased depreciation expense for these assets.

Betterment of Assets

        We charge ordinary maintenance and repair costs, such as repair costs related to equipment damage caused by a customer and preventive maintenance, to operations as incurred. Costs incurred to extend the useful life, increase efficiency or increase capacity of rental equipment are capitalized and include rebuilding tracks and undercarriages, filling pneumatic tires with foam, adding truck bodies to bare chassis and installing safety devices.

Valuation of Long-Lived Assets

        We review the valuation of our long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Our asset impairment review assesses the fair value of the assets based on the future cash flows we believe the assets are expected to generate. An impairment loss is recognized when these estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. This approach uses our estimates of future market growth, revenue and costs, as well as the expected periods the assets will be utilized. These estimates and assumptions may prove to be inaccurate due to factors such as changes in economic conditions, our business prospects or other circumstances. If these estimates change in the future, we may be required to recognize write-downs of our long-lived assets.

Property and Equipment

        Property and equipment is stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets. Significant improvements are capitalized at cost. Repairs and maintenance are expensed as incurred.

        The capitalized cost of equipment and vehicles under capital leases is amortized over the shorter of the lease term or the asset's estimated useful life, and is included in other depreciation and amortization expense in the consolidated statements of operations.

Delivery Costs

        Depreciation of delivery vehicles is included in other operating expenses in the consolidated statements of operations and amounted to approximately $4.7 million, $3.9 million and $3.2 million for the years ended December 31, 2003, 2004 and 2005, respectively. All other delivery related costs are included in cost of revenues.

        Our gross profit may not be comparable to other entities, as we include depreciation of delivery vehicles in other operating expenses and certain other entities may include it in cost of revenues.

Income Taxes

        We have recorded a deferred tax asset of approximately $17.1 million at December 31, 2005, which is completely offset by a valuation allowance. Realization of the deferred tax asset is dependent on generating sufficient taxable income in the future. The amount of the deferred tax asset considered realizable could change in the near term if estimates of future taxable income are modified and any such changes could be material. We did not record a provision for income taxes or a tax benefit for the years ended December 31, 2005, 2004 and 2003 or for the six months ended June 30, 2006 and 2005.

        As of December 31, 2005, we had net operating loss carryforwards for federal and state income tax purposes of approximately $151.7 million expiring through 2025, including approximately $7.1 million expiring between 2011 and 2015, $37.3 million expiring between 2016 and 2020, and the remaining approximately $107.3 million expiring between 2021 and 2025. Our AMT tax credit carryforwards of $0.2 million have no expiration. Utilization of the net operating loss is limited to approximately $5.0 million per year due to limitations imposed by Internal Revenue Code Section 382.

Valuation of Accounts Receivable

        We evaluate the collectibility of our receivables based on a combination of factors. We regularly analyze our customer accounts. When we become aware of a specific customer's inability to meet its financial obligations to us, such as in the case of bankruptcy or deterioration in the customer's operating results or financial position, we record a specific reserve for bad debt to reduce the related receivable to the amount we reasonably believe is collectible. We also record reserves for bad debt for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer, macroeconomic considerations and historical experience. If circumstances related to specific customers change, we may determine that an increase to the allowance is required. Additionally, if actual collections of accounts receivable differ from the estimates we used to determine our allowance, we will increase or decrease, as applicable, the allowance through charges or credits to selling, general and administrative expenses in the consolidated statement of operations for the period in which such changes in collection become known. If conditions change in future periods, additional allowances or reversals may be required.

Reserve for Claims

        We are exposed to various claims relating to our business. These may include claims relating to motor vehicle accidents involving our delivery and service personnel, employment related claims and claims relating to personal injury or death caused by equipment rented or sold. We establish reserves for reported claims that are asserted against us and the claims that we believe have been incurred but not reported. These reserves reflect our estimates of the amounts that we will be required to pay in connection with these claims, net of insurance recoveries. Our estimate of reserves is based on an actuarial reserve analysis that takes into consideration the probability of losses and our historical payment experience related to claims settlements. These estimates may change based on, among other things, changes in our claims history or receipt of additional information relevant to assessing the claims. Accordingly, we may increase or decrease our reserves for claims, and such changes could be significant.

Results of Operations

Three Months Ended June 30, 2006 Compared to Three Months Ended June 30, 2005

        The following table illustrates our operating activity for the three months ended June 30, 2006 and 2005.

	Three Months Ended June 30,
	2005	2006	Change
	(dollars in thousands)
Statement of Operations
Revenues
Rental revenues	$56,203	$70,636	25.7%
Equipment sales	9,725	9,383	(3.5)
Parts and service	3,118	3,807	22.1

Total revenues	69,046	83,826	21.4

Cost of revenues
Cost of equipment sold	7,370	6,631	(10.0)
Depreciation of rental equipment	11,630	14,942	28.5
Maintenance of rental equipment	17,838	18,542	4.0
Costs of parts and service	1,857	2,414	30.0

Total cost of revenues	38,695	42,529	9.9

Gross profit	30,351	41,297	36.1

Other operating expenses
Selling, general and administrative expenses	15,271	18,262	19.6
Other depreciation and amortization	1,320	1,517	14.9
Recapitalization expenses	21,276	—	n/m

Total other operating expenses	37,867	19,779	(47.8)

Income (loss) from operations	(7,516)	21,518	n/m

Other expenses
Interest expense	6,037	12,634	109.3
Other non-operating expense, net	9,069	485	(94.7)

Total other expenses	15,106	13,119	(13.2)

Net income (loss)	$(22,622)	$8,399	n/m

n/m—means the percentage change is not meaningful.

        Total Revenues.    Total revenues for the three months ended June 30, 2006 increased 21.4% to $83.8 million from $69.0 million for the three months ended June 30, 2005. The components of our revenues are discussed below:

        Rental Revenues.    Rental revenues for the three months ended June 30, 2006 increased 25.7% to $70.6 million from $56.2 million for the three months ended June 30, 2005. The increase in rental revenues was primarily due to increases in rental rates and in the size of our rental fleet. For the three months ended June 30, 2006, we estimate that our rental rates increased 9.6% as a result of the improved conditions in the non-residential construction industry. The increase in rental rates led to an increase in dollar utilization to 53.9% for the three months ended June 30, 2006 from 51.8% for the three months ended June 30, 2005. As of June 30, 2006, our average rental fleet value at original cost, including cost of equipment under lease, increased to $513.2 million from $427.7 million as of June 30,

2005. Total rental revenues at locations open for more than one year increased 26.5% for the three months ended June 30, 2006. As a percentage of revenues, rental revenues increased to 84.3% of total revenues for the three months ended June 30, 2006 from 81.4% of total revenues for the three months ended June 30, 2005.

        Equipment Sales.    Equipment sales revenue for the three months ended June 30, 2006 decreased 3.5% to $9.4 million from $9.7 million for the three months ended June 30, 2005. The decrease in equipment sales is due to the decision by management to sell less of its equipment during the period. As a percentage of revenues, equipment sales decreased to 11.2% of total revenues for the three months ended June 30, 2006 from 14.1% of total revenues for the three months ended June 30, 2005.

        Parts and Service.    Revenues from the sales of parts and service for the three months ended June 30, 2006 increased 22.1% to $3.8 million from $3.1 million for the three months ended June 30, 2005. The increase in parts and service revenue was primarily due to the general increase in rental activity during the quarter. As a percentage of revenues, parts and service revenue was 4.5% of total revenues for the three months ended June 30, 2006 and 2005.

        Cost of Equipment Sold.    Costs associated with the sales of rental equipment decreased 10.0% to $6.6 million for the three months ended June 30, 2006 from $7.4 million for the three months ended June 30, 2005, primarily as a result of the decrease in the amount of equipment sales.

        Depreciation of Rental Equipment.    Depreciation of rental equipment for the three months ended June 30, 2006 increased 28.5% to $14.9 million from $11.6 million for the three months ended June 30, 2005. The increased depreciation expense of rental equipment is primarily due to the increase in size of our rental fleet in addition to our decision to replace certain of our rental fleet previously held on operating leases with owned fleet.

        Maintenance of Rental Equipment.    Maintenance costs associated with our rental equipment increased 4.0% to $18.5 million for the three months ended June 30, 2006 from $17.8 million for the three months ended June 30, 2005, primarily due to increased payroll and payroll related expenses partially offset by a decrease in operating lease expenses due to our decision to replace certain of our rental fleet previously held on operating leases with owned fleet.

        Cost of Parts and Service.    Costs associated with generating our parts and service revenues increased 30.0% to $2.4 million for the three months ended June 30, 2006 from $1.9 million for the three months ended June 30, 2005, primarily as a result of increased volume of parts and service revenue.

        Gross Profit.    Gross profit for the three months ended June 30, 2006 increased 36.1% to $41.3 million or 49.3% of total revenues from $30.4 million or 44.0% of total revenues for the three months ended June 30, 2005. The increase in gross profit was primarily due to an increase in rental revenue gross profit of $10.4 million resulting from an increase in the size of our rental fleet and increased rental rates.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses for the three months ended June 30, 2006 increased 19.6% to $18.3 million from $15.3 million for the three months ended June 30, 2005. The increase in selling, general and administrative expenses is primarily due to increased payroll and payroll related expenses as a result of increases in salaries and incentive compensation. As a percentage of revenues, selling, general and administrative expenses decreased to 21.8% of total revenues for the three months ended June 30, 2006 from 22.1% of total revenues for the three months ended June 30, 2005.

        Other Depreciation and Amortization.    Other depreciation and amortization expense (which relates to non-rental equipment) for the three months ended June 30, 2006 increased 14.9% to $1.5 million from $1.3 million for the three months ended June 30, 2005. The increase is due to increased levels of property and equipment.

        Recapitalization Expenses.    Recapitalization expenses for the three months ended June 30, 2005 are comprised of $3.4 million of non-recurring compensation and $17.9 million of stock compensation expense incurred as a result of the Recapitalization during the three months ended June 30, 2005. There are no recapitalization expenses in 2006.

        Income (Loss) from Operations.    Income from operations for the three months ended June 30, 2006 was $21.5 million or 25.7% of total revenues. Loss from operations for the three months ended June 30, 2005 was $(7.5) million or (10.9)% of total revenues for the three months ended June 30, 2005, primarily as a result of the foregoing reasons.

        Interest Expense.    Interest expense for the three months ended June 30, 2006 increased 109.3% to $12.6 million from $6.0 million for the three months ended June 30, 2005. The increase is primarily due to increased borrowings to fund the Recapitalization, the acquisition of River City Connections, Inc. ("Valley Rents"), the increase in rental fleet and higher interest rates on those borrowings.

        Other non-operating expense, net.    Other non-operating expense, net represents amortization of debt issuance costs and loss on debt extinguishment. Other non-operating expense, net for the three months ended June 30, 2006 decreased 94.7% to $0.5 million from $9.1 million for the three months ended June 30, 2005. For the three months ended June 30, 2005 amortization of debt issue costs totaled $4.2 million and loss on debt extinguishment was $4.8 million. The three months ended June 30, 2006 included $0.5 million in amortization of debt issue costs.

        Net Income (Loss).    For the reasons described above, net income for the three months ended June 30, 2006 was $8.4 million compared to a net loss of $(22.6) million for the three months ended June 30, 2005.

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

        The following table illustrates our operating activity for the six months ended June 30, 2006 and 2005.

	Six Months Ended June 30,
	2005	2006	Change
	(dollars in thousands)
Statement of Operations
Revenues
Rental revenues	$104,069	$132,512	27.3%
Equipment sales	20,652	21,376	3.5
Parts and service	6,112	7,598	24.3

Total revenues	130,833	161,486	23.4

Cost of revenues
Cost of equipment sold	15,657	15,293	(2.3)
Depreciation of rental equipment	22,554	28,897	28.1
Maintenance of rental equipment	35,410	35,901	1.4
Costs of parts and service	3,612	4,675	29.4

Total cost of revenues	77,233	84,766	9.8

Gross profit	53,600	76,720	43.1

Other operating expenses
Selling, general and administrative expenses	30,064	35,989	19.7
Other depreciation and amortization	2,611	2,886	10.5
Recapitalization expenses	21,276	—	n/m

Total other operating expenses	53,951	38,875	(27.9)

Income (loss) from operations	(351)	37,845	n/m

Other expenses
Interest expense	10,245	24,481	139.0
Other non-operating expense, net	9,545	954	(90.0)

Total other expenses	19,790	25,435	28.5

Net income (loss)	$(20,141)	$12,410	n/m

n/m—means the percentage change is not meaningful.

        Total Revenues.    Total revenues for the six months ended June 30, 2006 increased 23.4% to $161.5 million from $130.8 million for the six months ended June 30, 2005. The components of our revenues are discussed below:

        Rental Revenues.    Rental revenues for the six months ended June 30, 2006 increased 27.3% to $132.5 million from $104.1 million for the six months ended June 30, 2005. The increase in rental revenues was primarily due to increases in rental rates and in the size of our rental fleet. For the six months ended June 30, 2006, we estimate that our rental rates increased 8.5% as a result of the improved conditions in the non-residential construction industry. The increase in rental rates led to an increase in dollar utilization to 52.2% for the six months ended June 30, 2006 from 48.7% for the six months ended June 30, 2005. As of June 30, 2006, our average rental fleet value at original cost, including cost of equipment under lease, increased to $496.4 million from $417.9 million as of June 30, 2005. Total rental revenues at locations open for more than one year increased 28.9% for the six months ended June 30, 2006. As a percentage of revenue, rental revenues increased to 82.1% of total revenues for the six months ended June 30, 2006 from 79.5% of total revenues for the six months ended June 30, 2005.

        Equipment Sales.    Equipment sales revenue for the six months ended June 30, 2006 increased 3.5% to $21.4 million from $20.7 million for the six months ended June 30, 2005. The increase in equipment sales was due to periodic decisions by management based on demand for used equipment. As a percentage of revenue, equipment sales decreased to 13.2% of total revenues for the six months ended June 30, 2006 from 15.8% of total revenues for the six months ended June 30, 2005.

        Parts and Service.    Revenues from the sales of parts and service for the six months ended June 30, 2006 increased 24.3% to $7.6 million from $6.1 million for the six months ended June 30, 2005. The increase in parts and service revenue was primarily due to the general increase in rental activity during the six months ended June 30, 2006. As a percentage of revenue, parts and service revenues were 4.7% of total revenues for the six months ended June 30, 2006 compared to 4.7% of total revenues for the six months ended June 30, 2005.

        Cost of Equipment Sold.    Costs associated with the sales of rental equipment decreased 2.3% to $15.3 million for the six months ended June 30, 2006 from $15.7 million for the six months ended June 30, 2005, primarily as a result of strong demand for used rental equipment allowing higher sales with lower associated costs.

        Depreciation of Rental Equipment.    Depreciation of rental equipment for the six months ended June 30, 2006 increased 28.1% to $28.9 million from $22.6 million for the six months ended June 30, 2005. The increased depreciation expense of rental equipment is primarily due to the increase in size of our rental fleet in addition to our decision to replace certain of our rental fleet previously held on operating leases with owned fleet.

        Maintenance of Rental Equipment.    Maintenance costs associated with our rental equipment increased 1.4% to $35.9 million for the six months ended June 30, 2006 from $35.4 million for the six months ended June 30, 2005, primarily due to increased payroll and payroll related expenses due to increased headcount and labor costs partially offset by decreased operating lease expenses due to our decision to replace certain of our rental fleet previously held on operating leases with owned fleet.

        Cost of Parts and Service.    Costs associated with generating our parts and service revenues increased 29.4% to $4.7 million for the six months ended June 30, 2006 from $3.6 million for the six months ended June 30, 2005, primarily as a result of increased volume of parts and service revenue.

        Gross Profit.    Gross profit for the six months ended June 30, 2006 increased 43.1% to $76.7 million or 47.5% of total revenues from $53.6 million or 41.0% of total revenues for the six months ended June 30, 2005. The increase in gross profit was primarily due to an increase in rental revenue gross profit of $21.6 million resulting from an increase in the size of our rental fleet and increased rental rates.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses for the six months ended June 30, 2006 increased 19.7% to $36.0 million from $30.1 million for the six months ended June 30, 2005. The increase in selling, general and administrative expenses is primarily due to increased payroll and payroll related expenses as a result of increases in salaries and incentive compensation. As a percentage of revenue, selling, general and administrative expenses decreased to 22.3% of total revenues for the six months ended June 30, 2006 from 23.0% of total revenues for the six months ended June 30, 2005.

        Other Depreciation and Amortization.    Other depreciation and amortization expense (which relates to non-rental equipment) for the six months ended June 30, 2006 increased 10.5% to $2.9 million from

$2.6 million for the six months ended June 30, 2005. The increase is due to increased levels of property and equipment.

        Recapitalization Expenses.    Recapitalization expenses for the six months ended June 30, 2005 are comprised of $3.4 million of non-recurring compensation and $17.9 million of stock compensation expense incurred as a result of the Recapitalization during the six months ended June 30, 2005. There are no recapitalization expenses in 2006.

        Income (Loss) from Operations.    Income from operations for the six months ended June 30, 2006 was $37.9 million or 23.4% of total revenues. Loss from operations for the six months ended June 30, 2005 was $(0.4) million or (0.3)% of total revenues for the six months ended June 30, 2005, primarily as a result of the foregoing reasons.

        Interest Expense.    Interest expense for the six months ended June 30, 2006 increased 139.0% to $24.5 million from $10.3 million for the six months ended June 30, 2005. The increase is primarily due to increased borrowings to fund the Recapitalization, the acquisition of Valley Rents, the increase in rental fleet and higher interest rates on those borrowings.

        Other non-operating expense, net.    Other non-operating expense, net represents amortization of debt issuance costs and loss on debt extinguishment. Other non-operating expense, net for the six months ended June 30, 2005 decreased 90.0% to $1.0 million from $9.6 million for the six months ended June 30, 2005. For the six months ended June 30, 2005 amortization of debt issue costs totaled $4.7 million and loss on debt extinguishment was $4.8 million. The six months ended June 30, 2006 included $1.0 million in amortization of debt issue costs.

        Net Income (Loss).    For the reasons described above, net income for the six months ended June 30, 2006 was $12.4 million compared to a net loss of $(20.1) million for the six months ended June 30, 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

        The following table illustrates our operating activity for the years ended December 31, 2005, 2004 and 2003 as well as other financial data for those periods.

	Years Ended December 31,			Years Ended December 31,
	2003	2004	Change	2004	2005	Change
	(dollars in thousands)			(dollars in thousands)
Statement of Operations Data
Revenues:
Rental revenues	$172,745	$192,880	11.7%	$192,880	$229,802	19.1%
Equipment sales	23,375	42,750	82.9	42,750	36,360	(14.9)
Parts and service	11,228	12,058	7.4	12,058	13,461	11.6

Total revenues	207,348	247,688	19.5	247,688	279,623	12.9

Cost of revenues:
Cost of equipment sold	19,908	35,890	80.3	35,890	26,867	(25.1)
Depreciation of rental equipment	41,651	41,739	*	41,739	47,962	14.9
Maintenance of rental equipment	68,904	74,266	7.8	74,266	70,653	(4.9)
Costs of parts and service	6,664	7,236	8.6	7,236	8,093	11.8

Total cost of revenues	137,127	159,131	16.1	159,131	153,575	(3.5)

Gross profit	70,221	88,557	26.1	88,557	126,048	42.3

Selling, general and administrative expenses	55,456	58,403	5.3	58,403	67,871	16.2
Other depreciation and amortization	6,222	5,936	(4.6)	5,936	5,456	(8.1)
Recapitalization expenses	—	—	—	—	21,276	n/m

Income from operations(1)	8,543	24,218	183.5	24,218	31,445	29.8

Interest expense	20,504	17,313	(15.6)	17,313	32,963	90.4
(Gain) loss on debt extinguishment(1)	(35,026)	—	n/m	—	4,830	n/m
Other non-operating expense, net	2,659	876	(67.1)	876	6,692	664.0

Net income (loss)	$20,406	$6,029	(70.5)%	$6,029	$(13,040)	n/m

Other Financial Data
Dollar Utilization(2)	39.1%	44.8%	14.6%	44.8%	51.2%	14.3%
Total Capital Expenditures, net	$7,517	$55,275	635.3%	$55,275	$123,764	123.9%

*
Represents less than 1%.

n/m
means the percentage change is not meaningful.

(1)
Subsequent to the issuance of the 2004 consolidated financial statements, management determined that the gain on debt extinguishment recorded in income from operations should have been included in other income (expense) in the accompanying 2003 statement of operations. As a result, our 2003 consolidated financial statements have been restated from the amounts previously reported to appropriately present the gain on debt extinguishment. The restatement relates solely to the classification of this item in the statement of operations and had no impact on our consolidated financial position, net income or cash flows for the year ending December 31, 2003.

(2)
See "—Overview—Dollar Utilization."

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

        Total Revenues.    Total revenues for the year ended December 31, 2005 increased 12.9% to $279.6 million from $247.7 million for the year ended December 31, 2004. The components of our revenues are discussed below:

        Rental Revenues.    Rental revenues for the year ended December 31, 2005 increased 19.1% to $229.8 million from $192.9 million for the year ended December 31, 2004. The increase in rental revenues was primarily due to an increase in rental rates, an increase in the size of the rental fleet and increased fleet utilization. For the year ended December 31, 2005, we estimate that our rental rates increased 11.1% compared with our rental rates for the year ended December 31, 2004 driven by improved conditions in the non-residential construction market. The increase in rates led to an increase in dollar utilization to 51.2% for the year ended December 31, 2005 from 44.8% for the year ended December 31, 2004. For the year ended December 31, 2005 the average monthly original cost, including cost of equipment under lease, of our rental fleet increased to $436.3 million from $416.6 at December 31, 2004, as a result of increased capital expenditures. Total rental revenues at locations open for more than one year increased 21.0% for the year ended December 31, 2005 compared with the year ended December 31, 2004.

        Equipment Sales.    Equipment sales revenues for the year ended December 31, 2005 decreased 14.9% to $36.4 million from $42.8 million for the year ended December 31, 2004. The decline in equipment sales revenues was due to our decision to reduce the amount of sales of used rental fleet in order to maximize the amount of equipment available for rent.

        Parts and Service.    Revenues from the sales of parts and service for the year ended December 31, 2005 increased 11.6% to $13.5 million from $12.1 million for the year ended December 31, 2004. The increase in these revenues in 2005 was primarily due to the general increase in rental activity in the current year.

        Cost of Equipment Sold.    Costs associated with the sale of rental equipment decreased 25.1% to $26.9 million for the year ended December 31, 2005 from $35.9 million for the year ended December 31, 2004, primarily as a result of the decrease in the amount of equipment sales.

        Depreciation of Rental Equipment.    Depreciation of rental equipment increased 14.9% to $48.0 million for the year ended December 31, 2005 from $41.7 million in the year ended December 31, 2004. The increased expense in depreciation of rental equipment is primarily due to the increase in size of our depreciable rental fleet.

        Maintenance of Rental Equipment.    Maintenance costs associated with our rental equipment decreased 4.9% to $70.7 million for the year ended December 31, 2005 from $74.3 million for the year ended December 31, 2004, primarily as a result of a decrease in operating lease expenses of $6.3 million due to our decision to replace certain of our rental fleet previously held under operating leases with owned fleet. This decrease was partially offset by an increase in payroll and payroll related expenses of $1.9 million due to increased headcount labor costs, increased fuel costs of $1.2 million and increased operating lease expense on delivery vehicles of $0.5 million as we decided to finance certain delivery vehicles under operating leases.

        Costs of Parts and Service.    Costs associated with generating our parts and service revenues increased 11.8% to $8.1 million for the year ended December 31, 2005 from $7.2 million for the year ended December 31, 2004, primarily as a result of increased parts and service revenues.

        Gross Profit.    Gross profit for the year ended December 31, 2005 increased $37.5 million, or 42.3%, to $126.1 million from $88.6 million for the year ended December 31, 2004. The increase in gross profit was primarily due to an increase in rental revenue gross profit of $34.3 million or 44.6% as a result of increased rental revenue. The increase in gross profit was also due to a $2.6 million or 38.4% increase in equipment sales profit as the margin on equipment sales increased as a result of the improved market conditions for equipment sales. As a percentage of total revenues, gross profit increased to 45.1% in 2005 from 35.8% in 2004.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses for the year ended December 31, 2005 increased 16.2% to $67.9 million from $58.4 million for the year ended December 31, 2004. The increase in selling, general and administrative expenses is primarily increased payroll expenses as a result of increases in the number of employees, base salaries and incentive compensation. As a percentage of total revenue, selling, general and administrative expenses increased to 24.3% of total revenues in 2005 from 23.6% of total revenues for 2004.

        Other Depreciation and Amortization.    Other depreciation and amortization expense (which relates to non-rental equipment) for the year ended December 31, 2005 decreased 8.1% to $5.5 million or 2.0% of total revenues from $5.9 million or 2.4% of total revenues for the year ended December 31, 2004. This decrease is primarily due to our decision to begin financing some of our delivery vehicles under operating leases. This financing of certain delivery vehicles with operating leases was offset by a decrease in owned delivery vehicles which has the effect of decreasing other depreciation and amortization while increasing maintenance of rental equipment and other rental expenses.

        Recapitalization Expenses.    Recapitalization expenses for the year ended December 31, 2005 are comprised of $3.4 million of non-recurring compensation and $17.9 million of stock compensation expense incurred as a result of the Recapitalization during the second quarter of 2005. There were no recapitalization expenses in 2004.

        Income from Operations.    Income from operations for the year ended December 31, 2005 increased 29.8% to $31.4 million or 11.2% of total revenues from $24.2 million or 9.8% of total revenues for the year ended December 31, 2004, primarily as a result of the foregoing reasons. Income from operations, excluding non-recurring Recapitalization expenses, increased 117.7% to $52.7 million, or 18.9% of total revenues in 2005 from $24.2 million, or 9.8% of total revenues, in 2004.

        Interest Expense.    Interest expense for the year ended December 31, 2005 increased 90.4% to $33.0 million from $17.3 million for the year ended December 31, 2004. The increase was primarily attributable to increased borrowings to fund the Recapitalization and higher interest rates on those borrowings.

        Loss on Debt Extinguishment.    For the year ended December 31, 2005, we recognized a loss of $4.8 million on debt extinguishment resulting from the refinancing of substantially all of our debt during the second quarter of 2005 in connection with the Recapitalization.

        Other Non-Operating Expense, Net.    Other non-operating expense, net primarily represent amortization of debt issue costs. Other non-operating expense, net for the year ended December 31, 2005 increased to $6.7 million from $0.9 million for the year ended December 31, 2004. As a result of the Recapitalization, we entered into a bridge loan in June 2005. The bridge loan was refinanced in July 2005 and as a result all of the deferred debt issuance costs related to the bridge loan, totaling $5.0 million, were expensed in 2005.

        Net Income (Loss).    For the reasons described above, we had a net loss for the year ended December 31, 2005 of $(13.0) million compared to net income of $6.0 million for the year ended December 31, 2004.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

        Total Revenues.    Total revenues for the year ended December 31, 2004 increased 19.5% to $247.7 million from $207.3 million for the year ended December 31, 2003. The components of our revenues are discussed below:

        Rental Revenues.    Rental revenues for the year ended December 31, 2004 increased 11.7% to $192.9 million from $172.7 million for the year ended December 31, 2003. The increase in rental revenues was primarily due to improved conditions in the non-residential construction industry that led to increased rental rates. For the year ended December 31, 2004, we estimate that our rental rates increased 15.2% compared with our rental rates for the year ended December 31, 2003. The increase in rates, partially offset by a lower number of units on rent in 2004, led to an increase in dollar utilization to 44.8% for the year ended December 31, 2004 from 39.1% for the year ended December 31, 2003. Total rental revenues at locations open for more than one year increased 14.8% for the year ended December 31, 2004 compared with the year ended December 31, 2003.

        Equipment Sales.    Equipment sales revenues for the year ended December 31, 2004 increased 82.9% to $42.8 million from $23.4 million for the year ended December 31, 2003. The growth in equipment sales revenues was driven by our efforts to retire and sell older equipment as we increased our capital expenditures for new fleet. The growth in equipment sales revenues was also partly attributable to an increase in equipment sales activity in Florida during the fourth quarter of 2004 as a result of an active hurricane season.

        Parts and Service.    Revenues from the sales of parts and service for the year ended December 31, 2004 increased 7.4% to $12.1 million from $11.2 million for the year ended December 31, 2003. The increase in these revenues in 2004 was primarily due to the general increase in rental activity.

        Cost of Equipment Sold.    Costs associated with the sale of rental equipment increased 80.3% to $35.9 million for the year ended December 31, 2004 from $19.9 million for the year ended December 31, 2003, primarily as a result of the increase in the amount of equipment sales.

        Depreciation of Rental Equipment.    Depreciation of rental equipment remained unchanged at $41.7 million for the years ended December 31, 2004 and 2003 since the depreciable cost of our equipment was relatively unchanged in 2004 in comparison to 2003.

        Maintenance of Rental Equipment.    Maintenance costs associated with our rental equipment increased 7.8% to $74.3 million for the year ended December 31, 2004 from $68.9 million for the year ended December 31, 2003, primarily as a result of increases in (i) operating lease expenses on rental fleet, (ii) operating lease expenses on delivery vehicles, (iii) repair costs due to the aging of the rental fleet and (iv) payroll and payroll related expenses due to an increase in maintenance employee headcount. As a percentage of total revenues, however, maintenance costs decreased from 33.2% in 2003 to 30.0% in 2004 as a result of higher total revenues in 2004 as compared with 2003.

        Costs of Parts and Service.    Costs associated with generating our parts and service revenues increased 8.6% to $7.2 million for the year ended December 31, 2004 from $6.7 million for the year ended December 31, 2003, primarily as a result of increased parts and service revenues.

        Gross Profit.    Gross profit for the year ended December 31, 2004 increased $18.4 million, or 26.1%, to $88.6 million from $70.2 million for the year ended December 31, 2003. The increase in gross profit was partly due to an increase in rental revenue profit of $14.7 million as a result of increased rental rates and utilization of the rental equipment. The increase in gross profit was also due to a $3.4 million increase in equipment sales profit as equipment sales volume and margins increased. Equipment sales volume was higher as we increased the pace of replacement of our rental fleet. Equipment sales margins increased as a result of the increase in hurricane related equipment sales.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses for the year ended December 31, 2004 increased 5.3% to $58.4 million from $55.5 million for the year ended December 31, 2003. The increase in selling, general and administrative expenses was primarily attributable to the increases in base salaries, commissions and payments under our incentive compensation programs. As a percentage of total revenues, however, selling, general and administrative expenses decreased to 23.6% of total revenues for the year ended December 31, 2004 from 26.8% of total revenues for the year ended December 31, 2003.

        Other Depreciation and Amortization.    Other depreciation and amortization expense (which relates to non-rental equipment) for the year ended December 31, 2004 decreased 4.6% to $5.9 million or 2.4% of total revenues from $6.2 million or 3.0% of total revenues for the year ended December 31, 2003. This decrease was primarily due to our decision to begin financing some of our delivery vehicles under operating leases. The financing of certain delivery vehicles with operating leases resulted in a decrease in owned delivery vehicles which has the effect of decreasing other depreciation and amortization while increasing maintenance of rental equipment and other rental expenses.

        Income from Operations.    Income from operations for the year ended December 31, 2004 increased 183.5% to $24.2 million or 9.8% of total revenues from $8.5 million or 4.1% of total revenues for the year ended December 31, 2003, primarily as a result of the reasons described above.

        Interest Expense.    Interest expense for the year ended December 31, 2004 decreased 15.6% to $17.3 million from $20.5 million for the year ended December 31, 2003. The decrease was primarily attributable to decreased borrowings and decreased interest rates under our variable rate debt during 2004 and a reduction in the aggregate amount of interest paid on our previously outstanding senior subordinated notes due to our repurchase of $81.1 million of aggregate principal amount of such notes during the second quarter of 2003.

        Gain on Debt Extinguishment.    For the year ended December 31, 2004, we did not recognize a gain on debt extinguishment. For the year ended December 31, 2003, we recognized a gain of $35.0 million on debt extinguishment resulting from the repurchase of $81.1 million of aggregate principal amount of our previously outstanding senior subordinated notes during that year. Our previously outstanding senior subordinated notes were repurchased at a market price which was 43% less than face value, resulting in the gain reported above.

        Other Non-Operating Expense, Net.    Other non-operating expense, net represents amortization of debt issue costs and also includes an adjustment to the gain on sale of a business. Other non-operating expense, net for the year ended December 31, 2004 decreased 67.1% to $0.9 million from $2.7 million for the year ended December 31, 2003. The decrease was primarily attributable to a decline of $0.7 million in amortization of debt issue costs and the income recognized in 2004 for an adjustment to the gain on sale of a business.

        Net Income.    For the reasons described above, net income for the year ended December 31, 2004 decreased 70.5% to $6.0 million from $20.4 million for the year ended December 31, 2003.

Liquidity and Capital Resources

        During the six months ended June 30, 2006, our operating activities provided net cash flow of $40.0 million as compared to $21.9 million for the six months ended June 30, 2005. The increase is attributable to increased net income and changes in working capital related primarily to an increase in accounts payable and accrued expenses of $3.1 million due to the timing of receipt and payment of invoices.

        Cash used in investing activities was $101.6 million for the six months ended June 30, 2006 as compared to $55.7 million for the six months ended June 30, 2005. The increase in cash used in investing activities was primarily due to additional purchases of rental equipment in order to expand the size of our rental fleet and also due to the Valley Rents acquisition. See "Business—Our History." We received cash proceeds from the sale of equipment assets of $21.4 million for the six months ended June 30, 2006 and $20.6 million for the six months ended June 30, 2005.

        Net cash provided by financing activities was $61.8 million for the six months ended June 30, 2006 as compared to $36.6 million for the six months ended June 30, 2005. The change in cash from financing activities was primarily due to financing activity related to the Recapitalization, the acquisition of Valley Rents and the addition of rental fleet.

        During 2005, our operating activities provided net cash flow of $55.8 million as compared to $59.9 million for 2004. This decrease is primarily attributable to decreased net income combined with changes in working capital as a result of our operations.

        Net cash used in investing activities was $123.5 million for 2005 as compared to $55.3 million net cash used in investing activities for the same period of the prior year. The change in cash used in investing activities was due primarily to increased purchases of rental equipment and reduced proceeds from sales of rental equipment in 2005 compared with the prior year.

        Net cash provided by financing activities was $67.6 million for 2005 as compared to net cash used of $4.6 million for 2004. The change in cash from financing activities is due primarily to the net borrowings related to the Recapitalization in 2005.

        Our primary sources of liquidity continue to be cash flow from operations and borrowings under the ABL credit facility. We expect that ongoing requirements for debt service and capital expenditures will be funded from these sources.

        We incurred substantial indebtedness in connection with the Transactions. Our significant debt service obligations following the Transactions could, under certain circumstances, have material consequences to you. See "Risk Factors—Risks Relating to our Indebtedness and this Offering."

        As part of the Transactions, Neff Corp. borrowed $245.0 million under the bridge facility (which amounts we repaid in full with the proceeds from the outstanding senior notes), issued $80.0 million in aggregate principal amount of the outstanding subordinated notes and entered into the ABL credit facility, which provides for aggregate borrowings of up to $225.0 million, subject to a borrowing base availability formula. As of June 30, 2006, we had approximately $191.2 million of borrowings under the ABL credit facility, and we may make additional borrowings under the ABL credit facility depending upon our working capital needs. See "Risk Factors—Risks Relating to our indebtedness and the exchange offer—Our substantial indebtedness could adversely affect our financial health, our cash flow and our ability to operate our business, and prevent us from fulfilling our obligations under our indebtedness, including the exchange notes." The ABL credit facility will be available until 2010.

        The ABL credit facility contains various restrictive covenants. It limits us from prepaying other indebtedness, including the exchange notes, and it requires us to obtain rental equipment appraisals on a quarterly basis. In addition, the ABL credit facility restricts our ability to incur indebtedness or liens, make investments or declare or pay any dividends. The indentures governing the exchange notes, among other things and subject to certain exceptions: (i) limit our ability and the ability of our subsidiary to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments and enter into certain transactions with affiliates and (ii) place restrictions on our ability and the ability of our subsidiary to merge or consolidate with any other person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of our assets. For more information, see "Description of Other Indebtedness—The ABL Credit Facility", "Description of the Exchange Senior Notes" and "Description of the Exchange Subordinated Notes."

  Adequacy of Capital Resources

        Historically, we have funded our purchases of rental equipment primarily through cash from operations, net proceeds from the sale of our used rental equipment, bank lines of credit and issuances of debt securities.

        Our business is capital intensive. We purchase new equipment both to expand the size and maintain the age of our rental fleet. For the years ended December 31, 2003, 2004 and 2005, we spent $26.8 million, $92.3 million and $152.3 million, respectively, on new rental equipment. Although we reduced our purchases of rental equipment during 2001 to 2003, we significantly increased expenditures to replace aging equipment and to increase the size of our rental fleet in 2004 and 2005 and expect to continue to expand the size of our rental fleet during 2006. We currently expect to finance such equipment purchases with borrowings under the ABL credit facility, cash flow from operations and proceeds from sales of used equipment. The amount available for borrowing under the ABL credit facility at any time is determined by a borrowing base formula. As of June 30, 2006, borrowings under the ABL credit facility totaled $191.2 million and $24.9 million was available for additional borrowings. See "Description of Other Indebtedness—The ABL Credit Facility."

        Our ability to make payments on and to refinance our indebtedness, including these exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under the ABL credit facility will be adequate to meet our future liquidity needs over the next 12 months.

        We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the ABL credit facility in an amount sufficient to enable us to pay our indebtedness, including these exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the ABL credit facility, these exchange notes on commercially reasonable terms or at all. See "Risk Factors."

        On May 26, 2006, our parent company, Neff Corp., filed a registration statement for a proposed initial public offering of its common stock. To the extent that Neff Corp. consummates the initial public offering and contributes all or a portion of the net proceeds it receives in that offering to us, we will have an additional source of capital to fund our operations and service our indebtedness. We currently expect that we would use the net proceeds contributed to us to repay indebtedness, including without limitation a potential purchase of the exchange subordinated notes, and to pay related fees and expenses. However, we cannot assure you that Neff Corp.'s initial public offering will be consummated or that our parent will contribute any proceeds from that offering to us.

        In addition, we currently are actively considering, and from time to time in the future we may actively consider, strategic opportunities to expand our operations and leverage our capabilities. We evaluate acquisitions as opportunities arise and may be engaged in varying levels of negotiations with potential counterparties for any such transaction at any time. Acquisition candidates may include single branches, regional rental companies and national competitors. To date, we have not entered into any definitive agreement with respect to any such opportunities. If we pursue any of these opportunities, we may require additional equity or debt financing to consummate those transactions, and there can be no assurance that we will be able to obtain such financing on favorable terms or at all. If we incur additional indebtedness to finance such transactions, this will place greater demands our cash flows to service our increased debt. See "Risk Factors—Risk Relating to our Business."

Contractual and Other Obligations

        The following table reflects our contractual obligations, commercial commitments and long-term indebtedness as of June 30, 2006:

	Payments Due by Period
	Total	Within 1 year(4)	1-3 years	4-5 years	More than 5 years
	(in thousands)
Contractual obligations:
Operating leases	$17,234	$3,480	$8,113	$3,082	$2,559

Long-term debt obligations:
ABL credit facility(1)	$236,582	$10,754	$14,338	$211,490	$—
Outstanding senior notes(2)	421,859	27,562	55,125	55,125	284,047
Outstanding subordinated notes(3)	148,990	5,200	20,800	20,800	102,190

Total long-term debt obligations	$807,431	$43,516	$90,263	$287,415	$386,237

(1)
Reflects interest rate of approximately 7.5%, calculated as of June 30, 2006, matures in June, 2010.
(2)
Reflects interest rate of 11.25%, matures in June, 2012.
(3)
Reflects interest rate of 13%, matures in June, 2013.
(4)
Includes interest for period from July 1, 2006 until December 31, 2006.

Off-Balance Sheet Transactions

        In connection with the defeasance of our previously outstanding senior subordinated notes, we entered into an irrevocable redemption deposit agreement with U.S. Bank National Association, the trustee and paying agent under the indentures governing those notes. We deposited into the trust an amount in cash sufficient to pay all principal on those notes, plus a redemption premium equal to 1.708%, plus all accrued and unpaid interest to, but not including, the redemption date. The funds held in trust were applied by the trustee to redeem the previously outstanding senior subordinated notes on July 5, 2005. The aggregate amount of funds we deposited in the trust was approximately $77.3 million.

        In accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", and other applicable accounting standards, indebtedness is considered extinguished if, among other things, the debtor (a) irrevocably places cash or other risk-free monetary assets in a trust solely for satisfying that indebtedness and (b) the debtor is legally released from being the primary obligor on the indebtedness. Following these guidelines, our release as primary obligor with respect to the previously outstanding senior subordinated notes and the irrevocable deposit of funds in the trust in a sufficient amount in cash to fully defease all of our obligations under the indentures becomes an asset that offsets our obligations in respect of the previously outstanding senior subordinated notes and, accordingly, both the asset and the liability are removed from our balance sheet.

Quantitative and Qualitative Disclosure About Market Risk

        The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates increase. The fair value of the ABL credit facility is assumed to be equal to its carrying value, as interest rates approximate market rates. As of June 30, 2006, we had 11 1/4% second priority senior secured notes with a face value of $245.0 million and an estimated fair value of $261.9 million, based on quoted market prices. The estimated fair value of the outstanding 13% senior subordinated notes at June 30, 2006 was $77.1 million, which approximates the carrying value. As of

June 30, 2006, the 13% senior subordinated notes were recorded net of $2.9 million of unamortized discount.

        At June 30, 2006, we had fixed rate debt of $322.1 million and variable rate debt of $191.2 million. Holding debt levels constant, a one percentage point increase in interest rates would decrease the fair market value of our fixed rate debt by approximately $14.3 million and increase interest expense for our variable rate debt by approximately $1.9 million.

Inflation

        Although we cannot accurately anticipate the effect of inflation on our operations, we believe inflation has not had, and is not likely in the foreseeable future to have, a material impact on our results of operations.

Recent Accounting Pronouncements

        In November 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs-an amendment of ARB No. 43, Chapter 4" ("SFAS 151"). SFAS 151 amends previously issued guidance and clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. SFAS 151 also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect SFAS 151 to have a material impact on our consolidated financial statements.

        In December 2004, the FASB issued SFAS No. 123-R, "Share-Based Payment" ("SFAS 123-R"). The provisions of the new standard were scheduled to go into effect for all interim or annual periods beginning after June 15, 2005. SFAS 123-R requires that compensation cost for all share-based employee payments be recognized in the statement of operations based on grant date fair values of the awards, adjusted to reflect estimated forfeitures and the outcome of certain other conditions. The fair value is generally not remeasured, except in limited circumstances, or if the award is subsequently modified. The statement requires us to estimate the fair value of stock-based awards and recognize expense in the statement of operations as the related services are provided. This changed current practice, as, upon adoption, we ceased using the "intrinsic value" method of accounting, currently permitted by APB 25 that resulted in no expense for all of our parent's stock option awards.

        In March 2005, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 107 ("SAB 107") which expresses views of the SEC staff regarding the application of SFAS 123-R. Among other things, SAB 107 provides interpretive guidance related to the interaction between SFAS 123-R and certain SEC rules and regulations, as well as provides the SEC staff's views regarding the valuation of share-based payment arrangements for public companies. On April 14, 2005, the SEC announced the adoption of a new rule that amends the adoption dates of SFAS 123-R. The new rule allows companies to implement SFAS 123-R at the beginning of their first fiscal year that begins after June 15, 2005 or December 15, 2005 for small business issuers. We adopted the provisions of the statement as of the beginning of our fiscal year ending December 31, 2006 and for future periods. Adoption of the standard may have a material impact on the results of operations in future periods.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29" ("SFAS 153"). The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions" ("APB 29"), is based on the principle that exchanges of nonmonetary assets should be measured based on the fair values of the assets exchanged. The guidance in APB 29, however, included certain exceptions to that principle. This statement amends APB 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary exchanges occurring during fiscal years beginning after June 15, 2005. We are currently assessing the impact, if any, that SFAS 153 will have on the results of operations, financial position or cash flows.

Internal Controls and Procedures

        In the course of conducting the audit of our 2005 financial statements, our independent auditors identified an internal control deficiency that constituted a "material weakness," as defined by the Public Company Accounting Oversight Board. The material weakness concerned our interpretation and implementation of various complex accounting principles in the area of unique non-recurring transactions, specifically the accounting for certain stock compensation expenses relating to our recent Recapitalization.

        With respect to the Recapitalization, the complex accounting principles included accounting for stock compensation expenses related to the in-the-money value of stock options repurchased in the Recapitalization. The material weakness related to this transaction included the process of determining the proper accounting to be applied to stock compensation elements of the Recapitalization.

        With respect to this unique non-recurring transaction, we performed additional analysis relating to accounting for such stock compensation issues in the context of preparing our financial statements. After dialogues with our independent registered public accountants, we revised our accounting treatment and conclusions and made adjustments to the balances that we ultimately used in preparing our financial statements. Upon a determination that it was appropriate to make such adjustments, we concluded that we had a material weakness in our internal controls over financial reporting.

        During the second quarter of 2006, we commenced implementation of a remediation plan to supplement our existing processes to (a) identify internally unique non-recurring transactions occurring during the quarter and (b) assess the accounting treatment to be used in connection with such transactions. These supplemental elements include (a) additional internal reviews of the underlying transactions and related accounting conclusions and (b) if considered necessary, the use of external consulting expertise to provide additional advice relating to our accounting interpretations.

        We will become a public reporting company, subject to the disclosure and other requirements of the Securities Act, upon consummation of the exchange offer or the effectiveness of a shelf registration statement in accordance with the registration rights being provided holders of these notes. As a public company, our management team, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, will be required to evaluate the effectiveness of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15 as of the end of the period covered by each annual and quarterly report we file under the Exchange Act. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer will be required to make a conclusion as to whether our disclosure controls and procedures are effective for ensuring that information required to be disclosed by us in our public reports is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Act are accumulated and communicated to our management, including our principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. We also will be required to identify whether there were any changes in our internal control over financial reporting that occurred during our most recent quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting. In conjunction with its evaluation, our management will be required to communicate its findings to the Audit Committee of our Board of Managers.

        Furthermore, we have retained an independent firm to assist us in complying with the internal controls and procedures requirements of the Sarbanes-Oxley Act of 2002 and assist us in taking additional steps to implement an internal control structure and procedures for financial reporting, including those contemplated by Section 404 of the Sarbanes-Oxley Act of 2002.

        In the course of responding to the matters raised by our independent auditors and our continuing evaluation of our internal controls and procedures, we may decide to, or be required to, make additional changes to our internal controls and procedures that could change the way we record, process, summarize and report financial data.

Changes in Independent Auditors

        On May 26, 2004, we notified Deloitte & Touche LLP ("Deloitte") that it had been dismissed as our independent auditors.

        Deloitte's audit report on our consolidated financial statements for the years ending December 31, 2002 and 2001, dated March 11, 2003, includes an explanatory paragraph regarding our ability to continue as a going concern. Our non-compliance with certain covenants of our then existing revolving credit facility and our recurring losses from operations raised substantial doubt about our ability to continue as a going concern. Deloitte's audit report on our consolidated financial statements for the years ending December 31, 2003 and 2002, dated March 20, 2004, was unqualified.

        In connection with the audit of our financial statements for the years ended December 31, 2003 and 2002 and any subsequent period through the date of dismissal, (i) there were no disagreements between us and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which Deloitte decided needed to be referenced in its report on the consolidated financial statements for such periods and (ii) there were no "reportable events" as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

        On May 27, 2004, we engaged Kaufman, Rossin & Co., ("Kaufman") to audit our financial statements for the fiscal year ended December 31, 2004.

        On November 22, 2005, Kaufman notified the Audit Committee of Neff's Board of Directors that it had resigned its engagement effective immediately.

        Kaufman audited our 2004 fiscal year consolidated financial statements and reviewed our condensed consolidated financial statements for each of the three fiscal quarters in the period ended September 30, 2005. Kaufman's report dated March 9, 2005 on our consolidated financial statements for the fiscal year ended December 31, 2004 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2004 and the subsequent interim period from January 1, 2005 through November 22, 2005, (i) there were no disagreements between us and Kaufman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which Kaufman decided needed to be referenced in its report on the consolidated financial statements for such periods and (ii) there were no "reportable events" as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

        On March 3, 2006, we engaged Deloitte to audit our financial statements for the fiscal year ended December 31, 2005.

        From any date subsequent to May 27, 2004 until March 3, 2006, we did not, nor did anyone acting on our behalf, consult with Deloitte regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements.

BUSINESS

Our Company

        We are one of the largest equipment rental companies in the United States. Through our 65 branches, located primarily in the sunbelt states, we rent a broad variety of construction and industrial equipment, including earthmoving, material handling, aerial, compaction and related equipment. We believe what differentiates us from many of our competitors is that we have a particular focus on renting earthmoving equipment, which comprises approximately 50% of the total original equipment cost of our rental fleet. Our target customer base consists of mid-sized, regional and local non-residential construction firms, which we believe value our high level of service and our equipment reliability standards. During 2005, we served over 20,000 customers and generated 82.2% of our revenues from equipment rentals, 13.0% of our revenues from the sale of used and new equipment and 4.8% of our revenues from the sale of parts, supplies and related maintenance. For the years ended December 31, 2001, 2002, 2003, 2004 and 2005 and the six months ended June 30, 2006, our net income (loss) was approximately $(21.6) million, $(98.0) million, $20.4 million, $6.0 million, $(13.0) million and $12.4 million. Our ratio of earnings to fixed charges for the years ended December 31, 2003, 2004 and the six months ended June 30, 2006 was 1.9x, 1.3x and 1.5, respectively. For the years ended December 31, 2001, 2002 and 2005 our earnings were insufficient to cover our fixed charges by approximately $21.6 million, $98.3 million and $13.0 million, respectively. As of June 30, 2006, our rental fleet consisted of 12,781 major pieces of equipment with a total original cost, including cost of equipment under lease, of approximately $513.2 million. From 2002 through 2005, we increased total revenues at a compounded annual growth rate of 13.4%.

        Our strategy is to focus on geographic markets that we believe feature favorable demographic trends, high levels of employment growth and strong construction activity. Our branches are organized into operating clusters in five geographic regions in the United States: Florida, Atlantic, Southeastern, Central and Western. This clustering strategy enables us to establish a strong local presence and to transfer equipment efficiently between branches in order to optimize utilization and profitability and better manage our capital expenditures. We believe that our regional operating strategy, targeted customer focus and differentiated focus on earthmoving equipment, along with the breadth and quality of our rental equipment fleet, provide us with significant competitive advantages that help us to generate attractive revenue growth and strong EBITDA margins compared to our peers.

        As a result of the Recapitalization, we are now controlled by Odyssey. In connection with the Recapitalization, we incurred a substantial amount of indebtedness and became subject to covenants that restrict our operations. As of June 30, 2006, we had total indebtedness of approximately $513.2 million (of which $245.0 million consisted of the outstanding senior notes, $77.1 million consisted of the outstanding subordinated notes and $191.2 million consisted of borrowings under the ABL credit facility). See "Risk Factors."

Our History

        MP Equipment was founded by the Mas family in 1988. In 1989, the Mas family purchased Neff Machinery, a John Deere dealership with locations throughout South Florida. Neff Machinery and MP Equipment were merged and renamed Neff Rental, Inc. Throughout the 1990s, we grew quickly and completed an initial public offering in 1998 as part of an effort to continue to fund our expansion. In 2003, we voluntarily deregistered our equity securities and ceased filing reports with the SEC. Prior to the Transactions, we were majority owned by the Mas family and General Electric Capital Corporation.

        Throughout the course of our history, we have strategically acquired and divested certain rental equipment locations and rental equipment businesses. On May 18, 2006, we acquired River City Connections, Inc., or River City, a rental equipment business with two locations, one in Roseville, California and the other in Elk Grove, California. Immediately subsequent to the acquisition, River

City was merged with and into Valley Rents and Ready Mix, Inc., or Valley Rents, a Delaware corporation, with Valley Rents remaining as the surviving entity and a wholly-owned subsidiary of Neff Rental, Inc.

Industry Overview

        Our business is driven by a broad range of economic factors including trends in U.S. non-residential construction spending. The current and expected trend in such spending supports a positive outlook for demand for construction equipment. According to the U.S. Census Bureau, non-residential construction activity increased to an annual rate of $487.1 billion in 2005, representing an increase of 6.4% from 2004. McGraw-Hill Construction, a leading industry research source, projects that total U.S. non-residential construction spending will grow by 7.8% and 6.1% in 2006 and 2007, respectively. We believe that these improving non-residential construction trends will result in increased demand for rental equipment.

        We believe demand for rental equipment is also increasing due to an ongoing secular shift in the U.S. construction market towards reliance on rental of equipment as opposed to ownership. According to the American Rental Association and Rental Equipment Register, rental equipment was approximately 30-40% of the total U.S. construction equipment market in 2005, as compared to 5-10% in 1991. Partly as a result of this increase, the U.S. equipment rental industry grew from approximately $6.6 billion in annual revenues in 1990 to an estimated $31.1 billion in 2005, representing a compounded annual growth rate of approximately 10.9%, according to the same sources. Furthermore, we believe that this secular shift will increase demand for the rental of earthmoving equipment to a greater extent than certain other categories of rental equipment.

        We believe that the secular shift described above is driven by construction and industrial firms increasingly recognizing the many advantages of renting equipment rather than owning. Renting allows them to:

  •
  avoid large capital investment in equipment;

  •
  supplement owned equipment;

  •
  obtain equipment on an as-needed basis;

  •
  minimize costs resulting from idle equipment;

  •
  reduce storage and maintenance costs;

  •
  reduce depreciation charges; and

  •
  access a broad selection of equipment and current technology.

        We also believe that the U.S. equipment rental industry is benefiting from a recent reduction in available fleet. During 2001 through the first half of 2003, a downturn in the non-residential construction market led to a reduction in demand for rental equipment, which resulted in significant overcapacity that depressed prices for equipment rentals. However, we believe that during this period, much of the excess rental fleet in the United States was eliminated through reduced capital expenditures by rental companies and the movement of excess equipment from the U.S. to international markets. This movement toward tighter equipment supply continued through the first quarter of 2006 as the increased demand for fleet from rental equipment companies grew faster than available supply from original equipment manufacturers, or OEM's, resulting in longer lead times for delivery of such fleet. We believe that this tighter equipment supply should continue to result in higher rental rates, higher equipment utilization levels and higher sales prices for used equipment in the near future.

        The equipment rental industry in the United States is highly fragmented and, according to the Rental Equipment Register, is comprised of approximately 15,000 national, regional and local companies, ranging from small, independent locally-owned businesses with one or two rental locations to larger public companies as well as some equipment manufacturers that sell and rent equipment to customers directly and through their dealer networks and the tool rental centers of national home improvement stores. In 2005, according to the Rental Equipment Register, revenues of the ten largest equipment rental companies accounted for only 25% of the market, with smaller, regional rental companies and independent operators comprising the rest of the market.

Our Business Strengths

        We believe our business has the following strengths:

        Emphasis on Rental Services Operating Model.    We have strategically positioned our business model to focus on generating revenues from renting rather than selling equipment. Rental revenues, which have increased in each of the last four years, accounted for approximately 82.2% of our total revenues during 2005. We believe our emphasis on rental services provides a competitive advantage that helps us to generate recurring revenues and achieve high EBITDA and operating margins.

        Regional Focus on Rapidly Growing Markets with Favorable Demographics.    Our branches are primarily located in the sunbelt states. F.W. Dodge, a leading industry research source, projects that non-residential construction activity in the regions we serve generally will exceed the North American averages for at least the next three years, driven in part by the favorable demographic trends in these markets. Our locations also benefit from favorable climate conditions that facilitate year-round construction activity and reduce seasonality in our business. In addition, by clustering our operations on select regions and concentrating our branches in strategic markets, we have established a strong local presence and developed brand awareness. We also believe that we benefit from diversification, with 65 branches in 14 states, which reduces our dependence on construction activity in any single market.

        High-Quality Fleet Focused on Earthmoving Equipment.    We offer our customers a broad line of construction and industrial equipment with a focus on the earthmoving category. We believe the rental market for earthmoving equipment in recent years has been less susceptible to competitive pricing pressure compared to other categories of construction equipment. We believe that this is largely because of the higher service requirements for earthmoving equipment and the fact that many of our competitors are less focused on earthmoving equipment. As of June 30, 2006, we had 4,677 major pieces of earthmoving equipment, accounting for 49.4% of the total original equipment cost of our rental fleet. Our rigorous maintenance and repair program enables us to maximize the useful rental life of our fleet and results in a higher ultimate resale value. We supplement our maintenance program with ongoing capital investment in new equipment and regular sales of used equipment in order to optimize our fleet mix and age. Our fleet includes the latest models from leading branded OEMs, including John Deere, Kobelco, Case New Holland and Ingersoll-Rand, among others.

        Strong Customer Relationships.    We believe our target customer group of mid-sized, regional and local construction firms value our high level of service and our equipment reliability standards. We also believe that we have forged strong relationships with our customers through our local presence and commitment to superior service at all levels of our organization. We spend significant time and resources to train all key personnel to deliver high-quality customer service in every client interaction by providing solutions, delivering well-maintained equipment and being responsive in the field. The ability to respond to customer needs and service calls in a timely manner is critical to our customers, who depend on the availability of reliable equipment in order to complete construction projects on schedule. In addition, many of our local and regional managers have worked for us for many years and have developed strong local relationships with these customers in their markets. We believe our commitment to customer service improves the utilization of our equipment and helps us realize premium rates.

        Disciplined Sales Culture Leveraging Advanced Information Technology.    In order to better serve our customers, we developed a customer relationship management, or CRM, system, that enables us to manage our business more effectively and to be proactive when providing service to our existing customers and to potential new customers. We use our CRM system at all levels of our organization from our sales force to our senior management to identify and pursue sales leads and pricing opportunities. As part of this system, our sales force is automatically updated on all new construction activity within their territories as well as the names and contact information of the key contractors. As a result, our branch managers and regional vice presidents are better able to make informed decisions and respond quickly to changing market conditions. Our CRM system enables our senior management to efficiently monitor our sales force contact lists and customer call frequency. We believe that our CRM system is a competitive advantage that has resulted in greater sales coordination, increased corporate control over customer account information and improved rental margins.

        Strong Return on Fleet Investment.    Our geographic clustering strategy, strong customer relationships and advanced CRM system, in combination with our focus on controlling costs and adhering to a disciplined capital expenditure strategy, has helped us to generate what we believe are industry-leading returns on our fleet investment. We base our fleet expenditure strategy on return-on-investment criteria and seek to purchase high-utilization equipment that can be rented at attractive rates. In addition, as one of the largest equipment rental companies in the United States, we believe our size and central purchasing allows us to procure equipment on terms that are more favorable than those available to many of our smaller competitors.

        Experienced Management Team.    Our senior management team was instrumental in helping us generate free cash flow and reduce indebtedness during the downturn in our industry from 2001 through the first half of 2003 and have since led us in generating strong revenue and EBITDA growth during the current upturn. The team is led by J.C. Mas, Chief Executive Officer, Graham Hood, Chief Operating Officer, and Mark Irion, Chief Financial Officer, who combined have 46 years of experience in our industry. In addition, our regional vice presidents have, on average, over 23 years of experience in the equipment rental industry and bring substantial knowledge of the local markets in their respective regions. Our entire regional management team, with an average of over 17 years of industry experience, represents a stable base of operating management with long-term, local relationships and rental industry expertise. This industry expertise, combined with our advanced management information and CRM systems, enables our regional management team to respond quickly to changing market conditions.

Our Business Strategy

        Key elements of our strategy include the following:

        Continue to Focus on Expanding Rental Revenue Base.    We will continue to focus on growing our rental services business model, as we believe it provides competitive advantages for our company. Our operating infrastructure, CRM system and employee compensation and performance evaluation structure are designed to promote the generation of revenues from renting equipment, which we believe produces better margins than selling equipment. We intend to continue to leverage these aspects of our operating model to drive growth in rental revenues and further enhance our operating margins and profitability. We believe our focus on increasing rental revenue helped us to increase total revenue and EBITDA by 12.9% and 9.7%, respectively, in 2005. These positive growth characteristics have continued based on our results for the first half of 2006, as revenue and EBITDA increased 23.4% and 248.4%, respectively, over the first half of 2005.

        Continue to Expand Customer Base.    We are committed to providing our customers with premium service. We believe that our target customer base values our strong regional presence, our well-established local relationships and our full service branches, which offer 24/7 support. We intend to leverage our quality product offerings, superior customer service and advanced CRM system to retain our existing customers and further penetrate our target customer base with a particular focus on mid-sized non-residential construction firms. We do not seek to compete for less profitable business with national accounts that emphasize volume discounts or for "do-it-yourself" and consumer customers who typically are more sensitive to price and use equipment with less expensive rental rates.

        Manage Fleet to Optimize Utilization and Profitability.    We seek to manage our fleet to optimize utilization and profitability by:

  •
  using our comprehensive management information systems to redeploy assets within our operating regions to areas with the highest level of demand;

  •
  using return-on-investment criteria to foster a disciplined capital expenditure strategy;

  •
  continuing our rigorous maintenance program by monitoring the maintenance history of each individual piece of equipment; and

  •
  seeking to sell older equipment from our fleet at optimal times.

        Capitalize on Highly Scalable, Rental-Focused Business Model.    We have a highly scalable infrastructure that includes a network of 65 full-service facilities. Our current network can support significant additions to our rental fleet without substantial further investment in infrastructure. We believe this will enable us to achieve significant growth in revenues, operating profit and operating profit margins as industry conditions continue to improve and we deploy additional rental fleet into our existing branch network. In addition, we believe that the implementation of our advanced management information and CRM systems will continue to improve our operating efficiency.

        Maintain Focus on Earthmoving Equipment and a Rigorous Repair and Maintenance Program.    We believe our focus on earthmoving equipment will continue to help us generate better returns on fleet investment. Also, we believe the rental market for earthmoving equipment in recent years has been less susceptible to competitive pricing pressure compared to other categories of construction equipment. We believe our emphasis on the rigorous maintenance and repair of our fleet will continue to maximize its useful life, enhance its ultimate resale value, reduce costs associated with equipment down time and improve overall customer satisfaction. We will continue to supplement our maintenance program with ongoing capital investment in new equipment and regular sales of used equipment in order to optimize our fleet mix and age.

        Capitalize on Multiple Growth Opportunities.    The growth of non-residential construction activity and the ongoing secular shift in the U.S. construction market towards reliance on rental equipment provides us with considerable opportunities for growth. We intend to capitalize on these growth opportunities primarily by increasing fleet within our existing branch network and utilizing our management information and CRM systems to improve pricing and utilization levels and to target customers who value our equipment mix and service capabilities. The significant operating leverage inherent in our business has in the past allowed the majority of incremental revenue generated by our existing branches to increase our operating profits and operating profit margins. In addition, we will opportunistically look to add new locations within our existing markets and to make strategic acquisitions that will enhance our presence within our regions.

Operations

        We generate revenues primarily through the rental of a broad variety of construction and industrial equipment, the sale of new and used equipment and the sale of parts, supplies and related merchandise.

        Equipment Rentals.    We rent a broad variety of construction and industrial equipment, including earthmoving, material handling, aerial, compaction and related equipment. We emphasize the earthmoving category, which accounts for 49.4% of the total original equipment cost of our rental fleet, because it has lower rate pressure, retains strong resale value and has a longer equipment lifespan than small equipment categories. Our fleet includes the latest models from leading branded OEMs, including John Deere, Kobelco, Case New Holland, Bomag, Ingersoll-Rand, Gradall, Lull, JLG, Genie, Bobcat, MultiQuip, Komatsu and Wacker. Major categories of equipment represented the following percentages (based on original cost) of our total rental fleet as of June 30, 2006:

Major Equipment Category	Percentage of Total Rental Fleet (Based on Original Cost)
Earthmoving	49.4%
Material Handling	18.8
Aerial	11.6
Trucks	7.3
Concrete/Compaction	6.0
Air Compressors	2.9
Welders	1.3
Generators	1.0
Lighting	0.7
Pumps	0.4
Other	0.6

Total	100.0%

        We generate our rental revenues from the rental of equipment, damage waivers and other surcharges. We perform operational and safety inspections between each rental and conduct preventive maintenance services at the manufacturers' recommended intervals. We believe our preventive maintenance program increases our fleet utilization, extends the useful life of the equipment and produces higher resale values. As of June 30, 2006, our equipment rental fleet had an aggregate original cost, including cost of equipment under lease, of approximately $513.2 million (including leased equipment) with a current average age of approximately 38.4 months.

        We offer our equipment for rent on a daily, weekly and monthly basis. We determine rental rates for each type of equipment based on the cost and expected utilization of the equipment and adjust rental rates at each location based on demand, length of rental, volume of equipment rented and other competitive considerations.

        New and Used Equipment Sales.    We maintain a regular program of selling used equipment in order to adjust the size and composition of our rental fleet to changing market conditions and to maintain the quality and average age of our rental fleet. We attempt to balance the objective of obtaining acceptable prices from used equipment sales against the revenues obtainable from equipment rentals. Our highly experienced staff of mechanics and branch and regional managers evaluate every disposition on a piece by piece basis to determine the optimal time to sell our used equipment. We believe we are generally able to achieve favorable resale prices for our used equipment due to our strong preventative maintenance program and our practice of selling used equipment before it becomes obsolete or irreparable. We believe that this proactive management of our rental fleet allows us to adjust the rate and timing of new equipment purchases and used equipment sales to maximize equipment utilization rates, take advantage of attractive disposition opportunities and respond to changing economic conditions. Used equipment disposition is an integral part of our capital management program and an important focus of management. Proceeds from the sale of used rental equipment represent an important source of re-investment capital for us. We sell rental equipment to our existing customers, used equipment buyers, OEMs as part of trade packages for new fleet and third party auctioneers.

        Parts and Service.    We sell complementary parts, supplies and merchandise to our customers in conjunction with our equipment rental and sales businesses. We maintain a wide range of maintenance and replacement parts and related products, which is important for timely parts and service support and helps minimize downtime for both the customers and us.

Fleet Management

        Our branches are often within close geographic proximity to each other and are all connected through a central system which allows any other branch to view equipment availability throughout our entire branch network. As a result, we can respond quickly to the needs of our customers and increase the utilization rates of our equipment, thereby improving profitability and reducing capital expenditures.

        We monitor fleet purchases to maintain appropriate inventory levels and to manage capital expenditures. We regularly review our fleet to determine which pieces of equipment should be replaced in order to maintain our high-quality standards. Our approach to fleet management assumes the replacement of a fleet item upon expiration of its useful rental life.

        We purchase our equipment from vendors who we believe have the best reputations for product quality and support. We identify vendors who can supply quality, reliable products and provide value added support services. We believe that the length of our vendor relationships has helped us to compete effectively with the largest rental companies in the industry. The following table lists our top ten OEM vendors in percentage of total fleet costs as of June 30, 2006:

Manufacturer	Percent of Total Fleet Cost (Based on Original Cost)
Kobelco	16.6%
John Deere	14.3
Case New Holland	14.1
Ingersoll-Rand	11.1
Genie	11.0
JCB	8.8
Komatsu	7.3
Bobcat	6.2
Lull	5.9
JLG	4.7

Customers

        Our large customer base, which includes more than 20,000 customers, is diversified among various industries, including industrial and civil construction, manufacturing, public utilities, offshore oil exploration and drilling, refineries and petrochemical facilities, municipalities, golf course construction, shipping and the military. We target mid-sized regional and local construction companies that value customer service. Our customer base includes both large Fortune 500 companies who have elected to outsource some of their equipment needs and small construction contractors, subcontractors and machine operators whose equipment needs are job-based. Our top ten customers accounted for approximately 5.4% of our total rental revenues in 2005 and no single customer accounted for more than 1.0% of our total rental revenues in 2005.

        We largely conduct our business on account with customers who are screened through a credit application process. Credit account customers are our core customers, accounting for approximately 94.8% of our total revenues in 2005. In 2005, approximately 69.7% of our credit account customers rented equipment three or more times from us. We also assist customers in arranging financing for purchases of large equipment through a variety of sources, including manufacturers, banks, finance companies and other financial institutions.

Sales and Marketing

        We maintain a strong sales and marketing orientation throughout our organization, which we believe helps us to increase our customer base and better understand and serve our customers. Managers develop relationships with local customers and assist them in planning their equipment rental requirements. They are also responsible for managing the mix of equipment at their locations, keeping current on local construction activity and monitoring competitors in their respective markets. To stay informed about their local markets, salespeople track new equipment sales and construction projects in the area through Equipment Data Reports, F.W. Dodge Reports, PEC (Planning, Engineering and Construction) Reports and local contacts.

        In 2004, we implemented a new sales training initiative that emphasizes customer service and focuses on sales generation. Additionally, we deployed our CRM system to maximize sales and revenue opportunities. As part of this system, the sales force is automatically updated regarding new construction projects in their territories. We believe that this ability to track, manage and share recent account activity enables us to maximize our rental success. We believe that our CRM system is identifying opportunities that previously went undetected by our sales force and management, which opportunities we believe are leading to company-wide sales synergies.

Management Information Systems

        We have developed customized management information systems, capable of monitoring operations on a real-time basis at up to 300 branches. These systems link all of our rental locations and allows management to track customer and sales information, as well as the location, rental status and maintenance history of every piece of equipment in the rental fleet. Using these systems, rental equipment branch managers can search our entire rental fleet for needed equipment, quickly determine the closest location of such equipment and arrange for delivery to the customer's work site. This practice helps diminish lost opportunities, improves utilization and makes equipment available in markets where it can earn increased revenues. We use these systems to optimize fleet utilization and determine the optimal fleet composition by market.

Employees

        As of June 30, 2006, we had 1,086 full-time employees. None of our employees are represented by a union or covered by a collective bargaining agreement. We believe our relations with our employees are satisfactory.

        Our sales force is divided into hourly sales coordinators and salaried field sales professionals. Our sales people represent some of the most experienced employees within our company and possess substantial knowledge of the equipment rental industry. Our sales people receive monthly sales commission based on rental revenue and a percentage of the gross profit from the sale of new and used equipment. Additionally, in 2004 we launched a sales training initiative that emphasizes customer service and sales generation.

Properties

        We currently operate in 65 rental locations in 14 states. We lease 18,000 square feet for our corporate headquarters in an office building in Miami, Florida. We own the buildings and the land at one of our locations. All other sites are leased, generally for terms of five years with renewal options. Owned and leased sites range from approximately 4,000 to 40,000 square feet and typically include: (i) offices for sales, administration and management, (ii) a customer showroom displaying equipment and parts, (iii) an equipment service area and (iv) outdoor and indoor storage facilities for equipment. Each location offers a full range of rental equipment, with the mix of equipment available designed to meet the anticipated needs of the customers in each location.

        The following table presents summary information regarding our rental facilities (one of the below facilities, Texas City, TX, is owned by us, and all other facilities are leased by us).

Location
Florida Region
Miami, FL
West Palm Beach, FL
Ft. Myers, FL
Pompano, FL
Tampa, FL
Venice, FL
Jacksonville, FL
Brunswick, GA
Tallahassee, FL
South Orlando, FL
Sanford, FL
Merritt Island, FL
Atlantic Region
Charlotte, NC
Myrtle Beach, SC
Raleigh, NC
Charleston, SC
Augusta, GA
Wilmington, NC
Durham, NC
Fayetteville, NC
Florence, SC
Columbia, SC
Greenville, NC
Sumter, SC
Greer, SC
Richmond, VA
Fredericksburg, VA
Norfolk, VA
Newport News, VA
Greensboro, NC
Annapolis, MD
Southeast Region
Doraville, GA
Forest Park, GA
Nashville, TN
Marietta, GA
Athens, GA
Macon, GA
Knoxville, TN
Central Region
Houston, TX
Ft. Worth, TX
Texas City, TX
Austin, TX
Odessa, TX
Houma, LA
Morgan City, LA
Lafayette, LA
St. Rose, LA
Baton Rouge, LA
Lake Charles, LA
Fouchon, LA
Venice, LA
Western Region
Las Vegas, NV
Phoenix, AZ
Denver, CO
Tucson, AZ
Denver, CO
Littleton, CO
San Bernardino, CA
Anaheim, CA
Escondido, CA
San Diego, CA
Sacramento, CA
Roseville, CA
Elk Grove, CA
Spokane, WA

Competition

        We are one of the largest equipment rental companies in the United States. As a result of our regional focus, we believe that our position in many of the markets in which we compete is substantially stronger. The equipment industry is highly fragmented and competitive. While the competitive landscape also includes small, independent businesses with one or two rental locations, we believe that we mostly compete against regional competitors which operate in one or more states, public companies or divisions of public companies and equipment vendors and dealers who both sell and rent equipment directly to customers. Some of these competitors include United Rentals, Hertz Equipment Rental, NationsRent Companies, Ahern Rentals, RSC Equipment Rental, H&E Equipment Services, CAT Rental, Sunstate Equipment and Sunbelt Rentals.

        We believe that, in general, large companies may enjoy competitive advantages compared to smaller operators, including greater purchasing power, a lower cost of capital, the ability to provide customers with a broader range of equipment and services and greater flexibility to transfer equipment among locations in response to customer demand. Given our focus on competing in select markets, our diverse and well-maintained rental fleet and our focus on customer service, we do not believe that we have been disadvantaged by the pricing and buying power that larger national businesses may possess. See "Risk Factors—Risks Relating to our Business—The equipment rental industry is highly competitive and competitive pressures could lead to a decrease in our market share or in rental rates and our ability to sell equipment at favorable prices."

Environmental and Safety Regulations

        Our facilities and operations are subject to comprehensive and frequently changing federal, state and local environmental and occupational safety and health requirements, including those relating to discharges of substances to the air, water and land, the handling, storage, use and disposal of hazardous materials and wastes and the cleanup of properties affected by pollutants. In connection with our vehicle and equipment fueling and maintenance, repair and washing operations, we use regulated substances such as petroleum products and solvents and we generate small quantities of regulated waste such as used oil, radiator fluid and spent solvents. Some of our properties contain, or previously contained, aboveground or underground storage tanks and/or oil-water separators. We believe that we are in substantial compliance with environmental requirements. Although we have made, and will continue to make, capital and other expenditures to comply with environmental requirements, we do not anticipate that compliance with such requirements will have a material adverse effect on our business or financial condition or competitive position. However, in the future, new or more stringent laws or regulations could be adopted. Accordingly, we cannot assure you that we will not have to make significant capital expenditures in the future in order to comply with applicable laws and regulations or that we will be able to remain in compliance at all times.

        Most, but not all, of our properties have been the subject of environmental site assessments in order to establish a baseline of environmental conditions or to identify conditions that may cause us to incur obligations or liabilities (including remediation costs) under applicable environmental laws. In addition, most of our properties are leased and are subject to lease agreements whereby the site owner has assumed responsibility for the pre-existing condition of the property and we are liable only for contamination caused by us or during the term of our lease. We are not aware of any existing conditions at our properties or at off-site locations that are likely to result in material remediation costs or liabilities to us. However, given the nature of our operations and the historical operations conducted at these properties, there can be no assurance that all potential instances of contamination have been identified, even where environmental site assessments have been conducted. Future events, such as changes in laws or policies, the discovery of previously unknown contamination, or the failure of another party to honor an obligation it may have to indemnify us for any such remediation costs or liabilities, may give rise to remediation costs which may be material. See "Risk Factors—Risks Relating to our Business—We must comply with numerous environmental and occupational health and safety regulations on a continuing basis that may subject us to unanticipated liabilities which could have a material adverse effect on our operating performance."

Legal Proceedings

        We are party to various litigation matters in the ordinary course of our business. We cannot estimate with certainty our ultimate legal and financial liability with respect to our pending litigation matters. However, we believe, based on our examination of such matters, that our ultimate liability will not have a material adverse effect on our financial position, results of operations or cash flows.

        Our parent company, Neff Corp., certain of our employees, including our chief executive officer, and others have received subpoenas from the U.S. Securities and Exchange Commission relating to an investigation entitled "In the Matter of Trading in the Securities of Neff Corp." This investigation is a non-public, fact-finding inquiry. The investigation relates to trading in our parent's common stock during the period from June 1, 2004 through July 1, 2005. Our parent and our employees intend to cooperate fully with the investigation.

MANAGEMENT

        The following table provides information regarding our executive officers and members of our Board of Managers (ages as of August 1, 2006):

Name	Age	Position(s)
J.C. Mas	40	President, Chief Executive Officer and Member of Board of Managers
Graham Hood	50	Chief Operating Officer
Mark Irion	40	Chief Financial Officer
Steven Settelmayer	46	Vice President—Sales & Marketing
Paula Papamarcos	49	Vice President—Operations Management
James Custer	58	Vice President—Product Support and Safety
John Anderson	50	Regional Vice President—Neff Rental, Inc.—Central
Westley Parks	44	Regional Vice President—Neff Rental, Inc.—Atlantic
Stephen Halliwell	48	Regional Vice President—Neff Rental, Inc.—Florida
Steve Michaels	47	Regional Vice President—Neff Rental, Inc.—Western
Henry Lawson	44	Regional Vice President—Neff Rental, Inc.—Southeastern
Muzzafar Mirza	48	Member of Board of Managers
William Hopkins	43	Member of Board of Managers
Douglas Hitchner	45	Member of Board of Managers
James Flick	72	Member of Board of Managers

        J.C. Mas—Mr. Mas is our President and Chief Executive Officer and also serves as a member of our Board of Managers. Prior to joining us as President and CEO in 2002, Mr. Mas served in a variety of executive positions at MasTec Inc., including as President of MasTec International. Mr. Mas is also on the board of Miami Children's Hospital.

        Graham Hood—Mr. Hood has served as our Chief Operating Officer since 2003. Mr. Hood joined Neff in 1995 as a Regional Vice President for the Southeastern Region. Mr. Hood has 28 years of industry experience, 17 years of which were with Hertz Equipment Rental Corporation.

        Mark Irion—Mr. Irion has served as our Chief Financial Officer since 1999. He joined Neff in 1998 after being employed as Chief Financial Officer of Markvision Holdings, Inc., a computer distribution company, from 1994 to 1998. Prior to 1994, Mr. Irion was employed by Deloitte & Touche LLP.

        Steven Settelmayer—Mr. Settelmayer has served as Vice President, Sales and Marketing, of our subsidiary, Neff Rental, Inc., since 2002. Prior to joining our company, he worked for twelve years at

Teletrac, which specializes in vehicle location systems. Prior to that he was in sales management in the office equipment industry.

        Paula Papamarcos—Ms. Papamarcos has served as Vice President, Operations Management, of our subsidiary, Neff Rental, Inc., since 1999. Ms. Papamarcos joined Neff Rental, Inc. in 1996 and has 21 years of industry experience, 11 of which were with Hertz Equipment Rental Corporation.

        James Custer—Mr. Custer has served as Vice President, Product Support and Safety, of our subsidiary, Neff Rental, Inc., since 1999. Mr. Custer has over 30 years of automotive equipment and fleet experience and over 20 years experience in loss control and safety. Prior to joining us, Mr. Custer held the position of Director of Maintenance for the Hertz Corporation where he was employed for 19 years.

        John Anderson—Mr. Anderson has served as a Vice President of our subsidiary, Neff Rental, Inc., for the Central region since 2000. Mr. Anderson joined us in 1997 after 17 years of employment with Hertz Corporation, where he most recently served as Regional Vice President. Mr. Anderson has a total of 25 years of experience in the equipment rental industry.

        Westley Parks—Mr. Parks has served as a Vice President of our subsidiary, Neff Rental, Inc., for the Atlantic region since 1998. Mr. Parks joined us in 1995 after eight years of employment with Hertz Corporation where he served as branch manager. Mr. Parks has a total of 22 years in the equipment rental industry.

        Stephen Halliwell—Mr. Halliwell has served as a Vice President of our subsidiary, Neff Rental, Inc., for the Florida region since 1997. Mr. Halliwell joined us in 1990 after one year with Wacker as Territory Manager and two years with Hood Equipment as a sales representative. Mr. Halliwell has a total of 20 years of experience in the equipment rental industry.

        Steve Michaels—Mr. Michaels has served as a Vice President of our subsidiary, Neff Rental, Inc., for the Western region since 2003. Mr. Michaels joined us in 1998 after 14 years of employment with Hertz Corporation where he most recently served as Vice President of Fleet Operations. Mr. Michaels has a total of 24 years of experience in the equipment rental industry.

        Henry Lawson—Mr. Lawson has served as Vice President of our subsidiary, Neff Rental, Inc., for the Southeastern region since 2006. Mr. Lawson joined us in 1996 after four years with Sunbelt Rentals where he most recently served as a Regional Manager. Mr. Lawson has a total of 21 years of experience in the equipment rental industry.

        Muzzafar Mirza—Mr. Mirza is one of the founders of Odyssey Investment Partners, LLC and is currently a Managing Principal. Mr. Mirza was a principal in the private equity investing group of Odyssey Partners from 1993 to 1997. Mr. Mirza currently serves on the Board of Directors of Aviation Technologies, Inc., Tristar, Inc., Dresser, Inc. and United Site Services, Inc. In addition, Mr. Mirza was a director of Williams Scotsman, Inc. from 1993 to 1997. Prior to joining Odyssey, Mr. Mirza spent five years at General Electric Capital Corporation, where he was head of the merchant banking group.

        William Hopkins—Mr. Hopkins is one of the founders of Odyssey Investment Partners, LLC and is currently a Managing Principal. Mr. Hopkins was a principal in the private equity investing group of Odyssey Partners from 1994 to 1997. Mr. Hopkins currently serves on the Board of Directors of Aviation Technologies, Inc., Tristar, Inc., and Dayton Superior Corporation. Prior to joining Odyssey, Mr. Hopkins spent three years as a member of the merchant banking group at General Electric Capital Corporation.

        Douglas Hitchner—Mr. Hitchner joined Odyssey Investment Partners, LLC as a principal in 1998 and is currently a Managing Principal. Mr. Hitchner currently serves on the Board of Directors of

United Site Services, Inc. Prior to joining Odyssey Mr. Hitchner was a Vice President in Goldman Sachs & Co.'s Leveraged Finance Group for three years and a Senior Vice President in General Electric Capital Corporation's leveraged lending business for seven years.

        James Flick—Mr. Flick, the Chairman of our Audit Committee, has been the President and Chief Executive Officer of Winnow, Inc., a consulting company, since 1994. Mr. Flick currently serves on the Board of Directors of FTI Consulting, Inc. and Williams Scotsman International, Inc. In addition, Mr. Flick was the Chief Financial Officer of USF & G Corporation from 1988 to 1991 and has previously served on the Board of Directors of numerous public companies. Mr. Flick is a certified public accountant who was associated with the accounting firm of Ernst & Young LLP for 26 years.

Board Structure

        Neff Rental LLC has a Board of Managers that is comprised of the same individual directors who serve on the Board of Directors of Neff Corp. Our Management Committee has an Audit Committee and Compensation Committee. The duties and responsibilities of the Audit Committee include recommending the appointment or termination of the engagement of independent auditors, otherwise overseeing the independent auditor relationship and reviewing significant accounting policies and controls. Our Audit Committee consists of James Flick (who is its chairman), Muzzafar Mirza, William Hopkins and Douglas Hitchner. The duties and responsibilities of the Compensation Committee include reviewing and approving the compensation of officers and managers (except that the compensation of officers serving on any such committee will be determined by the full Board of Managers). Our Compensation Committee consists of Muzzafar Mirza, William Hopkins and Douglas Hitchner. Odyssey Investment Partners, LLC and certain affiliated funds control approximately 68% of Neff Corp.'s common stock and, therefore, have the power to control our affairs and policies. Odyssey Investment Partners, LLC and affiliated funds also control the election of Neff Corp.'s directors and the appointment of our management and our Management Committee. A majority of the members of Neff Corp.'s Board of Directors and our Management Committee are representatives of Odyssey Investment Partners, LLC. See "Risk Factors—Risks Relating to our Business—We are controlled by a major stockholder, whose interests may conflict with the interests of the holders of the exchange notes" and "Certain Relationships and Related Party Transactions."

Employment Agreements

        Employment Agreement with J.C. Mas.    In connection with the Recapitalization, Mr. J.C. Mas and Merger Sub entered into an employment agreement that became effective at the closing of the Transactions. Mr. Mas' three-year employment agreement automatically renews annually for successive one-year periods, unless either party delivers notice within specified periods. The employment agreement provides for an annual base salary of $700,000 and an annual bonus equal to the amount of his annual base salary. In addition, Mr. Mas is entitled to the same benefits and indemnification available to other executives of Neff Corp. If Mr. Mas is terminated by Neff Corp. without cause, as defined in the agreement, or Mr. Mas terminates his employment for good reason, as defined in the agreement, he is entitled to a lump sum severance payment in the amount of 1.5 times his annual salary and annual bonus amount and to receive continued health, welfare and car allowance benefits for 18 months. Mr. Mas is subject to certain restrictive covenants, including a covenant not to compete with us for a period of 12 months following the termination of his employment. As part of our corporate reorganization, Neff Corp. assigned this employment agreement to Neff Rental LLC and Neff Rental LLC, Neff Finance Corp. and Neff Rental, Inc. each became a party to this agreement and become jointly and severally liable for all obligations of Neff Corp. thereunder.

        Employment Agreement with Mark Irion.    Mark Irion, our Chief Financial Officer, has an employment agreement with Neff Corp. providing for an annual base salary of $225,000, which has subsequently been increased to $240,000. The employment agreement expired on February 28, 2006, but, by its terms, was extended for an additional one-year period because notice of non-extension was not provided by either party. Mr. Irion is also entitled to receive bonuses in the discretion of Neff Corp.'s board of directors and to participate in our employee benefit plans and be indemnified to the same extent as other similarly situated executives. If his employment is terminated by Neff Corp. without cause, or by Mr. Irion for good reason, each as defined in the agreement, including under certain circumstances during the two-year period following the closing of the Transactions, Mr. Irion will be entitled to receive a lump-sum severance payment in the amount of 1.5 times his annual salary and bonus amount and to receive continued health, welfare and car allowance benefits for a period of eighteen months. Mr. Irion is subject to certain restrictive covenants, including a covenant not to compete with us for a period of 12 months following the termination of his employment. As part of our corporate reorganization, Neff Corp. assigned this employment agreement to Neff Rental LLC and Neff Rental LLC, Neff Finance Corp. and Neff Rental, Inc. each became a party to this agreement and become jointly and severally liable for all obligations of Neff Corp. thereunder.

        Employment Agreement with Graham Hood.    Graham Hood, Chief Operating Officer of Neff Rental, Inc., has an employment agreement with Neff Rental, Inc. providing for an annual base salary of $245,000 (adjusted annually for changes in the Consumer Price Index), which has subsequently been increased to $260,000. The employment agreement expired on January 26, 2006, but, by its terms, was extended for an additional one-year period because notice of non-extension was not provided by either party. Mr. Hood is also entitled to receive bonuses in the discretion of Neff Rental, Inc.'s board of directors and to participate in our employee benefit plans. In addition, Neff Rental, Inc. will reimburse Mr. Hood for travel expenses to Atlanta, Georgia and back on three occasions each year. If his employment is terminated by Neff Rental, Inc. without cause, as defined in the agreement, Mr. Hood will be entitled to receive base salary and continued health and welfare benefits for twelve months. If his employment is terminated by Mr. Hood for good reason, as defined in the agreement, Mr. Hood will be entitled to receive base salary and benefits for eighteen months. Mr. Hood is subject to certain restrictive covenants including a covenant not to compete with us for a period of 12 months following the termination of his employment.

        Other Officers and Managers.    Approximately nine other officers and managers of Neff Rental, Inc. also have employment agreements with Neff Rental, Inc. that renew automatically for successive one-year periods and provide that if the agreement is terminated, under certain circumstances, the officer will be entitled to receive base salary and benefits for a period ranging from three to eighteen months.

        The following table sets forth information concerning our compensation for services in all capacities for the year ended December 31, 2005 paid to our chief executive officer and the other most highly compensated executive officers serving as executive officers as of December 31, 2005:

Long Term Compensation
		Annual Compensation		Awards	Pay-outs
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options/SARs (#)	Long Term Incentive Pay-outs ($)	Other Long Term Compensation ($)	All Other Compensation ($)(1)
Juan Carlos Mas	2005 2004 2003	$515,385 314,423 275,000	$3,635,000 700,000 648,000	716,083 — 1,000,000	— — —	— — —	$12,000 11,000 11,700
Mark Irion	2005 2004 2003	222,115 195,594 193,653	800,000 135,000 20,000	139,636 — 100,000	— — —	— — —	16,819 15,919 16,109
Graham Hood	2005 2004 2003	245,000 261,735 274,363	470,000 110,000 —	139,636 — 100,000	— — —	— — —	17,465 16,465 16,223

(1)
Includes matching contributions to our parent's defined contribution plan in the amounts of $5,809, $6,000 and $6,019 for Mr. Irion in 2003, 2004 and 2005, respectively, and in the amounts of $4,523, $4,898 and $5,465 for Mr. Hood in 2003, 2004 and 2005, respectively. The remaining amounts are for certain vehicle allowances for Messrs. Mas, Irion and Hood.

Equity Compensation Arrangements

        In connection with the Recapitalization, certain vested options to purchase Neff Corp.'s common stock issued under stock incentive plans that we adopted prior to the Recapitalization remained outstanding and exercisable for shares of Neff Corp.'s common stock following the Recapitalization on the same terms and conditions as were applicable immediately prior to the Recapitalization (which options we refer to as the Rollover Options). As of June 30, 2006, Rollover Options to acquire 410,800 shares remained outstanding with a weighted average exercise price of $0.09 per share.

        In connection with the Recapitalization, we adopted the 2005 Stock Option Plan. Under the 2005 Stock Option Plan, options to purchase shares of Neff Corp.'s common stock in the form of both incentive stock options and nonqualified stock options were granted to certain members of management. As of June 30, 2006, options to acquire 1,414,306 shares were issued and outstanding with a weighted average exercise price of $8.214 per share. Generally, 25% of the options granted to management employees are time vesting options that will become vested and exercisable in equal annual installments on each of the first four December 31 to occur following the date of grant, so long as the optionee continues to provide services to us as of such December 31. Generally, seventy-five percent of the options granted to management employees are performance vesting options that will become vested and exercisable on the eighth anniversary of the date of grant, so long as the optionee continues to provide services to us as of such date. However, an installment of 25% of each performance vesting option (i.e., 18.75% of the total shares subject to the stock option) will be eligible to become vested and exercisable with respect to the fiscal year in which a grant date occurs and each of the three fiscal years thereafter if we attain certain financial performance targets set forth in the option agreements. In the case of options granted to J.C. Mas, our Chief Executive Officer, 50% of the options granted are time vesting options that will become vested and exercisable in equal annual installments on each of the first four December 31 to occur following the date of grant, so long as he continues to provide services to us as of such December 31. The remaining 50% of Mr. Mas' options are performance vesting options that will become vested and exercisable on the eighth anniversary of the date of grant, so long as he continues to provide services to us as of such date. However, an installment of 25% of each of Mr. Mas' performance vesting options (i.e., 12.5% of the total shares subject to the stock option) will be eligible to become vested and exercisable with respect to the fiscal year in which a grant date occurs and each of the three fiscal years thereafter if we attain certain financial performance targets set forth in the option agreements. All of the options granted under the 2005 Stock Option Plan may become vested and exercisable earlier than scheduled upon certain sales of our capital stock.

        The following table shows all grants of options to acquire shares of common stock of Neff Corp. made to the named executive officers during 2005.

Option Grants in 2005

	Number of Securities Underlying the Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term
Name			Exercise Price Per Share(2)	Expiration Date
					5%	10%
Juan Carlos Mas	716,083	50.0%	$8.214	June 3, 2015	$3,705,600	$9,352,230
Mark Irion	139,636	9.8	8.214	June 3, 2015	722,591	1,823,682
Graham Hood	139,636	9.8	8.214	June 3, 2015	722,591	1,823,682

(1)
Each option was granted June 3, 2005 pursuant to the 2005 Stock Option Plan.

(2)
Exercise price is equal to the fair market value at the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Neff Rental LLC is a wholly-owned direct subsidiary of Neff Corp. The following table sets forth certain information regarding the beneficial ownership of the common stock of Neff Corp. as of June 30, 2006 with respect to each person or group that is a beneficial owner of more than 5% of its outstanding common stock, each of its directors, each executive officer named in the Long Term Compensation Table and all directors and executive officers as a group:

Name and Address of Owner	Number of Shares of Common Stock(1)(2)	Percent of Class
Iron Merger Partnership(3)	8,522,036	64.4%
New York Life Funds(4)	2,373,996	17.9
Juan Carlos Mas(5)(6)	1,152,968	8.7
Muzzafar Mirza(6)(7)	—	–
William Hopkins(6)(7)	—	—
Douglas Hitchner(6)(7)	—	—
James A. Flick, Jr.(6)	—	—
Mark Irion(6)(8)	64,909	*
Graham Hood(6)(9)	49,909	*
All directors and officers as a group(6)	1,267,786	9.6

*
Less than 1% beneficial ownership.

(1)
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)
For purposes of this table, the number of shares of common stock outstanding as of June 30, 2006 is calculated to be 13,256,739. For purposes of calculating the percentage beneficially owned by any person, shares of common stock issuable to such person upon the exercise of any options or warrants exercisable within 60 days of June 30, 2006 are also assumed to be outstanding.

(3)
Shares shown as beneficially owned by Iron Merger Partnership are held directly by Odyssey Investment Partners Fund III, LP. Odyssey Investment Partners, LLC exercises investment discretion and control over the shares indirectly held by Odyssey Partners Fund III, LP. Odyssey Investment Partners, LLC is managed by a four-person managing board, and all board action related to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are Stephen Berger, Muzzafar Mirza, William Hopkins and Brian Kwait.

(4)
Amounts shown reflect the aggregate interests held by New York Life Capital Partners II, L.P. ("NYLCAP II"), New York Life Investment Management Mezzanine Partners, LP ("NYL Mezzanine") and NYLIM Mezzanine Partners Parallel Fund, LP. ("NYL Mezzanine Parallel, and

  collectively, the "New York Life Funds"). Beneficial ownership information before the offering includes 2,313,124 shares held by NYLCAP II. New York Life Capital Partners II GenPar, L.L.C., the general partner of NYLCAP II ("NYLCAP II GP") has the power to vote, direct the voting, dispose and direct the disposition of the securities held by NYLCAP II. NYLCAP II GP is whollyowned by NYLCAP Manager LLC ("NYLCAP Manager") and is managed by an investment committee. NYLCAP Manager is managed by its managers. Beneficial ownership information before the offering also includes 41,649 shares held by NYL Mezzanine and 19,223 shares by NYL Mezzanine Parallel. NYLIM Mezzanine GenPar GP, LP ("NYLIM Mezzanine GenPar") is the general partner of each of NYL Mezzanine and NYL Mezzanine Parallel. NYLIM Mezzanine GenPar has the power to vote, direct the voting, dispose and direct the disposition of the securities held by each of NYL Mezzanine and NYL Mezzanine Parallel. NYLIM Mezzanine GenPar is managed by an investment committee. NYLIM Mezzanine GenPar is wholly-owned by NYLIM Mezzanine GenPar GP, LLC, which in turn is wholly-owned by NYLCAP Manager. NYLCAP Manager is wholly-owned by New York Life Investment Management Holdings LLC, which in turn is wholly-owned by New York Life Insurance Company, a New York corporation. New York Life Insurance Company offers a wide range of insurance and investment products and services, including life and health insurance, long-term care, annuities, pension products, mutual funds and other investments and investment advisory services.. The address for each of the New York Life Funds is c/o NYLCAP Manager LLC, 51 Madison Avenue, 16th Floor, New York, NY 10010.

(5)
Includes all shares owned by Juan Carlos Mas, our chief executive officer, both in his individual capacity and through Juan Carlos Mas Holdings I, L.P., a limited partnership which he controls.

(6)
The address for these shareholders is c/o Neff Corp., 3750 N.W. 87th Avenue, Suite 400, Miami, FL 33178.

(7)
Each of Messrs. Mirza, Hopkins and Hitchner may be deemed a beneficial owner of interests in Iron Merger Partnership due to his status as an employee of Odyssey Investment Partners, LLC. Odyssey Investment Partners, LLC and each such person disclaims beneficial ownership of any such interest in which he does not have a pecuniary interest.

(8)
Includes 64,909 shares that are issuable upon the exercise of options.

(9)
Includes 49,909 shares that are issuable upon the exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We currently sell and lease construction equipment to MasTec, Inc., an affiliate of ours of which 42% is owned by the Mas family. These sales and leases are at fair market rates and contain no unusual discounts or premiums. Revenues from these transactions amounted to approximately $1.5 million for the year ended December 31, 2003, $1.6 million for the year ended December 31, 2004, $1.5 million for the year ended December 31, 2005 and $0.5 million for the six months ended June 30, 2006.

        Also, included in accounts receivable are amounts from MasTec, Inc. and its subsidiaries. The total amounts owed from MasTec, Inc. and its subsidiaries were $0.2 million, $0.3 million, $0.4 million and $0.1 million at December 31, 2003, 2004, 2005 and June 30, 2006, respectively.

        We entered into an employment agreement with Mr. J.C. Mas, and Mr. Mas also is eligible to participate in certain equity compensation arrangements, in each case as described in this prospectus under the caption "Management—Employment Agreements" and "—Equity Compensation Arrangements."

        In addition, in connection with the Transactions, affiliates of New York Life Capital Partners II, L.P., own approximately 19% of our outstanding shares of Class A common stock and purchased approximately $5 million in aggregate principal amount of the outstanding subordinated notes. We also entered into a registration rights agreement with the purchasers of the outstanding subordinated notes.

        We believe that all transactions described above are on terms at least as favorable to us as we would expect to negotiate with unrelated third parties.

Management Services Agreement

        Pursuant to a management services agreement entered into in connection with the Transactions, Odyssey and its affiliates provide us with management, advisory and other services in relation to our businesses, administration, policies and operations. Under this agreement, we pay Odyssey fees in the event that we retain Odyssey or any of its affiliates to participate in the negotiation and consummation of any acquisition. We have not paid any such fees to date. We also indemnify Odyssey and its affiliates and their respective directors, officers, employees, agents, partners and controlling persons from any losses to the extent they relate to Odyssey's performance of the services contemplated by the management services agreement. In addition, we reimburse Odyssey and its affiliates for any expenses incurred to the extent these expenses relate to Odyssey's performance of the services contemplated by the management services agreement. The management services agreement will remain in effect until the earlier of (1) a public offering or offerings resulting in at least 30% of Neff Corp.'s common stock being publicly traded, (2) the date that Odyssey and its affiliates or limited partners of its affiliates no longer retain ownership of at least 50% of Neff Corp.'s common stock or other equity interests or (3) termination of the management services agreement by us and Odyssey.

Stockholders Agreement

        Holdings, all of Neff Corp.'s other stockholders and Neff Corp. entered into a stockholders agreement in connection with the Transactions. Pursuant to the stockholders agreement, each of the parties thereto agreed to vote their stock in favor of a number of designees of Odyssey that will enable Odyssey to designate the election of all of the members of Neff Corp.'s board of directors. Pursuant to the stockholders agreement, each of Neff Corp.'s stockholders (other than Holdings) are restricted from transferring their stock of Neff Corp. until the earlier of an initial public offering by Neff Corp. of its stock or June 3, 2010. Holdings also has a bring-along right under certain circumstances to require Neff Corp.'s other stockholders party to the stockholders agreement to sell their shares to a third party that is purchasing stock of Neff Corp. Neff Corp.'s other stockholders have a tag-along right under certain circumstances to sell their shares to a third party that is purchasing stock of Neff Corp. held by Holdings. In addition, under certain circumstances, Mr. Mas also has a right to sell his stock back to Neff Corp. and, under certain circumstances, Neff Corp. has a right to purchase the stock held by Mr. Mas. Furthermore, Neff Corp.'s stockholders party to the stockholders agreement each have the right under certain circumstances to purchase a pro rata portion of any future equity issuance by Neff Corp. The stockholders agreement also provides Neff Corp.'s stockholders party to the stockholders agreement have the right, under certain circumstances and subject to certain conditions, to require Neff Corp. to register under the Securities Act shares of its Class A common stock held by them.

DESCRIPTION OF OTHER INDEBTEDNESS

The ABL Credit Facility

        In connection with the Transactions, we and our operating subsidiary entered into an ABL credit facility, which is provided by a syndicate of banks and other financial institutions arranged by General Electric Capital Corporation. The ABL credit facility provides for revolving loans of up to an aggregate of $225 million, including a $20 million sub-limit for the issuance of standby or commercial letters of credit, subject to the availability limitation described in the next sentence. The amount available for borrowings under the ABL credit facility is calculated according to a formula based primarily on the value of our rental fleet and equipment and, to a lesser extent, our accounts receivable and parts inventory. As a result, the amount available for additional borrowing at any time is less than the difference between $225 million and the aggregate amount of existing borrowings and letters of credit outstanding at such time. All borrowings under the ABL credit facility are subject to the satisfaction of usual and customary conditions, including accuracy of representations and warranties and absence of a default. The ABL credit facility will mature on the fifth anniversary of the facility. The ABL credit facility is secured by first-priority liens upon substantially all of our assets.

        The interest on borrowings under the ABL credit facility is at variable rates based on our leverage ratio. Borrowings under the ABL credit facility bear interest at a rate equal to an applicable margin percentage plus one of the following indexes: (i) LIBOR or (ii) an index rate that references either a published base rate or the federal funds rate. The applicable margin percentage will vary from 175 to 275 basis points for LIBOR-based loans and 50 to 150 basis points for prime rate loans, depending on our leverage ratio at the end of each quarter. The borrowings obtained on the closing date of the Recapitalization under the ABL credit facility bear interest at a rate equal to LIBOR plus 250 basis points or the prime rate plus 125 basis points for at least the first 90 days and thereafter at the variable rates described above.

        The ABL credit facility requires that we pay quarterly in arrears an annual commitment fee for each lender's unused commitment under the ABL credit facility. This annual commitment fee can range from 37.5 basis points to 50 basis points based on our leverage ratio.

        Voluntary prepayments of amounts outstanding under the ABL credit facility, in whole or in part, are permitted at any time, so long as we give notice as required by the ABL credit facility. However, if prepayment is made with respect to a LIBOR-based loan and the prepayment is made on a date other than an interest payment date, we must pay a fee to compensate the lenders for breakage costs incurred as a result of the prepayment.

        The ABL credit facility does not contain covenants that require us to maintain our financial condition, such as an interest coverage ratio or leverage ratio, but the ABL credit facility does impose a number of negative covenants, subject to customary exceptions, that limit or prohibit, among other things, our ability to:

  •
  incur additional indebtedness in excess of (i) $10 million of capital leases, (ii) a combined $50 million of subordinated indebtedness and second lien indebtedness, and (iii) $10 million of unsecured indebtedness;

  •
  pay dividends and make distributions;

  •
  issue stock of subsidiaries and make negative pledges;

  •
  make certain general investments in excess of $10 million;

  •
  make certain acquisitions in excess of $100 million;

  •
  repurchase stock;

  •
  become liable for contingent obligations in excess of $3 million;

  •
  make restricted payments in excess of $2 million;

  •
  create liens to support (i) purchase money obligations in excess of $20 million and (ii) general obligations in excess of $2 million;

  •
  enter into affiliate transactions;

  •
  enter into sale-leaseback transactions in excess of an aggregate value of $15 million;

  •
  merge or consolidate; and

  •
  transfer and sell assets.

        The ABL credit facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenants defaults, cross-defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, judgment defaults in excess of specified amounts, failure of any security document supporting the ABL credit facility to be in full force and effect and a change of control.

        In connection with our corporate reorganization, we obtained a consent to amend and restate the ABL credit facility to release Neff Corp. of its obligation as a guarantor.

DESCRIPTION OF THE EXCHANGE SENIOR NOTES

        You can find definitions of certain terms used in the following summary under "—Certain Definitions." As used in this "Description of the Exchange Senior Notes" section:

  •
  "Neff" refers to Neff Rental LLC and not to any of its Subsidiaries;

  •
  "Finance Corp." refers to Neff Finance Corp., a subsidiary of Neff and co-issuer of the outstanding senior notes;

  •
  the "Issuers" refers collectively to Neff and Finance Corp.;

  •
  "Parent" refers to Neff Corp. and not to any of its Subsidiaries;

  •
  "Neff Rental" refers to Neff Rental, Inc., and "Valley Rents" refers to Valley Rents and Ready Mix, Inc., each a subsidiary of Neff and a Guarantor of the senior notes;

  •
  the "outstanding senior notes" means the outstanding 11 1/4% Series A Second Priority Senior Secured Notes due 2012 issued by the Issuers on July 8, 2005;

  •
  the "exchange senior notes" means the 11 1/4% Series B Second Priority Senior Secured Notes due 2012 offered pursuant to this prospectus in exchange for all outstanding senior notes; and

  •
  the "senior notes" means the outstanding senior notes and the exchange senior notes, in each case outstanding at any given time and issued under the indenture.

        Neff is a Delaware limited liability company and Finance Corp. is a Delaware corporation and a wholly owned subsidiary of Neff. Neff is the successor to substantially all of the business of Parent. Finance Corp. has no material assets. As of the date of this prospectus, Neff has three Subsidiaries, Finance Corp. (a co-issuer of the senior notes), Neff Rental and Valley Rents. As of the date of this prospectus, Neff Rental and Valley Rents are the only Guarantors of the senior notes.

        The Issuers issued the outstanding senior notes to the initial purchaser on July 8, 2005. The initial purchaser subsequently resold the outstanding senior notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside of the United States in reliance on Regulation S under the Securities Act. The Issuers issued the outstanding senior notes and the Issuers will issue the exchange senior notes under an indenture dated as of July 8, 2005, among the Issuers, Neff Rental, as guarantor, and Wells Fargo Bank, National Association, as trustee, as amended by a first supplemental indenture dated as of May 22, 2006, among the Issuers, Neff Rental and Valley Rents, as guarantors, and the trustee (collectively, the "indenture"). The terms of the exchange senior notes are identical in all material respects to the outstanding senior notes except that, upon completion of the exchange offer, the exchange senior notes will be:

  •
  registered under the Securities Act; and

  •
  free of any covenants regarding exchange registration rights.

        In addition, the exchange senior notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The indenture contains provisions that define your rights under the senior notes. In addition, the indenture governs the obligations of the Issuers and of each Guarantor under the senior notes. The terms of the senior notes include those stated in the indenture and those made part of the indenture by reference to the TIA as in effect on the Issue Date.

        The following description is only a summary of the material provisions of the indenture and the Note Security Documents. It does not include all of the provisions of the indenture and the Note Security Documents. We urge you to read the indenture and the Note Security Documents as they, and not this description, define your rights as holders of the exchange senior notes. We have filed a copy of the indenture and the Note Security Documents with the SEC as exhibits to the registration statement of which this prospectus is a part.

Brief Description of the Exchange Senior Notes

        The exchange senior notes:

  •
  are the joint and several obligations of the Issuers;

  •
  are senior obligations of the Issuers;

  •
  are secured by a second-priority lien on the Collateral, equally and ratably with all obligations of the Issuers under any future Parity Junior Lien Debt, subject to the Liens securing the Issuers' obligations under the ABL Credit Facility, any other Priority Lien Debt and certain other Permitted Liens;

  •
  are effectively subordinated, to the extent of the value of the Collateral, to the Issuers' obligations under the ABL Credit Facility and any other Priority Lien Debt, which will be secured on a first-priority basis by the same assets of Neff and its Subsidiaries that secure the senior notes;

  •
  are effectively subordinated to any obligations secured by Permitted Liens, to the extent of the value of the assets of Neff and its Subsidiaries subject to those Permitted Liens;

  •
  rank pari passu in right of payment with all existing and future Senior Debt of the Issuers, including the Issuers' guarantee of borrowings by Neff Rental under the ABL Credit Facility;

  •
  are senior in right of payment to any future Subordinated Obligations of the Issuers; and

  •
  are guaranteed on a senior secured basis by Neff Rental and any future Guarantors.

        The senior notes, however, will be effectively subordinated to all borrowings under the ABL Credit Facility, which will be secured on a first-priority basis by the same Collateral that secures the Notes and the Guarantees. See "Risk Factors—Risks Relating to our Indebtedness and this Offering—There may not be sufficient collateral to pay all or any of the senior notes."

        As of the date of this prospectus, Neff's only Subsidiaries, Finance Corp., Neff Rental and Valley Rents, are "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Limitation on Restricted Payments" and the definition of "Unrestricted Subsidiary," we will be permitted to designate certain of our future Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not Guarantee the senior notes.

Paying Agent and Registrar for the Senior Notes

        The trustee will initially act as paying agent and registrar. The Issuers may change any paying agent and registrar without notice to holders of the senior notes ("holders"), and Neff or any of its domestic Subsidiaries may act as paying agent and registrar.

Methods of Receiving Payments on the Senior Notes

        If a holder has given wire transfer instructions to the Issuers at least three business days prior to the applicable payment date, the Issuers, through the paying agent or otherwise, will pay all principal, interest and premium, if any, on that holder's senior notes in accordance with those instructions. Otherwise, the Issuers will pay principal and premium, if any, on the senior notes at the trustee's corporate office in New York, New York. At the Issuers' option, interest also may be paid by mailing a check to the holder's registered address.

Transfer and Exchange

        A holder may transfer or exchange senior notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of senior notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any senior note selected for redemption (except, in the case of senior notes to be redeemed in part, the portion thereof not to be redeemed). Also, the Issuers will not be required to transfer or exchange any senior note for a period of 15 days before a selection of senior notes to be redeemed or before an interest payment date.

Principal, Maturity and Interest

        The Issuers issued the outstanding senior notes initially in an aggregate principal amount of $245.0 million. Additional Notes ("Additional Notes") in an unlimited amount may be issued under the indenture from time to time, subject to the limitations set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness." The senior notes and any Additional Notes subsequently issued would be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase. Holders of Additional Notes actually issued will share equally and ratably in the Collateral with the holders of the senior notes offered hereby. Unless the context otherwise requires, for all purposes of the indenture and this "Description of the Exchange Senior Notes," references to the senior notes include any Additional Notes actually issued. The Issuers will issue the senior notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

        The senior notes will mature on June 15, 2012. Interest on the senior notes will accrue at a rate of 11 1/4% per annum and will be payable semiannually in cash on each June 15 and December 15, commencing December 15, 2005. In the case of the exchange senior notes, interest will accrue from the last interest payment date on which interest was paid on the outstanding senior notes surrendered in exchange therefor or, if no interest has been paid on the outstanding senior notes, from the date of original issue of the outstanding senior notes.

        Interest on the senior notes will accrue from the date of original issuance or, if interest has already been paid, from the date most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The Issuers will make interest payments to the persons who are registered holders at the close of business on the June 1 and December 1 immediately preceding the applicable interest payment date.

Optional Redemption

        At any time prior to June 15, 2009, the Issuers will be entitled at their option to redeem the senior notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the senior notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date, subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date.

        On and after June 15, 2009, the Issuers will be entitled at their option to redeem the senior notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on June 15th of the year set forth below.

Year	Percentage
2009	105.625%
2010	102.813%
2011 and thereafter	100.000%

        In addition, the Issuers must pay all accrued and unpaid interest on the senior notes redeemed.

        Prior to June 15, 2008, the Issuers will be entitled at their option on one or more occasions to use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the senior notes (including any Additional Notes) issued under the indenture at a redemption price of 111.25% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

  (1)
  at least 65% of the aggregate principal amount of senior notes (including any Additional Notes) issued under the indenture remains outstanding immediately after the occurrence of each such redemption (other than senior notes held, directly or indirectly, by Neff or its Affiliates); and

  (2)
  the Issuers make such redemption not more than 90 days after the consummation of such Equity Offering.

Selection and Notice of Redemption

        In the event that the Issuers choose to redeem less than all of the senior notes, selection of the senior notes for redemption will be made by the trustee on a pro rata basis to the extent practicable. No senior notes of a principal amount of $2,000 or less shall be redeemed in part.

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of senior notes to be redeemed at its registered address. If any senior note is to be redeemed in part only, the notice of redemption that relates to that senior note will state the portion of the principal amount thereof to be redeemed. The Issuers will issue a new senior note in a principal amount equal to the unredeemed portion of the original senior note in the name of the holder upon cancellation of the original senior note. Senior notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on the senior notes or portions thereof called for redemption as long as the Issuers have deposited with the paying agent funds in satisfaction of the applicable redemption price.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        Neither the Issuers nor the Guarantors are required to make any mandatory redemption or sinking fund payments with respect to the senior notes. However, under certain circumstances, the Issuers may be required to offer to purchase senior notes as described under the captions "—Change of Control" and "—Certain Covenants—Limitation on Asset Sales." The Issuers may at any time and from time to time purchase senior notes in the open market or otherwise.

Subsidiary Guarantees

        The obligations of the Issuers under the senior notes and the indenture will be jointly and severally guaranteed on a senior basis by Neff Rental, Valley Rents and each future Guarantor. Neff Rental is the borrower under the ABL Credit Facility. As of the date of this prospectus, Neff has three Subsidiaries, Finance Corp. (which is a co-issuer of the senior notes), Neff Rental and Valley Rents. As of the date of this prospectus, Neff Rental and Valley Rents are the only Guarantors of the senior notes. Neff Rental accounted for approximately 100%, 100%, 100% and 100% of our total revenues and EBITDA, respectively, for each of the years ended December 31, 2004 and 2005 and for each of the six months ended June 30, 2005 and 2006. In addition, as of June 30, 2006, Neff Rental held approximately 97.0% of our total assets.

        The Guarantee of Neff Rental, Valley Rents and each future Guarantor of the senior notes:

  •
  is a senior obligation of the applicable Guarantor;

  •
  is secured by a second-priority lien on the Collateral, equally and ratably with all obligations of that Guarantor under any future Parity Junior Lien Debt, subject to the Liens securing that Guarantor's guarantee of the obligations under the ABL Credit Facility, any other Priority Lien Debt and certain other Permitted Liens;

  •
  is effectively subordinated, to the extent of the value of the Collateral, to that Guarantor's obligations under the ABL Credit Facility and any other Priority Lien Debt, which will be secured on a first-priority basis by the same assets of that Guarantor that secure the senior notes;

  •
  is effectively subordinated to any obligations secured by Permitted Liens, to the extent of the value of the assets of that Guarantor subject to those Permitted Liens;

  •
  ranks pari passu in right of payment with all other Senior Debt of the applicable Guarantor, including its borrowings under or guarantee of Indebtedness under the ABL Credit Facility; and

  •
  is senior in right of payment to any future Subordinated Obligations of the applicable Guarantor, if any.

        Pursuant to the indenture, the Issuers will be permitted to designate additional Indebtedness as Priority Lien Debt subject to the covenants described below under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and "—Limitation on Liens." The Issuers also will be permitted to incur additional Indebtedness that is Parity Junior Lien Debt subject to the covenant described below under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness." As of June 30, 2006, Neff had approximately $191.2 million of Priority Lien Debt, and the outstanding senior notes and the related Guarantees were the only Parity Junior Lien Debt outstanding.

        The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its Guarantee could be reduced to zero. See "Risk Factors—Risks Relating to our Indebtedness and the Exchange Offer—Federal and state statutes allow courts, under specific circumstances, to void exchange notes, guarantees and security interests and require noteholders to return payments received."

        Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

        Pursuant to the indenture, (A) a Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person, subject to the provisions described below under "—Certain Covenants—Merger, Consolidation and Sale of Assets," and (B) the Capital Stock of a Guarantor may be sold or otherwise disposed of to another Person, subject to the provisions described below under "—Certain Covenants—Limitation on Asset Sales"; provided, however, that, in the case of the consolidation, merger or transfer of all or substantially all the assets of such Guarantor if such other Person is not one of the Issuers or a Guarantor, such Guarantor's obligations under its Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

  (1)
  the sale or other disposition (including by way of consolidation or merger) of a Guarantor, including the sale or disposition of Capital Stock of a Guarantor following which such Guarantor is no longer a Subsidiary; or

  (2)
  the sale or disposition of all or substantially all the assets of a Guarantor;

provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, each Credit Facility and any other Indebtedness of Neff or any Restricted Subsidiary of Neff. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Guarantee automatically will be released from its obligations thereunder.

        The Guarantee of a Restricted Subsidiary that is a Guarantor also will be released:

  (1)
  upon the designation of such Guarantor, other than Neff Rental, as an Unrestricted Subsidiary in accordance with the provisions set forth under "—Certain Covenants—Limitation on Restricted Payments" and the definition of "Unrestricted Subsidiary";

  (2)
  at such time as such Guarantor, other than Neff Rental, does not have any Indebtedness outstanding that would have required such Guarantor to enter into a supplemental indenture to the indenture providing for a Guarantee pursuant to the covenant described under "—Certain Covenants—Future Guarantees by Subsidiaries";

  (3)
  if we exercise our legal defeasance option or covenant defeasance option as described under "—Legal Defeasance and Covenant Defeasance" or if our obligations under the indenture are discharged in accordance with the terms of the indenture; or

  (4)
  at such time as such Guarantor ceases to be a Subsidiary of Neff as a result of any foreclosure of any pledge or security interest in favor of Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under "—Security for the Senior Notes—Release of Liens on Collateral."

Ranking

        The indebtedness evidenced by these senior notes and the Guarantees will be Senior Debt of the Issuers or the applicable Guarantor, as the case may be, and will rank pari passu in right of payment with all the existing and future Senior Debt of the Issuers and the Guarantors, as the case may be, and will have the benefit of the second-priority security interest in the Collateral as described under "—Security for the Senior Notes." Pursuant to the Note Security Documents, the security interests securing the senior notes and the Guarantees are second in priority (subject to Permitted Liens) to all security interests at any time granted to secure Priority Lien Debt. On the Issue Date, the senior notes were Guaranteed by Neff Rental.

        A substantial portion of our operations are conducted through our operating Subsidiaries, Neff Rental and Valley Rents. As described above under "—Guarantees," Guarantees may be automatically released under certain circumstances. In addition, our future Subsidiaries may not be required to guarantee the senior notes. Claims of creditors of such non-Guarantor Subsidiaries (other than Finance Corp.), including trade creditors and creditors holding Indebtedness or guarantees issued by such non-Guarantor Subsidiaries (other than Finance Corp.), and claims of preferred stockholders of such non-Guarantor Subsidiaries (other than Finance Corp.) generally will have priority with respect to the assets and earnings of such non-Guarantor Subsidiaries (other than Finance Corp.) over the claims of our creditors, including holders of the senior notes. Accordingly, the senior notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-Guarantor Subsidiaries (other than Finance Corp.).

        Although the indenture limits the incurrence of Indebtedness and preferred stock by the Issuers and our existing Subsidiaries and certain of our future Subsidiaries, if any, that limitation is subject to a number of significant qualifications. Under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Priority Lien Debt. Moreover, the indenture does not impose any limitation on the incurrence by Neff or its Subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and "—Limitation on Liens."

Security for the Senior Notes

        The obligations of the Issuers with respect to the senior notes, the obligations of the Guarantors under the Guarantees, all other Parity Junior Lien Obligations and the performance of all other obligations of the Issuers, the Guarantors and Neff's other Restricted Subsidiaries, if any, under the Note Documents will be secured equally and ratably by second-priority Liens on the Collateral granted to the Parity Junior Lien Collateral Agent for the benefit of the holders of the Note Obligations. These Liens will be junior in priority to the Liens securing Priority Lien Obligations and to certain other Permitted Liens. The Liens securing Priority Lien Obligations will be held by the Priority Lien Collateral Agent. The Collateral consists of (1) 100% of the Capital Stock of Finance Corp. and Neff Rental and certain future domestic Subsidiaries of Neff that are owned by Neff or any Guarantor (subject to the limitations described under "—Limitations on Stock Collateral"), (2) 65% of the Capital Stock of certain future foreign Subsidiaries of Neff that are owned by Neff or any Guarantor (subject to the limitations described under "—Limitations on Stock Collateral") and (3) all of the other property and assets of Neff and its Restricted Subsidiaries to the extent that such assets secure the Priority Lien Obligations.

        In addition to the limitations described below under "—Limitations on Stock Collateral," the Collateral will not include (1) any permit, lease, license, contract, instrument or other agreement held by any Grantor that prohibits or requires the consent of any Person other than the Issuers, Neff Rental or their respective Affiliates as a condition to the creation by such Grantor of a Lien thereon, (2) any permit, lease, license, contract or other agreement held by the Issuers, Neff Rental or any other Grantor to the extent that any laws applicable thereto prohibit the creation of a Lien thereon, but only, in each case, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other laws (including the Bankruptcy Code) and (3) equipment owned by the Issuers, Neff Rental or any other Grantor that is subject to a purchase money Lien or a capital lease if the contract or other agreement in which such Lien is granted (or in the documentation providing for such capital lease) prohibits or requires the consent of any Person other than the Issuers, Neff Rental or their respective Affiliates as a condition to the creation of any other Lien on such equipment, unless, in each case, such assets secure the Obligations under the ABL Credit Facility (collectively, referred to as "Excluded Property"). Notwithstanding the foregoing, Excluded Property will not include any proceeds, substitutions or replacements of Excluded Property (unless such proceeds, substitutions or replacements would constitute Excluded Property).

        The Note Security Documents provide that:

  (1)
  the grant of Priority Liens pursuant to the Priority Lien Security Documents and the grant of Parity Junior Liens pursuant to the Parity Junior Lien Security Documents (including the Note Security Documents), respectively, will create two separate and distinct Liens: the Priority Liens securing the payment and performance of the Priority Lien Obligations and the Parity Junior Liens securing the payment and performance of the Parity Junior Lien Obligations, respectively; and

  (2)
  the Parity Junior Liens securing the Parity Junior Lien Obligations are subject and subordinate to the Priority Liens securing the Priority Lien Obligations.

        Subject to the limitations described below under "—Limitations on Stock Collateral," it is the intention that the Priority Lien Collateral and the Parity Junior Lien Collateral be identical. In furtherance of the foregoing, the Intercreditor Agreement will provide:

  (1)
  that the parties thereto will cooperate in good faith in order to determine, upon any reasonable request by the Priority Lien Collateral Agent or the Parity Junior Lien Collateral Agent, the specific assets included in the Priority Lien Collateral and the Parity Junior Lien Collateral, the steps taken to perfect the Priority Liens and the Parity Junior Liens thereon and the identity of the respective Grantors obligated under the Priority Lien Documents and the Parity Junior Lien Documents; and

  (2)
  that the documents, agreements and instruments creating or evidencing the Parity Junior Lien Collateral and the Parity Junior Liens will be in all material respects in the same form as the documents, agreements and instruments creating or evidencing the Priority Lien Collateral and the Priority Liens, other than with respect to the first priority and second priority nature of the Liens created or evidenced thereunder, the identity of the Secured Parties that are parties thereto or secured thereby and other matters contemplated by the Intercreditor Agreement.

        The Issuers and the Guarantors will be able to incur additional Indebtedness, including additional Priority Lien Debt and additional Parity Lien Debt, in the future that could share in the Collateral. The amount of such Priority Lien Debt will be limited by the covenant described under "—Certain Covenants—Limitation on Liens" and the amount of all such additional Indebtedness will be limited by the covenant described under "—Limitation on Incurrence of Additional Indebtedness." Under certain circumstances the amount of such Priority Lien Debt, Parity Junior Lien Debt and other additional Indebtedness could be significant.

Limitations on Stock Collateral

        The Capital Stock and securities of a Subsidiary of Neff (other than Finance Corp. and Neff Rental) will constitute Collateral only to the extent that such Capital Stock and securities can secure the senior notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary's Capital Stock and securities secure the senior notes, then the Capital Stock and securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any holder of senior notes, to the extent necessary to release the second-priority security interests on the shares of Capital Stock and securities that are so deemed to no longer constitute part of the Collateral.

        In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary's Capital Stock and securities to secure the senior notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and securities of such Subsidiary shall automatically be deemed to be a part of the

Collateral (but only to the extent such Subsidiary would not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any holder of senior notes, to the extent necessary to subject to the Liens under the Note Security Documents such additional Capital Stock and securities.

        In accordance with the limitations set forth in the immediately two preceding paragraphs, other than with respect to Finance Corp. and Neff Rental whose shares of Capital Stock will be part of the Collateral without regard to the limits described above, the Collateral will include shares of Capital Stock of the any future Subsidiaries only to the extent that the applicable value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the senior notes outstanding. Accordingly, the portion of the Capital Stock of Subsidiaries constituting Collateral in the future may decrease or increase as described above.

After-Acquired Collateral

        From and after the Issue Date and subject to certain limitations and exceptions, if any of the Issuers or any Guarantor creates any additional security interest upon any property or asset to secure any Priority Lien Debt (which includes Obligations in respect of the ABL Credit Facility), such Person must concurrently grant a second-priority security interest (subject to Permitted Liens, including the first-priority Lien that secures obligations in respect of the Priority Lien Debt) upon such property as security for the Security Notes and all other Parity Junior Lien Debt.

Further Assurances

        The indenture and the Note Security Documents will provide that the Issuers and each of the other Grantors will do or cause to be done all acts and things that may be required, or that the Parity Junior Lien Collateral Agent from time to time may reasonably request, to assure and confirm that the Parity Junior Lien Collateral Agent holds, for the benefit of the holders of Note Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Secured Debt Documents.

        Upon the reasonable request of the Parity Junior Lien Collateral Agent or any Secured Debt Representative at any time and from time to time, the Issuers and each of the other Grantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the Parity Junior Lien Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents for the benefit of the holders of Secured Obligations.

Note Security Documents Including the Intercreditor Agreement

  General

        On the Issue Date, the Issuers, Neff Rental and the Parity Lien Collateral Agent entered into security documents defining the terms of the security interests that secure the senior notes and the Guarantees of the senior notes, and Valley Rents executed a joinder to those security documents on May 22, 2006. Those security interests secure the payment and performance when due of all of the Note Obligations, as provided in such security documents.

        On the Issue Date, the Issuers, Neff Rental, General Electric Capital Corporation, as ABL Facility Agent and Priority Lien Collateral Agent under the Priority Lien Collateral Documents, the trustee and the Parity Junior Lien Collateral Agent entered into an Intercreditor Agreement, which may be amended or supplemented from time to time to add other parties holding other Priority Lien

Obligations and other Parity Junior Lien Obligations permitted to be incurred under the indenture. Valley Rents executed a joinder to the intercreditor agreement on May 22, 2006. Pursuant to the terms of the Intercreditor Agreement, so long as the Discharge of Priority Lien Obligations has not occurred, none of the Issuers, Neff Rental or any other Grantor shall, or shall permit any of its Subsidiaries to,

  (1)
  grant or permit any additional Liens on any asset or property of any Grantor to secure any Parity Junior Lien Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of any Grantor to secure the Priority Lien Obligations; or

  (2)
  subject to the limitations described above under "—Limitations on Stock Collateral," grant or permit any additional Liens on any asset or property to secure any Priority Lien Obligations unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Parity Junior Lien Obligations, with each such Lien to be subject to the provisions of the Intercreditor Agreement; provided, that the Parity Junior Lien Collateral Agent will agree (on behalf of itself and the holders of Parity Junior Lien Obligations) that no holder of Parity Junior Lien Obligations shall obtain, permit or suffer to exist any Lien on any assets or property of any Grantor not subject to a Lien in favor of the Priority Lien Collateral Agent or any other Priority Lien Secured Party unless:

  (A)
  the Priority Lien Collateral Agent, for the benefit of itself and the Priority Lien Secured Parties, also obtains a Lien on such assets or property; or

  (B)
  the Priority Lien Collateral Agent declines in a writing to the Parity Junior Lien Collateral Agent to obtain a Lien on such assets;

    provided, further, that in the event that the Parity Junior Lien Collateral Agent or any holder of Parity Junior Lien Obligations obtains such a Lien on any assets or property of the Issuers or any other Grantor in contravention of the Intercreditor Agreement that does not also secure the Priority Lien Obligations, the Parity Junior Lien Collateral Agent will be required to immediately notify the Priority Lien Collateral Agent in writing of such Lien and either (i) release such Lien or (ii) assign such Lien to the Priority Lien Collateral Agent for the benefit of the Priority Lien Secured Parties as security for the Priority Lien Obligations (unless the Issuers, Neff Rental or the applicable Grantor, as applicable, shall promptly grant a similar Lien on such assets or property to the Priority Lien Collateral Agent for the benefit of the Priority Lien Secured Parties and such Lien shall be prior to the Lien of the Parity Junior Lien Collateral Agent on such assets or property as a result of the Intercreditor Agreement or otherwise).

To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, the Intercreditor Agreement provides that the Parity Junior Lien Collateral Agent, for itself and on behalf of the holders of the Parity Junior Lien Obligations, will hold any amounts received by or distributed to the Parity Junior Lien Collateral Agent or any holder of Parity Junior Lien Obligations pursuant to or as a result of any Lien granted in contravention of the foregoing provisions subject to the provisions described below under "—Note Security Documents Including the Intercreditor Agreement—Payment Over in Favor of Priority Lien Obligations."

  Sharing of Collateral Within Each Class of Secured Debt

        Subject to, in the case of any Series of Priority Lien Debt that is Additional Secured Debt, the consent of the ABL Facility Agent, the Intercreditor Agreement provides that the payment and satisfaction of all of the Secured Obligations within each Class will be secured equally and ratably (or, in the case of Priority Lien Obligations, on such other basis as may be agreed by the relevant holders of the Priority Lien Obligations) by the Liens established for the benefit of the Secured Parties belonging to such Class.

  Insurance and Condemnation Awards

        So long as the Discharge of Priority Lien Obligations has not occurred, the Priority Lien Collateral Agent and the other Priority Lien Secured Parties shall have the exclusive right, subject to the rights of the Grantors under the Priority Lien Documents, to settle and adjust claims in respect of Collateral under policies of insurance covering Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Collateral. All proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall be paid:

  (1)
  first, prior to the Discharge of Priority Lien Obligations and subject to the rights of the Grantors under the Priority Lien Documents, to the Priority Lien Collateral Agent for the benefit of Priority Lien Secured Parties pursuant to the terms of the Priority Lien Documents;

  (2)
  second, after the Discharge of Priority Lien Obligations and subject to the rights of the Grantors under the Parity Junior Lien Documents, to the Parity Junior Lien Collateral Agent for the benefit of the Parity Junior Lien Secured Parties pursuant to the terms of the Parity Junior Lien Documents; and

  (3)
  third, if no Parity Junior Lien Obligations are outstanding, to the applicable Grantor, or such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct.

Until the Discharge of Priority Lien Obligations has occurred, if the Parity Junior Lien Collateral Agent or any other Parity Junior Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall transfer and pay over such proceeds to the Priority Lien Collateral Agent as described under "—Note Security Documents Including the Intercreditor Agreement—Payment Over in Favor of Priority Lien Obligations."

  Noteholders' Rights as Unsecured Creditors

        The Parity Junior Lien Collateral Agent and the other Parity Junior Lien Secured Parties may, in accordance with the terms of the Parity Junior Lien Documents and applicable law, enforce rights and exercise remedies against any Grantor as unsecured creditors, including commencement of an insolvency or liquidation proceeding against the Issuers or any other Grantor in accordance with applicable law. Nothing in the Intercreditor Agreement shall prohibit the receipt by the Parity Junior Lien Collateral Agent or any other Parity Junior Lien Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Parity Junior Lien Documents so long as such receipt is not the direct or indirect result of the enforcement or exercise by the Parity Junior Lien Collateral Agent or any other Parity Junior Lien Secured Party or any other person of any rights or remedies as a secured creditor (including any right of setoff) or enforcement of any Parity Junior Lien in contravention of the Intercreditor Agreement and subject, in the case of post-petition interest, to the provisions described under "—Note Security Documents Including the Intercreditor Agreement—Post-Petition Interest."

  Prohibition on Contesting Liens

        The Intercreditor Agreement provides that each of the Priority Lien Collateral Agent, for itself and on behalf of the other Priority Lien Secured Parties, and the Parity Junior Lien Collateral Agent, for itself and on behalf of the other Parity Junior Lien Secured Parties, will not, and will waive any right to, contest or challenge (or support any other person in contesting or challenging), directly or indirectly, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of any Parity Junior Lien or any Priority Lien, as the case may be; provided that nothing in the Intercreditor Agreement shall be construed to prevent or impair the rights of the Priority Lien Collateral Agent, the Priority Lien Representative or any Priority Lien Secured Party to enforce the Intercreditor Agreement. The Intercreditor Agreement also provides that the Parity Junior Lien Collateral Agent, for itself and on behalf of the other Parity Junior Lien Secured Parties, will not, and will waive any right to, demand, request, plead or otherwise assert or claim the benefit of any marshalling, approval, valuation or similar right which it may have in respect of the Collateral or the Parity Junior Liens; provided that nothing in the Intercreditor Agreement shall be construed to prevent or impair the rights of the Priority Lien Collateral Agent, the Priority Lien Representative or any Priority Lien Secured Party to enforce the Intercreditor Agreement.

Restrictions on Enforcement of Parity Junior Liens

        Until the Discharge of Priority Lien Obligations, the Priority Lien Representatives and the holders of Priority Lien Obligations will have, subject to the exceptions set forth below in clauses (1) through (4), the exclusive right to act with respect to the Security Documents and the Collateral, including the exclusive right to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral and neither the Parity Junior Lien Collateral Agent nor the holders of Parity Junior Lien Obligations may authorize or direct the Priority Lien Representatives or any other Person with respect to such matters. Notwithstanding the foregoing, the Parity Junior Lien Representatives and the holders of Parity Junior Lien Obligations may direct the Parity Junior Lien Collateral Agent:

  (1)
  without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

  (2)
  subject to the prior Discharge of Priority Lien Obligations, as necessary to redeem any Collateral in a creditor's redemption permitted by law or to deliver any notice or demand necessary to enforce any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any Permitted Lien;

  (3)
  as necessary to perfect or establish the second priority (subject to Priority Liens and other Permitted Liens and other than with respect to the possession or control of certain Collateral) of the Parity Junior Liens upon any Collateral; provided, that unless otherwise agreed to by the Parity Junior Lien Collateral Agent in the Security Documents, the Parity Junior Lien Representatives and the holders of Parity Junior Lien Obligations may not require the Parity Junior Lien Collateral Agent to take any action to perfect any Collateral through possession or control; or

  (4)
  as necessary to create, prove, preserve or protect (but not enforce) the Parity Junior Liens upon any Collateral.

        So long as the Discharge of Priority Lien Obligations has not occurred, whether or not any insolvency or liquidation proceeding has been commenced, the Priority Lien Collateral Agent, the Priority Lien Representatives and the holders of Priority Lien Obligations shall have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, disposition or restrictions with respect to the Collateral (including the enforcement of any right under any account control agreement, landlord waiver or bailee's letter or any similar agreement or arrangement to which the Parity Junior Lien Collateral Agent or any other Parity Junior Lien Secured Party is a party), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any insolvency or liquidation proceeding), in each case, without any consultation with or any consent of the Parity Junior Lien Collateral Agent, any Parity Junior Lien

Representative or any holder of Parity Junior Lien Obligations; provided, that, notwithstanding the foregoing:

  (1)
  in any insolvency or liquidation proceeding, the Parity Junior Lien Collateral Agent may file a proof of claim or statement of interest with respect to the Parity Junior Lien Obligations;

  (2)
  the Parity Junior Lien Collateral Agent may take any action (other than actions relating to enforcement of Parity Junior Liens) to preserve or protect the validity, perfection, second priority and enforceability of the Parity Junior Liens, provided that no such action is, or could reasonably be expected to be, (A) adverse in any respect to the Priority Liens or the rights of the Priority Lien Collateral Agent, the Priority Lien Representatives or any holders of Priority Lien Obligations to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of the Intercreditor Agreement, including the automatic release of Parity Junior Liens described under "—Note Security Documents Including the Intercreditor Agreement—Automatic Release of Parity Junior Liens on Collateral" and the automatic amendment of the Parity Junior Lien Security Documents as described under "—Note Security Documents Including the Intercreditor Agreement—Automatic Amendment of Note Security Documents";

  (3)
  the holders of Parity Junior Lien Obligations may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the holders of Parity Junior Lien Obligations, including any claims secured by the Collateral or otherwise make any agreements or file any motions pertaining to the Parity Junior Lien Obligations, in each case, to the extent not inconsistent with the terms of the Intercreditor Agreement;

  (4)
  the holders of Parity Junior Lien Obligations may exercise rights and remedies as unsecured creditors as described under "—Note Security Documents Including the Intercreditor Agreement—Noteholders' Rights as Unsecured Creditors"; and

  (5)
  subject to the first paragraph under this "—Restrictions on Enforcement of Parity Junior Liens," the Parity Junior Lien Collateral Agent and the holders of Parity Junior Lien Obligations may enforce any of their rights and exercise any of their remedies with respect to the Collateral after the Discharge of Priority Lien Obligations,

    (the actions described in clauses (1) through (5) being referred to herein as the "Parity Junior Lien Permitted Actions").

        Except for the Parity Junior Lien Permitted Actions, unless and until the Discharge of Priority Lien Obligations has occurred, the sole right of the Parity Junior Lien Collateral Agent, the Parity Junior Lien Representatives and the holders of Parity Junior Lien Obligations with respect to the Collateral shall be to receive a share of the proceeds of the Collateral, if any, after the Discharge of Priority Lien Obligations has occurred and then in accordance with the Parity Junior Lien Documents and applicable law.

        In exercising rights and remedies with respect to the Collateral, the Priority Lien Representatives and the holders of Priority Lien Obligations may enforce the provisions of the Priority Lien Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to dispose of Collateral upon foreclosure, to incur expenses in connection with any such disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code or any other Bankruptcy Law. The Priority Lien Collateral Agent is required, if commercially practicable, to provide at least three business days' prior written notice to the Parity Junior Lien Collateral Agent of its intention to foreclose upon or dispose of any Collateral.

        The Intercreditor Agreement provides that no covenant, agreement or restriction contained in any Parity Junior Lien Security Document (other than the Intercreditor Agreement) or any other Parity Junior Lien Document shall be deemed to restrict in any way the rights and remedies set forth in the Intercreditor Agreement of the Priority Lien Collateral Agent, the Priority Lien Representatives or the holders of Priority Lien Obligations with respect to the Collateral.

  Discretion of Priority Lien Collateral Agent in Enforcing Priority Liens

        In exercising rights and remedies with respect to the Collateral, the Priority Lien Representatives may enforce (or refrain from enforcing) the provisions of the Priority Lien Documents and exercise (or refrain from exercising) remedies thereunder or any such rights and remedies, all in such order and in such manner as they may determine in the exercise of their sole and exclusive discretion, including:

  (1)
  the exercise or forbearance from exercise of all rights and remedies in respect of the Collateral or the Priority Lien Obligations;

  (2)
  the enforcement or forbearance from enforcement of any Priority Lien in respect of the Collateral;

  (3)
  the exercise or forbearance from exercise of rights and powers of a holder of Capital Stock included in the Priority Lien Collateral to the extent provided in the Priority Lien Security Documents;

  (4)
  the acceptance of the Collateral in full or partial satisfaction of the Priority Lien Obligations; and

  (5)
  the exercise or forbearance from exercise of all rights and remedies of a secured lender under the Uniform Commercial Code or any similar law of any applicable jurisdiction or in equity.

        Without in any way limiting the foregoing, the holders of Priority Lien Obligations and the Priority Lien Representatives and the Priority Lien Collateral Agent may, at any time and from time to time, without the consent of or notice to holders of Parity Junior Lien Obligations or the Parity Junior Lien Representatives, without incurring responsibility to holders of Parity Junior Lien Obligations and the Parity Junior Lien Representatives and without impairing or releasing the subordination provided in the Intercreditor Agreement or the obligations under the Intercreditor Agreement of holders of Parity Junior Lien Obligations and the Parity Junior Lien Representatives, do any one or more of the following:

  (1)
  change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the Priority Lien Obligations, or otherwise amend or supplement in any manner the Priority Lien Obligations, or any instrument evidencing the Priority Lien Obligations or any agreement under which the Priority Lien Obligations are outstanding;

  (2)
  release any Person or entity liable in any manner for the collection of the Priority Lien Obligations;

  (3)
  release the Priority Lien on any Collateral; and

  (4)
  exercise or refrain from exercising any rights against any Grantor.

        The Lien priorities described herein and the respective rights, interests, agreements and obligations of the Priority Lien Collateral Agent and the other Priority Lien Secured Parties and the Parity Junior Lien Collateral Agent and the other Parity Junior Lien Secured Parties shall remain in full force and effect irrespective of:

  (1)
  any lack of validity or enforceability of any Priority Lien Documents or Parity Junior Lien Documents;

  (2)
  any change in the time, place or manner of payment of, or in any other term of (including, subject to the limitations described under "—Note Security Documents Including the Intercreditor Agreement—Automatic Amendment of Note Security Documents", the Refinancing of), all or any portion of the Priority Lien Obligations (including as a result of any Priority Lien Obligations that consist or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed);

  (3)
  any change in the time, place or manner of payment of, or, subject to the limitations described under "—Note Security Documents Including the Intercreditor Agreement—Automatic Amendment of Note Security Documents," in any other term of, all or any portion of the Priority Lien Obligations;

  (4)
  any amendment, waiver or other modification, whether by course of conduct or otherwise, of any Priority Lien Document or Parity Junior Lien Document;

  (5)
  the securing of any Priority Lien Obligations or Parity Junior Lien Obligations with any additional collateral or guarantees, or any exchange, release, voiding, avoidance or non—perfection of any security interest in any Collateral or any other collateral or any release of any guarantee securing any Priority Lien Obligations or Parity Junior Lien Obligations; or

  (6)
  any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Grantors in respect of the Priority Lien Obligations or the Intercreditor Agreement, or any of the Parity Junior Lien Secured Parties in respect of the Intercreditor Agreement.

  No Interference with Collateral by Parity Junior Lien Collateral Agent

        The Intercreditor Agreement provides that, whether or not any insolvency or liquidation proceeding has been commenced, the Parity Junior Lien Collateral Agent, the Parity Junior Lien Representatives and the other Parity Junior Lien Secured Parties:

  (1)
  will not, so long as the Discharge of Priority Lien Obligations has not occurred and except for Parity Junior Lien Permitted Actions,

  (A)
  enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff) with respect to any Collateral (including the enforcement of any right under any account control agreement, landlord waiver or bailee's letter or any similar agreement or arrangement to which the Parity Junior Lien Collateral Agent or any other Parity Junior Lien Secured Party is a party or is entered into for such Person's benefit);

  (B)
  commence or join with any Person (other than the Priority Lien Collateral Agent) in commencing, or petition for or vote in favor of any resolution for, any action or proceeding with respect to such rights or remedies (including any foreclosure action) with respect to Collateral;

  (C)
  exercise any right to dispose of any Collateral or any proceeds thereof; or

  (D)
  exercise any right to notify any third party account debtors of any Grantor to make payment in respect of the Collateral directly to any Parity Junior Lien Secured Party or any Person on any such Parity Junior Lien Secured Party's behalf;

  (2)
  will not contest, protest or object to or otherwise interfere with any foreclosure action or proceeding brought by the Priority Lien Collateral Agent or any other Priority Lien Secured Party, or any other enforcement or exercise by any Priority Lien Secured Party of any rights or remedies relating to the Collateral under the Priority Lien Documents or otherwise, so long as

    Parity Junior Liens attach to the proceeds thereof subject to the relative priorities described above;

  (3)
  will not object to the forbearance by the Priority Lien Collateral Agent or any other Priority Lien Secured Parties from commencing or pursuing any foreclosure action or other proceeding or any other enforcement or exercise of any rights or remedies with respect to the Collateral;

  (4)
  will not, so long as the Discharge of Priority Lien Obligations has not occurred and except for Parity Junior Lien Permitted Actions, take or receive any Collateral or any proceeds thereof or payment with respect thereto in connection with the exercise of any right or enforcement of any remedy (including any right of setoff) with respect to any Collateral or in connection with any insurance policy award under a policy of insurance relating to Collateral or any condemnation award (or deed in lieu of condemnation) relating to Collateral;

  (5)
  will not, except for Parity Junior Lien Permitted Actions, take any action that would, or could reasonably be expected to, hinder, in any manner, any exercise of remedies against Collateral under the Priority Lien Documents, including any disposition of any Collateral, whether by foreclosure or otherwise;

  (6)
  will not object to the manner in which the Priority Lien Collateral Agent or any other Priority Lien Secured Party may seek to enforce or collect the Priority Lien Obligations or the Priority Liens, regardless of whether any action or failure to act by or on behalf of the Priority Lien Collateral Agent or any other Priority Lien Secured Party is, or could be, adverse to the interests of any Parity Junior Lien Secured Party, and will not assert, and will waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law; and

  (7)
  will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity, perfection, priority or enforceability of any Priority Lien Obligation or any Priority Lien Document, including the Intercreditor Agreement, or the validity or enforceability of the priorities, rights or obligations established by the Intercreditor Agreement.

  Finance and Sale Matters

        Until the Discharge of the Priority Lien Obligations has occurred, the Parity Junior Lien Collateral Agent, for itself and on behalf of the other Parity Junior Lien Secured Parties, agrees that, in the event of any insolvency or liquidation proceeding involving the Issuers, Neff Rental or any other Grantor, the Parity Junior Lien Secured Parties:

  (1)
  will not oppose or object to the use of any Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, unless the Priority Lien Secured Parties, or a representative authorized by the Required Priority Lien Debtholders, shall oppose or object to such use of cash collateral;

  (2)
  will not oppose or object to any post-petition financing, whether provided by the Priority Lien Secured Parties or any other person, under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (a "DIP Financing"), or the Liens securing any DIP Financing ("DIP Financing Liens"), unless the Priority Lien Secured Parties, or a representative authorized by the Priority Lien Secured Parties, shall then oppose or object to such DIP Financing or such DIP Financing Liens, and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the Priority Liens, the Parity Junior Lien Collateral Agent shall, for itself and on behalf of the other Parity Junior Lien Secured

    Parties, subordinate the Parity Junior Liens to the Priority Liens and the DIP Financing Liens on the terms of the Intercreditor Agreement and, to the extent agreed by the Priority Lien Secured Parties, to any "carveout" for professional fees or United States trustee fees by the Priority Lien Collateral Agent;

  (3)
  except to the extent permitted by the preceding clause (2), in connection with the use of cash collateral as described in clause (1) above or any DIP Financing, will not request adequate protection or any other relief in connection with such use of cash Collateral, DIP Financing or DIP Financing Liens; and

  (4)
  will not oppose or object to any disposition of any Collateral free and clear of the Parity Junior Liens or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, if the Priority Lien Secured Parties, or a representative authorized by the Priority Lien Secured Parties, shall consent to such disposition free and clear of the Priority Liens.

        The Intercreditor Agreement provides that no Parity Junior Lien Secured Party shall contest, or support any other Person in contesting:

  (1)
  any request by the Priority Lien Collateral Agent or any other Priority Lien Secured Party for adequate protection or similar claim under applicable Bankruptcy Law; or

  (2)
  any objection, based on a claim of a lack of adequate protection or similar claim under applicable Bankruptcy Law, by the Priority Lien Collateral Agent or any other Priority Lien Secured Party to any motion, relief, action or proceeding.

        Notwithstanding the foregoing, if, in connection with any DIP Financing or use of cash collateral:

  (1)
  any Priority Lien Secured Party is granted adequate protection in the form of additional collateral, the Parity Junior Lien Collateral Agent may, for itself and on behalf of the other Parity Junior Lien Secured Parties, seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Priority Liens and DIP Financing Liens on the terms of the Intercreditor Agreement; or

  (2)
  any Parity Junior Lien Secured Party is granted adequate protection in the form of additional collateral, the Priority Lien Agent shall, for itself and on behalf of the other Priority Lien Secured Parties, be granted adequate protection in the form of a first-priority Lien on such additional collateral as security for the Priority Lien Obligations and for such DIP Financing in accordance with the terms of the Intercreditor Agreement and the Parity Junior Lien Collateral Agent will consent to such grant of a first-priority Lien on such additional collateral by the applicable Grantor to the Priority Lien Collateral Agent for the benefit of the Priority Lien Secured Parties.

All Liens granted to the Priority Lien Collateral Agent or any Priority Lien Secured Party or the Parity Junior Lien Collateral Agent or any other Parity Junior Lien Collateral Agent in respect of any such additional collateral shall be subject to the Lien priorities described under the heading "—Security for the Senior Notes."

        Notwithstanding the foregoing, the foregoing provisions will only be applicable as to the Parity Junior Lien Secured Parties to the extent that the sum of the aggregate outstanding principal amount of the DIP Financing and the Priority Lien Obligations does not exceed the amount of the Priority Lien Cap.

        Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of Parity Junior Lien Obligations and the Parity Junior Lien Collateral Agent may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including the commencement of insolvency or liquidation proceedings against the Issuers or any other Grantor in accordance with applicable law; provided, that the holders of Parity Junior Lien Obligations and each Parity Junior Lien Representative may not take any of the prohibited actions described under "—Note Security Documents Including the Intercreditor Agreement—Restrictions on Enforcement of Parity Junior Liens" or oppose or contest any order that they have agreed not to oppose or contest as described under clauses (1) through (4) under the first paragraph under "—Finance and Sale Matters."

        The Intercreditor Agreement provides that the relevant Secured Parties will vote as separate classes in connection with any plan of reorganization in any insolvency or liquidation proceeding and that none of the Priority Lien Collateral Agent, the Parity Junior Lien Collateral Agent, any Priority Lien Secured Party or any Parity Junior Lien Secured Party will seek to vote with the other as a single class in connection with any plan of reorganization in any insolvency or liquidation proceeding.

        Each of the Parity Junior Lien Representatives and the holders of the Parity Junior Lien Obligations shall retain the right to vote and otherwise act in any insolvency or liquidation proceeding (including the right to vote to accept or reject any plan of reorganization) to the extent not inconsistent with the provisions of the Intercreditor Agreement.

  Post-Petition Interest

        The Intercreditor Agreement provides that no Parity Junior Lien Secured Party shall oppose or seek to challenge any claim by the Priority Lien Representative, the Priority Lien Collateral Agent or any other Priority Lien Secured Party for allowance and current payment in any insolvency or liquidation proceeding of Priority Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Priority Liens (with such value being determined without regard to the existence of the Parity Junior Liens on the Collateral).

        The Intercreditor Agreement provides that no Priority Lien Secured Party shall oppose or seek to challenge any claim by the Parity Junior Lien Collateral Agent or any other Parity Junior Lien Secured Party for allowance in any insolvency or liquidation proceeding of Parity Junior Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Parity Junior Liens (with such value being determined taking into account the Priority Liens on the Collateral) if any such post-petition interest, fees and expenses shall accrue (and not be payable or paid in cash) until the Discharge of Priority Lien Obligations has occurred.

  Payment Over in Favor of Priority Lien Obligations

        So long as the Discharge of Priority Lien Obligations has not occurred, any Collateral, or any proceeds thereof or payment with respect thereto, received by the Parity Junior Lien Collateral Agent or any holder of Parity Junior Lien Obligations in connection with any disposition of, or collection on, such Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) with respect to the Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) or otherwise with respect to the Collateral, in contravention of the Intercreditor Agreement shall be segregated and held in trust and forthwith transferred or paid over to the Priority Lien Collateral Agent for the benefit of holders of Priority Lien Obligations in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Until the Discharge of Priority Lien Obligations occurs, the Parity Junior Lien Collateral Agent, for itself and on behalf of each other holder of Parity Junior Lien Obligations, has appointed the Priority Lien Collateral Agent, and any officer, agent or other designee of the Priority Lien Collateral Agent, with full power of substitution, the attorney-in-fact of each such Person for the purpose of carrying out the provisions of these provisions and taking any action and executing any instrument that the Priority Lien Collateral Agent may deem necessary or advisable to accomplish the purposes of the foregoing provisions, which appointment is irrevocable and coupled with an interest.

        The provisions set forth above under this caption "—Payment Over in Favor of Priority Lien Obligations" are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative and the collateral trustee as holder of Priority Liens and Parity Junior Liens. The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

  Application of Proceeds

        So long as the Discharge of Priority Lien Obligations has not occurred, any Collateral or proceeds thereof received by the Priority Lien Collateral Agent in connection with any disposition of, or collection on, such Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) shall be applied by the Priority Lien Collateral Agent to the Priority Lien Representative for the benefit of the holders of the Priority Lien Obligations. Upon the Discharge of Priority Lien Obligations, the Priority Lien Collateral Agent shall deliver to the Parity Junior Lien Collateral Agent any remaining Collateral in its possession and any proceeds thereof then held by it in the same form as so held, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Parity Junior Lien Collateral Agent to the Parity Junior Lien Representative for the benefit of the holders of the Parity Junior Lien Obligations.

  Automatic Release of Parity Junior Liens on Collateral

        If, in connection with (i) any disposition of any Collateral permitted under the terms of the Priority Lien Documents or (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral, including any disposition of Collateral, the Priority Lien Collateral Agent, for itself and on behalf of the other Priority Lien Secured Parties, (A) releases any of the Priority Liens or (B) releases any Grantor (other than the Issuers or Neff Rental, as applicable) from its obligations under its guarantee of the Priority Lien Obligations (in each case, a "Release"), other than any such Release granted in connection with the Discharge of Priority Lien Obligations then, subject to the provisions described under "—Note Security Documents Including the Intercreditor Agreement—Automatic Release of Parity Junior Liens," the Parity Junior Liens on such Collateral, and the obligations of such Grantor under its guarantee of the Parity Junior Lien Obligations, shall be automatically, unconditionally and simultaneously released to the same extent, and the Parity Junior Lien Collateral Agent shall, for itself and on behalf of the other Parity Junior Lien Secured Parties, promptly execute and deliver to the Priority Lien Collateral Agent and the relevant Grantor such termination statements, releases and other documents as the Priority Lien Collateral Agent or the relevant Grantor may reasonably request to effectively confirm such Release; provided that, in the case of a disposition of Collateral (other than any such disposition in connection with the enforcement or exercise of any rights or remedies with respect to the Collateral), the Parity Junior Liens shall not be so released if such disposition is not permitted under the terms of the indenture.

        Notwithstanding the preceding paragraph, in the event that a Release is of all or substantially all of the Collateral or all or substantially all of the Grantors, then such Release (other than a Release in connection with the enforcement or exercise of any rights or remedies with respect to the Collateral (including with respect to any Collateral that is the Capital Stock of any Grantor) permitted under the Intercreditor Agreement) shall require the consent of the Required Parity Junior Lien Debtholders.

        Until the Discharge of Priority Lien Obligations occurs, the Parity Junior Lien Collateral Agent, for itself and on behalf of the Parity Junior Lien Representatives and each other Parity Junior Lien

Secured Party, has appointed the Priority Lien Collateral Agent, and any officer or agent of the Priority Lien Collateral Agent, with full power of substitution, as the attorney-in-fact of each Parity Junior Lien Secured Party for the purpose of carrying out the foregoing provisions and taking any action and executing any instrument that the Priority Lien Collateral Agent may deem necessary or advisable to accomplish the purposes of the foregoing provisions (including any endorsements or other instruments of transfer or release), which appointment is irrevocable and coupled with an interest.

        The indenture also will provide that the Parity Junior Liens upon the Collateral will no longer secure the senior notes outstanding under the indenture or any other Note Obligations, and the right of the holders of the senior notes and such Note Obligations to the benefits and proceeds of the Parity Junior Liens on the Collateral will terminate and be discharged:

  (1)
  upon satisfaction and discharge of the indenture as set forth under the caption "—Satisfaction and Discharge";

  (2)
  upon a Legal Defeasance or Covenant Defeasance of the senior notes as set forth under the caption "—Legal Defeasance and Covenant Defeasance"; or

  (3)
  upon payment in full and discharge of all senior notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the senior notes are paid in full and discharged.

  Automatic Amendment of Note Security Documents

        The Priority Lien Documents may be amended, supplemented or otherwise modified in accordance with their terms, and the Indebtedness under the Credit Agreement may be Refinanced, in each case, without the consent of any holder of Parity Junior Lien Obligations; provided, however, that, without the consent of the Required Parity Junior Lien Debtholders, no such amendment, supplement, modification or Refinancing shall (1) contravene any provision of the Intercreditor Agreement or (2) result in the aggregate principal amount of the Priority Lien Debt that is outstanding or available to be drawn under the Priority Lien Documents (as so amended, supplemented, modified or Refinanced) exceeding the Priority Lien Cap at such time.

        Without the prior written consent of the Required Priority Lien Debtholders, no Parity Junior Lien Document may be amended, supplemented or otherwise modified, or entered into, to the extent such amendment, supplement or modification, or the terms of such new Parity Junior Lien Document, would contravene the provisions of the Intercreditor Agreement.

        In the event that the Priority Lien Collateral Agent or the holders of Priority Obligations and the relevant Grantor enter into any amendment, modification, waiver or consent in respect of any of the Priority Lien Security Documents (other than the Intercreditor Agreement), then such amendment, modification, waiver or consent shall apply automatically to any comparable provisions of the analogous Parity Junior Lien Security Document, in each case, without the consent of the Parity Junior Lien Collateral Agent or any holder of Parity Junior Lien Obligations or the Issuers or any other Grantor and without any action by the Parity Junior Lien Collateral Agent or the Issuers or any other Grantor; provided, that:

  (1)
  no such amendment, modification, waiver or consent shall:

  (A)
  materially adversely affect the rights of Parity Junior Lien Collateral Agent or the holders of Parity Junior Lien Obligations in the Parity Junior Lien Collateral and not the other Secured Parties in a like or similar manner (taking into account their relative priorities);

  (B)
  release assets subject to the Parity Junior Liens or release any such Liens, except to the extent that such release is permitted or required by the Intercreditor Agreement and provided that there is a substantially concurrent release of the corresponding Priority Liens;

    (C)
    amend, modify or otherwise affect the rights or duties of the Parity Junior Lien Collateral Agent without its prior written consent;

    (D)
    permit Liens on the Collateral that are not permitted under the terms of the Parity Junior Lien Documents; or

    (E)
    result in the aggregate principal amount of the Priority Lien Debt that is outstanding or available to be drawn under the Priority Lien Documents (as so amended, supplemented, modified or Refinanced) exceeding the Priority Lien Cap at such time; and

  (2)
  notice of such amendment, modification, waiver or consent shall have been given to the Parity Junior Lien Collateral Agent and each Parity Junior Lien Representative at least three business days prior to the effective date of such amendment, modification, waiver or consent.

  Relative Rights

        Notwithstanding:

  (1)
  the date, time, method, manner or order of grant, attachment or perfection of any Parity Junior Lien or any Priority Lien;

  (2)
  the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor the Priority Lien Collateral Agent (or any Priority Lien Secured Party) or the Parity Junior Lien Collateral Agent (or any Parity Junior Lien Secured Party); or

  (3)
  any provision of the Uniform Commercial Code or any other applicable law or the provisions of any Credit Document, any alleged or actual defect or deficiency in any of the foregoing or any other circumstance whatsoever;

the Parity Junior Lien Collateral Agent, for itself and on behalf of the other Parity Junior Lien Secured Parties, has agreed that, so long as the Discharge of Priority Lien Obligations has not occurred, (A) any Priority Lien now or hereafter held by or for the benefit of any Priority Lien Secured Party shall be senior in right, priority, operation, effect and all other respects to any and all Parity Junior Liens and (B) any Parity Junior Lien now or hereafter held by or for the benefit of any Parity Junior Lien Secured Party shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all Priority Liens.

        The Priority Liens shall be and remain senior in right, priority, operation, effect and all other respects to any Parity Junior Liens for all purposes, whether or not any Priority Liens are subordinated in any respect to any other Lien securing any other obligation of any Grantor or any other person and irrespective of the date, time, method, manner or order of grant, attachment or perfection of any such Liens and security interests and whether or not the Priority Liens are valid, perfected or enforceable.

        Nothing in the Note Documents will:

  (1)
  impair, as between the Issuers and the holders of the senior notes, the obligation of the Issuers to pay principal of, premium, interest and additional interest, if any, on the senior notes in accordance with their terms or any other obligation of the Issuers or any other Grantor;

  (2)
  affect the relative rights of holders of senior notes as against any other creditors of the Issuers or any other Grantor (other than holders of Priority Liens, Permitted Liens or other Parity Junior Liens);

  (3)
  restrict the right of any holder of senior notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under the captions "—Note Security Documents Including the Intercreditor Agreement—Restrictions on Enforcement of Parity Junior Liens" or "—Finance and Sale Matters");

  (4)
  restrict or prevent any holder of senior notes or other Parity Junior Lien Obligations, the Parity Junior Lien Collateral Agent or any Parity Junior Lien Representative from exercising any of its rights or remedies upon a Default not specifically restricted or prohibited by (A) the provisions described under "—Note Security Documents Including the Intercreditor Agreement—Restrictions on Enforcement of Parity Junior Liens" or (B) the provisions described under "—Note Security Documents Including the Intercreditor Agreement—Finance and Sale Matters"; or

  (5)
  restrict or prevent any holder of senior notes or other Parity Junior Lien Obligations, the Parity Junior Lien Collateral Agent or any Parity Junior Lien Representative from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by (A) the provisions described under "—Note Security Documents Including the Intercreditor Agreement—Restrictions on Enforcement of Parity Junior Liens" or (B) the provisions described under "—Note Security Documents Including the Intercreditor Agreement—Finance and Sale Matters."

  Compliance with Trust Indenture Act

        The indenture provides that the Issuers will comply with the provisions of TIA §314.

        To the extent applicable, the Issuers will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of Neff except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, the Issuers will not be required to comply with all or any portion of TIA §314(d) if they determine, in good faith based on advice of counsel, that under the terms of TIA §314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including "no action" letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Change of Control

        If a Change of Control occurs, each holder will have the right to require that the Issuers purchase all or a portion of such holder's senior notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. Within 30 days following the date upon which the Change of Control occurred (or, at the Issuers' option, prior to the occurrence of such Change of Control), the Issuers must send, by first-class mail, a notice to each holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"); provided that any Change of Control Offer made prior to any date of such Change of Control shall be made only in the reasonable anticipation of such Change of Control; provided, further, that the Issuers shall not be required to purchase any senior notes tendered pursuant to such Change of Control Offer if such Change of Control does not occur. Holders electing to have a senior note purchased pursuant to a Change of Control Offer will be required to either (1) surrender the senior note, with the form entitled "Option of Holder to Elect

Purchase" on the reverse of the senior note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date, or (2) otherwise comply with the applicable procedures of DTC, including the Automated Tender Offer Procedures and Deposit/Withdrawal at Custodian system of DTC.

        The ABL Credit Facility provides that the occurrence of certain change of control events with respect to Neff would constitute an event of default thereunder. In the event a Change of Control occurs, Neff may attempt to refinance the ABL Credit Facility. In such case, any failure by the Issuers to offer to purchase senior notes would constitute a Default under the indenture, which would, in turn, constitute an event of default under the ABL Credit Facility.

        The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner provided for in the indenture.

        Senior notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of senior notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Senior notes purchased by a third party pursuant to the preceding paragraph will have the status of senior notes issued and outstanding.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of senior notes pursuant to a Change of Control Offer. To the extent that compliance by the Issuers with the provisions of any such securities laws or regulations conflicts with the provisions of the indenture, such compliance shall be deemed not to be a breach of the Issuers' obligations under the "Change of Control" provisions of the indenture.

        The Change of Control purchase feature of the senior notes may in certain circumstances make more difficult or discourage a sale or takeover of Neff and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Neff and the initial purchaser. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness," "—Limitation on Liens" and "—Limitation on Sale and Leaseback Transactions." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the senior notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the senior notes protection in the event of a highly leveraged transaction.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their senior notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of senior notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of Neff to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law.

Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of Neff. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of senior notes may require the Issuers to make an offer to repurchase the senior notes as described above.

        The provisions under the indenture relative to our obligation to make an offer to repurchase the senior notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the senior notes.

Certain Covenants

        The indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

        Neff will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness) and Neff will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that Neff or any Restricted Subsidiary of Neff may incur Indebtedness (including Acquired Indebtedness) and Restricted Subsidiaries of Neff (other than Finance Corp.) may issue Preferred Stock, in each case if on the date of the incurrence of such Indebtedness or issuance of such Preferred Stock, after giving effect thereto on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of Neff would have been greater than 2.0 to 1.0 if such Indebtedness is incurred or Preferred Stock is issued prior to July 8, 2007, or 2.25 to 1.0 if such Indebtedness is incurred or Preferred Stock is issued thereafter.

Limitation on Restricted Payments

        Neff will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of Neff) on or in respect of shares of Neff's Capital Stock to holders of such Capital Stock (including any payment in connection with any merger or consolidation);

  (2)
  purchase, redeem or otherwise acquire or retire for value any Capital Stock of Neff, Parent or any other direct or indirect parent of Neff or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

  (3)
  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations of the Issuers or any Guarantor (other than (i) from Neff or a Restricted Subsidiary of Neff or (ii) the payment, purchase, defeasance, redemption, prepayment, decrease, acquisition or retirement for value of any such Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such payment, purchase, defeasance, redemption, prepayment, decrease, acquisition or retirement); or

  (4)
  make any Investment (other than Permitted Investments),

  (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"),

unless at the time of such Restricted Payment or immediately after giving effect thereto:

  (i)
  no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

  (ii)
  after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, Neff would have been able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso under "—Limitation on Incurrence of Additional Indebtedness"; and

  (iii)
  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (other than Restricted Payments made pursuant to clauses (2) through (9) and clauses (11) and (12) of the following paragraph) (the amount expended for such purposes, if other than in cash, being the fair market value of such property) is less than the sum, without duplication, of:

  (v)
  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Neff earned from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the most recent fiscal quarter ending at least 45 days prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

  (w)
  100% of the aggregate net cash proceeds received by Neff from any Person (other than a Subsidiary of Neff) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of Neff or other securities of Neff that have been converted into such Qualified Capital Stock; plus

  (x)
  without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by Neff from a holder of Neff's Capital Stock; plus

  (y)
  100% of the aggregate net cash proceeds of any (A) sale or other disposition of any Investment (other than a Permitted Investment) made by Neff and its Restricted Subsidiaries subsequent to the Issue Date or (B) to the extent not included in Consolidated Net Income, dividend from, or the sale of the stock of, an Unrestricted Subsidiary of Neff made subsequent to the Issue Date; plus

  (z)
  to the extent that any Unrestricted Subsidiary of Neff designated as such after the Issue Date is redesignated as a Restricted Subsidiary of Neff, or any Unrestricted Subsidiary of Neff merges into or consolidates with Neff or any of its Restricted Subsidiaries, in each case after the Issue Date, the portion (proportionate to Neff's equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of Neff; provided, however, that the foregoing amount shall not exceed the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Neff or any Restricted Subsidiary of Neff in such Unrestricted Subsidiary.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

  (1)
  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

  (2)
  if no Default has occurred and is continuing or shall occur as a consequence thereof, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of Neff or an employee stock ownership plan established by Neff or any Subsidiary of Neff or to a trust established by Neff or any of its Subsidiaries for the benefit of their employees) of, Qualified Capital Stock of Neff or from a substantially concurrent cash contribution of common equity capital to Neff; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from the calculation of amounts under clause (iii)(w) of the preceding paragraph;

  (3)
  if no Default has occurred and is continuing or shall occur as a consequence thereof, the repurchase, redemption, defeasance or other acquisition of any Subordinated Obligations of the Issuers or a Guarantor through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Neff) of Refinancing Indebtedness of such Person which is permitted to be incurred under the indenture;

  (4)
  if no Default has occurred and is continuing or shall occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock issued after the Issue Date; providedthat, at the time of such issuance of Disqualified Capital Stock, Neff, after giving effect to such issuance of Disqualified Capital Stock on a pro forma basis, would have been able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso under "—Limitation on Incurrence of Additional Indebtedness";

  (5)
  if no Default has occurred and is continuing or shall occur as a consequence thereof, the redemption or repurchase of Neff's common equity or options in respect thereof (or the Capital Stock of Parent or any other direct or indirect parent of Neff), in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements, shareholder agreements or other agreements (in each case to which Neff is a party) to compensate officers, directors or management employees; provided that all such redemptions or repurchases pursuant to this clause (5) shall not exceed $1.0 million (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $2.5 million in any fiscal year) in any fiscal year (which amounts shall be increased by the amount of any net cash proceeds received from the sale since the Issue Date of Capital Stock (other than Disqualified Capital Stock) to officers, directors or members of management of Neff that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (iii) of the immediately preceding paragraph and by the amount of any cash proceeds received since the Issue Date of any "key-man" life insurance policies that are used to make such redemptions or repurchases); provided further, that the cancellation of Indebtedness owing to Neff from officers, directors or members of management of Neff or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of Neff, Parent or any other direct or indirect parent of Neff (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under the indenture; and provided further, that the amount available pursuant to this clause (5) may be increased by an amount equal to the sum of (1) the aggregate cash proceeds received by Neff, Parent or such other direct or indirect parent to the extent such cash proceeds are contributed to the common equity capital of Neff, during that calendar year from any reissuance of Capital Stock by Neff, Parent or any other direct or indirect parent of Neff to officers, directors and employees of Neff and its Restricted Subsidiaries, plus (2) any cash proceeds paid to Neff in connection with the issuance or exercise of any management or employee Capital Stock so acquired; provided further, however, that the amount of any such cash proceeds that are utilized for any such Restricted Payment pursuant to this clause (5) will be excluded from the calculation of amounts under clauses (iii)(w) and (iii)(x) of the preceding paragraph;

  (6)
  repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an officer, director or employee to pay for the taxes payable by such Person upon such grant or award;

  (7)
  (A) all payments and transactions provided for or contemplated by the Recapitalization Agreement (including the related financings) as the same was in effect on June 3, 2005, to the extent such payments or transactions were made or consummated on June 3, 2005 or otherwise in connection with the Recapitalization pursuant to the Recapitalization Agreement (including related financings) and (B) (i) the declaration and payment of dividends or the making of any other Restricted Payment with the net proceeds received by Neff from the sale of the outstanding senior notes on the Issue Date as described in the Offering Circular and (ii) all payments and transactions made or consummated on the Issue Date in connection with the corporate reorganization of Parent and its Subsidiaries as described in the Offering Circular;

  (8)
  distributions or payments of Receivable Fees and performance of any other obligations of Neff or any of its Restricted Subsidiaries pursuant to Standard Securitization Undertakings;

  (9)
  any purchase or repayment of any Subordinated Obligation upon a Change of Control or an Asset Sale to the extent required by the agreement governing such Subordinated Obligation but only if:

  (a)
  in the case of a Change of Control, the Issuers shall have complied with all of their obligations described under "—Change of Control" and purchased all the senior notes tendered pursuant to the Change of Control Offer required thereby prior to purchasing or repaying such Subordinated Obligation; or

  (b)
  in the case of an Asset Sale, the Issuers shall have applied the Net Cash Proceeds from such Asset Sale in accordance with the covenant described under "—Limitation on Asset Sales";

  provided that (i) in the case of clauses (a) and (b), the purchase price (stated as a percentage of principal amount or issue price plus accrued original discount, if less) of such Subordinated Obligation shall not be greater than the price (stated as a percentage of principal amount) of the senior notes pursuant to any Change of Control Offer or Net Proceeds Offer, and (ii) in the case of an Asset Sale, the aggregate amount of such Subordinated Obligation that the Issuers may purchase or repay shall not exceed the amount of unutilized Net Cash Proceeds, if any, remaining after the Issuers have purchased all senior notes tendered pursuant to such Net Proceeds Offer;

  (10)
  if no Default has occurred and is continuing or shall occur as a consequence thereof, distributions to Iron Merger Partnership to pay administrative and other operating expenses relating to or resulting from Iron Merger Partnership's direct or indirect ownership of Common Stock of Neff in an aggregate amount not to exceed $500,000 per fiscal year;

  (11)
  Permitted Payments to Parent;

  (12)
  the repurchase, redemption or other acquisition for value of Capital Stock of Neff, Parent or any other direct or indirect parent of Neff representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving Neff, Parent or any other direct or indirect parent of Neff; and

  (13)
  if no Default has occurred and is continuing or shall occur as a consequence thereof, other Restricted Payments in an aggregate amount not to exceed $10.0 million.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the second preceding paragraph, (a) amounts expended pursuant to clauses (1), (10) and (13) of the immediately preceding paragraph shall be included in such calculation and (b) amounts expended pursuant to clauses (2) through (9) and clauses (11) and (12) of the preceding paragraph shall be excluded from such calculation.

Limitation on Asset Sales

        Neff will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  Neff or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;

  (2)
  at least 75% of the consideration received by Neff or the applicable Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and shall be received at the time of such disposition, provided that the following shall be deemed to be cash solely for purposes of this clause (2):

  (A)
  liabilities (as shown on Neff's or such Restricted Subsidiary's most recent balance sheet) of Neff or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the senior notes) that are assumed by the transferee of any such assets and for which Neff and its Restricted Subsidiaries receive a written release from the creditors with respect to such liabilities;

  (B)
  any promissory notes or other obligations received by Neff or any such Restricted Subsidiary from such transferee that are converted by Neff or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

  (C)
  any Designated Noncash Consideration received by Neff or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, when taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration (x) with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value and (y) with respect to any Designated Noncash Consideration in excess of $15.0 million, the determination by the Board of Directors of Neff of the fair market value of such Designated Noncash Consideration must be based upon an opinion or appraisal issued by an Independent Qualified Party; and

  (3)
  upon the consummation of an Asset Sale, Neff shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

  (A)
  to prepay, repay, redeem or purchase Priority Lien Debt of Neff or any Guarantor (in each case other than Indebtedness owed to Neff or an Affiliate of Neff) and, in the case of any such prepayment, repayment, redemption or purchase of Priority Lien Debt under any revolving Credit Facility cause a corresponding permanent reduction in the availability and commitments under such revolving Credit Facility in the amount of the principal prepaid, repaid, redeemed or purchased;

  (B)
  to reinvest in Productive Assets; or

    (C)
    a combination of prepayment and investment permitted by the foregoing clauses (A) and (B);

provided that in the case of clause (3)(B) above a binding commitment to reinvest in Productive Assets shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment to the 545th day after receipt of the Net Cash Proceeds of the applicable Asset Sale so long as Neff or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment on or prior to the 545th day after receipt of the Net Cash Proceeds of the applicable Asset Sale (an "Acceptable Commitment") and, in the event such Acceptable Commitment is later canceled or terminated for any reason before such Net Cash Proceeds are so applied, Neff or such Restricted Subsidiary enters into another Acceptable Commitment within six months of such cancellation or termination of the prior binding commitment; provided further, however, that Neff or such Restricted Subsidiary may only rely on the six-month extension provided for entering into an Acceptable Commitment on one occasion with respect to any Asset Sale (and the failure to reinvest in Productive Assets prior to the end of such six-month period shall mean the Net Cash Proceeds shall not be treated as having been applied pursuant to clause (3)(B) above).

        Pending the final application of any such Net Cash Proceeds, Neff or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving Credit Facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 366th day (as may be extended pursuant to the proviso in the preceding paragraph) after an Asset Sale or such earlier date, if any, as the Board of Directors of Neff or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (3)(A), (3)(B) or (3)(C) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been so applied on or before such Net Proceeds Offer Trigger Date (each, a "Net Proceeds Offer Amount") shall be applied by the Issuers to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, the maximum amount of senior notes that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the senior notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any noncash consideration (including any Designated Noncash Consideration) received by Neff or any Restricted Subsidiary of Neff, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such noncash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant; provided further that the Issuers may, if required by the terms of any Indebtedness that ranks pari passu with the senior notes, contemporaneously make such Net Proceeds Offer to all holders of such pari passu Indebtedness containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem such Indebtedness with the proceeds of sales of assets, in which case the Net Proceeds Offer Amount will be paid on a pro rata basis to all holders of senior notes together with holders of such other pari passu Indebtedness. Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $15.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by Neff and its Restricted Subsidiaries aggregate at least $15.0 million, at which time the Issuers shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $15.0 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

        Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their senior notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender senior notes in an amount exceeding the Net Proceeds Offer Amount, senior notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered) together with the holders of any other pari passu Indebtedness subject to such Net Proceeds Offer. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of senior notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Issuers may use any remaining Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of senior notes pursuant to a Net Proceeds Offer. To the extent that compliance by the Issuers with the provisions of any securities laws or regulations conflicts with the "Asset Sale" provisions of the indenture, such compliance shall be deemed not to be a breach of the Issuers' obligations under the "Asset Sale" provisions of the indenture.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        Neff will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of Neff to:

  (1)
  pay dividends or make any other distributions on or in respect of its Capital Stock;

  (2)
  make loans or advances or pay any Indebtedness or other obligation owed to Neff or any other Restricted Subsidiary of Neff; or

  (3)
  transfer any of its property or assets to Neff or any other Restricted Subsidiary of Neff,

  except for such encumbrances or restrictions existing under or by reason of:

    (A)
    applicable law, rule, regulation or order;

    (B)
    the senior notes or the indenture;

    (C)
    non-assignment provisions of any contract or any lease of any Restricted Subsidiary of Neff entered into in the ordinary course of business;

    (D)
    any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by Neff or any of its Restricted Subsidiaries, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

    (E)
    agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date, including the ABL Credit Facility and the Senior Subordinated Notes Indenture;

    (F)
    restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

    (G)
    with respect to clause (3) above only, restrictions imposed by any agreement to sell assets permitted under the indenture to any Person pending the closing of such sale;

    (H)
    any agreement or instrument governing Capital Stock of any Person that is acquired if such agreement or instrument was entered into prior to the date on which such Person was acquired and not in contemplation of such Person being acquired;

    (I)
    any Securitization Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

    (J)
    other Indebtedness outstanding on the Issue Date or permitted to be issued or incurred under the indenture; provided that any such encumbrances and restrictions with respect to the Restricted Subsidiaries of Neff contained in any agreement governing such Indebtedness are not materially more restrictive with respect to such Restricted Subsidiaries (when taken as a whole) than the encumbrances and restrictions contained in agreements in effect on the Issue Date, or, in the case of any Credit Facility, those contained in the ABL Credit Facility, and the Board of Directors of Neff determines in good faith that any such encumbrance or restriction included in the agreement governing such Indebtedness will not materially adversely affect Neff's ability to make timely payment of interest, premium (if any) or principal on the senior notes when due;

    (K)
    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

    (L)
    purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) above;

    (M)
    any agreement for the sale or other disposition of all or substantially all of the Capital Stock of a Restricted Subsidiary of Neff (other than Finance Corp. and Neff Rental) that restricts distributions by that Restricted Subsidiary pending the sale or other disposition; provided that at the time such agreement is entered into, the Board of Directors of Neff determines in good faith that any such encumbrance or restriction included in such agreement will not materially affect Neff's ability to make timely payment of interest, premium (if any) or principal on the senior notes when due;

    (N)
    provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Neff's Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

    (O)
    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (N) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Neff's Board of Directors (evidenced by a Board Resolution) whose judgment shall be conclusively binding, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Liens

        Neff will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind, other than Permitted

Liens, against or upon any property or assets or any proceeds therefrom of Neff or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, in each case to secure Indebtedness.

Merger, Consolidation and Sale of Assets

        Neff will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of Neff to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Neff's assets (determined on a consolidated basis for Neff and Neff's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

  (1)
  either:

  (A)
  Neff shall be the surviving or continuing Person; or

  (B)
  the Person (if other than Neff) formed by such consolidation or into which Neff is merged or the Person that acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of Neff and of Neff's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

  (x)
  shall be a corporation, partnership or limited liability company organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia; and

  (y)
  shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee) executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the senior notes and the performance of every covenant of the senior notes, the indenture and the registration rights agreement on the part of Neff to be performed or observed;

  (2)
  except in the case of a merger of Neff with or into a Wholly Owned Restricted Subsidiary of Neff and except in the case of a merger entered into solely for the purpose of reincorporating Neff in another jurisdiction, immediately after giving pro forma effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including giving pro forma effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Neff or such Surviving Entity, as the case may be, shall either (A) be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant set forth under the caption "—Limitation on Incurrence of Additional Indebtedness"; or (B) if such transaction occurs prior to June 15, 2008, (x) have a Consolidated Fixed Charge Coverage Ratio of at least 1.75 to 1.0 and (y) have a Consolidated Fixed Charge Coverage Ratio of not less than the Consolidated Fixed Charge Coverage Ratio of Neff immediately prior to such merger, sale, assignment, transfer, lease, conveyance or other disposition;

  (3)
  except in the case of a merger of Neff with or into a Wholly Owned Restricted Subsidiary of Neff and except in the case of a merger entered into solely for the purpose of reincorporating Neff in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted or to be released in connection with or in respect of the transaction), no Default shall have occurred or be continuing; and

  (4)
  Neff or the Surviving Entity shall have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer,

    lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

        Finance Corp. will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of Finance Corp.'s assets whether as an entirety or substantially as an entirety to any Person unless:

  (1)
  either:

  (A)
  Finance Corp. shall be the surviving or continuing corporation; or

  (B)
  the Person (if other than Finance Corp.) formed by such consolidation or into which Finance Corp. is merged or the Person that acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of Finance Corp. substantially as an entirety (the "Finance Corp. Surviving Entity"):

  (x)
  shall be a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia; and

  (y)
  shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee) executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the senior notes and the performance of every covenant of the senior notes and the indenture on the part of Finance Corp. to be performed or observed;

  (2)
  except in the case of a merger of Finance Corp. with or into a Wholly Owned Restricted Subsidiary of Neff and except in the case of a merger entered into solely for the purpose of reincorporating Finance Corp. in another jurisdiction, immediately after giving pro forma effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including giving pro forma effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Neff shall either (A) be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant set forth under the caption "—Limitation on Incurrence of Additional Indebtedness"; or (B) if such transaction occurs prior to June 15, 2008, (x) have a Consolidated Fixed Charge Coverage Ratio of at least 1.75 to 1.0 and (y) have a Consolidated Fixed Charge Coverage Ratio of not less than the Consolidated Fixed Charge Coverage Ratio of Neff immediately prior to such merger, sale, assignment, transfer, lease, conveyance or other disposition;

  (3)
  except in the case of a merger of Finance Corp. with or into a Wholly Owned Restricted Subsidiary of Neff and except in the case of a merger entered into solely for the purpose of reincorporating Finance Corp. in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted or to be released in connection with or in respect of the transaction), no Default shall have occurred or be continuing; and

  (4)
  Finance Corp. or the Finance Corp. Surviving Entity shall have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Neff the Capital Stock of which constitutes all or substantially all of the properties and assets of Neff shall be deemed to be the transfer of all or substantially all of the properties and assets of Neff. However, transfers of assets between or among Neff and its Restricted Subsidiaries will not be subject to the foregoing covenant.

        The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Neff or Finance Corp., as applicable, in accordance with the foregoing in which Neff or Finance Corp., as applicable, is not the continuing corporation, the successor Person formed by such consolidation or into which Neff or Finance Corp., as applicable, is merged or to which such sale, assignment, conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Neff or Finance Corp., as applicable, under the indenture, the senior notes and the Note Security Documents with the same effect as if such Surviving Entity or Finance Corp. Surviving Entity, as applicable, had been named as such and that, in the event of a conveyance, lease or transfer, the conveyor, lessor or transferor will be released from the provisions of the indenture; provided, that neither Neff nor Finance Corp. shall be released from its obligations to pay the principal of, premium, if any, interest or additional interest on the senior notes in the case of a lease of all or substantially all of its property and assets.

        Each Guarantor will not, and Neff will not cause or permit any Guarantor to, consolidate with or merge with or into, or transfer substantially all of its assets to, any other Person other than Neff or any other Guarantor unless:

  (1)
  the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

  (2)
  such entity assumes by supplemental indenture all of the obligations of the Guarantor on its Guarantee;

  (3)
  immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

  (4)
  immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Neff could satisfy the provisions of clause (2) of the first paragraph of this covenant.

        Notwithstanding the foregoing, any merger or consolidation of a Guarantor with and into Neff (with Neff being the surviving entity) or another Guarantor need only comply with clause (4) of the first paragraph of this covenant.

Limitations on Transactions with Affiliates

        Neff will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Neff or such Restricted Subsidiary; provided, however, that:

  (1)
  for an Affiliate Transaction with an aggregate value of greater than or equal to $7.5 million but less than $15.0 million, at Neff's option, either:

  (A)
  a majority of the disinterested members of the Board of Directors of Neff shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Neff; or

  (B)
  the Board of Directors of Neff or any such Restricted Subsidiary party to such Affiliate Transaction shall obtain an opinion from an Independent Qualified Party that such Affiliate Transaction is fair, from a financial standpoint, to Neff and its Restricted Subsidiaries or is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Neff; and

  (2)
  for an Affiliate Transaction with an aggregate value of $15.0 million or more, the Board of Directors of Neff or any such Restricted Subsidiary party to such Affiliate Transaction shall obtain an opinion from an Independent Qualified Party that such Affiliate Transaction is fair, from a financial standpoint, to Neff and its Restricted Subsidiaries or is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Neff.

        The restrictions set forth in the first paragraph of this covenant shall not apply to:

  (1)
  reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Parent or any other direct or indirect parent of Neff or any Restricted Subsidiary of Neff as determined in good faith by Neff's Board of Directors or senior management;

  (2)
  transactions exclusively between or among Neff and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

  (3)
  any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

  (4)
  Investments (other than Permitted Investments) or Restricted Payments made in compliance with the covenant described under "—Limitation on Restricted Payments";

  (5)
  transactions effected as part of a Qualified Securitization Transaction;

  (6)
  the payment of customary consulting and advisory fees (but excluding management fees) and related expenses to the Permitted Holders and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures which are approved by the Board of Directors of Neff or such Restricted Subsidiary in good faith;

  (7)
  the payment of (x) an annual management fee to the Permitted Holders and their Affiliates in an amount not to exceed $1.5 million in any fiscal year; provided that no Event of Default has occurred and is continuing at the time of any such payment and (y) reasonable out-of-pocket expenses and indemnification payments payable pursuant to the Management Services Agreement;

  (8)
  loans to employees or consultants that are approved by the Board of Directors of Neff in good faith;

  (9)
  sales of Qualified Capital Stock;

  (10)
  the existence of, or the performance by Neff or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Neff or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (10) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the holders of the senior notes in any material respect;

  (11)
  (A) all payments and transactions provided for or contemplated by the Recapitalization Agreement (including the related financings) as the same was in effect on June 3, 2005, to the extent such payments or transactions were made or consummated on June 3, 2005 or otherwise in connection with the Recapitalization pursuant to the Recapitalization Agreement (including the related financings) and (B) (i) the declaration and payment of dividends or the making of any other Restricted Payment with the net proceeds received by Neff from the sale of the outstanding senior notes on the Issue Date as described in the Offering Circular and (ii) all payments and transactions made or consummated on the Issue Date in connection with the corporate reorganization of Parent and its Subsidiaries as described in the Offering Circular;

  (12)
  distributions to Iron Merger Partnership to pay administrative and other operating expenses relating to or resulting from Iron Merger Partnership's ownership of Common Stock of Neff in an aggregate amount not to exceed $500,000 per fiscal year;

  (13)
  transactions with any joint venture or similar entity that would constitute an Affiliate Transaction solely because Neff owns, directly or indirectly, any Capital Stock of, or controls, such, joint venture or similar entity;

  (14)
  the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees, directors and consultants approved by the Board of Directors of Neff;

  (15)
  any redemption of Capital Stock held by current or former employees, directors or consultants at the time of their death, disability, termination of employment or departure from the Board of Directors of Neff for not in excess of fair market value;

  (16)
  transactions involving the sale of inventory or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture and fair to Neff and its Restricted Subsidiaries, in the reasonable determination of Neff's Board of Directors, from Neff or its Restricted Subsidiaries to Affiliates of the Permitted Holders or Affiliates of Mr. J.C. Mas;

  (17)
  Permitted Payments to Parent; and

  (18)
  other than transactions permitted by clause (16) above, transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party or that have been approved by a majority of the disinterested members of the Board of Directors of Neff.

Future Guarantees by Subsidiaries

        Each Domestic Restricted Subsidiary that guarantees any Indebtedness of Neff or any of its Subsidiaries or incurs any Indebtedness will execute and deliver a supplemental indenture to the indenture, providing for a Guarantee of payment of the senior notes by such Domestic Restricted Subsidiary on the same terms set forth in the indenture.

        Notwithstanding the foregoing, the Guarantee of a Guarantor will be automatically and unconditionally released, without any further action required on the part of the trustee or any holder of senior notes, in accordance with the provisions of the indenture described above under the caption "—Subsidiary Guarantees."

        The form of notation of Guarantee and the related form of supplemental indenture will be attached as exhibits to the indenture.

Limitation on Sale and Leaseback Transactions

        Neff will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property unless (i) Neff or such Restricted Subsidiary would be entitled to (A) incur additional Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitation on Incurrence of Additional Indebtedness" and (B) create a Lien on such property securing such Attributable Debt under the definition of "Permitted Liens"; (ii) the net proceeds received by Neff or any Restricted Subsidiary in connection with such Sale and Leaseback Transaction are at least equal to the fair market value of such property; and (iii) Neff applies the proceeds of such transaction in compliance with the covenant described under "—Limitation on Asset Sales."

Conduct of Business

        Neff will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

        Neff will not cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Voting Stock of Finance Corp. (except to the extent Finance Corp. is merged with and into Neff or a Guarantor in accordance with the terms of the indenture). Finance Corp. will be designated as a Restricted Subsidiary of Neff at all times and will not own any material assets or other property, other than Indebtedness or other obligations owing to Finance Corp. by Neff and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto. Finance Corp. will not incur any material liabilities or obligations other than its obligations pursuant to the senior notes, the indenture, the Priority Lien Documents, the Parity Lien Security Documents and other Indebtedness permitted to be incurred by Finance Corp. under "—Limitation on Incurrence of Additional Indebtedness" and "—Limitation on Liens" and liabilities and obligations pursuant to business activities permitted by this covenant.

Impairment of Security Interest

        Subject to the Intercreditor Agreement and the rights of the holders of Permitted Liens, Neff will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the trustee and the holders of the senior notes. Neff shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Note Security Documents (other than the Intercreditor Agreement) in any way that, taken as a whole, would materially adversely affect the rights of the Parity Junior Lien Collateral Agent or the holders of the senior notes in the Collateral and not the holders of Priority Lien Obligations and other Parity Junior Lien Obligations in a like or similar manner (taking into account their relative priorities), except as described above under "—Security for the Senior Notes" or as permitted under "—Modification of the Indenture" or under the Intercreditor Agreement.

After-Acquired Property

        Upon the acquisition by Neff or any Guarantor of any Priority Lien After-Acquired Property (to the extent not already included in the definition of Collateral), Neff or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Parity Junior Lien Collateral Agent a perfected security interest, subject only to Permitted Liens, in such Priority Lien After-Acquired Property and to have such Priority Lien After-Acquired Property (but subject to certain limitations, if applicable, including as described under "—Security for the Senior Notes—Limitations on Stock Collateral") added to the Collateral, and thereupon all provisions of the indenture relating to the Collateral shall be deemed to relate to such Priority Lien After-Acquired Property to the same extent and with the same force and effect.

Reports to Holders

        Whether or not required by the rules and regulations of the SEC, so long as any senior notes are outstanding, Neff will furnish to the holders of senior notes:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Neff and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto, the financial condition and results of operations of Neff and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Neff) and, with respect to the annual information only, a report thereon by Neff's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations;

in each case, on or prior to the respective dates by which the Issuers would have been required to file such documents with the SEC if Neff were subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provisions thereto; provided, however, that the Issuers shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuers will make available such information to prospective purchasers of senior notes, in addition to providing such information to the trustee and the holders of senior notes, in each case within 15 days after the time the Issuers would be required to file such information with the SEC if it did permit such filing. The Issuers will also post such information on Neff's website.

        Notwithstanding the foregoing:

  (1)
  the Issuers will be deemed to have furnished all reports required to be provided pursuant to this covenant to the trustee and the holders of senior notes if the Issuers have filed such reports with the SEC via the EDGAR filing system and such reports are publicly available;

  (2)
  the contents of any reports required to be provided pursuant to this covenant prior to the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement, whichever occurs first, shall be limited in scope to the type of disclosure set forth in the Offering Circular;

  (3)
  the Issuers shall not be required to furnish any information, certifications or reports required by Items 307 or 308 of Regulation S-K prior to the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement;

  (4)
  the reporting requirements shall be deemed satisfied prior to the commencement of the Registered Exchange Offer or the effectiveness of the Shelf Registration Statement by the filing with the SEC of the Exchange Offer Registration Statement or Shelf Registration Statement in accordance with the provisions of the registration rights agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act and such registration statement or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the registration rights agreement; and

  (5)
  in the event that Parent or any other direct or indirect parent company of Neff is or becomes a Guarantor of the senior notes, the indenture will permit Neff to satisfy its obligations under this covenant with respect to financial information relating to Neff by furnishing financial information relating to Parent or such other direct or indirect parent company; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent or such other direct or indirect parent company and any of its Subsidiaries other than Neff and its Subsidiaries, on the one hand, and the information relating to Neff, the Guarantors and the other Subsidiaries of Neff on a standalone basis, on the other hand.

        In addition, following the consummation of the exchange offer, whether or not required by the rules and regulations of the SEC, the Issuers will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuers have agreed that, for so long as any senior notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

        The following events are defined in the indenture as "Events of Default":

  (1)
  the failure to pay interest on any senior notes when the same becomes due and payable and the default continues for a period of 30 days;

  (2)
  the failure to pay the principal of any senior notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase senior notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase);

  (3)
  the failure of the Issuers to comply with their obligations under "Certain Covenants—Merger, Consolidation and Sale of Assets" above;

  (4)
  a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 60 days after Neff receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the senior notes;

  (5)
  the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of Neff or any Restricted Subsidiary of Neff (other than a Securitization Entity) or the acceleration of the final stated maturity of any such Indebtedness, if in either case, the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $25.0 million or more at any time;

  (6)
  one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $25.0 million shall have been rendered against any Issuer, any Guarantor or any of Neff's Significant Subsidiaries and such judgments, orders or decrees remain undischarged, unpaid or unstayed for a period of 60 days after such judgment, order or decree or judgments, orders or decrees become final and non-appealable;

  (7)
  certain events of bankruptcy affecting the Issuers, Neff Rental or any of Neff's other Significant Subsidiaries;

  (8)
  any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the indenture or the Intercreditor Agreement); or

  (9)
  the occurrence of any of the following:

  (a)
  except as permitted by the indenture, any Note Security Document ceases for any reason to be fully enforceable; provided, that it will not be an Event of Default under this clause (9)(a) if the sole result of the failure of one or more Note Security Documents to be fully enforceable is that any Parity Junior Lien purported to be granted under such Note Security Documents on Collateral, individually or in the aggregate, having a fair market value of not more than $25.0 million ceases to be an enforceable and perfected second-priority Lien with respect to the senior notes, subject only to Permitted Liens;

  (b)
  Neff, Finance Corp. or any other Grantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of Neff, Finance Corp. or any other Grantor set forth in or arising under any Note Security Document; or

  (c)
  a default in the observance or performance of any covenant or agreement contained in the Note Security Documents if the default continues for a period of 60 days after Neff receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the senior notes.

        If an Event of Default (other than an Event of Default specified in clause (7) above with respect to any Issuer or Neff Rental) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of senior notes then outstanding may declare the principal of and accrued interest on all the senior notes to be due and payable by notice in writing to Neff and the trustee specifying the applicable Event of Default and that it is a "notice of acceleration" (an "Acceleration Notice"), and the same shall become immediately due and payable.

        If an Event of Default specified in clause (7) above with respect to any Issuer or Neff Rental occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding senior notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

        The indenture provides that, at any time after a declaration of acceleration with respect to the senior notes as described in the next preceding paragraph, the holders of a majority in principal amount of the senior notes may rescind and cancel such declaration and its consequences:

  (1)
  the Issuers have paid or deposited with the trustee a sum sufficient to pay (A) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (B) all overdue interest on all senior notes, (C) the principal of and premium, if any, on any senior notes that have become due otherwise than by such declaration or occurrence of acceleration and interest thereon at the rate prescribed therefor by such senior notes, and (D) to the extent that payment of such interest is lawful, interest upon overdue interest, if any, at the rate prescribed therefor by such senior notes;

  (2)
  if the rescission would not conflict with any judgment or decree;

  (3)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (4)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (5)
  if Neff has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

  (6)
  in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the trustee shall have received an officer's certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the senior notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any senior notes.

        Holders of the senior notes may not enforce the indenture or the senior notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the senior notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        Under the indenture, the Issuers are required to provide an officer's certificate to the trustee promptly upon any such officer obtaining knowledge of any Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default) that has occurred and, if applicable, describe such Default and the status thereof.

No Personal Liability of Directors, Officers, Employees, Stockholders and Members

        No director, officer, employee, incorporator, stockholder or member of Neff, Finance Corp. or any Guarantor will have any liability for any obligations of Neff, Finance Corp. or any Guarantor under the senior notes, any Guarantee, the indenture or the Note Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the senior notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have their Obligations and the Obligations of the Guarantors discharged with respect to the senior notes then outstanding ("Legal Defeasance"). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented by the senior notes then outstanding, except for:

  (1)
  the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the senior notes when such payments are due;

  (2)
  the Issuers' obligations with respect to the senior notes concerning issuing temporary senior notes, registration of senior notes, mutilated, destroyed, lost or stolen senior notes and the maintenance of an office or agency for payments;

  (3)
  the rights, powers, trust, duties and immunities of the trustee and the Issuers' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the senior notes and the Guarantors will be released from their Guarantees. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under "—Events of Default" will no longer constitute an Event of Default with respect to the senior notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the senior notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

  (2)
  in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel (subject to customary qualifications and exceptions) in the United States reasonably acceptable to the trustee confirming that:

  (a)
  the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or

  (b)
  since the Issue Date, there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel (subject to customary qualifications and exceptions) in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under the indenture (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which the Issuers or any Subsidiaries of Neff are a party or by which the Issuers or any Subsidiaries of Neff are bound;

  (6)
  the Issuers shall have delivered to the trustee an officer's certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others; and

  (7)
  the Issuers shall have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all senior notes not theretofore delivered to the trustee for cancellation (1) have become due and payable, or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.

        The Collateral will be released from the Lien securing the senior notes, as provided under the caption "—Security for the Senior Notes—Restrictions on Enforcement of Parity Junior Liens—Automatic Release of Parity Junior Liens on Collateral," upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the senior notes, as expressly provided for in the indenture) as to all senior notes then outstanding when:

  (1)
  either:

  (a)
  all the senior notes theretofore authenticated and delivered (except lost, stolen or destroyed senior notes which have been replaced or paid and senior notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the trustee for cancellation; or

    (b)
    all senior notes not theretofore delivered to the trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and the Issuers have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the senior notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the senior notes to the date of deposit together with irrevocable instructions from the Issuers directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

  (2)
  the Issuers have paid all other sums payable under the indenture by the Issuers.

        The trustee will acknowledge the satisfaction and discharge of the indenture if the Issuers have delivered to the trustee an officer's certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

        The Collateral will be released from the Lien securing the senior notes, as provided under the caption "—Security for the Senior Notes—Restrictions on Enforcement of Parity Junior Liens—Automatic Release of Parity Junior Liens on Collateral," upon a satisfaction and discharge in accordance with the provisions described above.

Modification of the Indenture

        From time to time, the Issuers, the Guarantors and the trustee, without the consent of the holders, may amend the indenture, the Guarantees or the senior notes to:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated senior notes in addition to or in place of certificated senior notes (provided that the uncertificated senior notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated senior notes are described in Section 163(f)(2)(B) of the Code);

  (3)
  to provide for the assumption by a successor corporation of the obligations of Neff, Finance Corp. or any Guarantor under the indenture;

  (4)
  to add to the covenants of the Issuers or any Guarantor for the benefit of the holders of the senior notes or to surrender any right or power conferred upon any Issuer or any Guarantor;

  (5)
  to make any change that does not adversely affect the rights of any holder of the senior notes;

  (6)
  to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

  (7)
  to provide for the issuance of senior notes issued after the Issue Date in accordance with the limitations set forth in the indenture;

  (8)
  to reflect the release of any Guarantor from its supplemental indenture or Guarantee, in each case as permitted in the indenture, or to allow any Guarantor to execute a supplemental indenture or a Guarantee with respect to the senior notes;

  (9)
  to evidence and provide for the acceptance of appointment under the indenture of a successor trustee or successor Parity Junior Lien Collateral Agent;

  (10)
  to provide additional Collateral to secure the senior notes;

  (11)
  to make any amendment to the provisions of the indenture relating to the transfer and legending of senior notes; provided, however, that (a) compliance with the indenture as so amended would not result in senior notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer senior notes;

  (12)
  to make, complete or confirm (x) any grant of Collateral permitted or required by the indenture, the Intercreditor Agreement or any other Note Security Document and (y) any release of Collateral that becomes effective as set forth in the indenture, the Intercreditor Agreement or any other Note Security Document;

  (13)
  to add Guarantees with respect to the senior notes, or to secure the notes; or

  (14)
  to conform the text of the indenture or the senior notes to any provision of this "Description of the Exchange Senior Notes" to the extent that such provision in this "Description of the Exchange Senior Notes" was intended to be a verbatim recitation of a provision of the indenture or the senior notes.

        Notwithstanding the foregoing, in accordance with the Intercreditor Agreement, subject to the provisions therein, any amendment, waiver or consent to any of the Priority Lien Security Documents will also apply automatically to the analogous Note Security Documents to the same extent as such amendment, waiver or consent applies to the Priority Lien Security Documents.

        Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the senior notes then outstanding issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

  (1)
  reduce the amount of senior notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any senior note;

  (3)
  reduce the principal of or change or have the effect of changing the fixed maturity of any senior note, or alter or waive any of the provisions with respect to the redemption of the senior notes, other than provisions relating to Asset Sale Offers and Change of Control Offers;

  (4)
  make any senior notes payable in money other than that stated in the senior notes;

  (5)
  make any change in the provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such senior note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of senior notes to waive Defaults;

  (6)
  after the Issuers' obligation to purchase senior notes arises thereunder, amend, change or modify in any material respect the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred;

  (7)
  modify or change any provision of the indenture or the related definitions affecting the ranking of the senior notes or any Guarantee in a manner which adversely affects the holders;

  (8)
  release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the indenture otherwise than in accordance with the terms of the indenture;

  (9)
  except as provided in the Intercreditor Agreement, make any change in, or release other than in accordance with the indenture, any Note Security Document that, taken as a whole, would materially adversely affect the holders of the senior notes;

  (10)
  except as provided in the Intercreditor Agreement, make any change in any Note Security Document or the provisions in the indenture dealing with Note Security Documents or application of proceeds of the Collateral that, taken as a whole, would adversely affect the holders of the senior notes; or

  (11)
  make any change in the foregoing amendment and waiver provisions (except to increase any percentage set forth therein).

        Except as provided in the Intercreditor Agreement, without the consent of the holders of at least two-thirds oin aggregate principal amount of the senior notes then outstanding, no amendment or waiver may release from the Parity Junior Liens of the indenture and the Note Security Documents all or substantially all of the Collateral.

        The consent of the holders of the senior notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the indenture becomes effective, we are required to mail to holders of the senior notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the senior notes, or any defect therein, will not impair or affect the validity of the amendment.

        Neither Neff nor any Affiliate of Neff may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the senior notes unless such consideration is offered to all holders and is paid to all holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Governing Law

        The indenture provides that it and the senior notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of Neff, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee is permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding senior notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "ABL Credit Facility" means the Amended and Restated Credit Agreement dated as of July 8, 2005 among the Issuers, Neff Rental, the lenders thereto in their capacities as lenders thereunder and General Electric Capital Corporation, as administrative agent for the lenders and the other secured parties thereto, together with the related documents thereto (including any guarantee agreements and security documents), in each case, as amended, restated, supplemented, modified, increased, renewed, refunded, replaced (whether upon or after termination or otherwise) or Refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "ABL Facility Agent" means, at any time, the Person serving at such time as the "Agent" or "Administrative Agent" under the ABL Credit Facility or any other representative then most recently designated in accordance with the applicable provisions of the ABL Credit Facility, together with its successors in such capacity.

        "Acquired Indebtedness" means:

  (1)
  Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Neff or at the time it merges or consolidates with or into Neff or any of its Restricted Subsidiaries or that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Neff or such acquisition, merger or consolidation, and

  (2)
  Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

        "Additional Secured Debt" shall have the meaning given to such term in the Intercreditor Agreement.

        "Adjusted Treasury Rate" means, with respect to any redemption date:

  (1)
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities", for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after June 15, 2009 yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or

  (2)
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus 50 basis points.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than Neff or any Subsidiary of Neff) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of Neff or any of its Subsidiaries solely by reason of such Investment.

        "Applicable Premium" means with respect to a note at any redemption date, the greater of:

  (1)
  1.00% of the principal amount of such note and

  (2)
  the excess of (A) the present value at such redemption date of (i) the redemption price of such note on June 15, 2009 (such redemption price being described in the first paragraph under the "—Optional Redemption" section exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such note through June 15, 2009 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

        "Asset Acquisition" means:

  (1)
  an Investment by Neff or any Restricted Subsidiary of Neff in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Neff, or shall be merged with or into or consolidated with Neff or any Restricted Subsidiary of Neff, or

  (2)
  the acquisition by Neff or any Restricted Subsidiary of Neff of the assets of any Person (other than a Restricted Subsidiary of Neff) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person, other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than leases entered into in the ordinary course of business), assignment or other transfer for value by Neff or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Neff or a Restricted Subsidiary of Neff of:

  (1)
  any Capital Stock of any Restricted Subsidiary of Neff, or

  (2)
  any other property or assets of Neff or any Restricted Subsidiary of Neff other than in the ordinary course of business;

provided, however, that Asset Sales shall not include:

    (a)
    a transaction or series of related transactions for which Neff or its Restricted Subsidiaries receive aggregate consideration of less than $2.5 million;

    (b)
    the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of any Issuer as permitted under "—Certain Covenants—Merger, Consolidation and Sale of Assets" or any disposition that constitutes a Change of Control;

    (c)
    the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

    (d)
    disposals or replacements of damaged, worn-out, surplus or obsolete equipment (including resale of rental equipment from the rental fleet), inventory or other assets in the ordinary course of business;

    (e)
    the sale, lease, conveyance, disposition or other transfer by Neff or any Restricted Subsidiary of Neff of assets or property to one or more Restricted Subsidiaries of Neff in connection with Investments permitted under "—Certain Covenants—Limitation on Restricted Payments" or pursuant to any Permitted Investment;

    (f)
    sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of Qualified Securitization Transaction to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP (for the purposes of this clause (f), Securitization Notes shall be deemed to be cash);

    (g)
    dispositions in the ordinary course of business (including sales, leases or rentals of rental fleet and equipment in the ordinary course of business);

    (h)
    foreclosures on assets;

    (i)
    for purposes of the covenant described under "—Certain Covenants—Limitation on Asset Sales" only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under "—Certain Covenants—Limitation on Restricted Payments";

    (j)
    the sale of equipment to the extent that such equipment is exchanged for credit that is reasonably promptly applied against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of similar replacement equipment; provided that Neff or such Restricted Subsidiary receives fair market value for the equipment sold or exchanged under this clause (j);

    (k)
    in the ordinary course of business, the license of patents, trademarks, copyrights and know-how to third Persons;

    (l)
    the sale, transfer or other disposition of cash or Cash Equivalents;

    (m)
    the lease or sublease of any property either (i) in the ordinary course of business and not interfering in any material respect with the business of Neff and its Restricted Subsidiaries, taken as a whole, or (ii) with respect to facilities that are temporarily not in use or pending their disposal and having a duration of not greater than 24 months; and

    (n)
    a transfer of assets or Capital Stock between or among Neff and its Restricted Subsidiaries.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the senior notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capitalized Lease Obligation."

        "Bankruptcy Law" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereinafter in effect, or any successor statute, and any other similar Federal, state or foreign bankruptcy, insolvency or receivership law.

        "Board of Directors" means, as to any Person, (1) if such Person is a corporation, the board of directors of such Person or any duly authorized committee thereof and (2) if such Person is a limited liability company, the managing member or members or any controlling committee of managing members thereof or the Board of Directors of any managing member that is a corporation.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

        "business day" means any day that is not a Legal Holiday.

        "Capital Stock" means:

  (1)
  with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person or options to purchase the same; and

  (2)
  with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP. For purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  United States dollars and cash deposit accounts;

  (2)
  marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

  (3)
  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

  (4)
  commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody's;

  (5)
  certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

  (6)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (5) above;

  (7)
  investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) above; and

  (8)
  in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1), (2), (3), (5), (6) and (7) above.

        "Change of Control" means the occurrence of one or more of the following events:

  (1)
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Neff (determined on a consolidated basis for Neff and Neff's Restricted Subsidiaries) to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than to the Permitted Holders or their Related Parties or any Permitted Group;

  (2)
  the approval by the holders of Capital Stock of Neff of any plan or proposal for the liquidation or dissolution of Neff (whether or not otherwise in compliance with the provisions of the indenture);

  (3)
  any Person or Group (other than the Permitted Holders or their Related Parties or any Permitted Group) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Neff;

  (4)
  the first day on which a majority of the members of the Board of Directors of Neff are not Continuing Directors; or

  (5)
  the failure at any time by Neff to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Capital Stock of Neff Rental (except to the extent Neff Rental is merged with or into Neff in accordance with the terms of the indenture).

        "Class" means (1) in the case of Parity Junior Lien Debt, every Series of Parity Junior Lien Debt, taken together, and (2) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means all the collateral described in the Note Security Documents (other than the Intercreditor Agreement).

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes all series and classes of such common stock.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the senior notes from the redemption date to June 15, 2009, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 15, 2009.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Consolidated EBITDA" means, with respect to any Person, for any period, an amount equal to such Person's Consolidated Net Income for such period increased (to the extent deducted in computing such Consolidated Net Income) by (without duplication):

  (1)
  all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

  (2)
  Consolidated Fixed Charges;

  (3)
  Consolidated Noncash Charges less any noncash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business);

  (4)
  any cash charges resulting from the Transactions that, in each case, are incurred prior to the six month anniversary of the Issue Date;

  (5)
  any non-capitalized transactions costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the Transactions;

  (6)
  actual expenses incurred in such period related to rental equipment operating leases that expired or were terminated during such period to the extent that Neff or any of its Restricted Subsidiaries acquired equipment with an aggregate original equipment cost equal to or greater than the aggregate original equipment cost of the equipment leased pursuant to such operating lease substantially concurrently with the expiration or termination of such operating lease;

  (7)
  all extraordinary, unusual or nonrecurring charges, gains and losses (including all restructuring costs, litigation settlements or losses and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock) and the related tax effects according to GAAP; and

  (8)
  any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four-Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to (y) Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1)
  the incurrence or repayment of any Indebtedness or the issuance of any Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and

  (2)
  Asset Sales (without regard to the $2.5 million limitation set forth in the definition thereof) or Asset Acquisitions, including:

  (A)
  any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness, and

    (B)
    any Consolidated EBITDA (including in any such pro forma calculation expense and cost reductions (in each case net of associated expenses) and other operating improvements (in each case net of associated expenses) for such Four-Quarter Period calculated (in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale and without regard to clause (4) of the definition of Consolidated Net Income occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

        If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

  (1)
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

  (2)
  notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  Consolidated Interest Expense; plus

  (2)
  the product of (x) the amount of all cash dividend payments on any series of Preferred Stock of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal; provided that with respect to any series of Preferred Stock that was not paid cash dividends during such period but that is eligible to be paid cash dividends during any period prior to the maturity date of the senior notes, cash dividends shall be deemed to have been paid with respect to such series of Preferred Stock during such period for purposes of this clause (2).

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

  (1)
  the aggregate of all cash and noncash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding amortization or write-off of debt issuance costs;

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

  (3)
  the interest component of Capitalized Lease Obligations paid, accrued or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of Preferred Stock dividends but, in the case of Neff, reduced by the amount of Restricted Payments made pursuant to clause (11) of the second paragraph under "—Certain Covenants—Limitation on Restricted Payments"; provided, however, that (A) such Restricted Payments in respect of Tax Payments shall only reduce Consolidated Net Income to the extent that provision for the corresponding income tax liabilities has not already been included in the calculation of Consolidated Net Income and (B) such Restricted Payments in respect of general corporate and overhead expenses shall only reduce Consolidated Net Income to the extent not already deducted in computing Consolidated Net Income; and provided further, however, that there shall not be included in such Consolidated Net Income:

  (1)
  gains and losses from Asset Sales (without regard to the $2.5 million limitation set forth in the definition thereof) and the related tax effects according to GAAP;

  (2)
  gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

  (3)
  the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with or into such Person or any Restricted Subsidiary of such Person;

  (4)
  the net income of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is prohibited by contract, operation of law or otherwise;

  (5)
  the net loss of any Person, other than a Restricted Subsidiary of the referent Person;

  (6)
  the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or a Restricted Subsidiary of the referent Person by such Person;

  (7)
  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

  (8)
  any noncash compensation charges or gains, including any such charges or gains arising from stock options, restricted stock grants or other equity incentive programs;

  (9)
  the cumulative effect of a change in accounting principles;

  (10)
  any noncash goodwill or other intangible asset impairment charges incurred subsequent to the Issue Date resulting from the application of Financial Accounting Standards Board Statement Nos. 141 and 142 or any other noncash asset impairment charges incurred subsequent to the Issue Date resulting from the application of Financial Accounting Standards Board Statement No. 144; and

  (11)
  any gain on the sale of equipment to the extent such equipment was the subject of an asset impairment, other charge or writedown in value by Neff or any of its Restricted Subsidiaries in a prior fiscal period to the extent such asset impairment, other charge or writedown was excluded from Consolidated Net Income by operation of clause (10) of this definition.

        "Consolidated Noncash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization (excluding amortization expense attributable to a prepaid expense item that was paid in cash in a prior period) and other noncash charges and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such noncash charges to the extent that they represent an accrual of or a reserve for cash expenditures or payments in any future period). Notwithstanding the foregoing, accruals in respect of payables in the ordinary course of business shall be deemed not to constitute a "Consolidated Noncash Charge."

        "Continuing Director" means, as of any date of determination, any member of the Board of Directors of Neff who:

  (1)
  was a member of such Board of Directors on the Issue Date; or

  (2)
  was nominated for election or elected to such Board of Directors by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or the applicable Guarantor, as the case may be.

        "Credit Facilities" means (1) the ABL Credit Facility and (2) one or more other debt facilities or commercial paper facilities with banks, institutional lenders or other Persons providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, bank guarantees or banker's acceptances, in each case, as amended, restated, supplemented, modified, increased, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Neff or any Restricted Subsidiary of Neff against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means any noncash consideration received by Neff or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officer's certificate that is delivered to the trustee and executed by the principal executive officer or the principal financial officer of Neff or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Noncash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents. At the time of receipt of any Designated Noncash Consideration, Neff shall deliver an officer's certificate to the trustee which shall state the fair market value of such Designated Noncash Consideration and shall state the basis of such valuation, which shall be a report of Independent Qualified Party with respect to the receipt in one transaction or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $15.0 million.

        "Discharge of Priority Lien Obligations" means, subject to reinstatement of previously repaid Priority Lien Obligations as provided in the Intercreditor Agreement, the occurrence of all of the following:

  (1)
  termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

  (2)
  payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

  (3)
  discharge or cash collateralization (to the extent of any letters of credit constituting Priority Lien Debt (A) in the case of the ABL Credit Facility, in the manner and pursuant to the procedures specified in the ABL Credit Facility or if not so specified at 105% of the aggregate undrawn amount and (B) in the case of any other Priority Lien Document, at the lesser of the amount specified in such document and 105% of the aggregate undrawn amount) of all such outstanding letters of credit constituting Priority Lien Debt; and

  (4)
  payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to 91 days after the final maturity date of the senior notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require the issuer thereof to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to 91 days following the maturity date of the senior notes shall not constitute Disqualified Capital Stock if (i) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the senior notes and described under "—Certain Covenants—Limitation on Assets Sales" and "—Change of Control" and (ii) any such requirement only becomes operative after compliance with such terms applicable to the senior notes, including the purchase of any senior notes tendered pursuant thereto. Neff may designate any Preferred Stock issued by Neff that otherwise would not constitute "Disqualified Capital Stock" pursuant to this definition to be Disqualified Capital Stock for purposes of the indenture; provided that (1) Neff makes such designation, by delivery of an officer's certificate to the trustee, on the date that Neff issues such Preferred Stock and (2) the issuance of such designated Disqualified Capital Stock complies with the covenant set forth under the caption "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness." The amount of Disqualified Capital Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Neff and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock, exclusive of accrued dividends.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary of Neff that is incorporated under the laws of the United States or any state thereof or the District of Columbia.

        "Equity Offering" means, in connection with any optional redemption, any offering of Qualified Capital Stock of Neff, Parent or any other direct or indirect parent of Neff; provided that in the case of a Qualified Capital Stock Offering by Parent or any other direct or indirect parent of Neff, such parent makes a direct or indirect contribution to Neff, or is directly or indirectly issued Qualified Capital Stock of Neff by Neff in an amount equal to the redemption price of the senior notes to be redeemed in such redemption plus accrued and unpaid interest thereon.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto and the rules and regulations promulgated thereunder.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of Neff acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of Neff delivered to the trustee; provided, however, that for purposes of

  (1)
  clause (1) of the covenant described under "—Certain Covenants—Limitation on Asset Sales" and clause (j) of the definition of "Asset Sale," fair market value with respect to Asset Sales (A) of less than $7.5 million shall be determined in good faith by senior management of Neff and (B) equal to or greater than $7.5 million shall be determined by the Board of Directors of Neff acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of Neff delivered to the trustee and

  (2)
  clauses (iii)(w) and (iii)(y) under "—Certain Covenants—Limitation on Restricted Payments," if the fair market value of the property or assets in question is so determined to be in excess of $15.0 million, such determination must be confirmed by an Independent Qualified Party.

        For purposes of determining the fair market value of Capital Stock, the value of the Capital Stock of a Person shall be based upon such Person's property and assets, exclusive of goodwill or similar intangible asset.

        "Finance Corp." means Neff Finance Corp., a Delaware corporation, and its successors.

        "Four-Quarter Period" has the meaning specified in the definition of Consolidated Fixed Charge Coverage Ratio.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board;

  (3)
  such other statements by such other entity may be as approved by a significant segment of the accounting profession of the United States, as in effect from time to time; and

  (4)
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America, and for the payment of which the United States pledges its full faith and credit.

        "Grantors" means the Issuers, each Guarantor and any other Person (if any) that grants a Lien on all or part of its assets or properties to secure all or part of the Secured Obligations.

        "Guarantee" means the senior guarantee of the senior notes by each Guarantor.

        "Guarantor" means Neff Rental and each other Subsidiary of Neff (other than Finance Corp.) that incurs a Guarantee pursuant to the terms of the indenture; provided that upon the release and discharge of such Restricted Subsidiary from its Guarantee in accordance with the indenture, such Restricted Subsidiary shall cease to be a Guarantor.

        "Hedging Agreement" means any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of Neff and its Restricted Subsidiaries.

        "Indebtedness" means, with respect to any Person, without duplication:

  (1)
  all Obligations of such Person for borrowed money;

  (2)
  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all Capitalized Lease Obligations of such Person;

  (4)
  all Obligations of such Person issued or assumed as the deferred purchase price of property and which is deferred for six months or longer from the date of issuance or assumption, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

  (5)
  all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  (6)
  guarantees and other contingent Obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

  (7)
  all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

  (8)
  all Obligations under Interest Swap Obligations of such Person; and

  (9)
  all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

        The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest; and

  (2)
  the principal amount thereof (together with any interest thereon that is more than 30 days past due), in the case of any other Indebtedness provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that Indebtedness was incurred or, if that indebtedness was incurred prior to the Issue Date, the Spot Rate in effect on the Issue Date. If such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant Spot Rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the Spot Rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

        Indebtedness shall not include obligations of any Person (A) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two business days of their incurrence, (B) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (C) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of Neff.

        "initial purchaser" means Credit Suisse First Boston LLC.

        "insolvency or liquidation proceeding" means (1) any voluntary or involuntary proceeding under any Bankruptcy Law with respect to any Grantor, (2) any voluntary or involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Grantor or for a substantial part of the property or assets of any Grantor, (3) any voluntary or involuntary winding up or liquidation of any Grantor or (4) a general assignment for the benefit of creditors by any Grantor.

        "Intercreditor Agreement" means the intercreditor agreement dated as of July 8, 2005, among the Issuers, Neff Rental, General Electric Capital Corporation, as credit agreement agent and as Priority Lien Collateral Agent, and Wells Fargo Bank, National Association, as trustee and as Parity Junior Lien Collateral Agent, as the same may be amended, restated, supplemented, modified or replaced from time to time.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by Neff and its Restricted Subsidiaries in accordance with normal trade practices of Neff or such Restricted Subsidiary, as the case may be. If Neff or any Restricted Subsidiary of Neff sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Neff such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of Neff, Neff shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Iron Merger Partnership" means Iron Merger Partnership, a Delaware general partnership, and its successors.

        "Issue Date" means the date of original issue of the outstanding senior notes on July 8, 2005.

        "Issuer" means Neff or Finance Corp.

        "Issuers" means, collectively, Neff and Finance Corp.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York, the city in which the principal corporate trust office of the trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

        "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).

        "Management Services Agreement" means the Management Services Agreement dated as of June 3, 2005, by and among Parent, Neff Rental and Odyssey Investment Partners, LLC.

        "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody's.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Neff" means Neff Rental LLC, a Delaware limited liability company, and its successors.

        "Neff Rental" means Neff Rental, Inc., a Florida corporation, and its successors.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Neff or any of its Restricted Subsidiaries from such Asset Sale net of:

  (1)
  reasonable out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions);

  (2)
  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements; and

  (3)
  appropriate amounts to be provided by Neff or any Restricted Subsidiary of Neff, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Neff or any Restricted Subsidiary of Neff, as the case may be, after such Asset Sale, including sale or purchase price adjustments, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Note Documents" means the indenture, the senior notes and the Note Security Documents.

        "Note Obligations" means the senior notes and all other Obligations in respect thereof.

        "Note Security Documents" means the Intercreditor Agreement and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Issuers or any other Grantor creating (or purporting to create) a Lien upon Collateral for the benefit of the Parity Junior Lien Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms, the indenture and the terms of the Intercreditor Agreement.

        "Obligations" means, with respect to any Indebtedness, any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in (1) in the case of Priority Lien Debt, the Priority Lien Documents or (2) in the case of other Indebtedness, the documentation governing such Indebtedness, in each case, even if such interest is not enforceable, allowable or allowed as a claim in such insolvency or liquidation proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing such Indebtedness; provided, however, that Obligations with respect to the senior notes shall not include the fees and indemnifications in favor of the trustee and other third parties other than the holders of such senior notes.

        "Offering Circular" means the confidential offering circular dated June 30, 2005, used in connection with the issuance of the outstanding senior notes on the Issue Date.

        "officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of Neff or Neff Rental, as applicable.

        "officer's certificate" means a certificate signed on behalf of Neff, Finance Corp. or Neff Rental, as applicable, by one officer of Neff, Finance Corp. or Neff Rental, and in the case of an officer's certificate delivered to the trustee, a certificate that meets the requirements of the indenture.

        "Parent" means Neff Corp., a Delaware corporation, and its successors.

        "Parity Junior Lien" means any Lien granted pursuant to any Parity Junior Lien Security Document to the Parity Junior Lien Collateral Agent, at any time, upon any property of any Issuer or any other Grantor to secure Parity Junior Lien Obligations.

        "Parity Junior Lien Collateral Agent" means Wells Fargo and its successors as collateral agent under the indenture and any other Person designated as a collateral agent with respect to any other Series of Parity Junior Lien Debt; provided that, until such time that the Note Obligations have been discharged or paid in full, Wells Fargo and its successors as collateral agent under the indenture shall be the sole authorized Person to act as the Parity Junior Lien Collateral Agent with respect to the Note Obligations.

        "Parity Junior Lien Debt" means:

  (1)
  the senior notes and the related Guarantees; and

  (2)
  any other Indebtedness of the Issuers or any other Grantor (including Additional Notes) that is secured equally and ratably with the senior notes by a Parity Junior Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided that such Indebtedness is (A) if incurred by the Issuers, guaranteed by each Restricted Subsidiary of Neff that, on the date of incurrence of such Indebtedness, is a Guarantor or (B) if incurred by any Issuer or any other Grantor, guaranteed by the other Issuer and each Restricted Subsidiary of Neff that, on the date of incurrence of such Indebtedness, is a Guarantor; and provided, further, in the case of any Indebtedness referred to in this clause (2), that on or before the date on which such Indebtedness is incurred by the Issuers or any other Grantor, such Indebtedness is designated by Neff, in an Officer's Certificate delivered to each Parity Junior Lien Representative and the Parity Junior Lien Collateral Agent, as "Parity Junior Lien

    Debt" for the purposes of the indenture and the Intercreditor Agreement; and provided further, that no Series of Secured Debt may be designated as both Parity Junior Lien Debt and Priority Lien Debt.

        "Parity Junior Lien Documents" means, collectively, (1) the Note Documents and (2) each indenture, credit agreement or other agreement governing each other Series of Parity Junior Lien Debt and the Parity Junior Lien Security Documents.

        "Parity Junior Lien Obligations" means Parity Junior Lien Debt and all Obligations in respect of Parity Junior Lien Debt.

        "Parity Junior Lien Representative" means:

  (1)
  in the case of the senior notes, the Parity Junior Lien Collateral Agent; and

  (2)
  in the case of any other Series of Parity Junior Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Junior Lien Debt who maintains the transfer register for such Series of Parity Junior Lien Debt and (a) is appointed (as evidenced by an officer's certificate delivered to the trustee) as a Parity Junior Lien Representative (for purposes related to the administration of the security documents) pursuant to the applicable indenture, credit agreement or other agreement governing such Series of Parity Junior Lien Debt, together with its successors in such capacity, and (b) has become a party to the Intercreditor Agreement by executing a joinder in the form required under the Intercreditor Agreement.

        "Parity Junior Lien Security Documents" means the Intercreditor Agreement, each Note Security Document and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, documents, instruments or other grants or transfers for security executed and delivered by Parent, Neff Rental or any other Grantor creating (or purporting to create) a Lien upon Collateral for the benefit of the Parity Junior Lien Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms, the indenture and the Intercreditor Agreement.

        "Permitted Business" means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by Neff and its Restricted Subsidiaries on the Issue Date or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Neff and its Restricted Subsidiaries are engaged on the Issue Date.

        "Permitted Group" means any group of investors that is deemed to be a "person" (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time; provided that no single Person (together with its Affiliates), other than the Permitted Holders and their Related Parties, is the "beneficial owner" (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of more than 50% of the voting power of the issued and outstanding Capital Stock of Neff that is "beneficially owned" (as defined above) by such group of investors.

        "Permitted Holders" means Odyssey Investment Partners, LLC and its Affiliates (excluding Mr. J.C. Mas). Any Person or Permitted Group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        "Permitted Indebtedness" means, without duplication, each of the following:

  (1)
  Indebtedness under the senior notes (other than Additional Notes) and Indebtedness consisting of the Guarantee of a Guarantor with respect to such senior notes;

  (2)
  Indebtedness of Neff or any of its Restricted Subsidiaries incurred pursuant to one or more Credit Facilities; provided, however, that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (2) and then outstanding does not exceed the greater of:

  (i)
  the lesser of (A) $225.0 million, less the aggregate amount of (x) Indebtedness of Securitization Entities at the time outstanding and (y) the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (3)(A) under "—Certain Covenants—Limitation on Asset Sales" and (B) the sum of (x) 85% of the book value of the accounts receivable of Neff and its Restricted Subsidiaries, (y) 90% of the net book value of the rental fleet of Neff and its Restricted Subsidiaries and (z) 60% of the book value of the inventory of Neff and its Restricted Subsidiaries, and

  (ii)
  the sum of (x) 85% of the book value of the accounts receivable of Neff and its Restricted Subsidiaries, (y) 85% of the net book value of the rental fleet of Neff and its Restricted Subsidiaries and (z) 60% of the book value of the inventory of Neff and its Restricted Subsidiaries;

    provided, however, that, if on the date of incurrence of Indebtedness under this clause (2) after giving effect thereto, the Indebtedness incurred under this clause (2) exceeds or would exceed $225.0 million, then the Consolidated Fixed Charge Coverage Ratio of Neff shall be greater than or equal to 2.0 to 1.0 if such Indebtedness is incurred prior to July 8, 2007, or 2.25 to 1.0 if such Indebtedness is incurred thereafter; provided further, however, that the amount of Indebtedness permitted to be incurred pursuant to Credit Facilities in accordance with this clause (2) shall be in addition to any Indebtedness permitted to be incurred pursuant to Credit Facilities in reliance on, and in accordance with, clauses (7), (13) and (15) below and under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness";

  (3)
  Indebtedness of Neff and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clause (1) or (2) of this definition) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

  (4)
  Interest Swap Obligations of Neff or any of its Restricted Subsidiaries covering Indebtedness of Neff or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the indenture; and provided further that such Interest Swap Obligations are entered into, in the judgment of Neff, to protect Neff or any of its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness and not for purposes of speculation;

  (5)
  Indebtedness of Neff or any Restricted Subsidiary of Neff under Hedging Agreements and Currency Agreements so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation;

  (6)
  the incurrence by Neff or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Neff and any such Restricted Subsidiaries; provided, however, that:

  (a)
  if Neff or Finance Corp. is the obligor on such Indebtedness and the aggregate principal amount thereof exceeds $1.0 million, and the payee is a Restricted Subsidiary of Neff that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the senior notes, and

  (b)
  (i)    any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Neff or a Restricted Subsidiary thereof, and

      (ii)
      any sale or other transfer of any such Indebtedness to a Person that is not either Neff or a Restricted Subsidiary thereof (other than by way of granting a Lien permitted under the indenture or in connection with the exercise of remedies by a secured creditor)

    shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Neff or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  Indebtedness (including Capitalized Lease Obligations) incurred by Neff or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding after giving effect to that incurrence not to exceed $10.0 million;

  (8)
  Refinancing Indebtedness in respect of Indebtedness incurred pursuant to the proviso under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" or pursuant to clause (1), (3), (7), (13) or (16) or this clause (8); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary incurred pursuant to clause (16), such Refinancing Indebtedness shall be incurred only by such Subsidiary; provided further, however, that in the case of any Refinancing Indebtedness incurred to Refinance Indebtedness outstanding under clause (7), (13) or (16), such Refinancing Indebtedness shall be deemed to have been incurred and to be outstanding under such clause or clauses (7), (13) and (16), as applicable;

  (9)
  Indebtedness consisting of any guarantee by Neff of Indebtedness of a Restricted Subsidiary of Neff and any guarantee by any Restricted Subsidiary of Neff of Indebtedness of Neff or any Restricted Subsidiary of Neff; provided that (a) such Indebtedness is permitted to be incurred under the indenture and (b) such guarantees are subordinated to the senior notes to the same extent as the Indebtedness being guaranteed;

  (10)
  Indebtedness arising from agreements of Neff or a Restricted Subsidiary of Neff providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary of Neff, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that, with respect to any such disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Neff and its Restricted Subsidiaries in connection with such disposition;

  (11)
  obligations in respect of performance and surety bonds and completion guarantees provided by Neff or any Restricted Subsidiary of Neff in the ordinary course of business;

  (12)
  the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is non-recourse to Neff or any Restricted Subsidiary of Neff (except for Standard Securitization Undertakings);

  (13)
  Indebtedness of Neff and its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Neff and its Restricted Subsidiaries outstanding on the date of such incurrence (other than Indebtedness permitted by clauses (1) through (12) above, clauses (14) through (18) below or pursuant to the proviso under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness") does not exceed $15.0 million (which amount may, but need not, be incurred in whole or in part under a Credit Facility);

  (14)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of incurrence;

  (15)
  Indebtedness of Neff or any of its Restricted Subsidiaries represented by letters of credit for the account of Neff or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of Neff or such Restricted Subsidiary, including in order to provide security for workers' compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers' compensation claims, self-insurance obligations, performance, bid and surety and similar bonds and completion guarantees provided by Neff or any Restricted Subsidiary of Neff in the ordinary course of business in an aggregate amount that, when taken together with the amount of all other Indebtedness of Neff or any of its Restricted Subsidiaries incurred pursuant to this clause (15) that is at the time outstanding, does not exceed $15.0 million;

  (16)
  Indebtedness of a Restricted Subsidiary of Neff incurred and outstanding on the date such Restricted Subsidiary was acquired by Neff in a principal amount that, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (16) that is at the time outstanding, does not exceed $10.0 million; provided that such Indebtedness was incurred by such Restricted Subsidiary prior to such acquisition by Neff or one of its Restricted Subsidiaries and was not incurred in connection with, or contemplation of, such acquisition by Neff or one of its Restricted Subsidiaries;

  (17)
  the incurrence by Neff or any Guarantor of Indebtedness evidenced by promissory notes subordinated to the senior notes issued to current or former employees, officers, directors or consultants of Neff or any Subsidiary of Neff (or their respective spouses) in lieu of cash payments for Capital Stock being repurchased from such Persons in an aggregate principal amount not to exceed $7.0 million; and

  (18)
  the incurrence by Neff or any of its Restricted Subsidiaries of Indebtedness, to the extent the proceeds of such Indebtedness are at the time of such incurrence deposited and used to defease the senior notes in whole and not in part as described under "—Legal Defeasance and Covenant Defeasance."

        For purposes of determining compliance under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness", in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clause (1), clauses (3) through (12) and clauses (14) through (18) above or is permitted to be incurred pursuant to the proviso under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness", Neff shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness (or any portion thereof) in any manner that complies with such covenant and the covenant described under "—Certain Covenants—Limitation on Liens"; provided, however, that all Indebtedness under the ABL Credit Facility outstanding on the Issue Date shall be deemed to have been incurred pursuant to clause (2) and Neff shall not be permitted to reclassify all or any portion of any Indebtedness incurred pursuant to clause (2) or clause (13). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness".

        Notwithstanding the foregoing, neither Neff nor any Guarantor will incur any Indebtedness set forth in this definition of "Permitted Indebtedness" if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of Neff or any Guarantor unless such Indebtedness shall be subordinated to the senior notes or the applicable Guarantee to at least the same degree as such Subordinated Obligations; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Neff or any Guarantor solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

        "Permitted Investments" means:

  (1)
  (a) Investments by Neff or any Restricted Subsidiary of Neff in (i) any Guarantor (whether existing on the Issue Date or created thereafter), (ii) any Person (including by means of any transfer of cash or other property) if, as a result of such Investment, such Person shall become a Guarantor or (iii) any Person, if as a result of such Investment, such Person is merged with or consolidated into Neff or a Guarantor and (b) Investments in Neff by any Restricted Subsidiary of Neff;

  (2)
  Investments in cash and Cash Equivalents;

  (3)
  loans and advances to employees and officers of Neff and its Restricted Subsidiaries for bona fide business purposes in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

  (4)
  Hedging Agreements, Currency Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with the indenture and not for purposes of speculation;

  (5)
  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

  (6)
  Investments made by Neff or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with "—Certain Covenants—Limitation on Asset Sales";

  (7)
  Investments existing on the Issue Date or made pursuant to commitments existing on the Issue Date;

  (8)
  accounts receivable created or acquired in the ordinary course of business;

  (9)
  guarantees by Neff or a Restricted Subsidiary of Neff permitted to be incurred under the indenture;

  (10)
  any Investment by Neff or a Restricted Subsidiary of Neff in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Securitization Note or an equity interest; and

  (11)
  other Investments to the extent paid for with Qualified Capital Stock of Neff;

  (12)
  repurchases of the senior notes; and

  (13)
  any Investment by Neff or any of its Restricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed $15.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if an Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of Neff at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above, and will cease to have been made pursuant to this clause (13).

        "Permitted Liens" means:

  (1)
  Liens securing (A) Priority Lien Debt in an aggregate principal amount not to exceed the Priority Lien Cap and (B) all related Priority Lien Obligations;

  (2)
  Liens securing (A) Parity Junior Lien Debt and (B) all related Parity Junior Lien Obligations;

  (3)
  Liens for taxes, assessments or governmental charges or claims either:

  (a)
  not delinquent; or

  (b)
  contested in good faith by appropriate proceedings and as to which Neff or the applicable Restricted Subsidiary has set aside on its books such reserves as may be required pursuant to GAAP;

  (4)
  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen and repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP has been made in respect thereof;

  (5)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, excluding any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (6)
  judgment Liens not giving rise to an Event of Default;

  (7)
  easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Neff or any of its Restricted Subsidiaries;

  (8)
  Liens securing (A) Indebtedness incurred pursuant to clause (7), (15) or (16) of the definition of "Permitted Indebtedness" and (B) all related Obligations;

  (9)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (10)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (11)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Neff or any of its Restricted Subsidiaries, including rights of offset and set-off;

  (12)
  Liens securing (A) Interest Swap Obligations entered into in the ordinary course of business and not for purposes of speculation which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture and (B) all related Obligations;

  (13)
  Liens securing (A) Indebtedness under Hedging Agreements and Currency Agreements entered into in the ordinary course of business and not for purposes of speculation and (B) all related Obligations;

  (14)
  Liens incurred in the ordinary course of business of Neff or any Restricted Subsidiary of Neff with respect to Indebtedness and the related Obligations that do not in the aggregate exceed $5.0 million at any one time outstanding;

  (15)
  Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

  (16)
  leases or subleases granted to others that do not materially interfere with the ordinary course of business of Neff and its Restricted Subsidiaries;

  (17)
  Liens existing on the Issue Date (other than Liens on Indebtedness that is Priority Lien Debt), together with any Liens securing Indebtedness incurred in reliance on clause (8) of the definition of "Permitted Indebtedness" in order to Refinance the Indebtedness secured by Liens existing on the Issue Date (other than Liens on Indebtedness that is Priority Lien Debt); provided, however, that (A) the Liens securing the Refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being Refinanced and (B) the Indebtedness secured by such Lien at the time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness being Refinanced at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay interest, Required Premiums and fees and expenses related to such Refinancing;

  (18)
  Liens in favor of Neff or a Restricted Subsidiary of Neff;

  (19)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by Neff or any Subsidiary of Neff; provided that such Liens were in existence prior to such acquisition, were not incurred in contemplation of such acquisition and do not extend to any other property owned by Neff or any Subsidiary of Neff (other than assets and property affixed or appurtenant thereto);

  (20)
  Liens arising from filing precautionary Uniform Commercial Code financing statements regarding leases;

  (21)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

  (22)
  Liens that do not secure Indebtedness.

        For purposes of determining the amount of Priority Lien Debt outstanding under clause (1) of this definition, all letters of credit will be valued at the face amount thereof, whether or not drawn (but without duplication of the principal amount of any other Indebtedness), and all Interest Swap Obligations will be valued at zero.

        "Permitted Payments to Parent" means, without duplication as to amounts:

  (1)
  any Restricted Payment made to Parent or any other direct or indirect parent company of Neff (other than Iron Merger Partnership and any direct or indirect parent company of Iron Merger Partnership) to be used by Parent or such other direct or indirect parent company solely:

  (A)
  to pay its franchise taxes and other fees required to maintain its corporate existence,

  (B)
  to pay for general corporate and overhead expenses (including salaries and other compensation of the employees and directors, board activities, insurance, legal (including litigation, judgments and settlements), accounting, corporate reporting, administrative and other general operating expenses) incurred by Parent or such other parent company in the ordinary course of business, and

    (C)
    to pay expenses incurred in connection with an initial public offering of Common Stock of Parent or such other direct or indirect parent;

    provided, however, that such Restricted Payments may not be made to pay such general corporate and overhead expenses to the extent that (x) Neff would not be permitted under the indenture to take the actions giving rise to such expenses or to incur such expenses or (y) such general corporate or overhead expenses are attributable to the ownership or operation of any Person other than Neff and its Subsidiaries; provided further, however, that such Restricted Payments to Parent and such other direct or indirect parent company pursuant to this clause (1) shall not exceed in the aggregate $2.0 million per calendar year; and

  (2)
  payments to Parent or any other direct or indirect parent company of Neff (other than Iron Merger Partnership and any direct or indirect parent company of Iron Merger Partnership) in respect of income taxes of Neff and any Subsidiaries of Neff ("Tax Payments"); provided, however, that the aggregate Tax Payments made since the Issue Date shall not exceed the lesser of:

  (A)
  (i) the aggregate amount of the relevant tax (including any penalties and interest) that Neff would owe after the Issue Date if Neff were a "C" corporation for United States Federal, state and local income tax purposes filing a separate tax return (or a consolidated or combined return with any Subsidiaries of Neff that are members of a consolidated or combined group with Parent or such other direct or indirect parent company), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Neff and its Subsidiaries, less (ii) the amount of any income taxes that Neff or its Subsidiaries pay directly to a taxing authority after the Issue Date; and

  (B)
  the aggregate amount of the relevant tax that Parent or such other parent company actually owes to the appropriate taxing authority after the Issue Date;

    provided further, however, that any Tax Payments received from Neff shall be paid over to the appropriate taxing authority within 30 days of Parent's or such other parent company's receipt of such Tax Payments or refunded to Neff.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Priority Lien" means any Lien granted by any Priority Lien Security Document to any Priority Lien Representative, at any time, upon any property of the Issuers or any other Grantor to secure Priority Lien Obligations.

        "Priority Lien After-Acquired Property" means any property or assets (other than property or assets constituting the Collateral on the Issue Date) of Neff, Neff Rental or any future Restricted Subsidiary that is or becomes a Guarantor pursuant to the covenant under "—Certain Covenants—Future Guarantees by Subsidiaries" that secures any Priority Lien Obligations.

        "Priority Lien Cap" means, as of any date, the principal amount outstanding under the ABL Credit Facility, together with the Indebtedness outstanding under any other Credit Facility that is secured by a Priority Lien, in an aggregate principal amount not to exceed the sum of the amount permitted to be incurred pursuant to clause (2) of the definition of Permitted Indebtedness, as of any date; plus

$15,000,000, less the amount of Parity Junior Lien Debt incurred after the Issue Date pursuant to clause (2) or (13) of the definition of "Permitted Indebtedness" the net proceeds of which are used to Refinance Priority Lien Debt and for which there is a reduction in the commitments in respect of such Priority Lien Debt in an amount equal to the amount of such Parity Junior Lien Debt. For purposes of this definition, all letters of credit will be valued at the face amount thereof, whether or not drawn (but without duplication of the principal amount of any other Indebtedness), and all Interest Swap Obligations will be valued at zero.

        "Priority Lien Collateral" means all Collateral (as defined in the ABL Credit Facility) and any other assets or property of Neff or any Grantor now or at any time hereafter subject to Liens securing any Priority Lien Obligations.

        "Priority Lien Collateral Agent" means the ABL Facility Agent and its successors, each in its capacity as Priority Lien Collateral Agent under the ABL Credit Facility and any other Person designated as a collateral agent with respect to any other Series of Priority Lien Debt; provided that, until the Discharge of Priority Lien Obligations in respect of the Obligations under the ABL Credit Facility has occurred, the ABL Facility Agent and its successors, each in its capacity as Priority Lien Collateral Agent under the ABL Credit Facility shall be the sole authorized Person to act as the Priority Lien Collateral Agent with respect to the Obligations under the ABL Credit Facility and each other Series of Priority Lien Debt unless otherwise determined by the ABL Facility Agent or such successor, Neff and the Required Priority Lien Debtholders at the time such other Series of Priority Lien Debt is incurred (such determination to be evidenced in the joinder in the form required under the Intercreditor Agreement to be executed and delivered in connection with the issuance of such Series of Priority Lien Debt).

        "Priority Lien Debt" means:

  (1)
  Indebtedness of the Issuers, Neff Rental or any other Guarantor under the ABL Credit Facility (to the extent such Indebtedness is not Refinanced with Parity Junior Lien Debt that would reduce the Priority Lien Cap) that was permitted to be incurred and secured under each applicable Secured Debt Document, which for purposes of the indenture, shall be Indebtedness that is incurred under clause (2) or clause (13) of the definition of "Permitted Indebtedness";

  (2)
  Indebtedness of the Issuers, Neff Rental or any other Guarantor under any other Credit Facility that is secured equally and ratably (or on such other basis as may be agreed by the relevant holders of the Priority Lien Obligations) with the ABL Credit Facility by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document, which for purposes of the indenture, shall be Indebtedness that is incurred under clause (2) or clause (13) of the definition of "Permitted Indebtedness"; provided that, in the case of any Indebtedness referred to in this clause (2), on or before the date on which such Indebtedness is incurred by the Issuers, Neff Rental or such other Guarantor, such Indebtedness is designated by Neff, in an officer's certificate delivered to each Priority Lien Representative, the Priority Lien Collateral Agent and the Parity Junior Lien Collateral Agent, as "Priority Lien Debt" for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both Parity Junior Lien Debt and Priority Lien Debt; and

  (3)
  Interest Swap Obligations of the Issuers, Neff Rental or any other Guarantor that are incurred pursuant to clause (4) of the definition of "Permitted Indebtedness" and permitted to be incurred pursuant to the ABL Credit Facility and any other Priority Lien Documents; provided that:

    (a)
    such Interest Swap Obligations are secured by a Priority Lien on all or substantially all of the assets and properties that secure Indebtedness under the Credit Facility in respect of which security for such Interest Swap Obligations was obtained; and

    (b)
    such Priority Lien is pari passu with the Priority Liens securing Indebtedness under the Credit Facility in respect of which security for such Interest Swap Obligations was obtained.

        "Priority Lien Documents" means the ABL Credit Facility and any other Credit Facility pursuant to which any Priority Lien Debt is incurred and the applicable Priority Lien Security Documents.

        "Priority Lien Obligations" means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt.

        "Priority Lien Representative" means (1) in the case of Priority Lien Collateral, each applicable Priority Lien Collateral Agent, (2) in the case of the ABL Credit Facility, the ABL Facility Agent or (3) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and (A) is appointed as a representative of the Priority Lien Debt (for purposes related to the administration of the applicable Priority Lien Security Documents) pursuant to a credit agreement or other agreement governing such Series of Priority Lien Debt and (B) has become a party to the Intercreditor Agreement by executing a joinder in the form required under the Intercreditor Agreement.

        "Priority Lien Security Documents" means the Intercreditor Agreement, the Collateral Documents (as defined in the ABL Credit Facility), all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, documents, instruments or other grants or transfers for security executed and delivered by Neff, Neff Rental or any other Grantor creating (or purporting to create) a Priority Lien upon Collateral in favor of the Priority Lien Representatives, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

        "Productive Assets" means assets (including Capital Stock) that are used or usable by Neff and its Restricted Subsidiaries in Permitted Businesses.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Neff or any of its Restricted Subsidiaries pursuant to which Neff or any of its Subsidiaries may sell, convey or otherwise transfer to:

  (1)
  a Securitization Entity (in the case of a transfer by Neff or any of its Restricted Subsidiaries); and

  (2)
  any other Person (in the case of a transfer by a Securitization Entity),

or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of Neff or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Quotation Agent" means the Reference Treasury Dealer selected by the trustee after consultation with Neff.

        "Recapitalization" means the recapitalization of Parent consummated on June 3, 2005.

        "Recapitalization Agreement" means the Recapitalization Agreement dated as of April 6, 2005, between Iron Merger Sub, Inc. and Parent.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Transaction.

        "Reference Treasury Dealer" means Credit Suisse First Boston LLC and its successors and assigns and two other nationally recognized investment banking firms selected by Neff that are primary U.S. Government securities dealers.

        "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding such redemption date.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, restructure, refund or replace (including by prepayment, redemption, defeasance or otherwise) or to issue other Indebtedness or commitments pursuant to which Indebtedness may be incurred in exchange or replacement for or in addition to such Indebtedness or any such commitments (whether or not any Indebtedness is outstanding thereunder and whether or not in connection therewith such Indebtedness or commitments are increased), in each case in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees and expenses in connection therewith; provided, however, that:

  (1)
  the incurrence of such Refinancing Indebtedness shall not directly or indirectly result in an increase in the aggregate principal amount of Indebtedness, except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness to pay Required Premiums, accrued interest and related fees and expenses;

  (2)
  such Refinancing Indebtedness shall not have a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold;

  (3)
  such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced; and

  (4)
  if the Indebtedness being Refinanced is subordinated in right of payment to the senior notes or the Guarantee of any Guarantor, as applicable, such Refinancing Indebtedness is subordinated in right of payment to the senior notes or the Guarantee of such Guarantor, as applicable, at least to the same extent as the Indebtedness being Refinanced; provided, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other

    Indebtedness of Neff or its Restricted Subsidiaries solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

        "Registered Exchange Offer" means the Registered Exchange Offer, as defined in the registration rights agreement.

        "registration rights agreement" means (1) with respect to the senior notes issued on the Issue Date, the Registration Rights Agreement dated July 8, 2005, among the Issuers, Neff Rental and the initial purchaser and (2) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Issuers, the Guarantors and the Persons purchasing such Additional Notes under the related purchase agreement.

        "Related Party" with respect to any Permitted Holder means:

  (a)
  (1)    any spouse, sibling, parent or child of such Permitted Holder; or

  (2)
  the estate of any Permitted Holder during any period in which such estate holds Capital Stock of Neff for the benefit of any Person referred to in clause (a)(1); or

  (b)
  any trust, corporation, partnership, limited liability company or other entity the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of, or the sole managing partner or managing member of which is, one or more Permitted Holders or such other Persons referred to in the immediately preceding clause (a).

        "Required Priority Lien Debtholders" means (1) with respect to the Obligations under the ABL Credit Facility, the "Required Lenders" under and as defined in the ABL Credit Facility (or any similar term in any subsequent ABL Credit Facility) and (2) with respect to all other Priority Lien Obligations, at any time, the holders of more than 50% of the sum of:

  (A)
  the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

  (B)
  the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt.

For purposes of this definition, (i) Priority Lien Debt registered in the name of, or beneficially owned by, Neff or any Affiliate of Neff will be deemed not to be outstanding and (ii) votes will be determined in accordance with the applicable documents governing such Priority Lien Debt.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to Neff or a Restricted Subsidiary of Neff of any property, whether owned by Neff or any Restricted Subsidiary of Neff at the Issue Date or later acquired, which has been or is to be sold or transferred by Neff or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

        "Secured Debt" means Parity Junior Lien Debt and Priority Lien Debt.

        "Secured Debt Documents" means the Parity Junior Lien Documents and the Priority Lien Documents.

        "Secured Debt Representative" means each Parity Junior Lien Representative and each Priority Lien Representative.

        "Secured Obligations" means the Parity Junior Lien Obligations and the Priority Lien Obligations.

        "Securitization Entity" means any Person in which Neff or any Restricted Subsidiary of Neff makes an Investment and to which Neff or any Restricted Subsidiary of Neff transfers accounts receivable (and related assets, including contract rights) which engages in no activities other than in connection with the financing of accounts receivable or related assets (including contract rights) and which is designated by the Board of Directors of Neff (as provided below) as a Securitization Entity:

  (1)
  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

  (a)
  is guaranteed by Neff or any Restricted Subsidiary of Neff (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings;

  (b)
  is recourse to or obligates Neff or any Restricted Subsidiary of Neff in any way other than pursuant to Standard Securitization Undertakings; or

  (c)
  subjects any property or asset of Neff or any Restricted Subsidiary of Neff, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (2)
  with which neither Neff nor any Restricted Subsidiary of Neff has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Neff or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Neff, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

  (3)
  to which neither Neff nor any Restricted Subsidiary of Neff has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any such designation by the Board of Directors of Neff shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution of Neff giving effect to such designation and an officer's certificate certifying that such designation complied with the foregoing conditions.

        "Securitization Note" means a promissory note of a Securitization Entity evidencing amounts owed to Neff or any Restricted Subsidiary of Neff in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables.

        "Security Documents" means the Priority Lien Security Documents and the Parity Junior Lien Security Documents.

        "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the commencement of an insolvency or liquidation proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Issuers or any Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the senior notes or the Guarantee of such Guarantor, as the case may be.

        Notwithstanding the foregoing, "Senior Debt" shall not include:

  (i)
  any Indebtedness of either of the Issuers or a Guarantor to either of the Issuers or to a Subsidiary of Neff (other than Finance Corp.);

  (ii)
  any Indebtedness to, or guaranteed on behalf of, any director, officer or employee of Neff or any Subsidiary of Neff (including amounts owed for compensation);

  (iii)
  any accounts payable, other liability or Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

  (iv)
  Indebtedness represented by Disqualified Capital Stock;

  (v)
  any liability for federal, state, local or other taxes owed or owing by Neff or any Guarantor;

  (vi)
  that portion of any Indebtedness incurred in violation of the covenant described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the trustee shall have received an officer's certificate of Neff to the effect that the incurrence of such Indebtedness does not (or in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made) would not violate such provisions of the indenture);

  (vii)
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Neff; and

  (viii)
  any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of Neff, any other Indebtedness of Finance Corp. or any other Indebtedness of any Guarantor.

        Notwithstanding the foregoing, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Neff or its Restricted Subsidiaries solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

        "Senior Subordinated Notes" means $80,000,000 aggregate original principal amount of the Issuers' 13% Senior Subordinated Notes due 2013.

        "Senior Subordinated Notes Indenture" means, collectively, the indenture dated as of June 3, 2005, among Parent, Neff Rental and Wells Fargo Bank, National Association, as trustee thereunder, as amended and restated as of July 8, 2005, among the Issuers, Neff Rental and Wells Fargo Bank, National Association, as trustee thereunder, governing the Senior Subordinated Notes.

        "Series of Parity Junior Lien Debt" means, severally, the senior notes and each other issue or series of Parity Junior Lien Debt for which a single transfer register is maintained.

        "Series of Priority Lien Debt" means, severally, the Indebtedness outstanding under the ABL Credit Facility and any other Credit Facility pursuant to which any Grantor incurs Priority Lien Debt.

        "Series of Secured Debt" means each Series of Parity Junior Lien Debt and each Series of Priority Lien Debt.

        "Shelf Registration Statement" means the Shelf Registration Statement, as defined in the registration rights agreement.

        "Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

        "Spot Rate" means, for any currency, the spot rate at which that currency is offered for sale against United States dollars, as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on that date of determination for the immediately preceding business day or, if that rate is not available, as determined in any publicly available source of similar market data.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Neff or any Subsidiary of Neff which are reasonably customary in a Qualified Securitization Transaction.

        "Stockholders Agreement" means the stockholders agreement dated as of June 3, 2005, among Iron Merger Partnership, Parent, New York Life Capital Partners II, L.P., New York Life Investment Management Mezzanine Partners, LP, NYLIM Mezzanine Partners Parallel Fund, LP., J.C. Mas, JC Mas Holdings I, L.P. and each other stockholder of Parent as of June 3, 2005.

        "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the senior notes or a Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

        "Subsidiary" with respect to any Person, means:

  (i)
  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

  (ii)
  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Tax Payment" has the meaning assigned to such term in the definition of "Permitted Payments to Parent."

        "TIA" means the Trust Indenture Act of 1939, as amended, (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

        "Total Assets" means the total consolidated assets of Neff and its Restricted Subsidiaries, as set forth on Neff's most recent consolidated balance sheet.

        "Transactions" means the transactions contemplated by the Recapitalization Agreement, as in effect on June 3, 2005, including the related financings.

        "trustee" means Wells Fargo Bank, National Association until a successor replaces it and, thereafter, means the successor.

        "Uniform Commercial Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Uniform Commercial Code is used to define any term herein or in any Note Document and such term is defined differently in different Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Lien of the Parity Junior Lien Collateral Agent or any holder of Secured Obligations on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Uniform Commercial Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

        "Unrestricted Subsidiary" of any Person means:

  (1)
  any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of Neff may designate any Subsidiary (other than Finance Corp. and Neff Rental) (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Neff or any other Subsidiary of Neff that is not a Subsidiary of the Subsidiary to be so designated; provided that:

  (1)
  Neff certifies to the trustee that such designation complies with the covenant described under "—Certain Covenants—Limitation on Restricted Payments"; and

  (2)
  each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Neff or any of its Restricted Subsidiaries.

        The Board of Directors of Neff may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, Neff is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and (y) immediately before and immediately after giving effect to such designation, no Default shall have occurred and be continuing. Any such designation by the Board of Directors of Neff shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officer's certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the then outstanding aggregate principal amount of such Indebtedness, into

  (2)
  the sum of the total of the products obtained by multiplying:

  (a)
  the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

  (b)
  the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.

        "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States or the District of Columbia, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

DESCRIPTION OF THE EXCHANGE SUBORDINATED NOTES

        You can find definitions of certain terms used in the following summary under "—Certain Definitions." As used in this "Description of the Exchange Subordinated Notes" section:

  •
  "Neff" refers to Neff Rental LLC and not to any of its Subsidiaries;

  •
  "Finance Corp." refers to Neff Finance Corp., a subsidiary of Neff and co-issuer of the outstanding subordinated notes;

  •
  the "Issuers" refers collectively to Neff and Finance Corp.;

  •
  "Parent" refers to Neff Corp. and not to any of its Subsidiaries;

  •
  "Neff Rental" refers to Neff Rental, Inc., and "Valley Rents" refers to Valley Rents and Ready Mix, Inc., each a subsidiary of Neff and a Guarantor of the senior notes;

  •
  the "outstanding subordinated notes" means the outstanding 13% Series A Senior Subordinated Notes due 2013 issued by the Issuers on June 3, 2005, as amended on July 8, 2005;

  •
  the "exchange subordinated notes" means the 13% Series B Senior Subordinated Notes due 2013 offered pursuant to this prospectus in exchange for all outstanding subordinated notes; and

  •
  the "subordinated notes" means the outstanding subordinated notes and the exchange subordinated notes, in each case outstanding at any given time and issued under the indenture.

        Neff is a Delaware limited liability company and Finance Corp. is a Delaware corporation and a wholly owned subsidiary of Neff. Neff is the successor to substantially all of the business of Parent. Finance Corp. has no material assets. As of the date of this prospectus, Neff has three Subsidiaries, Finance Corp. (a co-issuer of the subordinated notes), Neff Rental and Valley Rents. As of the date of this prospectus, Neff Rental and Valley Rents are the only Guarantors of the subordinated notes.

        Parent initially issued the outstanding subordinated notes to the Purchasers on June 3, 2005, pursuant to an indenture dated as of that date (the "initial indenture") among Parent, its subsidiaries as guarantors and Wells Fargo Bank, National Association, as trustee. On July 8, 2005, Parent consummated a corporate reorganization described in this prospectus under the caption "The Recapitalization and Corporate Reorganization" in which it transferred substantially all of its assets (including all of the capital stock of Neff Rental, Inc.) and substantially all of its obligations (including its obligations under its guarantee of the ABL credit facility and its obligations under the outstanding subordinated notes) to Neff. Contemporaneously, Finance Corp. became a co-obligor of all of Neff's obligations under the outstanding subordinated notes and a guarantor of the ABL credit facility. Finance Corp. was created solely to serve as a corporate co-obligor on the obligations of Neff, and Finance Corp. has and will continue to have nominal assets and no operations or revenues. As a result of the corporate reorganization, the Issuers assumed and succeeded to all of the liabilities of Parent under the initial indenture and the subordinated notes, and Parent was released from all of its obligations under the initial indenture and the subordinated notes. In connection with the reorganization, the initial indenture was amended and restated in its entirety on July 8, 2005, among the Issuers, Neff Rental, as guarantor, and Wells Fargo Bank, National Association, as trustee and subsequently further amended by a first supplemental indenture dated as of May 22, 2006, among the Issuers, Neff Rental and Valley Rents, as guarantors, and the trustee (collectively, the "indenture") pursuant to which the Issuers succeeded to Parent as the issuers of the outstanding subordinated notes and certain terms of the outstanding subordinated notes were amended. As a result of the reorganization, Parent is no longer a party to the indenture governing the subordinated notes.

        The Issuers will issue the exchange subordinated notes under the indenture, and the terms of the exchange subordinated notes are identical in all material respects to the outstanding subordinated notes except that, upon completion of the exchange offer, the exchange subordinated notes will be:

  •
  registered under the Securities Act; and

  •
  free of any covenants regarding exchange registration rights.

        In addition, the exchange subordinated notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The indenture contains provisions that define your rights under the subordinated notes. In addition, the indenture governs the obligations of the Issuers and of each Guarantor under the subordinated notes. The terms of the subordinated notes include those stated in the indenture and those made part of the indenture by reference to the TIA as in effect on the Issue Date.

        The following description is only a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture as it, and not this description, defines your rights as holders of the exchange subordinated notes. We have filed a copy of the indenture with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Brief Description of the Exchange Subordinated Notes

        The exchange subordinated notes:

  •
  are the joint and several obligations of the Issuers;

  •
  are general unsecured obligations of the Issuers;

  •
  are subordinated in right of payment to all current and future Senior Debt of the Issuers;

  •
  rank pari passu in right of payment with any future senior subordinated indebtedness of the Issuers; and

  •
  are guaranteed on a senior subordinated basis by Neff Rental and any future Guarantors.

        As of the date of this prospectus, Neff's only Subsidiaries, Finance Corp., Neff Rental and Valley Rents, are "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Limitation on Restricted Payments" and the definition of "Unrestricted Subsidiary," we will be permitted to designate certain of our future Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not Guarantee the subordinated notes.

Paying Agent and Registrar for the Subordinated Notes

        The trustee will initially act as paying agent and registrar. The Issuers may change any paying agent and registrar without notice to holders of the subordinated notes ("holders"), and Neff or any of its domestic Subsidiaries may act as paying agent and registrar.

Methods of Receiving Payments on the Subordinated Notes

        If a holder has given wire transfer instructions to the Issuers at least three business days prior to the applicable payment date, the Issuers, through the paying agent or otherwise, will pay all principal, interest and premium, if any, on that holder's subordinated notes in accordance with those instructions. Otherwise, the Issuers will pay principal and premium, if any, on the subordinated notes at the trustee's corporate office in New York, New York. At the Issuers' option, interest also may be paid by mailing a check to the holder's registered address.

Transfer and Exchange

        A holder may transfer or exchange subordinated notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of subordinated notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any subordinated note selected for redemption (except, in the case of subordinated notes to be redeemed in part, the portion thereof not to be redeemed). Also, the Issuers will not be required to transfer or exchange any subordinated note for a period of 15 days before a selection of subordinated notes to be redeemed or before an interest payment date.

Principal, Maturity and Interest

        The Issuers issued the outstanding subordinated notes initially in an aggregate principal amount of $80.0 million. The Issuers will issue the subordinated notes in fully registered form in denominations of $1,000 and integral multiples of $1,000.

        The subordinated notes will mature on June 15, 2013. Interest on the subordinated notes will accrue at a rate of 13.0% per annum and will be payable semiannually in cash on each June 15 and December 15, commencing December 15, 2005. In the case of the exchange subordinated notes, interest will accrue from the last interest payment date on which interest was paid on the outstanding subordinated notes surrendered in exchange therefor or, if no interest has been paid on the outstanding subordinated notes, from the date of original issue of the outstanding subordinated notes. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the subordinated notes.

        Interest on the subordinated notes will accrue from the date of original issuance or, if interest has already been paid, from the date most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The Issuers will make interest payments to the persons who are registered holders at the close of business on the June 1 and December 1 immediately preceding the applicable interest payment date.

Optional Redemption

        At any time prior to June 15, 2007, the Issuers will be entitled at their option to redeem the subordinated notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the subordinated notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date, subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date.

        On and after June 15, 2007, the Issuers will be entitled at their option to redeem the subordinated notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on June 15th of the year set forth below.

Year	Percentage
2007	103.00%
2008	102.00%
2009	101.00%
2010 and thereafter	100.00%

        In addition, the Issuers must pay all accrued and unpaid interest on the subordinated notes redeemed.

        Prior to June 15, 2007, the Issuers will be entitled at their option on one or more occasions to use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the subordinated notes issued under the indenture at a redemption price of 113.0% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

  (1)
  at least 65% of the aggregate principal amount of subordinated notes issued under the indenture remains outstanding immediately after the occurrence of each such redemption (other than subordinated notes held, directly or indirectly, by Neff or its Affiliates); and

  (2)
  the Issuers make such redemption not more than 90 days after the consummation of such Equity Offering.

Selection and Notice of Redemption

        In the event that the Issuers choose to redeem less than all of the subordinated notes, selection of the subordinated notes for redemption will be made by the trustee on a pro rata basis to the extent practicable. No subordinated notes of a principal amount of $1,000 or less shall be redeemed in part.

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of subordinated notes to be redeemed at its registered address. If any subordinated note is to be redeemed in part only, the notice of redemption that relates to that subordinated note will state the portion of the principal amount thereof to be redeemed. The Issuers will issue a new subordinated note in a principal amount equal to the unredeemed portion of the original subordinated note in the name of the holder upon cancellation of the original subordinated note. Subordinated notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on subordinated notes or portions thereof called for redemption as long as the Issuers have deposited with the paying agent funds in satisfaction of the applicable redemption price.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        Neither the Issuers nor the Guarantors are required to make any mandatory redemption or sinking fund payments with respect to the subordinated notes. However, under certain circumstances, the Issuers may be required to offer to purchase subordinated notes as described under the captions "—Change of Control" and "—Certain Covenants—Limitation on Asset Sales." The Issuers may at any time and from time to time purchase subordinated notes in the open market or otherwise.

Subsidiary Guarantees

        The obligations of the Issuers under the subordinated notes and the indenture will be jointly and severally guaranteed on a senior basis by Neff Rental, Valley Rents and each future Guarantor. Neff Rental is the borrower under the New Credit Facility. As of the date of this prospectus, Neff has three Subsidiaries, Finance Corp. (which is a co-issuer of the subordinated notes), Neff Rental and Valley Rents. As of the date of this prospectus, Neff Rental and Valley Rents are the only Guarantors of the subordinated notes. Neff Rental accounted for approximately 100%, 100%, 100% and 100% of our total revenues and EBITDA, respectively, for each of the years ended December 31, 2004 and 2005 and for each of the six months ended June 30, 2005 and 2006. In addition, as of June 30, 2006, Neff Rental held approximately 97.0% of our total assets.

        The Guarantee of Neff Rental, Valley Rents and each future Guarantor of the subordinated notes:

  •
  is a general unsecured obligation of the applicable Guarantor;

  •
  is subordinated in right of payment to all existing and future Senior Debt of the applicable Guarantor; and

  •
  ranks pari passu in right of payment with any future senior subordinated Indebtedness of the applicable Guarantor.

        As of June 30, 2006, Neff had approximately $436.2 million of Senior Debt outstanding.

        The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its Guarantee could be reduced to zero. See "Risk Factors—Risks Relating to our Indebtedness and the Exchange Offer—Federal and state statutes allow courts, under specific circumstances, to void exchange notes, guarantees and security interests and require noteholders to return payments received."

        Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

        Pursuant to the indenture, (A) a Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person, subject to the provisions described below under "—Certain Covenants—Merger, Consolidation and Sale of Assets," and (B) the Capital Stock of a Guarantor may be sold or otherwise disposed of to another Person, subject to the provisions described below under "—Certain Covenants—Limitation on Asset Sales"; provided, however, that, in the case of the consolidation, merger or transfer of all or substantially all the assets of such Guarantor if such other Person is not one of the Issuers or a Guarantor, such Guarantor's obligations under its Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

  (1)
  the sale or other disposition (including by way of consolidation or merger) of a Guarantor, including the sale or disposition of Capital Stock of a Guarantor following which such Guarantor is no longer a Subsidiary; or

  (2)
  the sale or disposition of all or substantially all the assets of a Guarantor;

provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, each Credit Facility and any other Indebtedness of Neff or any Restricted Subsidiary of Neff. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Guarantee automatically will be released from its obligations thereunder.

        The Guarantee of a Restricted Subsidiary that is a Guarantor also will be released:

  (1)
  upon the designation of such Guarantor, other than Neff Rental, as an Unrestricted Subsidiary in accordance with the provisions set forth under "—Certain Covenants—Limitation on Restricted Payments" and the definition of "Unrestricted Subsidiary";

  (2)
  at such time as such Guarantor, other than Neff Rental, does not have any Indebtedness outstanding that would have required such Guarantor to enter into a supplemental indenture to the indenture providing for a Guarantee pursuant to the covenant described under "—Certain Covenants—Future Guarantees by Subsidiaries"; or

  (3)
  if we exercise our legal defeasance option or covenant defeasance option as described under "—Legal Defeasance and Covenant Defeasance" or if our obligations under the indenture are discharged in accordance with the terms of the indenture.

Ranking

        The indebtedness evidenced by these subordinated notes and the Guarantees will be senior subordinated Indebtedness of the Issuers or the applicable Guarantor, as the case may be, and will rank pari passu in right of payment with any future senior subordinated Indebtedness of the Issuers and the Guarantors, as the case may be.

        A substantial portion of our operations are conducted through our operating Subsidiaries, Neff Rental and Valley Rents. As described above under "—Guarantees," Guarantees may be automatically released under certain circumstances. In addition, our future Subsidiaries may not be required to guarantee the subordinated notes. Claims of creditors of such non-Guarantor Subsidiaries (other than Finance Corp.), including trade creditors and creditors holding Indebtedness or guarantees issued by such non-Guarantor Subsidiaries (other than Finance Corp.), and claims of preferred stockholders of such non-Guarantor Subsidiaries (other than Finance Corp.) generally will have priority with respect to the assets and earnings of such non-Guarantor Subsidiaries (other than Finance Corp.) over the claims of our creditors, including holders of the subordinated notes. Accordingly, the subordinated notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-Guarantor Subsidiaries (other than Finance Corp.).

        Although the indenture limits the incurrence of Indebtedness and preferred stock by the Issuers and by our existing Subsidiaries and certain of our future Subsidiaries, if any, that limitation is subject to a number of significant qualifications. Under certain circumstances the amount of such Indebtedness could be substantial. Moreover, the indenture does not impose any limitation on the incurrence by Neff or its Subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and "—Limitation on Liens."

Subordination

        The payment of principal of, and interest and premium, if any, on the subordinated notes will be subordinated to the prior payment in full in cash and/or Cash Equivalents of all Obligations on Senior Debt of the Issuers, including the New Credit Facility and any other Senior Debt incurred after the date of the indenture.

        The holders of Senior Debt will be entitled to receive payment in full in cash and/or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is an allowed claim under applicable law) before the holders of the subordinated notes will be entitled to receive any payment with respect to the subordinated notes, in the event of any payment or distribution to creditors of the Issuers:

  (1)
  in a total or partial liquidation, dissolution or winding-up of Neff or Finance Corp.;

  (2)
  in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to Neff or Finance Corp. or their property;

  (3)
  in an assignment for the benefit of creditors; or

  (4)
  in any marshaling of the assets and liabilities of Neff or Finance Corp.

        The Issuers also may not make any payment in respect of the subordinated notes if:

  (1)
  a payment default on Designated Senior Debt occurs and is continuing; or

  (2)
  any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Default Notice") from the Issuers or the holders of any Designated Senior Debt.

        Payments on the subordinated notes may and will be resumed:

  (1)
  in the case of a payment default, upon the date on which such default is cured or waived; and

  (2)
  in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 180 days after the date on which the applicable Default Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Default Notice may be delivered unless and until:

  (1)
  360 days have elapsed since the delivery of the immediately prior Default Notice; and

  (2)
  all scheduled payments of principal, interest and premium, if any, on the subordinated notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any Default Notice to the trustee will be, or be made, the basis for a subsequent Default Notice unless such default has been cured or waived for a period of not less than 90-180 days.

        If the trustee or any holder of the subordinated notes receives a payment in respect of the subordinated notes when the payment is prohibited by these subordination provision, then the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

        The Issuers must promptly notify holders of Senior Debt if payment on the subordinated notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of either of the Issuers, holders of the subordinated notes may recover less ratably than creditors of either of the Issuers who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of subordinated notes may recover less ratably than trade creditors of either of the Issuers. See "Risk Factors—Your right to receive payments on the subordinated notes is junior to our existing indebtedness and possibly all of our future borrowings."

Change of Control

        If a Change of Control occurs, each holder will have the right to require that the Issuers purchase all or a portion of such holder's subordinated notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. Within 30 days following the date upon which the Change of Control occurred (or, at the Issuers' option, prior to the occurrence of such Change of Control), the Issuers must send, by first-class mail, a notice to each holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"); provided that any Change of Control Offer made prior to any date of such Change of Control shall be made only in the reasonable anticipation of such Change of Control; provided, further, that the Issuers shall not be required to purchase any subordinated notes tendered pursuant to such Change of Control Offer if such Change of Control does not occur. Holders electing to have a subordinated note purchased pursuant to a Change of Control Offer will be required to either (1) surrender the subordinated note, with the form entitled "Option of

Holder to Elect Purchase" on the reverse of the subordinated note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date, or (2) otherwise comply with the applicable procedures of DTC, including the Automated Tender Offer Procedures and Deposit/Withdrawal at Custodian system of DTC.

        The New Credit Facility provides that the occurrence of certain change of control events with respect to Neff would constitute an event of default thereunder. In the event a Change of Control occurs, Neff may attempt to refinance the New Credit Facility. In such case, any failure by the Issuers to offer to purchase subordinated notes would constitute a Default under the indenture, which would, in turn, constitute an event of default under the New Credit Facility.

        The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner provided for in the indenture.

        Subordinated notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of subordinated notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Subordinated notes purchased by a third party pursuant to the preceding paragraph will have the status of subordinated notes issued and outstanding.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of subordinated notes pursuant to a Change of Control Offer. To the extent that compliance by the Issuers with the provisions of any such securities laws or regulations conflicts with the provisions of the indenture, such compliance shall be deemed not to be a breach of the Issuers' obligations under the "Change of Control" provisions of the indenture.

        The Change of Control purchase feature of the subordinated notes may in certain circumstances make more difficult or discourage a sale or takeover of Neff and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Neff and the Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness," "—Limitation on Liens" and "—Limitation on Sale and Leaseback Transactions." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the subordinated notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the subordinated notes protection in the event of a highly leveraged transaction.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their subordinated notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of subordinated notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of Neff to any Person. Although there is a limited body of case law interpreting the phrase

"substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of Neff. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of subordinated notes may require the Issuers to make an offer to repurchase the subordinated notes as described above.

        The provisions under the indenture relative to our obligation to make an offer to repurchase the subordinated notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the subordinated notes.

Certain Covenants

        The indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

        Neff will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness) and Neff will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that Neff or any Restricted Subsidiary of Neff may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Restricted Subsidiaries of Neff (other than Finance Corp.) may issue Preferred Stock, in each case if on the date of the incurrence of such Indebtedness or issuance of such Preferred Stock, after giving effect thereto on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of Neff would have been greater than 2.0 to 1.0.

        Neff will not, and will not permit any of its Restricted Subsidiaries to, amend, restate, supplement or modify the Bridge Facility or Refinance Indebtedness under the Bridge Facility (including by conversion or exchange of Indebtedness thereunder) unless, after giving effect to such amendment, restatement, supplement, modification or Refinancing, the Bridge Facility or any Indebtedness Refinancing the Bridge Facility, as the case may be, contains no financial maintenance covenants and has no scheduled amortization (other than scheduled amortization payments not to exceed 1% amortization per year of the aggregate principal amount of such Indebtedness) on or prior to the maturity date of such Indebtedness.

Limitation on Layering of Debt

        The Issuers shall not, and shall not permit any Guarantor to, incur or suffer to exist any Indebtedness that is senior in right of payment to the subordinated notes or such Guarantor's Guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be. Notwithstanding the foregoing, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Neff or its Restricted Subsidiaries solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

Limitation on Restricted Payments

        Neff will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of Neff) on or in respect of shares of Neff's Capital Stock to holders of such Capital Stock (including any payment in connection with any merger or consolidation);

  (2)
  purchase, redeem or otherwise acquire or retire for value any Capital Stock of Neff, Parent or any other direct or indirect parent of Neff or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

  (3)
  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations of the Issuers or any Guarantor (other than (i) from Neff or a Restricted Subsidiary of Neff or (ii) the payment, purchase, defeasance, redemption, prepayment, decrease, acquisition or retirement for value of any such Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such payment, purchase, defeasance, redemption, prepayment, decrease, acquisition or retirement); or

  (4)
  make any Investment (other than Permitted Investments),

    (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"),

unless at the time of such Restricted Payment or immediately after giving effect thereto:

  (i)
  no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

  (ii)
  after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, Neff would have been able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso in the first paragraph under "—Limitation on Incurrence of Additional Indebtedness"; and

  (iii)
  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (other than Restricted Payments made pursuant to clauses (2) through (9) and clauses (11) and (12) of the following paragraph) (the amount expended for such purposes, if other than in cash, being the fair market value of such property) is less than the sum, without duplication, of:

  (v)
  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Neff earned from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the most recent fiscal quarter ending at least 45 days prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

  (w)
  100% of the aggregate net proceeds (including the fair market value of property or assets other than cash that would constitute Marketable Securities or Permitted Business) received by Neff from any Person (other than a Subsidiary of Neff) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of Neff or other securities of Neff that have been converted into such Qualified Capital Stock; plus

  (x)
  without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by Neff from a holder of Neff's Capital Stock; plus

  (y)
  100% of the aggregate net proceeds (including the fair market value of property or assets other than cash that would constitute Marketable Securities or Permitted Business) of any

      (A) sale or other disposition of any Investment (other than a Permitted Investment) made by Neff and its Restricted Subsidiaries subsequent to the Issue Date or (B) to the extent not included in Consolidated Net Income, dividend from, or the sale of the stock of, an Unrestricted Subsidiary of Neff made subsequent to the Issue Date; plus

    (z)
    to the extent that any Unrestricted Subsidiary of Neff designated as such after the Issue Date is redesignated as a Restricted Subsidiary of Neff, or any Unrestricted Subsidiary of Neff merges into or consolidates with Neff or any of its Restricted Subsidiaries, in each case after the Issue Date, the portion (proportionate to Neff's equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of Neff; provided, however, that the foregoing amount shall not exceed the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Neff or any Restricted Subsidiary of Neff in such Unrestricted Subsidiary.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

  (1)
  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

  (2)
  if no Default has occurred and is continuing or shall occur as a consequence thereof, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of Neff or an employee stock ownership plan established by Neff or any Subsidiary of Neff or to a trust established by Neff or any of its Subsidiaries for the benefit of their employees) of, Qualified Capital Stock of Neff or from a substantially concurrent cash contribution of common equity capital to Neff; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from the calculation of amounts under clause (iii)(w) of the preceding paragraph;

  (3)
  if no Default has occurred and is continuing or shall occur as a consequence thereof, the repurchase, redemption, defeasance or other acquisition of any Subordinated Obligations of the Issuers or a Guarantor through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Neff) of Refinancing Indebtedness of such Person which is permitted to be incurred under the indenture;

  (4)
  if no Default has occurred and is continuing or shall occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock issued after the Issue Date; provided that, at the time of such issuance of Disqualified Capital Stock, Neff, after giving effect to such issuance of Disqualified Capital Stock on a pro forma basis, would have been able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso in the first paragraph under "—Limitation on Incurrence of Additional Indebtedness";

  (5)
  if no Default has occurred and is continuing or shall occur as a consequence thereof, the redemption or repurchase of Neff's common equity or options in respect thereof (or the Capital Stock of Parent or of any other direct or indirect parent of Neff), in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements, shareholder agreements or other agreements (in each case to which Neff is a party) to compensate officers, directors or management employees; provided that all such redemptions or repurchases pursuant to this clause (5) shall not exceed $1.0 million (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $2.5 million in any fiscal year) in any fiscal year (which amounts shall be increased by the amount of any net cash proceeds received from the sale since the Issue Date of Capital Stock (other than Disqualified Capital Stock) to officers, directors or members of management of Neff that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (iii) of the immediately preceding paragraph and by the amount of any cash proceeds received since the Issue Date of any "key-man" life insurance policies that are used to make such redemptions or repurchases); provided further, that the cancellation of Indebtedness owing to Neff from officers, directors or members of management of Neff or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of Neff, Parent or any other direct or indirect parent of Neff (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under the indenture; and provided further, that the amount available pursuant to this clause (5) may be increased by an amount equal to the sum of (1) the aggregate cash proceeds received by Neff, Parent or such other direct or indirect parent to the extent such cash proceeds are contributed to the common equity capital of Neff, during that calendar year from any reissuance of Capital Stock by Neff, Parent or any other direct or indirect parent of Neff to officers, directors and employees of Neff and its Restricted Subsidiaries, plus (2) any cash proceeds paid to Neff in connection with the issuance or exercise of any management or employee Capital Stock so acquired; provided further, however, that the amount of any such cash proceeds that are utilized for any such Restricted Payment pursuant to this clause (5) will be excluded from the calculation of amounts under clauses (iii)(w) and (iii)(x) of the preceding paragraph;

  (6)
  repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an officer, director or employee to pay for the taxes payable by such Person upon such grant or award;

  (7)
  (A) all payments and transactions provided for or contemplated by the Recapitalization Agreement (including the related financings) as the same is in effect on the Issue Date to the extent such payments or transactions are made or consummated on the Issue Date or otherwise in connection with the Recapitalization pursuant to the Recapitalization Agreement (including related financings) and (B) the declaration and payment of dividends with the proceeds of Indebtedness incurred by the Issuers or a Guarantor to Refinance Indebtedness outstanding under the Bridge Facility and to pay related expenses;

  (8)
  distributions or payments of Receivable Fees and performance of any other obligations of Neff or any of its Restricted Subsidiaries pursuant to Standard Securitization Undertakings;

  (9)
  any purchase or repayment of any Subordinated Obligation upon a Change of Control or an Asset Sale to the extent required by the agreement governing such Subordinated Obligation but only if:

  (a)
  in the case of a Change of Control, the Issuers shall have complied with all of their obligations described under "—Change of Control" and purchased all the subordinated notes tendered pursuant to the Change of Control Offer required thereby prior to purchasing or repaying such Subordinated Obligation; or

  (b)
  in the case of an Asset Sale, the Issuers shall have applied the Net Cash Proceeds from such Asset Sale in accordance with the covenant described under "—Limitation on Asset Sales";

    provided that (i) in the case of clauses (a) and (b), the purchase price (stated as a percentage of principal amount or issue price plus accrued original discount, if less) of such Subordinated Obligation shall not be greater than the price (stated as a percentage of principal amount) of the subordinated notes pursuant to any Change of Control Offer or Net Proceeds Offer, and (ii) in the case of an Asset Sale, the aggregate amount of such Subordinated Obligation that the Issuers may purchase or repay shall not exceed the amount of unutilized Net Cash Proceeds, if any, remaining after the Issuers have purchased all subordinated notes tendered pursuant to such Net Proceeds Offer;

  (10)
  if no Default has occurred and is continuing or shall occur as a consequence thereof, distributions to Iron Merger Partnership to pay administrative and other operating expenses relating to or resulting from Iron Merger Partnership's direct or indirect ownership of Common Stock of Neff in an aggregate amount not to exceed $500,000 per fiscal year;

  (11)
  Permitted Payments to Parent;

  (12)
  the repurchase, redemption or other acquisition for value of Capital Stock of Neff, Parent or any other direct or indirect parent of Neff representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving Neff, Parent or any other direct or indirect parent of Neff; and

  (13)
  if no Default has occurred and is continuing or shall occur as a consequence thereof, other Restricted Payments in an aggregate amount not to exceed $10.0 million.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the second preceding paragraph, (a) amounts expended pursuant to clauses (1), (10) and (13) of the immediately preceding paragraph shall be included in such calculation and (b) amounts expended pursuant to clauses (2) through (9) and clauses (11) and (12) of the preceding paragraph shall be excluded from such calculation.

Limitation on Asset Sales

        Neff will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  Neff or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;

  (2)
  at least 75% of the consideration received by Neff or the applicable Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash and/or Cash Equivalents and shall be received at the time of such disposition, provided that the following shall be deemed to be cash solely for purposes of this clause (2):

  (A)
  liabilities (as shown on Neff's or such Restricted Subsidiary's most recent balance sheet) of Neff or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the subordinated notes) that are assumed by the transferee of any such assets and for which Neff and its Restricted Subsidiaries receive a written release from the creditors with respect to such liabilities;

  (B)
  any promissory notes or other obligations received by Neff or any such Restricted Subsidiary from such transferee that are converted by Neff or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

  (C)
  any Designated Noncash Consideration received by Neff or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, when taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration (x) with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value and (y) with respect to any Designated Noncash Consideration in excess of $15.0 million, the determination by the Board of Directors of Neff of the fair market value of such Designated Noncash Consideration must be based upon an opinion or appraisal issued by an Independent Qualified Party; and

  (3)
  upon the consummation of an Asset Sale, Neff shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

  (A)
  to prepay, repay, redeem or purchase Senior Debt of any Issuer or any Guarantor (in each case other than Indebtedness owed to Neff or an Affiliate of Neff) and, in the case of any such prepayment, repayment, redemption or purchase of Senior Debt under any revolving credit facility cause a corresponding permanent reduction in the availability and commitments under such revolving credit facility in the amount of the principal prepaid, repaid, redeemed or purchased;

  (B)
  to reinvest in Productive Assets; or

  (C)
  a combination of prepayment and investment permitted by the foregoing clauses (A) and (B);

provided that in the case of clause (3)(B) above a binding commitment to reinvest in Productive Assets shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment to the 545th day after receipt of the Net Cash Proceeds of the applicable Asset Sale so long as Neff or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment on or prior to the 545th day after receipt of the Net Cash Proceeds of the applicable Asset Sale (an "Acceptable Commitment") and, in the event such Acceptable Commitment is later canceled or terminated for any reason before such Net Cash Proceeds are so applied, Neff or such Restricted Subsidiary enters into another Acceptable Commitment within six months of such cancellation or termination of the prior binding commitment; provided further, however, that Neff or such Restricted Subsidiary may only rely on the six-month extension provided for entering into an Acceptable Commitment on one occasion with respect to any Asset Sale (and the failure to reinvest in Productive Assets prior to the end of such six-month period shall mean the Net Cash Proceeds shall not be treated as having been applied pursuant to clause (3)(B) above).

        Pending the final application of any such Net Cash Proceeds, Neff or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 366th day (as may be extended pursuant to the proviso in the preceding paragraph) after an Asset Sale or such earlier date, if any, as the Board of Directors of Neff or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (3)(A), (3)(B) or (3)(C) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been so applied on or before such Net Proceeds Offer Trigger Date (each, a "Net Proceeds Offer Amount") shall be applied by the Issuers to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, the maximum amount of subordinated notes that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the subordinated notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any noncash consideration (including any Designated Noncash Consideration) received by Neff or any Restricted Subsidiary of Neff, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such noncash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant; provided further that the Issuers may, if required by the terms of any Indebtedness that ranks pari passu with the subordinated notes, contemporaneously make such Net Proceeds Offer to all holders of such pari passu Indebtedness containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem such Indebtedness with the proceeds of sales of assets, in which case the Net Proceeds Offer Amount will be paid on a pro rata basis to all holders of subordinated notes together with holders of such other pari passu Indebtedness. Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $15.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by Neff and its Restricted Subsidiaries aggregate at least $15.0 million, at which time the Issuers shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $15.0 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

        Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their subordinated notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender subordinated notes in an amount exceeding the Net Proceeds Offer Amount, subordinated notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered) together with the holders of any other pari passu Indebtedness subject to such Net Proceeds Offer. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of subordinated notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Issuers may use any remaining Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of subordinated notes pursuant to a Net Proceeds Offer. To the extent that compliance by the Issuers with the provisions of any securities laws or regulations conflicts with the "Asset Sale" provisions of the indenture, such compliance shall be deemed not to be a breach of the Issuers' obligations under the "Asset Sale" provisions of the indenture.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        Neff will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of Neff to:

  (1)
  pay dividends or make any other distributions on or in respect of its Capital Stock;

  (2)
  make loans or advances or pay any Indebtedness or other obligation owed to Neff or any other Restricted Subsidiary of Neff; or

  (3)
  transfer any of its property or assets to Neff or any other Restricted Subsidiary of Neff,

except for such encumbrances or restrictions existing under or by reason of:

    (A)
    applicable law, rule, regulation or order;

    (B)
    the subordinated notes (including the exchange subordinated notes) or the indenture;

    (C)
    non-assignment provisions of any contract or any lease of any Restricted Subsidiary of Neff entered into in the ordinary course of business;

    (D)
    any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by Neff or any of its Restricted Subsidiaries, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

    (E)
    agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date, including the New Credit Facility and the Bridge Facility;

    (F)
    restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

    (G)
    with respect to clause (3) above only, restrictions imposed by any agreement to sell assets permitted under the indenture to any Person pending the closing of such sale;

    (H)
    any agreement or instrument governing Capital Stock of any Person that is acquired if such agreement or instrument was entered into prior to the date on which such Person was acquired and not in contemplation of such Person being acquired;

    (I)
    any Securitization Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

    (J)
    other Indebtedness outstanding on the Issue Date or permitted to be issued or incurred under the indenture; provided that any such encumbrances and restrictions with respect to the Restricted Subsidiaries of Neff contained in any agreement governing such Indebtedness are not materially more restrictive with respect to such Restricted Subsidiaries (when taken as a whole) than the encumbrances and restrictions contained in agreements in effect on the Issue Date, or, in the case of any Credit Facility, those contained in the New Credit Facility and the Bridge Facility, and the Board of Directors of Neff determines in good faith that any such encumbrance or restriction included in the agreement governing such Indebtedness will not materially adversely affect Neff's ability to make timely payment of interest, premium (if any) or principal on the subordinated notes when due;

    (K)
    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

    (L)
    purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

    (M)
    any agreement for the sale or other disposition of all or substantially all of the Capital Stock of a Restricted Subsidiary of Neff (other than Finance Corp. and Neff Rental) that restricts distributions by that Restricted Subsidiary pending the sale or other disposition; provided that at the time such agreement is entered into, the Board of Directors of Neff determines in good faith that any such encumbrance or restriction included in such agreement will not materially affect Neff's ability to make timely payment of interest, premium (if any) or principal on the subordinated notes when due;

    (N)
    provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Neff's Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

    (O)
    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (N) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Neff's Board of Directors (evidenced by a Board Resolution), whose judgment shall be conclusively binding, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Liens

        Neff will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind, other than Permitted Liens, against or upon any property or assets or any proceeds therefrom of Neff or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, in each case to secure Indebtedness, unless:

  (1)
  in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payments to the subordinated notes, the subordinated notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

  (2)
  in all other cases, the subordinated notes are equally and ratably secured.

        Any lien created for the benefit of the holders of the subordinated notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

Merger, Consolidation and Sale of Assets

        Neff will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of Neff to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Neff's assets (determined on a consolidated basis for Neff and Neff's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

  (1)
  either:

  (A)
  Neff shall be the surviving or continuing entity; or

    (B)
    the Person (if other than Neff) formed by such consolidation or into which Neff is merged or the Person that acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of Neff and of Neff's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

    (x)
    shall be a corporation, partnership or limited liability company organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia; and

    (y)
    shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee) executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the subordinated notes and the performance of every covenant of the subordinated notes, the indenture and the registration rights agreement on the part of Neff to be performed or observed;

  (2)
  except in the case of a merger of Neff with or into a Wholly Owned Restricted Subsidiary of Neff and except in the case of a merger entered into solely for the purpose of reincorporating Neff in another jurisdiction, immediately after giving pro forma effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including giving pro forma effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Neff or such Surviving Entity, as the case may be, shall either (A) be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso in the first paragraph under "—Limitation on Incurrence of Additional Indebtedness"; or (B) if such transaction occurs prior to June 3, 2008, (x) have a Consolidated Fixed Charge Coverage Ratio of at least 1.75 to 1.0 and (y) have a Consolidated Fixed Charge Coverage Ratio of not less than the Consolidated Fixed Charge Coverage Ratio of Neff immediately prior to such merger, sale, assignment, transfer, lease, conveyance or other disposition;

  (3)
  except in the case of a merger of Neff with or into a Wholly Owned Restricted Subsidiary of Neff and except in the case of a merger entered into solely for the purpose of reincorporating Neff in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted or to be released in connection with or in respect of the transaction), no Default shall have occurred or be continuing; and

  (4)
  Neff or the Surviving Entity shall have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

        Finance Corp. will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of Finance Corp.'s assets whether as an entirety or substantially as an entirety to any Person unless:

  (1)
  either:

  (A)
  Finance Corp. shall be the surviving or continuing corporation; or

  (B)
  the Person (if other than Finance Corp.) formed by such consolidation or into which Finance Corp. is merged or the Person that acquires by sale, assignment, transfer, lease,

      conveyance or other disposition of the properties and assets of Finance Corp. substantially as an entirety (the "Finance Corp. Surviving Entity"):

      (x)
      shall be a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia; and

      (y)
      shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee) executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the subordinated notes and the performance of every covenant of the subordinated notes and the indenture on the part of Finance Corp. to be performed or observed;

  (2)
  except in the case of a merger of Finance Corp. with or into a Wholly Owned Restricted Subsidiary of Neff and except in the case of a merger entered into solely for the purpose of reincorporating Finance Corp. in another jurisdiction, immediately after giving pro forma effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including giving pro forma effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Neff shall either (A) be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso in the first paragraph under "—Limitation on Incurrence of Additional Indebtedness"; or (B) if such transaction occurs prior to June 3, 2008, (x) have a Consolidated Fixed Charge Coverage Ratio of at least 1.75 to 1.0 and (y) have a Consolidated Fixed Charge Coverage Ratio of not less than the Consolidated Fixed Charge Coverage Ratio of Neff immediately prior to such merger, sale, assignment, transfer, lease, conveyance or other disposition;

  (3)
  except in the case of a merger of Finance Corp. with or into a Wholly Owned Restricted Subsidiary of Neff and except in the case of a merger entered into solely for the purpose of reincorporating Finance Corp. in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted or to be released in connection with or in respect of the transaction), no Default shall have occurred or be continuing; and

  (4)
  Finance Corp. or the Finance Corp. Surviving Entity shall have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Neff the Capital Stock of which constitutes all or substantially all of the properties and assets of Neff shall be deemed to be the transfer of all or substantially all of the properties and assets of Neff. However, transfers of assets between or among Neff and its Restricted Subsidiaries will not be subject to the foregoing covenant.

        The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Neff or Finance Corp., as applicable, in accordance with the foregoing in which Neff or Finance Corp., as applicable, is not the continuing corporation, the successor Person formed by such consolidation or into which Neff or Finance Corp., as applicable, is merged or to which such sale, assignment, conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Neff or Finance Corp., as applicable, under the indenture and the subordinated notes with the same effect as if such Surviving Entity or Finance Corp. Surviving Entity, as applicable, had been named as such and that, in the event of a conveyance, lease or transfer, the conveyor, lessor or transferor will be released from the provisions of the indenture; provided, that neither Neff nor Finance Corp. shall be released from its obligations to pay the principal of, premium, if any, or interest on the subordinated notes in the case of a lease of all or substantially all of its property and assets.

        Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and the indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") will not, and Neff will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than Neff or any other Guarantor unless:

  (1)
  the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

  (2)
  such entity assumes by supplemental indenture all of the obligations of the Guarantor on its Guarantee;

  (3)
  immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

  (4)
  immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Neff could satisfy the provisions of clause (2) of the first paragraph of this covenant.

        Notwithstanding the foregoing, any merger or consolidation of a Guarantor with and into Neff (with Neff being the surviving entity) or another Guarantor need only comply with clause (4) of the first paragraph of this covenant.

Limitations on Transactions with Affiliates

        Neff will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Neff or such Restricted Subsidiary; provided, however, that:

  (1)
  for an Affiliate Transaction with an aggregate value of greater than or equal to $7.5 million but less than $15.0 million, at Neff's option, either:

  (A)
  a majority of the disinterested members of the Board of Directors of Neff shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Neff; or

  (B)
  the Board of Directors of Neff or any such Restricted Subsidiary party to such Affiliate Transaction shall obtain an opinion from an Independent Qualified Party that such Affiliate Transaction is fair, from a financial standpoint, to Neff and its Restricted Subsidiaries or is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Neff; and

  (2)
  for an Affiliate Transaction with an aggregate value of $15.0 million or more, the Board of Directors of Neff or any such Restricted Subsidiary party to such Affiliate Transaction shall obtain an opinion from an Independent Qualified Party that such Affiliate Transaction is fair, from a financial standpoint, to Neff and its Restricted Subsidiaries or is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Neff.

        The restrictions set forth in the first paragraph of this covenant shall not apply to:

  (1)
  (x) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Neff or any Restricted Subsidiary of Neff as determined in good faith by Neff's Board of Directors or senior management or (y) reasonable indemnity provided on behalf of officers, directors, employees or consultants of Parent or any other direct or indirect parent of Neff (other than Iron Merger Partnership or any direct or indirect parent company of Iron Merger Partnership) as determined in good faith by the Board of Directors of Neff or senior management of Neff;

  (2)
  transactions exclusively between or among Neff and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

  (3)
  any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

  (4)
  Investments (other than Permitted Investments) or Restricted Payments made in compliance with the covenant described under "—Limitation on Restricted Payments";

  (5)
  transactions effected as part of a Qualified Securitization Transaction;

  (6)
  the payment of customary consulting and advisory fees (but excluding management fees) and related expenses to the Permitted Holders and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of Neff or such Restricted Subsidiary in good faith;

  (7)
  the payment of (x) an annual management fee to the Permitted Holders and their Affiliates in an amount not to exceed $1.5 million in any fiscal year; provided that no Event of Default has occurred and is continuing at the time of any such payment and (y) reasonable out-of-pocket expenses and indemnification payments payable pursuant to the Management Services Agreement;

  (8)
  loans to employees or consultants that are approved by the Board of Directors of Neff in good faith;

  (9)
  sales of Qualified Capital Stock;

  (10)
  the existence of, or the performance by Neff or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Neff or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (10) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the holders of the subordinated notes in any material respect;

  (11)
  (A) any payments or transactions provided for or contemplated by the Recapitalization Agreement (including the related financings) as the same is in effect on the Issue Date, to the extent such payments or transactions are made or consummated on the Issue Date or otherwise in connection with the Recapitalization pursuant to the Recapitalization Agreement (including the related financings) and (B) any declaration and payment of dividends with the proceeds of Indebtedness incurred by the Issuers or a Guarantor to Refinance Indebtedness outstanding under the Bridge Facility an to pay related expenses;

  (12)
  distributions to Iron Merger Partnership to pay administrative and other operating expenses relating to or resulting from Iron Merger Partnership's ownership of Common Stock of Neff in an aggregate amount not to exceed $500,000 per fiscal year;

  (13)
  transactions with any joint venture or similar entity that would constitute an Affiliate Transaction solely because Neff owns, directly or indirectly, any Capital Stock of, or controls, such, joint venture or similar entity;

  (14)
  the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees, directors and consultants approved by the Board of Directors of Neff;

  (15)
  any redemption of Capital Stock held by current or former employees, directors or consultants at the time of their death, disability, termination of employment or departure from the Board of Directors of Neff for not in excess of fair market value;

  (16)
  transactions involving the sale of inventory or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture and fair to Neff and its Restricted Subsidiaries, in the reasonable determination of Neff's Board of Directors, from Neff or its Restricted Subsidiaries to Affiliates of the Permitted Holders or Affiliates of Mr. J.C. Mas;

  (17)
  Permitted Payments to Parent; and

  (18)
  other than transactions permitted by clause (16) above, transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party or that have been approved by a majority of the disinterested members of the Board of Directors of Neff.

Future Guarantees by Subsidiaries

        Each Domestic Restricted Subsidiary that guarantees any Indebtedness of Neff or any of its Subsidiaries or incurs any Indebtedness will execute and deliver a supplemental indenture to the indenture, providing for a Guarantee of payment of the subordinated notes by such Domestic Restricted Subsidiary on the same terms set forth in the indenture.

        Notwithstanding the foregoing, the Guarantee of a Guarantor will be automatically and unconditionally released, without any further action required on the part of the trustee or any holder of subordinated notes, in accordance with the provisions of the indenture described above under the caption "—Subsidiary Guarantees."

        The form of notation of Guarantee and the related form of supplemental indenture will be attached as exhibits to the indenture.

Limitation on Sale and Leaseback Transactions

        Neff will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property unless (i) Neff or such Restricted Subsidiary would be entitled to (A) incur additional Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitation on Incurrence of Additional Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the subordinated notes pursuant to the covenant set forth under the caption "—Limitation on Liens"; (ii) the net proceeds received by Neff or any Restricted Subsidiary in connection with such Sale and Leaseback Transaction are at least equal to the fair market value of such property; and (iii) Neff applies the proceeds of such transaction in compliance with the covenant described under "—Limitation on Asset Sales."

Conduct of Business

        Neff will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

        Neff will not cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Voting Stock of Finance Corp. (except to the extent Finance Corp. is merged with and into Neff or a Guarantor in accordance with the terms of the indenture). Finance Corp. will be designated as a Restricted Subsidiary of Neff at all times and will not own any material assets or other property, other than Indebtedness or other obligations owing to Finance Corp. by Neff and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto. Finance Corp. will not incur any material liabilities or obligations other than their obligations pursuant to the subordinated notes and other Indebtedness permitted to be incurred by Finance Corp. under the covenant set forth under the caption "—Limitation on Incurrence of Additional Indebtedness" and liabilities and obligations pursuant to business activities permitted by this covenant.

Reports to Holders

        Whether or not required by the rules and regulations of the SEC, so long as any subordinated notes are outstanding, Neff will furnish to the holders of subordinated notes:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Neff and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto, the financial condition and results of operations of Neff and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Neff) and, with respect to the annual information only, a report thereon by Neff's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations;

in each case, on or prior to the respective dates by which the Issuers would have been required to file such documents with the SEC if the Issuers were subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provisions thereto; provided, however, that the Issuers shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuers will make available such information to prospective purchasers of subordinated notes, in addition to providing such information to the trustee and the holders of subordinated notes, in each case within 15 days after the time the Issuers would be required to file such information with the SEC if it did permit such filing. The Issuers will also post such information on Neff's website.

        Notwithstanding the foregoing:

  (1)
  the Issuers will be deemed to have furnished all reports required to be provided pursuant to this covenant to the trustee and the holders of subordinated notes if the Issuers have filed such reports with the SEC via the EDGAR filing system and such reports are publicly available;

  (2)
  the contents of any reports required to be provided pursuant to this covenant prior to the effectiveness of a Registration Statement (as defined in the Registration Rights Agreement) or the consummation of a Registered Exchange Offer, whichever occurs first, shall be limited in scope to the type of disclosure set forth in the offering circular of the Issuers dated June 30, 2005 used in connection with the issuance of the Issuers' second priority senior secured notes due 2012;

  (3)
  the Issuers shall not be required to furnish any information, certifications or reports required by Items 307 or 308 of Regulation S-K prior to the time the Issuers are subject to Section 13(a) or 15(d) of the Exchange Act; and

  (4)
  in the event that Parent or any other direct or indirect parent company of Neff is or becomes a Guarantor of the subordinated notes, the indenture will permit Neff to satisfy its obligations under this covenant with respect to financial information relating to Neff by furnishing financial information relating to Parent or such other direct or indirect parent company; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent or such other direct or indirect parent company and any of its Subsidiaries other than Neff and its Subsidiaries, on the one hand, and the information relating to Neff, the Guarantors and the other Subsidiaries of Neff on a standalone basis, on the other hand.

        In addition, following the effectiveness of a Registration Statement (as defined in the registration rights agreement) or the consummation of an exchange offer, whichever occurs first, whether or not required by the rules and regulations of the SEC, the Issuers will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuers have agreed that, for so long as any subordinated notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

        The following events are defined in the indenture as "Events of Default":

  (1)
  the failure to pay interest on any subordinated notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payments shall be prohibited by the subordination provisions set forth under the caption "Subordination");

  (2)
  the failure to pay the principal of any subordinated notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase subordinated notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase) (whether or not such payments shall be prohibited by the subordination provisions set forth under the caption "Subordination");

  (3)
  the failure of any Issuer to comply with its obligations under "Certain Covenants—Merger, Consolidation and Sale of Assets" above;

  (4)
  a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 60 days after Neff receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the subordinated notes;

  (5)
  the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of Neff or any Restricted Subsidiary of Neff (other than a Securitization Entity) or the acceleration of the final stated maturity of any such Indebtedness, if in either case, the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $25.0 million or more at any time;

  (6)
  one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $25.0 million shall have been rendered against any Issuer, any Guarantor or any of Neff's Significant Subsidiaries and such judgments, orders or decrees remain undischarged, unpaid or unstayed for a period of 60 days after such judgment, order or decree or judgments, orders or decrees become final and non-appealable;

  (7)
  certain events of bankruptcy affecting the Issuers, Neff Rental or any of Neff's other Significant Subsidiaries; or

  (8)
  any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the indenture or the Intercreditor Agreement).

        If an Event of Default (other than an Event of Default specified in clause (7) above with respect to any Issuer or Neff Rental) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of subordinated notes then outstanding may declare the principal of and accrued interest on all the subordinated notes to be due and payable by notice in writing to Neff and the trustee specifying the applicable Event of Default and that it is a "notice of acceleration" (an "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under any Designated Senior Debt, shall become immediately due and payable upon the first to occur of an acceleration under such Designated Senior Debt or five business days after receipt by Neff and the Representatives under such Designated Senior Debt of such Acceleration Notice but only if such Event of Default is then continuing.

        If an Event of Default specified in clause (7) above with respect to any Issuer or Neff Rental occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding subordinated notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

        The indenture provides that, at any time after a declaration of acceleration with respect to the subordinated notes as described in the next preceding paragraph, the holders of a majority in principal amount of the subordinated notes may rescind and cancel such declaration and its consequences:

  (1)
  the Issuers have paid or deposited with the trustee a sum sufficient to pay (A) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (B) all overdue interest on all subordinated notes, (C) the principal of and premium, if any, on any subordinated notes that have become due otherwise than by such declaration or occurrence of acceleration and interest thereon at the rate prescribed therefor by such subordinated notes, and (D) to the extent that payment of such interest is lawful, interest upon overdue interest, if any, at the rate prescribed therefor by such subordinated notes;

  (2)
  if the rescission would not conflict with any judgment or decree;

  (3)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (4)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (5)
  if Neff has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

  (6)
  in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the trustee shall have received an officer's certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the subordinated notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any the subordinated notes.

        Holders of the subordinated notes may not enforce the indenture or the subordinated notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the subordinated notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        Under the indenture, the Issuers are required to provide an officer's certificate to the trustee promptly upon any such officer obtaining knowledge of any Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default) that has occurred and, if applicable, describe such Default and the status thereof.

No Personal Liability of Directors, Officers, Employees, Stockholders and Members

        No director, officer, employee, incorporator, stockholder or member of Neff, Finance Corp. or any Guarantor will have any liability for any obligations of Neff, Finance Corp. or any Guarantor under the subordinated notes, any Guarantee, the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the subordinated notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the subordinated notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have their Obligations and the Obligations of the Guarantors discharged with respect to the subordinated notes then outstanding ("Legal Defeasance"). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented by the subordinated notes then outstanding, except for:

  (1)
  the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the subordinated notes when such payments are due;

  (2)
  the Issuers' obligations with respect to the subordinated notes concerning issuing temporary subordinated notes, registration of subordinated notes, mutilated, destroyed, lost or stolen subordinated notes and the maintenance of an office or agency for payments;

  (3)
  the rights, powers, trust, duties and immunities of the trustee and the Issuers' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the subordinated notes and the Guarantors will be released from their Guarantees. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under "—Events of Default" will no longer constitute an Event of Default with respect to the subordinated notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the subordinated notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

  (2)
  in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel (subject to customary qualifications and exceptions) in the United States reasonably acceptable to the trustee confirming that:

  (a)
  the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or

  (b)
  since the Issue Date, there has been a change in the applicable federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel (subject to customary qualifications and exceptions) in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under the indenture (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which the Issuers or any Subsidiaries of Neff are a party or by which the Issuers or any Subsidiaries of Neff are bound;

  (6)
  the Issuers shall have delivered to the trustee an officer's certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others; and

  (7)
  the Issuers shall have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all subordinated notes not theretofore delivered to the trustee for cancellation (1) have become due and payable, or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the subordinated notes, as expressly provided for in the indenture) as to all subordinated notes then outstanding when:

  (1)
  either:

  (a)
  all the subordinated notes theretofore authenticated and delivered (except lost, stolen or destroyed subordinated notes which have been replaced or paid and subordinated notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the trustee for cancellation; or

  (b)
  all subordinated notes not theretofore delivered to the trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and the Issuers have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the subordinated notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the subordinated notes to the date of deposit together with irrevocable instructions from the Issuers directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

  (2)
  the Issuers have paid all other sums payable under the indenture by the Issuers.

        The trustee will acknowledge the satisfaction and discharge of the indenture if the Issuers have delivered to the trustee an officer's certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of the Indenture

        From time to time, the Issuers, the Guarantors and the trustee, without the consent of the holders, may amend the indenture, the Guarantees or the subordinated notes to:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated subordinated notes in addition to or in place of certificated subordinated notes (provided that the uncertificated subordinated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated subordinated notes are described in Section 163(f)(2)(B) of the Code);

  (3)
  to provide for the assumption of an Issuer's or a Guarantor's obligations to the holders of the subordinated notes by a successor corporation to an Issuer or a Guarantor in accordance with the indenture;

  (4)
  to add Guarantees with respect to the subordinated notes, or to secure the subordinated notes;

  (5)
  to reflect the release of any Guarantor from its supplemental indenture and/or Guarantee, in each case as permitted in the Indenture or to allow any Guarantor to execute a supplemental indenture and/or Guarantee with respect to the subordinated notes;

  (6)
  to add to the covenants of the Issuers or any Guarantor for the benefit of the holders of the subordinated notes or to surrender any right or power conferred upon an Issuer or any Guarantor;

  (7)
  to make any change that does not adversely affect the rights of any holder of the subordinated notes;

  (8)
  to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

  (9)
  to evidence and provide for the acceptance of appointment under the indenture of a successor trustee; or

  (10)
  to make any amendment to the provisions of the indenture relating to the transfer and legending of subordinated notes; provided, however, that (a) compliance with the indenture as so amended would not result in subordinated notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer subordinated notes.

Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the subordinated notes then outstanding issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

  (1)
  reduce the amount of subordinated notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any subordinated note;

  (3)
  reduce the principal of or change or have the effect of changing the fixed maturity of any subordinated notes, or change the date on which any subordinated notes may be subject to redemption or reduce the redemption price therefor;

  (4)
  make any subordinated note payable in money other than that stated in the subordinated notes;

  (5)
  make any change in the provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such subordinated note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of subordinated notes to waive Defaults or Events of Default;

  (6)
  after the Issuers' obligation to purchase subordinated notes arises thereunder, amend, change or modify in any material respect the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred;

  (7)
  modify or change any provision of the indenture or the related definitions affecting the subordination or ranking of the subordinated notes or any Guarantee in a manner which adversely affects the holders;

  (8)
  make any change in the foregoing amendment and waiver provisions (except to increase any percentage set forth therein);

  (9)
  release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the indenture.

        The consent of the holders of the subordinated notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the indenture becomes effective, we are required to mail to holders of the subordinated notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the subordinated notes, or any defect therein, will not impair or affect the validity of the amendment.

        Neither Neff nor any Affiliate of Neff may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the subordinated notes unless such consideration is offered to all holders and is paid to all holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Governing Law

        The indenture provides that it and the subordinated notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of Neff, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee is permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding subordinated notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means:

  (1)
  Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Neff or at the time it merges or consolidates with or into Neff or any of its Restricted Subsidiaries or that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Neff or such acquisition, merger or consolidation, and

  (2)
  Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

        "Adjusted Treasury Rate" means, with respect to any redemption date:

  (1)
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities", for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after June 15, 2007 yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or

  (2)
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus 50 basis points.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than Neff or any Subsidiary of Neff) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of Neff or any of its Subsidiaries solely by reason of such Investment.

        "Applicable Premium" means with respect to a note at any redemption date, the greater of:

  (1)
  1.00% of the principal amount of such note, and

  (2)
  the excess of (A) the present value at such redemption date of (i) the redemption price of such note on June 15, 2007 (such redemption price being described in the first paragraph under the "—Optional Redemption" section exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such note through June 15, 2007 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

        "Asset Acquisition" means (1) an Investment by Neff or any Restricted Subsidiary of Neff in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Neff, or shall be merged with or into or consolidated with Neff or any Restricted Subsidiary of Neff, or (2) the acquisition by Neff or any Restricted Subsidiary of Neff of the assets of any Person (other than a Restricted Subsidiary of Neff) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person, other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than leases entered into in the ordinary course of business), assignment or other transfer for value by Neff or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Neff or a Restricted Subsidiary of Neff of:

  (1)
  any Capital Stock of any Restricted Subsidiary of Neff, or

  (2)
  any other property or assets of Neff or any Restricted Subsidiary of Neff other than in the ordinary course of business;

provided, however, that Asset Sales shall not include:

    (a)
    a transaction or series of related transactions for which Neff or its Restricted Subsidiaries receive aggregate consideration of less than $2.5 million;

    (b)
    the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of any Issuer as permitted under "—Certain Covenants—Merger, Consolidation and Sale of Assets" or any disposition that constitutes a Change of Control;

    (c)
    the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

    (d)
    disposals or replacements of damaged, worn-out, surplus or obsolete equipment (including resale of rental equipment from the rental fleet), inventory or other assets in the ordinary course of business;

    (e)
    the sale, lease, conveyance, disposition or other transfer by Neff or any Restricted Subsidiary of Neff of assets or property to one or more Restricted Subsidiaries of Neff in connection with Investments permitted under "—Certain Covenants—Limitation on Restricted Payments" or pursuant to any Permitted Investment;

    (f)
    sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of Qualified Securitization Transaction to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP (for the purposes of this clause (f), Securitization Notes shall be deemed to be cash);

    (g)
    dispositions in the ordinary course of business (including sales, leases or rentals of rental fleet and equipment in the ordinary course of business);

    (h)
    foreclosures on assets;

    (i)
    for purposes of the covenant described under "—Certain Covenants—Limitation on Asset Sales" only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under "—Certain Covenants—Limitation on Restricted Payments";

    (j)
    the sale of equipment to the extent that such equipment is exchanged for credit that is reasonably promptly applied against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of similar replacement equipment; provided that Neff or such Restricted Subsidiary receives fair market value for the equipment sold or exchanged under this clause (j);

    (k)
    in the ordinary course of business, the license of patents, trademarks, copyrights and know-how to third Persons;

    (l)
    the sale, transfer or other disposition of cash or Cash Equivalents;

    (m)
    the lease or sublease of any property either (i) in the ordinary course of business and not interfering in any material respect with the business of Neff and its Restricted Subsidiaries, taken as a whole, or (ii) with respect to facilities that are temporarily not in use or pending their disposal and having a duration of not greater than 24 months; and

    (n)
    a transfer of assets or Capital Stock between or among Neff and its Restricted Subsidiaries.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the subordinated notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capitalized Lease Obligation."

        "Bankruptcy Law" means Title 11, U.S. Code or any similar federal, state or foreign bankruptcy, insolvency, receivership or similar law for the relief of debtors.

        "Board of Directors" means, as to any Person, (1) if such Person is a corporation, the board of directors of such Person or any duly authorized committee thereof and (2) if such Person is a limited liability company, the managing member or members or any controlling committee of managing members thereof or the Board of Directors of any managing member that is a corporation.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

        "Bridge Facility" means the second lien senior secured bridge loan agreement dated as of the Issue Date among Parent, Neff Rental as Guarantor and Credit Suisse, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case, as amended, restated, supplemented, modified, increased, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time whether by the same or any other lender or group of lenders and whether by the same agent or a different agent.

        "business day" means any day that is not a Legal Holiday.

        "Capital Stock" means:

  (1)
  with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person or options to purchase the same; and

  (2)
  with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP. For purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  United States dollars and cash deposit accounts;

  (2)
  marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

  (3)
  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

  (4)
  commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody's;

  (5)
  certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

  (6)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (5) above;

  (7)
  investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) above; and

  (8)
  in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1), (2), (3), (5), (6) and (7) above.

        "Change of Control" means the occurrence of one or more of the following events:

  (1)
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Neff (determined on a consolidated basis for Neff and Neff's Restricted Subsidiaries) to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than to the Permitted Holders or their Related Parties or any Permitted Group;

  (2)
  the approval by the holders of Capital Stock of Neff of any plan or proposal for the liquidation or dissolution of Neff (whether or not otherwise in compliance with the provisions of the indenture);

  (3)
  any Person or Group (other than the Permitted Holders or their Related Parties or any Permitted Group) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Neff;

  (4)
  the first day on which a majority of the members of the Board of Directors of Neff are not Continuing Directors; or

  (5)
  the failure at any time by Neff to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Capital Stock of Neff Rental (except to the extent Neff Rental is merged with or into Neff in accordance with the terms of the indenture).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the subordinated notes from the redemption date to June 15, 2007, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 15, 2007.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Consolidated EBITDA" means, with respect to any Person, for any period, an amount equal to such Person's Consolidated Net Income for such period increased (to the extent deducted in computing such Consolidated Net Income) by (without duplication):

  (1)
  all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

  (2)
  Consolidated Fixed Charges;

  (3)
  Consolidated Noncash Charges less any noncash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business);

  (4)
  any cash charges resulting from the Transactions that, in each case, are incurred prior to the six month anniversary of the Issue Date;

  (5)
  any non-capitalized transactions costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the Transactions;

  (6)
  actual expenses incurred in such period related to rental equipment operating leases that expired or were terminated during such period to the extent that Neff or any of its Restricted Subsidiaries acquired equipment with an aggregate original equipment cost equal to or greater than the aggregate original equipment cost of the equipment leased pursuant to such operating lease substantially concurrently with the expiration or termination of such operating lease;

  (7)
  all extraordinary, unusual or nonrecurring charges, gains and losses (including, without limitation, all restructuring costs, litigation settlements or losses and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock) and the related tax effects according to GAAP; and

  (8)
  any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four-Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to (y) Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1)
  the incurrence or repayment of any Indebtedness or the issuance of any Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and

  (2)
  Asset Sales (without regard to the $2.5 million limitation set forth in the definition thereof) or Asset Acquisitions, including, without limitation,:

  (A)
  any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness, and

  (B)
  any Consolidated EBITDA (including in any such pro forma calculation expense and cost reductions (in each case net of associated expenses) and other operating improvements (in each case net of associated expenses) for such Four-Quarter Period that at the time of the calculation have occurred or are reasonably expected to occur within the 12 months immediately following the applicable Asset Acquisition or Asset Sale, in the reasonable judgment of the chief financial officer of Neff (regardless of whether those expense and cost reductions or operating improvements could then be reflected in pro forma financial statements in accordance with GAAP, Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto)) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale and without regard to clause (4) of the definition of Consolidated Net Income occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

        If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

  (1)
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

  (2)
  notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  Consolidated Interest Expense; plus

  (2)
  the product of (x) the amount of all cash dividend payments on any series of Preferred Stock of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal; provided that with respect to any series of Preferred Stock that was not paid cash dividends during such period but that is eligible to be paid cash dividends during any period prior to the maturity date of the subordinated notes, cash dividends shall be deemed to have been paid with respect to such series of Preferred Stock during such period for purposes of this clause (2).

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

  (1)
  the aggregate of all cash and noncash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding amortization or write-off of debt issuance costs;

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

  (3)
  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of Preferred Stock dividends but, in the case of Neff, reduced by the amount of Restricted Payments made pursuant to clause (11) of the second paragraph under "—Certain Covenants—Limitation on Restricted Payments"; provided, however, that (A) such Restricted Payments in respect of Tax Payments shall only reduce Consolidated Net Income to the extent that provision for the corresponding income tax liabilities has not already been included in the calculation of Consolidated Net Income and (B) such Restricted Payments in respect of general corporate and overhead expenses shall only reduce Consolidated Net Income to the extent not already deducted in computing such Consolidated Net Income; and provided further, however, that there shall not be included in such Consolidated Net Income:

  (1)
  gains and losses from Asset Sales (without regard to the $2.5 million limitation set forth in the definition thereof) and the related tax effects according to GAAP;

  (2)
  gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

  (3)
  the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with or into such Person or any Restricted Subsidiary of such Person;

  (4)
  the net income of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is prohibited by contract, operation of law or otherwise;

  (5)
  the net loss of any Person, other than a Restricted Subsidiary of the referent Person;

  (6)
  the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or a Restricted Subsidiary of the referent Person by such Person;

  (7)
  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

  (8)
  any noncash compensation charges or gains, including, without limitation, any such charges or gains arising from stock options, restricted stock grants or other equity incentive programs;

  (9)
  the cumulative effect of a change in accounting principles;

  (10)
  any noncash goodwill or other intangible asset impairment charges incurred subsequent to the Issue Date resulting from the application of Financial Accounting Standards Board Statement Nos. 141 and 142 or any other noncash asset impairment charges incurred subsequent to the Issue Date resulting from the application of Financial Accounting Standards Board Statement No. 144; and

  (11)
  any gain on the sale of equipment to the extent such equipment was the subject of an asset impairment, other charge or writedown in value by Neff or any of its Restricted Subsidiaries in a prior fiscal period to the extent such asset impairment, other charge or writedown was excluded from Consolidated Net Income by operation of clause (10) of this definition.

        "Consolidated Noncash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization (excluding amortization expense attributable to a prepaid expense item that was paid in cash in a prior period) and other noncash charges and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such noncash charges to the extent that they represent an accrual of or a reserve for cash expenditures or payments in any future period). Notwithstanding the foregoing, accruals in respect of payables in the ordinary course of business shall be deemed not to constitute a "Consolidated Noncash Charge."

        "Continuing Director" means, as of any date of determination, any member of the Board of Directors of Neff who:

  (1)
  was a member of such Board of Directors on the Issue Date after giving effect to the Transactions; or

  (2)
  was nominated for election or elected to such Board of Directors by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or the applicable Guarantor, as the case may be.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the New Credit Facility and the Bridge Facility) or commercial paper facilities with banks, institutional lenders or other Persons providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) and/or letters of credit, bank guarantees or banker's acceptances, in each case, as amended, restated, supplemented, modified, increased, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Neff or any Restricted Subsidiary of Neff against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means any noncash consideration received by Neff or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officer's certificate that is delivered to the trustee and executed by the principal executive officer or the principal financial officer of Neff or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Noncash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents. At the time of receipt of any Designated Noncash Consideration, Neff shall deliver an officer's certificate to the trustee which shall state the fair market value of such Designated Noncash Consideration and shall state the basis of such valuation, which shall be a report of Independent Qualified Party with respect to the receipt in one transaction or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $15.0 million.

        "Designated Senior Debt" means:

  (1)
  Indebtedness under or in respect of the New Credit Facility; and

  (2)
  any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the applicable Issuer or the applicable Guarantor, as the case may be.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to 91 days after the final maturity date of the subordinated notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require the issuer thereof to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to 91 days following the maturity date of the subordinated notes shall not constitute Disqualified Capital Stock if (i) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the subordinated notes and described under "—Certain Covenants—Limitation on Assets Sales" and "—Change of Control" and (ii) any such requirement only becomes operative after compliance with such terms applicable to the subordinated notes, including the purchase of any subordinated notes tendered pursuant thereto. Neff may designate any Preferred Stock issued by Neff that otherwise would not constitute "Disqualified Capital Stock" pursuant to this definition to be Disqualified Capital Stock for purposes of the indenture; provided that (1) Neff makes such designation, by delivery of an officer's certificate to the trustee, on the date that Neff issues such Preferred Stock and (2) the issuance of such designated Disqualified Capital Stock complies with the covenant set forth under the caption "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness." The amount of Disqualified Capital Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Neff and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock, exclusive of accrued dividends.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary of Neff that is incorporated under the laws of the United States or any state thereof or the District of Columbia.

        "Equity Offering" means, in connection with any optional redemption, any offering of Qualified Capital Stock of Neff, Parent or any other direct or indirect parent of Neff; provided that in the case of a Qualified Capital Stock Offering by Parent or any other direct or indirect parent of Neff, such parent makes a direct or indirect contribution to Neff, or is directly or indirectly issued Qualified Capital Stock of Neff by Neff in an amount equal to the redemption price of the subordinated notes to be redeemed in such redemption plus accrued and unpaid interest thereon.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto and the rules and regulations promulgated thereunder.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of Neff acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of Neff delivered to the trustee; provided, however, that for purposes of:

  (1)
  clause (1) of the covenant described under "—Certain Covenants—Limitation on Asset Sales" and clause (j) of the definition of "Asset Sale," fair market value with respect to Asset Sales (A) of less than $7.5 million shall be determined in good faith by senior management of Neff and (B) equal to or greater than $7.5 million shall be determined by the Board of Directors of Neff acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of Neff delivered to the trustee, and

  (2)
  clauses (iii)(w) and (iii)(y) under "—Certain Covenants—Limitation on Restricted Payments," if the fair market value of the property or assets in question is so determined to be in excess of $15.0 million, such determination must be confirmed by an Independent Qualified Party.

For purposes of determining the fair market value of Capital Stock, the value of the Capital Stock of a Person shall be based upon such Person's property and assets, exclusive of goodwill or similar intangible asset.

        "Finance Corp." means Neff Finance Corp., a Delaware corporation, and its successors.

        "Four-Quarter Period" has the meaning specified in the definition of Consolidated Fixed Charge Coverage Ratio.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board;

  (3)
  such other statements by such other entity may be as approved by a significant segment of the accounting profession of the United States, as in effect from time to time; and

  (4)
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America, and for the payment of which the United States pledges its full faith and credit.

        "Guarantee" means the senior subordinated guarantee of the subordinated notes by each Guarantor.

        "Guarantor" means Neff Rental and each other Subsidiary of Neff (other than Finance Corp.) that incurs a Guarantee pursuant to the terms of the indenture; provided that upon the release and discharge of such Restricted Subsidiary from its Guarantee in accordance with the indenture, such Restricted Subsidiary shall cease to be a Guarantor.

        "Hedging Agreement" means any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of Neff and its Restricted Subsidiaries.

        "Indebtedness" means, with respect to any Person, without duplication:

  (1)
  all Obligations of such Person for borrowed money;

  (2)
  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all Capitalized Lease Obligations of such Person;

  (4)
  all Obligations of such Person issued or assumed as the deferred purchase price of property and which is deferred for six months or longer from the date of issuance or assumption, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

  (5)
  all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  (6)
  guarantees and other contingent Obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

  (7)
  all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

  (8)
  all Obligations under Interest Swap Obligations of such Person; and

  (9)
  all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

        The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest; and

  (2)
  the principal amount thereof (together with any interest thereon that is more than 30 days past due), in the case of any other Indebtedness provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that Indebtedness was incurred or, if that indebtedness was incurred prior to the Issue Date, the Spot Rate in effect on the Issue Date. If such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant Spot Rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the Spot Rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

        Indebtedness shall not include obligations of any Person (A) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two business days of their incurrence, (B) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (C) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of Neff.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by Neff and its Restricted Subsidiaries in accordance with normal trade practices of Neff or such Restricted Subsidiary, as the case may be. If Neff or any Restricted Subsidiary of Neff sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Neff such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of Neff, Neff shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Iron Merger Partnership" means Iron Merger Partnership, a Delaware general partnership, and its successors.

        "Iron Merger Sub" means Iron Merger Sub, Inc., a Delaware corporation, and its successors.

        "Issue Date" means the date of original issuance of the outstanding subordinated notes on June 3, 2005.

        "Issuer" means Neff or Finance Corp.

        "Issuers" means, collectively, Neff and Finance Corp.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York, the city in which the principal corporate trust office of the trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

        "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).

        "Management Services Agreement" means the Management Services Agreement dated as of the Issue Date, by and among the Parent, Neff Rental and Odyssey Investment Partners, LLC.

        "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody's.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Neff" means Neff Rental LLC, a Delaware limited liability company, and its successors.

        "Neff Rental" means Neff Rental, Inc., a Florida corporation, and its successors.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Neff or any of its Restricted Subsidiaries from such Asset Sale net of:

  (1)
  reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

  (2)
  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements; and

  (3)
  appropriate amounts to be provided by Neff or any Restricted Subsidiary of Neff, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Neff or any Restricted Subsidiary of Neff, as the case may be, after such Asset Sale, including, without limitation, sale or purchase price adjustments, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "New Credit Facility" means the Amended and Restated Credit Agreement, dated as of the Issue Date and amended and restated as of July 8, 2005, among the Issuers, Neff Rental, the lenders party thereto in their capacities as lenders thereunder and General Electric Capital Corporation, as administrative agent for the lenders and the other secured parties, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case, as amended, restated, supplemented, modified, increased, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in party from time to time.

        "Obligations" means, with respect to any Indebtedness, any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing such Indebtedness.

        "officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of Neff or Neff Rental, as applicable.

        "officer's certificate" means a certificate signed on behalf of Neff, Finance Corp. or Neff Rental, as applicable, by one officer of Neff, Finance Corp. or Neff Rental, and in the case of an officer's certificate delivered to the trustee, a certificate that meets the requirements of the indenture.

        "Parent" means Neff Corp., a Delaware corporation, and its successors.

        "Permitted Business" means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by Neff and its Restricted Subsidiaries on the Issue Date and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Neff and its Restricted Subsidiaries are engaged on the Issue Date.

        "Permitted Group" means any group of investors that is deemed to be a "person" (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time; provided that no single Person (together with its Affiliates), other than the Permitted Holders and their Related Parties, is the

"beneficial owner" (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of more than 50% of the voting power of the issued and outstanding Capital Stock of Neff that is "beneficially owned" (as defined above) by such group of investors.

        "Permitted Holders" means Odyssey Investment Partners, LLC and its Affiliates (excluding Mr. J.C. Mas). Any Person or Permitted Group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        "Permitted Indebtedness" means, without duplication, each of the following:

  (1)
  Indebtedness under the subordinated notes issued on the Issue Date and any exchange subordinated notes issued in exchange thereof and Indebtedness consisting of the Guarantee of a Guarantor with respect to such subordinated notes or exchange subordinated notes;

  (2)
  Indebtedness of Neff or any of its Restricted Subsidiaries incurred pursuant to one or more Credit Facilities (other than Indebtedness incurred and outstanding under the Bridge Facility or any Refinancing thereof); provided, however, that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (2) and then outstanding does not exceed the greater of:

  (i)
  the lesser of (A) $225.0 million, less the aggregate amount of (x) Indebtedness of Securitization Entities at the time outstanding and (y) the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (3)(A) under "—Certain Covenants—Limitation on Asset Sales" and (B) the sum of (x) 85% of the book value of the accounts receivable of Neff and its Restricted Subsidiaries, (y) 90% of the net book value of the rental fleet of Neff and its Restricted Subsidiaries and (z) 60% of the book value of the inventory of Neff and its Restricted Subsidiaries, and

  (ii)
  the sum of (x) 85% of the book value of the accounts receivable of Neff and its Restricted Subsidiaries, (y) 85% of the net book value of the rental fleet of Neff and its Restricted Subsidiaries and (z) 60% of the book value of the inventory of Neff and its Restricted Subsidiaries;

    provided, that the amount of Indebtedness permitted to be incurred pursuant to Credit Facilities in accordance with this clause (2) shall be in addition to any Indebtedness permitted to be incurred pursuant to Credit Facilities in reliance on, and in accordance with, clauses (7), (13) and (15) below and under the first paragraph set forth above under the caption "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness";

  (3)
  Indebtedness of Neff and its Restricted Subsidiaries outstanding on the Issue Date including Indebtedness outstanding under the Bridge Facility (other than Indebtedness described in clause (1) or (2) of this definition) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

  (4)
  Interest Swap Obligations of Neff or any of its Restricted Subsidiaries covering Indebtedness of Neff or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the indenture; and provided further that such Interest Swap Obligations are entered into, in the judgment of Neff, to protect Neff or any of its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness and not for purposes of speculation;

  (5)
  Indebtedness of Neff or any Restricted Subsidiary of Neff under Hedging Agreements and Currency Agreements so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation;

  (6)
  the incurrence by Neff or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Neff and any such Restricted Subsidiaries; provided, however, that:

  (a)
  if Neff or Finance Corp. is the obligor on such Indebtedness and the aggregate principal amount thereof exceeds $1.0 million, and the payee is a Restricted Subsidiary of Neff that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the subordinated notes, and

  (b)
  (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Neff or a Restricted Subsidiary thereof, and

  (ii)
  any sale or other transfer of any such Indebtedness to a Person that is not either Neff or a Restricted Subsidiary thereof (other than by way of granting a Lien permitted under the indenture or in connection with the exercise of remedies by a secured creditor)

    shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Neff or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  Indebtedness (including Capitalized Lease Obligations) incurred by Neff or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding after giving effect to that incurrence not to exceed $10.0 million;

  (8)
  Refinancing Indebtedness in respect of Indebtedness incurred pursuant to the proviso in the first paragraph under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" or pursuant to clause (1), (3), (7), (13) or (16) or this clause (8); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary incurred pursuant to clause (16), such Refinancing Indebtedness shall be incurred only by such Subsidiary; provided further, however, that in the case of any Refinancing Indebtedness incurred to Refinance Indebtedness outstanding under clause (7), (13) or (16), such Refinancing Indebtedness shall be deemed to have been incurred and to be outstanding under such clause or clauses (7), (13) and (16), as applicable;

  (9)
  Indebtedness consisting of any guarantee by Neff of Indebtedness of a Restricted Subsidiary of Neff and any guarantee by any Restricted Subsidiary of Neff of Indebtedness of Neff or any Restricted Subsidiary of Neff; provided that (a) such Indebtedness is permitted to be incurred under the indenture and (b) such guarantees are subordinated to the subordinated notes to the same extent as the Indebtedness being guaranteed;

  (10)
  Indebtedness arising from agreements of Neff or a Restricted Subsidiary of Neff providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary of Neff, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that, with respect to any such disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Neff and its Restricted Subsidiaries in connection with such disposition;

  (11)
  obligations in respect of performance and surety bonds and completion guarantees provided by Neff or any Restricted Subsidiary of Neff in the ordinary course of business;

  (12)
  the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is non-recourse to Neff or any Restricted Subsidiary of Neff (except for Standard Securitization Undertakings);

  (13)
  Indebtedness of Neff and its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Neff and its Restricted Subsidiaries outstanding on the date of such incurrence (other than Indebtedness permitted by clauses (1) through (12) above, clauses (14) through (18) below or pursuant to the proviso in the first paragraph under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness") does not exceed $15.0 million (which amount may, but need not, be incurred in whole or in part under a Credit Facility);

  (14)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of incurrence;

  (15)
  Indebtedness of Neff or any of its Restricted Subsidiaries represented by letters of credit for the account of Neff or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of Neff or such Restricted Subsidiary, including, without limitation, in order to provide security for workers' compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers' compensation claims, self-insurance obligations, performance, bid and surety and similar bonds and completion guarantees provided by Neff or any Restricted Subsidiary of Neff in the ordinary course of business in an aggregate amount that, when taken together with the amount of all other Indebtedness of Neff or any of its Restricted Subsidiaries incurred pursuant to this clause (15) that is at the time outstanding, does not exceed $15.0 million;

  (16)
  Indebtedness of a Restricted Subsidiary of Neff incurred and outstanding on the date such Restricted Subsidiary was acquired by Neff in a principal amount that, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (16) that is at the time outstanding, does not exceed $10.0 million; provided that such Indebtedness was incurred by such Restricted Subsidiary prior to such acquisition by Neff or one of its Restricted Subsidiaries and was not incurred in connection with, or contemplation of, such acquisition by Neff or one of its Restricted Subsidiaries;

  (17)
  the incurrence by Neff or any Guarantor of Indebtedness evidenced by promissory notes subordinated to the subordinated notes issued to current or former employees, officers, directors or consultants of Neff or any Subsidiary of Neff (or their respective spouses) in lieu of cash payments for Capital Stock being repurchased from such Persons in an aggregate principal amount not to exceed $7.0 million; and

  (18)
  the incurrence by Neff or any of its Restricted Subsidiaries of Indebtedness, to the extent the proceeds of such Indebtedness are at the time of such incurrence deposited and used to defease the subordinated notes in whole and not in part as described under "—Legal Defeasance and Covenant Defeasance."

        For purposes of determining compliance under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness", in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clause (1) and clauses (3) through (18) above or is permitted to be incurred pursuant to the proviso in the first paragraph under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness", Neff shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness (or any portion thereof) in any manner that complies with such covenant and the covenant described under "—Certain Covenants—Limitation on Liens"; provided, however,that all Indebtedness under the New Credit Facility outstanding on the Issue Date shall be deemed to have been incurred pursuant to clause (2) and Neff shall not be permitted to reclassify all or any portion of any Indebtedness incurred pursuant to clause (2). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness".

        "Permitted Investments" means:

  (1)
  (a) Investments by Neff or any Restricted Subsidiary of Neff in (i) any Guarantor (whether existing on the Issue Date or created thereafter), (ii) any Person (including by means of any transfer of cash or other property) if, as a result of such Investment, such Person shall become a Guarantor or (iii) any Person, if as a result of such Investment, such Person is merged with or consolidated into Neff or a Guarantor and (b) Investments in Neff by any Restricted Subsidiary of Neff;

  (2)
  Investments in cash and Cash Equivalents;

  (3)
  loans and advances to employees and officers of Neff and its Restricted Subsidiaries for bona fide business purposes in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

  (4)
  Hedging Agreements, Currency Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with the indenture and not for purposes of speculation;

  (5)
  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

  (6)
  Investments made by Neff or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with "—Certain Covenants—Limitation on Asset Sales";

  (7)
  Investments existing on the Issue Date or made pursuant to commitments existing on the Issue Date;

  (8)
  accounts receivable created or acquired in the ordinary course of business;

  (9)
  guarantees by Neff or a Restricted Subsidiary of Neff permitted to be incurred under the indenture;

  (10)
  any Investment by Neff or a Restricted Subsidiary of Neff in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Securitization Note or an equity interest; and

  (11)
  other Investments to the extent paid for with Qualified Capital Stock of Neff;

  (12)
  repurchases of the subordinated notes or exchange subordinated notes; and

  (13)
  any Investment by Neff or any of its Restricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed $15.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if an Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of Neff at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above, and will cease to have been made pursuant to this clause (13).

        "Permitted Liens" means the following types of Liens:

  (1)
  Liens securing Senior Debt;

  (2)
  Liens for taxes, assessments or governmental charges or claims either:

  (a)
  not delinquent; or

  (b)
  contested in good faith by appropriate proceedings and as to which Neff or the applicable Restricted Subsidiary has set aside on its books such reserves as may be required pursuant to GAAP;

  (3)
  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen and repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP has been made in respect thereof;

  (4)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, excluding any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (5)
  judgment Liens not giving rise to an Event of Default;

  (6)
  easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Neff or any of its Restricted Subsidiaries;

  (7)
  Liens securing Indebtedness permitted under the provisions described in clauses (7), (15) and (16) of the definition of "Permitted Indebtedness";

  (8)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (9)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (10)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Neff or any of its Restricted Subsidiaries, including rights of offset and set-off;

  (11)
  Liens securing Interest Swap Obligations entered into in the ordinary course of business and not for the purposes of speculation which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

  (12)
  Liens securing Indebtedness under Hedging Agreements and Currency Agreements entered into in the ordinary course of business and not for purposes of speculation;

  (13)
  Liens incurred in the ordinary course of business of Neff or any Restricted Subsidiary of Neff with respect to obligations that do not in the aggregate exceed $5.0 million at any one time outstanding;

  (14)
  Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

  (15)
  leases or subleases granted to others that do not materially interfere with the ordinary course of business of Neff and its Restricted Subsidiaries;

  (16)
  Liens existing on the Issue Date, together with any Liens securing Indebtedness incurred in reliance on clause (8) of the definition of "Permitted Indebtedness" in order to Refinance the Indebtedness secured by Liens existing on the Issue Date; provided, however, that (A) the Liens securing the Refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being Refinanced and (B) the Indebtedness secured by such Lien at the time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness being Refinanced at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay interest, Required Premiums and fees and expenses related to such Refinancing;

  (17)
  Liens securing the subordinated notes and the Guarantees;

  (18)
  Liens in favor of Neff or a Restricted Subsidiary of Neff;

  (19)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by Neff or any Subsidiary of Neff; provided that such Liens were in existence prior to such acquisition, were not incurred in contemplation of such acquisition and do not extend to any other property owned by Neff or any Subsidiary of Neff (other than assets and property affixed or appurtenant thereto);

  (20)
  Liens arising from filing precautionary Uniform Commercial Code financing statements regarding leases; and

  (21)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

        For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness.

        "Permitted Payments to Parent" means, without duplication as to amounts:

  (1)
  any Restricted Payment made to Parent or any other direct or indirect parent company of Neff (other than Iron Merger Partnership and any direct or indirect parent company of Iron Merger Partnership) to be used by Parent or such other direct or indirect parent company solely:

  (A)
  to pay its franchise taxes and other fees required to maintain its corporate existence,

  (B)
  to pay for general corporate and overhead expenses (including salaries and other compensation of the employees and directors, board activities, insurance, legal (including litigation, judgments and settlements), accounting, corporate reporting, administrative and other general operating expenses) incurred by Parent or such other parent company in the ordinary course of business, and

    (C)
    to pay expenses incurred in connection with an initial public offering of Common Stock of Parent or such other direct or indirect parent;

    provided, however, that such Restricted Payments may not be made to pay such general corporate and overhead expenses to the extent that (x) Neff would not be permitted under the indenture to take the actions giving rise to such expenses or to incur such expenses or (y) such general corporate or overhead expenses are attributable to the ownership or operation of any Person other than Neff and its Subsidiaries; provided further, however, that such Restricted Payments to Parent and such other direct or indirect parent company pursuant to this clause (1) shall not exceed in the aggregate $2.0 million per calendar year; and

  (2)
  payments to Parent or any other direct or indirect parent company of Neff (other than Iron Merger Partnership and any direct or indirect parent company of Iron Merger Partnership) in respect of income taxes of Neff and any Subsidiaries of Neff ("Tax Payments"); provided, however, that the aggregate Tax Payments made since the Issue Date shall not exceed the lesser of:

  (A)
  (i) the aggregate amount of the relevant tax (including any penalties and interest) that Neff would owe after the Issue Date if Neff were a "C" corporation for United States Federal, state and local income tax purposes filing a separate tax return (or a consolidated or combined return with any Subsidiaries of Neff that are members of a consolidated or combined group with Parent or such other direct or indirect parent company), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Neff and its Subsidiaries, less (ii) the amount of any income taxes that Neff or its Subsidiaries pay directly to a taxing authority after the Issue Date; and

  (B)
  the aggregate amount of the relevant tax that Parent or such other parent company actually owes to the appropriate taxing authority after the Issue Date;

  provided further, however, that any Tax Payments received from Neff shall be paid over to the appropriate taxing authority within 30 days of Parent's or such other parent company's receipt of such Tax Payments or refunded to Neff.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Productive Assets" means assets (including Capital Stock) that are used or usable by Neff and its Restricted Subsidiaries in Permitted Businesses.

        "Purchasers" means DLJ Investment Partners II, L.P., DLJ Investment Partners, L.P., DLJIP II Holdings, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, TCW/Crescent Mezzanine Partners III Netherlands, L.P., KKR Financial Corp., New York Life Investment Management Mezzanine Partners, LP and NYLIM Mezzanine Partners Parallel Fund, LP.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Neff or any of its Restricted Subsidiaries pursuant to which Neff or any of its Subsidiaries may sell, convey or otherwise transfer to:

  (1)
  a Securitization Entity (in the case of a transfer by Neff or any of its Restricted Subsidiaries); and

  (2)
  any other Person (in the case of a transfer by a Securitization Entity),

or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of Neff or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Quotation Agent" means the Reference Treasury Dealer selected by the trustee after consultation with Neff.

        "Recapitalization" means the recapitalization of Parent consummated on the Issue Date.

        "Recapitalization Agreement" means the Recapitalization Agreement dated as of April 6, 2005, between Iron Merger Sub, Inc. and Parent.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Transaction.

        "Reference Treasury Dealer" means Credit Suisse First Boston LLC and its successors and assigns and two other nationally recognized investment banking firms selected by Neff that are primary U.S. Government securities dealers.

        "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding such redemption date.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees and expenses in connection therewith; provided, however, that:

  (1)
  the incurrence of such Refinancing Indebtedness shall not directly or indirectly result in an increase in the aggregate principal amount of Indebtedness, except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness to pay Required Premiums, accrued interest and related fees and expenses;

  (2)
  such Refinancing Indebtedness shall not have a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold;

  (3)
  such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced; and

  (4)
  if the Indebtedness being Refinanced is subordinated in right of payment to the subordinated notes or the Guarantee of any Guarantor, as applicable, such Refinancing Indebtedness is subordinated in right of payment to the subordinated notes or the Guarantee of such Guarantor, as applicable, at least to the same extent as the Indebtedness being Refinanced; provided, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Neff or its Restricted Subsidiaries solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

        "registration rights agreement" means the Registration Rights Agreement dated as of the Issue Date, among the Issuers, Neff Rental and the Purchasers.

        "Related Party" with respect to any Permitted Holder means:

  (1)
  (a)    any spouse, sibling, parent or child of such Permitted Holder; or

  (b)
  the estate of any Permitted Holder during any period in which such estate holds Capital Stock of Neff for the benefit of any Person referred to in clause (a)(1); or

  (2)
  any trust, corporation, partnership, limited liability company or other entity the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of, or the sole managing partner or managing member of which is, one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (a).

        "Representative" means the indenture trustee or other trustee, agent, designee or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to Neff or a Restricted Subsidiary of Neff of any property, whether owned by Neff or any Restricted Subsidiary of Neff at the Issue Date or later acquired, which has been or is to be sold or transferred by Neff or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

        "Securitization Entity" means any Person in which Neff or any Restricted Subsidiary of Neff makes an Investment and to which Neff or any Restricted Subsidiary of Neff transfers accounts receivable (and related assets, including contract rights) which engages in no activities other than in connection with the financing of accounts receivable or related assets (including contract rights) and which is designated by the Board of Directors of Neff (as provided below) as a Securitization Entity:

  (1)
  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

  (a)
  is guaranteed by Neff or any Restricted Subsidiary of Neff (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings;

  (b)
  is recourse to or obligates Neff or any Restricted Subsidiary of Neff in any way other than pursuant to Standard Securitization Undertakings; or

  (c)
  subjects any property or asset of Neff or any Restricted Subsidiary of Neff, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (2)
  with which neither Neff nor any Restricted Subsidiary of Neff has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Neff or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Neff, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

  (3)
  to which neither Neff nor any Restricted Subsidiary of Neff has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any such designation by the Board of Directors of Neff shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution of Neff giving effect to such designation and an officer's certificate certifying that such designation complied with the foregoing conditions.

        "Securitization Note" means a promissory note of a Securitization Entity evidencing amounts owed to Neff or any Restricted Subsidiary of Neff in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables.

        "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of any Issuer or any Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the subordinated notes or the Guarantee of such Guarantor, as the case may be.

        Notwithstanding the foregoing, "Senior Debt" shall not include:

  (i)
  any Indebtedness of either of the Issuers or a Guarantor to either of the Issuers or to a Subsidiary of Neff;

  (ii)
  any Indebtedness to, or guaranteed on behalf of, any director, officer or employee of Neff or any Subsidiary of Neff (including, without limitation, amounts owed for compensation);

  (iii)
  any accounts payable, other liability or Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

  (iv)
  Indebtedness represented by Disqualified Capital Stock;

  (v)
  any liability for federal, state, local or other taxes owed or owing by any Issuer or any Guarantor;

  (vi)
  that portion of any Indebtedness incurred in violation of the covenant described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the trustee shall have received an officer's certificate of Neff to the effect that the incurrence of such Indebtedness does not (or in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made) would not violate such provisions of the indenture);

  (vii)
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to any Issuer or any Guarantor; and

  (viii)
  any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of Neff, any other Indebtedness of Finance Corp. or any other Indebtedness of any Guarantor.

        Notwithstanding the foregoing, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Neff or its Restricted Subsidiaries solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

        "Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

        "Spot Rate" means, for any currency, the spot rate at which that currency is offered for sale against United States dollars, as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on that date of determination for the immediately preceding business day or, if that rate is not available, as determined in any publicly available source of similar market data.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Neff or any Subsidiary of Neff which are reasonably customary in a Qualified Securitization Transaction.

        "Stockholders Agreement" means the stockholders agreement entered into on or prior to the Issue Date, among Iron Merger Partnership, Parent, New York Life Capital Partners II, L.P., the Purchasers, (other than KKR Financial Corp.), J.C. Mas and JC Mas Holdings I, L.P. in connection with the Recapitalization.

        "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the subordinated notes or a Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

        "Subsidiary" with respect to any Person, means:

  (i)
  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

  (ii)
  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Tax Payment" has the meaning assigned to such term in the definition of "Permitted Payments to Parent."

        "TIA" means the Trust Indenture Act of 1939, as amended, (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the Issue Date.

        "Total Assets" means the total consolidated assets of Neff and its Restricted Subsidiaries, as set forth on Neff's most recent consolidated balance sheet.

        "Transactions" means the transactions contemplated by the Recapitalization Agreement, as in effect on the Issue Date, including the related financings.

        "trustee" means Wells Fargo Bank, National Association until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" of any Person means:

  (1)
  any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of Neff may designate any Subsidiary (other than Finance Corp. and Neff Rental) (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Neff or any other Subsidiary of Neff that is not a Subsidiary of the Subsidiary to be so designated; provided that:

  (1)
  Neff certifies to the trustee that such designation complies with the covenant described under "—Certain Covenants—Limitation on Restricted Payments"; and

  (2)
  each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Neff or any of its Restricted Subsidiaries.

        The Board of Directors of Neff may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, Neff is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and (y) immediately before and immediately after giving effect to such designation, no Default shall have occurred and be continuing. Any such designation by the Board of Directors of Neff shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officer's certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the then outstanding aggregate principal amount of such Indebtedness, into

  (2)
  the sum of the total of the products obtained by multiplying:

  (a)
  the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

    (b)
    the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.

        "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States or the District of Columbia, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM

        The exchange senior notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company. The exchange subordinated notes will be represented in definitive, fully registered form without interest coupons registered in the name of the holder(s) thereof. We may apply for the exchange subordinated notes to become eligible to be cleared through The Depository Trust Company, in which case the individual certificates evidencing the exchange subordinated notes issued in the exchange offer may be submitted to the registrar under the indenture governing the exchange subordinated notes to be exchanged for a beneficial interest in a definitive global note registered in the name of a nominee of The Depository Trust Company.

        Ownership of beneficial interests in a global note will be limited to persons who have accounts with The Depository Trust Company, which we refer to as participants, or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by The Depository Trust Company or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as The Depository Trust Company, or its nominee, is the registered owner or holder of the exchange notes, The Depository Trust Company or that nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global note for all purposes under the indentures and the global notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with The Depository Trust Company's applicable procedures, in addition to those provided for under the indentures and, if applicable, those of Euroclear and Clearstream, Luxembourg.

        Payments of the principal of, and interest on, a global note will be made to The Depository Trust Company or its nominee, as the case may be, as the registered owner thereof. None of the Company, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that The Depository Trust Company or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of The Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in The Depository Trust Company will be effected in the ordinary way in accordance with The Depository Trust Company rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company's rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

        Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of The Depository Trust Company. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interest in a global note by or through a Euroclear or Clearstream, Luxembourg participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following The Depository Trust Company's settlement date.

        We expect that The Depository Trust Company will take any action permitted to be taken by a holder of notes (including the presentation of notes for payment as described below) only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in a global note and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, The Depository Trust Company will exchange the applicable global note for certificated notes, which it will distribute to its participants.

        We understand that: The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants.

        Although The Depository Trust Company, Euroclear and Clearstream, Luxembourg are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of The Depository Trust Company, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company or the trustee will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If The Depository Trust Company is at any time unwilling or unable to continue as a depositary for the global notes or if at any time The Depository Trust Company ceases to be a "clearing agency" registered under the Exchange Act and a successor depositary is not appointed by PW Corporation within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with The Depository Trust Company's rules and procedures in addition to those provided for under the indenture.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of the outstanding notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the "Code," United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. The effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws, is not discussed. The discussion deals only with notes held as "capital assets" (generally, property for investment) within the meaning of Section 1221 of the Code.

        If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

        We have not sought and will not seek any rulings from the Internal Revenue Service, or the "IRS," with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the outstanding notes for the exchange notes pursuant to this offer.

        PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

        The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an "exchange" for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                        , 2006, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The enforceability of obligations under the exchange notes and related guarantees offered hereby are being passed upon for us by Latham & Watkins LLP, New York, New York, and, with respect to the due organization, valid existence and good standing of Neff Rental, Inc. under Florida law and the due authorization, execution and delivery of the guarantees of the exchange notes by Neff Rental Inc. under Florida law, by Baker & McKenzie LLP, Miami, Florida. Certain partners of Latham & Watkins LLP, members of their families, related persons and others have an indirect interest, through limited partnerships that are investors in the VP Fund Investment 2004, LLC, in less than 1% of our common stock.

EXPERTS

        The consolidated financial statements of Neff Rental LLC as of December 31, 2005 and for the years ended December 31, 2005 and 2003 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the restatement of the 2003 consolidated financial statements and the completion of a leveraged recapitalization and corporate reorganization in 2005) and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Neff Corp., our parent and predecessor, as of December 31, 2004 and for the year then ended included in this prospectus have been audited by Kaufman, Rossin & Co., an independent registered public accounting firm, as stated in their report appearing herein (which report includes an explanatory paragraph referring to the restatement of the 2004 consolidated financial statements), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-4 pursuant to the Securities Act of 1933, as amended, with the SEC. You can inspect and copy the reports and other information filed by us at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You can obtain copies of such material from the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549 at prescribed rates. You can call the SEC at 1-800-732-0330 for information regarding the operations of its Public Reference Room. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants (including us) that file periodically. None of the information filed with the SEC or on the Company's website is incorporated by reference into this prospectus and you should not rely on any such information in connection with this offering.

Index to Financial Statements

Page Numbers
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2006 (unaudited) and December 31, 2005	F-2
Condensed Consolidated Statements of Operations for the three months ended June 30, 2006 (unaudited) and 2005	F-3
Condensed Consolidated Statements of Operations for the six months ended June 30, 2006 (unaudited) and 2005	F-4
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2006 and 2005 (unaudited)	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6-19
Audited Financial Statements
Reports of Independent Registered Public Accounting Firms	F-20-21
Consolidated Balance Sheets as of December 31, 2005 and 2004 (Restated)	F-22
Consolidated Statements of Operations for the years ended December 31, 2005, 2004 and 2003 (Restated)	F-23
Consolidated Statements of Capital (Deficit) for the years ended December 31, 2005, 2004 (Restated) and 2003 (Restated)	F-24
Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003	F-25
Notes to Consolidated Financial Statements	F-26-55

NEFF RENTAL LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$134	$33
Accounts receivable, net of allowance for doubtful accounts of $1,059 in 2006 and $1,734 in 2005	47,262	44,573
Inventories	1,881	1,901
Rental equipment, net	344,640	278,760
Property and equipment, net	21,798	17,187
Goodwill	6,594	—
Prepaid expenses and other assets	17,917	17,931

Total assets	$440,226	$360,385

LIABILITIES AND CAPITAL DEFICIT
Liabilities
Accounts payable	$4,039	$10,382
Accrued expenses	37,445	27,235
Credit facility	191,177	128,935
11 1/4% second priority senior secured notes	245,000	245,000
13% senior subordinated notes, net of unamortized discount of $2,943 in 2006 and $3,067 in 2005	77,057	76,933

Total liabilities	554,718	488,485

Capital deficit
Members' deficit	(114,492)	(128,100)
Total capital deficit	(114,492)	(128,100)

Total liabilities and capital deficit	$440,226	$360,385

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NEFF RENTAL LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	For the Three Months Ended June 30,
	2006	2005
Revenues
Rental revenues	$70,636	$56,203
Equipment sales	9,383	9,725
Parts and service	3,807	3,118

Total revenues	83,826	69,046

Cost of revenues
Cost of equipment sold	6,631	7,370
Depreciation of rental equipment	14,942	11,630
Maintenance of rental equipment	18,542	17,838
Cost of parts and service	2,414	1,857

Total cost of revenues	42,529	38,695

Gross profit	41,297	30,351

Other operating expenses
Selling, general and administrative expenses	18,262	15,271
Other depreciation and amortization	1,517	1,320
Recapitalization expenses	—	21,276

Total other operating expenses	19,779	37,867

Income (loss) from operations	21,518	(7,516)

Other expenses
Interest expense	12,634	6,037
Amortization of debt issue costs	485	4,239
Loss on debt extinguishment	—	4,830

Total other expenses	13,119	15,106

Net income (loss)	$8,399	$(22,622)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NEFF RENTAL LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	For the Six Months Ended June 30,
	2006	2005
Revenues
Rental revenues	$132,512	$104,069
Equipment sales	21,376	20,652
Parts and service	7,598	6,112

Total revenues	161,486	130,833

Cost of revenues
Cost of equipment sold	15,293	15,657
Depreciation of rental equipment	28,897	22,554
Maintenance of rental equipment	35,901	35,410
Cost of parts and service	4,675	3,612

Total cost of revenues	84,766	77,233

Gross profit	76,720	53,600

Other operating expenses
Selling, general and administrative expenses	35,989	30,064
Other depreciation and amortization	2,886	2,611
Recapitalization expenses	—	21,276

Total other operating expenses	38,875	53,951

Income (loss) from operations	37,845	(351)

Other expenses
Interest expense	24,481	10,245
Amortization of debt issue costs	954	4,715
Loss on debt extinguishment	—	4,830

Total other expenses	25,435	19,790

Net income (loss)	$12,410	$(20,141)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NEFF RENTAL LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Six Months Ended June 30,
	2006	2005
Cash Flows from Operating Activities
Net income (loss)	$12,410	$(20,141)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	31,783	25,165
Amortization of debt issue costs	954	4,715
Gain on sale of equipment	(6,083)	(4,995)
Provision for bad debt	143	973
Stock compensation expense	1,198	—
Stock compensation expense related to redemption of stock options	—	17,951
Loss on debt extinguishment	—	4,830
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(1,604)	(1,267)
Inventories and other assets	(316)	(3,761)
Accounts payable and accrued expenses	1,463	(1,586)

Net cash provided by operating activities	39,948	21,884

Cash Flows from Investing Activities
Purchases of rental equipment	(99,275)	(71,862)
Proceeds from sale of equipment	21,376	20,652
Purchases of property and equipment	(7,175)	(4,490)
Cash paid in connection with acquisition, net of cash acquired	(16,567)	—

Net cash used in investing activities	(101,641)	(55,700)

Cash Flows from Financing Activities
Repayment under previously outstanding credit facility	—	(101,502)
Borrowings under credit facility	62,242	89,266
Repayment of term loan	—	(52,384)
Borrowings under bridge loan	—	245,000
Issuance of 13% senior subordinated notes	—	76,818
Redemption of 10 1/4% senior subordinated notes	—	(76,113)
Redemption of common and preferred stock	—	(203,362)
Redemption of stock options	—	(21,746)
Issuance of Class A common stock	—	97,250
Debt issue costs	(448)	(11,213)
Costs in connection with Recapitalization	—	(5,459)

Net cash provided by financing activities	61,794	36,555

Net increase in cash and cash equivalents	101	2,739
Cash and cash equivalents, beginning of period	33	81

Cash and cash equivalents, end of period	$134	$2,820

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NEFF RENTAL LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION

        Neff Rental LLC and its wholly-owned subsidiaries ("Neff" or the "Company") own and operate equipment rental locations throughout the southern and western regions of the United States. The Company also sells used equipment, parts and merchandise and provides ongoing repair and maintenance services. The Company is a wholly-owned subsidiary of its parent, Neff Corp.

        The accompanying unaudited condensed consolidated financial statements include the accounts of Neff and reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of financial results for the three and six months ended June 30, 2006 and 2005, in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial reporting. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2005 included elsewhere in this filing. The results of operations for the three and six months ended June 30, 2006 are not necessarily indicative of the results which may be reported for the year ending December 31, 2006.

        All intercompany transactions and balances have been eliminated in consolidation.

        On April 6, 2005, Neff Corp. announced that it and Iron Merger Sub, Inc. ("Iron"), an affiliate of Odyssey Investment Partners, LLC ("Odyssey"), had entered into a recapitalization agreement (the "Recapitalization Agreement") pursuant to which Iron would be merged with and into Neff Corp., with Neff Corp. surviving the merger. On June 3, 2005, after shareholder approval of the Recapitalization Agreement, Iron merged with and into Neff Corp. (the "Recapitalization") with Neff Corp. as the surviving entity and a majority-owned subsidiary of Iron Merger Partnership ("Holdings"). Substantially all of Neff Corp.'s stockholders and holders of options to purchase stock received cash in exchange for their shares or for the cancellation of their options. The Recapitalization was accounted for as a leveraged recapitalization with no change in the book basis of assets and liabilities.

        In July 2005, Neff Corp. announced a change in its corporate organization and created Neff Rental LLC, a 100% owned subsidiary of Neff Corp., and Neff Finance Corp. ("Neff Finance"), a 100% owned subsidiary of Neff Rental LLC. Neff Finance was created solely to serve as a corporate co-obligor of Neff Rental LLC and has nominal assets.

        On July 8, 2005, Neff Corp. transferred substantially all of its assets (including all of the capital stock of the operating subsidiary Neff Rental, Inc.) and substantially all of its obligations (including its obligations under its guarantee of a credit facility, Bridge Loan and 13% Notes) to Neff Rental LLC (the "Transfer"). Contemporaneously, Neff Finance became the co-obligor of all of Neff Rental LLC's obligations. The Transfer resulted in a continuation of the existing operations with no change in the book basis of assets and liabilities.

        For tax periods prior to July 8, 2005, Neff Corp. had significant net operating losses for which there was a valuation allowance recorded. During the periods Neff Corp. had book income, the valuation allowance was released up to the amount of total tax expense that would have been recorded without the release of the valuation allowance resulting in a zero tax provision. Effective July 8, 2005, as a limited liability company with a single owner that has not elected to be taxed as a corporation, the Company is treated as a disregarded entity for federal and state income tax reporting purposes. As a disregarded entity, the Company is not subject to income taxes. Rather, the Company's income tax basis and results of operations flow through and are included in the tax return of its sole member, Neff Corp. and income taxes are allocated to the Company on a separate return basis. No tax provision was recorded for the three and six months ending June 30, 2006 as Neff Corp. has sufficient net operating loss carryforwards and accordingly decreased the tax asset valuation allowance.

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company considers critical accounting policies to be those that require more significant judgments and estimates in the preparation of the unaudited condensed consolidated financial statements including the valuation of rental equipment and other long-lived assets, the valuation of accounts receivable, and the valuation of deferred tax assets. Management relies on historical experience and other assumptions believed to be reasonable under the circumstances in making its judgments and estimates. Actual results could differ from those estimates.

Recognition of Revenue

        The Company recognizes revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred, (iii) the price is fixed or determinable, and (iv) collectability is probable.

        Rental revenues in the unaudited condensed consolidated statement of operations include revenue earned on equipment rentals and rental equipment pick-up and delivery fees. Revenue earned on equipment rentals are recognized as earned over the contract period which may be daily, weekly or monthly. Revenue earned on rental equipment pick-up and delivery fees are recognized at the time the services are provided.

        Revenue from the sale of equipment and parts are recognized at the time of delivery to, or pick-up by, the customer and when all obligations under the sales contract have been fulfilled. Service revenues are recognized at the time the services are provided.

Cash Equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Stock-based Compensation

        Effective June 3, 2005, Neff Corp.'s Board of Directors approved the 2005 Stock Option Plan (the "2005 Plan"). The 2005 Plan authorized the grant of options to award up to 1,433,000 shares of Neff Corp.'s common stock to employees, employees of subsidiaries, consultants, or independent members of Neff Corp.'s Board of Directors. Options granted may be Incentive Stock Options ("ISOs") or nonqualified stock options; the options cannot be granted at exercise prices below estimated fair market value at the date of the grant and are exercisable over periods not in excess of 10 years. Payment of the exercise price may be made in the form of cash or, with the consent of the Stock Option Committee, in the form of mature shares or, except for ISOs, in a cashless manner.

        In connection with the Recapitalization, the majority of the options to acquire shares of Neff Corp. stock then outstanding were reacquired and retired by Neff Corp. Following the Recapitalization, previously outstanding and fully vested options of 410,800 of Neff Corp.'s common shares remain outstanding (the "Rollover Options"), exercisable at $0.09 per share, expiring in 2013. The weighted average exercise price and the weighted average remaining contractual life of options outstanding for the Rollover Options as of June 30, 2006 is $0.09 and 7 years, respectively. The aggregate intrinsic value of Rollover Options outstanding and exercisable as of June 30, 2006 is $21.3 million.

        Effective June 3, 2005, Neff Corp. granted options to certain members of Neff Corp.'s management (whose employment was assigned to the Company in connection with the Transfer) to acquire 1,414,306 shares of Neff Corp.'s common stock (the "2005 Options"), exercisable at $8.214 per share (estimated fair market value at the date of the grant), with 530,364 vesting ratably on December 31, 2005 through December 31, 2008, with the balance vesting in 2013, each subject to accelerated vesting upon achievement of certain earnings based targets. As of December 31, 2005, 353,577 of the 2005 Options had vested. For the six months ended June 30, 2006, Neff Corp. has estimated that an additional 176,788 of the 2005 Options are expected to vest.

        Effective May 22, 2006, Neff granted additional options to certain members of Neff Corp.'s management to acquire 8,580 shares of Neff Corp's common stock (the "2006 Options"), exercisable at $52.02 per share (estimated fair market value at the date of the grant), with 2,145 vesting ratably on December 31, 2006 through December 31, 2009, with the balance vesting in 2014, each subject to the accelerated vesting upon achievement of certain earnings based targets. For the six months ended June 30, 2006, Neff Corp. has estimated that 307 of the 2006 options are expected to vest.

        The weighted average exercise price and the weighted average remaining contractual life of options outstanding under the 2005 Plan as of June 30, 2006 is $8.47 and 9 years, respectively. The aggregate intrinsic value of vested and expected to vest options outstanding and exercisable under the 2005 Plan as of June 30, 2006 is $23.2 million and $15.5 million, respectively. As of June 30, 2006, Neff Corp. has 1,833,686 options outstanding. None of the Rollover Options or 2005 Plan options have been exercised or forfeited.

        As of June 30, 2006 and December 31, 2005, the total compensation cost related to nonvested awards not yet recognized totaled approximately $6.0 million and $7.2 million, respectively; that cost is expected to be recognized over a period of 2.5 years and 3 years, respectively.

        Prior to January 1, 2006, Neff Corp. accounted for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations. Under APB 25, no compensation expense was recognized for stock option grants if the exercise price of Neff Corp.'s stock option grants was at or above the fair market value of the underlying stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123-R, "Share-Based Payment" ("SFAS 123-R") using the modified-prospective transition method. Under this transition method, compensation cost recognized in the first quarter of 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value used for pro forma disclosures and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123-R. Results for prior periods have not been restated.

        As a result of adopting SFAS 123-R, the Company's net income for the six months ended June 30, 2006, was approximately $1.2 million lower than if it had continued to account for share-based compensation under APB 25. Prior to January 1, 2006, the Company had adopted the pro forma disclosure features of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure."

        The following table illustrates the effect on net income if the company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation (in thousands):

	For the Three Months Ended June 30, 2005	For the Six Months Ended June 30, 2005
Net loss as reported	$(22,622)	$(20,141)
Add: Stock compensation expense recognized	17,951	17,951
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(19,151)	(19,151)

Pro forma net loss	$(23,822)	$(21,341)

        The fair value of options granted in 2005 and 2006 were estimated using the Black-Scholes multiple option model where each vesting increment is treated as a separate option with its own fair value. The following weighted average assumptions were used for 2005, expected life of 10 years, interest rate of 4.5%, volatility of 75%, no expected dividends. The estimated per option fair value for options granted in 2005 was $6.69. The following weighted average assumptions were used for 2006, expected life of 6 years, interest rate of 4.8%, volatility of 43%, no expected dividends. The estimated per option fair value for options granted in 2006 was $20.55.

Segment Reporting

        The Company's operations consist of the rental and sale of equipment, and parts and services in five geographical operating segments. Each of the Company's regions have been aggregated into one reportable segment because they offer similar products and services in similar markets and have similar economic characteristics. The Company operates primarily in the United States and had minimal international sales for any of the periods presented. No single customer accounted for more than 10% of the Company's total revenues in any of the periods presented.

Fair Value of Financial Instruments

        The fair market value of financial instruments held by the Company are based on a variety of factors and assumptions and may not necessarily be representative of the actual gains or losses that will be realized in the future and do not include expenses that could be incurred in an actual sale or settlement of such financial instruments.

New Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29" ("SFAS 153"). The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions" ("APB 29"), is based on the principle that exchanges of nonmonetary assets should be measured based on the fair values of the assets exchanged. The guidance in APB 29, however, included certain exceptions to that principle. This statement amends APB 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary exchanges occurring during fiscal years beginning after June 15, 2005. The Company is currently assessing the impact, if any, that SFAS 153 will have on the results of operations, financial position or cash flows.

NOTE 2—SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	For the Six Months Ended June 30,
	2006	2005
	(in thousands)
Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$20,096	$8,666

Cash paid for rental equipment additions:
Total fleet additions	$100,981	$77,895
Less amounts included in accounts payable and accrued expenses at June 30,	(5,251)	(9,466)
Add amounts included in accounts payable and accrued expenses at December 31 of prior year	3,545	3,433

Cash payments made for rental equipment additions	$99,275	$71,862

NOTE 3—ACQUISITION

        On May 18, 2006, the Company acquired River City Connections, Inc., a rental equipment business with two locations in Sacramento, California, for $16.8 million in cash. The purchase was funded through borrowings on its Credit Facility. The acquired company was immediately merged with and into Valley Rents and Ready Mix, Inc., a Delaware corporation, which remained as the surviving entity and a wholly-owned subsidiary of Neff Rental, Inc. Valley Rents and Ready Mix, Inc. subsequently became a co-guarantor of the Company's Credit Facility, 11 1/4% Notes and 13% Notes.

        The purchase price of $16.8 million was allocated to the assets acquired, mainly rental equipment, and liabilities assumed based on their estimated fair values at the date of acquisition. The excess purchase price over the fair values of assets acquired and liabilities assumed of $6.6 million was allocated to goodwill. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill is no longer amortized, but is tested at least annually for impairment. The allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in these unaudited condensed consolidated financial statements is preliminary until the Company obtains final information regarding their fair values.

        The results of operations of the acquired business have been included in the Company's consolidated statements of operations since the acquisition date and did not have a material impact on the Company's results of operations. The pro forma results of operations, assuming the acquisition took place at the beginning of the periods presented, were not significantly different from the Company's reported results of operations.

NOTE 4—SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        On July 8, 2005, Neff Rental LLC and its subsidiaries issued their 11 1/4% Notes, due 2012 and assumed the obligations of Neff Corp. as issuer of the 13% Notes, due 2013 (collectively, the "Securities"). Neff Finance Corp. is a co-issuer of the Securities and Neff Rental, Inc. is a guarantor of the Securities. Both Neff Finance Corp. and Neff Rental, Inc. are direct, 100% owned subsidiaries of Neff Rental LLC. The obligations of Neff Finance Corp. and Neff Rental, Inc. in respect of the Securities are full and unconditional. The obligations of Neff Finance Corp. are joint and several with Neff Rental LLC, and the obligations of Neff Rental, Inc. are joint and several with all future guarantors in respect of the Securities.

        The Company conducts substantially all of its business through, and derives all of its income from, its operating subsidiary, Neff Rental, Inc. Therefore, the Company's ability to make required principal and interest payments with respect to its indebtedness depends on the earnings of its subsidiaries and its ability to receive funds from its subsidiaries through dividend and other payments. Neff Rental, Inc. is subject to various financial and restrictive covenants under its Credit Facility that limit its ability to distribute cash to Neff Rental LLC. However, the Credit Facility expressly allows distributions of cash in connection with regularly scheduled payments of principal and interest and certain other amounts in respect of the Securities.

        Neff Finance Corp. has no assets, operations, revenues or cash flows other than those related to the issuance, administration and repayment of the Securities. Its only assets are its nominal capitalization of $1.00, and thus, the Company has not presented separate financial statements and other disclosures concerning Neff Finance Corp.

        In accordance with criteria established under Rule 3-10(f) of Regulation S-X under the Act, the following tables present condensed unaudited consolidating financial information of (a) Neff Corp., in its capacity as predecessor to Neff Rental LLC, a co-issuer of the Securities (collectively, the "Parent") and (b) Neff Rental, Inc. (the "Guarantor Subsidiary"), in its capacity as guarantor of the Securities:

SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET
AS OF JUNE 30, 2006
(in thousands)

	Guarantor Subsidiary	Parent	Eliminations	Condensed Consolidated
ASSETS
Cash and cash equivalents	$134	$—	$—	$134
Accounts receivable, net	47,262	—	—	47,262
Inventories	1,881	—	—	1,881
Rental equipment, net	344,640	—	—	344,640
Property and equipment, net	21,798	—	—	21,798
(Due to) from affiliates	(240,406)	240,406	—	—
Goodwill	6,594	—	—	6,594
Prepaid expenses and other assets	8,326	(31,155)	40,746	17,917

Total assets	$190,229	$209,251	$40,746	$440,226

LIABILITIES AND CAPITAL DEFICIT
Liabilities
Accounts payable	$4,039	$—	$—	$4,039
Accrued expenses	35,759	1,686	—	37,445
Credit facility	191,177	—	—	191,177
11 1/4% second priority senior secured notes	—	245,000	—	245,000
13% senior subordinated notes	—	77,057	—	77,057

Total liabilities	230,975	323,743	—	554,718

Capital deficit
Members' deficit	—	(114,492)	—	(114,492)
Additional paid-in capital	35,646	—	(35,646)	—
Accumulated deficit	(76,392)	—	76,392	—

Total capital deficit	(40,746)	(114,492)	40,746	(114,492)

Total liabilities and capital deficit	$190,229	$209,251	$40,746	$440,226

SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2005
(in thousands)

	Guarantor Subsidiary	Parent	Eliminations	Condensed Consolidated
ASSETS
Cash and cash equivalents	$33	$—	$—	$33
Accounts receivable, net	44,573	—	—	44,573
Inventories	1,901	—	—	1,901
Rental equipment, net	278,760	—	—	278,760
Property and equipment, net	17,187	—	—	17,187
(Due to) from affiliates	(259,836)	259,836	—	—
Prepaid expenses and other assets	8,260	(64,316)	73,987	17,931

Total assets	$90,878	$195,520	$73,987	$360,385

LIABILITIES AND CAPITAL DEFICIT
Liabilities
Accounts payable	$10,382	$—	$—	$10,382
Accrued expenses	25,548	1,687	—	27,235
Credit facility	128,935	—	—	128,935
11 1/4% second priority senior secured notes	—	245,000	—	245,000
13% senior subordinated notes	—	76,933	—	76,933

Total liabilities	164,865	323,620	—	488,485

Capital deficit
Members' deficit	—	(128,100)	—	(128,100)
Additional paid-in capital	34,448	—	(34,448)	—
Accumulated deficit	(108,435)	—	108,435	—

Total capital deficit	(73,987)	(128,100)	73,987	(128,100)

Total liabilities and capital deficit	$90,878	$195,520	$73,987	$360,385

SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2006
(in thousands)

	Guarantor Subsidiary	Parent	Eliminations	Condensed Consolidated
Revenues
Rental revenues	$70,636	$—	$—	$70,636
Equipment sales	9,383	—	—	9,383
Parts and service	3,807	—	—	3,807

Total revenues	83,826	—	—	83,826

Cost of revenues
Cost of equipment sold	6,631	—	—	6,631
Depreciation of rental equipment	14,942	—	—	14,942
Maintenance of rental equipment	18,542	—	—	18,542
Costs of parts and service	2,414	—	—	2,414

Total cost of revenues	42,529	—	—	42,529

Gross profit	41,297	—	—	41,297

Other operating expenses
Selling, general and administrative expenses	18,262	—	—	18,262
Other depreciation and amortization	1,517	—	—	1,517

Total other operating expenses	19,779	—	—	19,779

Income from operations	21,518	—	—	21,518

Other expenses
Interest expense	3,081	9,553	—	12,634
Amortization of debt issue costs	215	270	—	485

Total other expenses	3,296	9,823	—	13,119

Net income (loss)	$18,222	$(9,823)	$—	$8,399

SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2005
(in thousands)

	Guarantor Subsidiary	Parent	Eliminations	Condensed Consolidated
Revenues
Rental revenues	$56,203	$—	$—	$56,203
Equipment sales	9,725	—	—	9,725
Parts and service	3,118	—	—	3,118

Total revenues	69,046	—	—	69,046

Cost of revenues
Cost of equipment sold	7,370	—	—	7,370
Depreciation of rental equipment	11,630	—	—	11,630
Maintenance of rental equipment	17,838	—	—	17,838
Costs of parts and service	1,857	—	—	1,857

Total cost of revenues	38,695	—	—	38,695

Gross profit	30,351	—	—	30,351

Other operating expenses
Selling, general and administrative expenses.	15,271	—	—	15,271
Other depreciation and amortization	1,320	—	—	1,320
Recapitalization expenses	21,276	—	—	21,276

Total other operating expenses	37,867	—	—	37,867

Loss from operations	(7,516)	—	—	(7,516)

Other expenses
Interest expense	3,987	2,050	—	6,037
Amortization of debt issue costs	334	3,905	—	4,239
Loss on debt extinguishment	842	3,988	—	4,830

Total other expenses	5,163	9,943	—	15,106

Net loss	$(12,679)	$(9,943)	$—	$(22,622)

SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2006
(in thousands)

	Guarantor Subsidiary	Parent	Eliminations	Condensed Consolidated
Revenues
Rental revenues	$132,512	$—	$—	$132,512
Equipment sales	21,376	—	—	21,376
Parts and service	7,598	—	—	7,598

Total revenues	161,486	—	—	161,486

Cost of revenues
Cost of equipment sold	15,293	—	—	15,293
Depreciation of rental equipment	28,897	—	—	28,897
Maintenance of rental equipment	35,901	—	—	35,901
Costs of parts and service	4,675	—	—	4,675

Total cost of revenues	84,766	—	—	84,766

Gross profit	76,720	—	—	76,720

Other operating expenses
Selling, general and administrative expenses	35,989	—	—	35,989
Other depreciation and amortization	2,886	—	—	2,886

Total other operating expenses	38,875	—	—	38,875

Income from operations	37,845	—	—	37,845

Other expenses
Interest expense	5,376	19,105	—	24,481
Amortization of debt issue costs	426	528	—	954

Total other expenses	5,802	19,633	—	25,435

Net income (loss)	$32,043	$(19,633)	$—	$12,410

SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2005
(in thousands)

	Guarantor Subsidiary	Parent	Eliminations	Condensed Consolidated
Revenues
Rental revenues	$104,069	$—	$—	$104,069
Equipment sales	20,652	—	—	20,652
Parts and service	6,112	—	—	6,112

Total revenues	130,833	—	—	130,833

Cost of revenues
Cost of equipment sold	15,657	—	—	15,657
Depreciation of rental equipment	22,554	—	—	22,554
Maintenance of rental equipment	35,410	—	—	35,410
Costs of parts and service	3,612	—	—	3,612

Total cost of revenues	77,233	—	—	77,233

Gross profit	53,600	—	—	53,600

Other operating expenses
Selling, general and administrative expenses	30,064	—	—	30,064
Other depreciation and amortization	2,611	—	—	2,611
Recapitalization expenses	21,276	—	—	21,276

Total other operating expenses	53,951	—	—	53,951

Loss from operations	(351)	—	—	(351)

Other expenses
Interest expense	5,274	4,971	—	10,245
Amortization of debt issue costs	661	4,054	—	4,715
Loss on debt extinguishment	842	3,988	—	4,830

Total other expenses	6,777	13,013	—	19,790

Net loss	$(7,128)	$(13,013)	$—	$(20,141)

SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2006
(in thousands)

	Guarantor Subsidiary	Parent	Eliminations	Condensed Consolidated
Cash Flows from Operating Activities
Net income (loss)	$32,042	$(19,632)	$—	$12,410
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	31,783	—	—	31,783
Amortization of debt issue costs	426	528	—	954
Gain on sale of equipment	(6,083)	—	—	(6,083)
Provision for bad debt	143	—	—	143
Stock compensation expense	1,198	—	—	1,198
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(1,604)	—	—	(1,604)
Inventories and other assets	(438)	122	—	(316)
Accounts payable and accrued expenses	1,463	—	—	1,463

Net cash provided by (used in) operating activities	58,930	(18,982)	—	39,948

Cash Flows from Investing Activities
Purchases of rental equipment	(99,275)	—	—	(99,275)
Proceeds from sale of equipment	21,376	—	—	21,376
Purchases of property and equipment	(7,175)	—	—	(7,175)
Cash paid in connection with acquisition, net of cash acquired	(16,567)	—	—	(16,567)

Net cash used in investing activities	(101,641)	—	—	(101,641)

Cash Flows from Financing Activities
Borrowings under credit facility	62,242	—	—	62,242
Debt issue costs	—	(448)	—	(448)
Due to (from) affiliates	(19,430)	19,430	—	—

Net cash provided by financing activities	42,812	18,982	—	61,794

Net increase in cash and cash equivalents	101	—	—	101
Cash and cash equivalents, beginning of period	33	—	—	33

Cash and cash equivalents, end of period	$134	$—	$—	$134

SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2005
(in thousands)

	Guarantor Subsidiary	Parent	Eliminations	Condensed Consolidated
Cash Flows from Operating Activities
Net loss	$(7,128)	$(13,013)	$—	$(20,141)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	25,165	—	—	25,165
Amortization of debt issue costs	661	4,054	—	4,715
Gain on sale of equipment	(4,995)	—	—	(4,995)
Provision for bad debt	973	—	—	973
Stock compensation expense related to redemption of stock options	17,951	—	—	17,951
Loss on debt extinguishment	842	3,988	—	4,830
Changes in operating assets and liabilities:
Accounts receivable	(1,267)	—	—	(1,267)
Inventories and other assets	(3,761)	—	—	(3,761)
Accounts payable and accrued expenses	(1,156)	(430)	—	(1,586)

Net cash provided by (used in) operating activities	27,285	(5,401)	—	21,884

Cash Flows from Investing Activities
Purchases of rental equipment	(71,862)	—	—	(71,862)
Proceeds from sale of equipment	20,652	—	—	20,652
Purchases of property and equipment	(4,490)	—	—	(4,490)

Net cash used in investing activities	(55,700)	—	—	(55,700)

Cash Flows from Financing Activities
Repayment under credit facility	(101,502)	—	—	(101,502)
Borrowings under new credit facility	89,266	—	—	89,266
Repayment of term loan	—	(52,384)	—	(52,384)
Borrowings under bridge loan	—	245,000	—	245,000
Issuance of 13% senior subordinated notes	—	76,818	—	76,818
Redemption of 10 1/4% senior subordinated notes	—	(76,113)	—	(76,113)
Redemption of common and preferred stock	—	(203,362)	—	(203,362)
Redemption of stock options	—	(21,746)	—	(21,746)
Issuance of Class A common stock	—	97,250	—	97,250
Debt issue costs	—	(11,213)	—	(11,213)
Costs in connection with Recapitalization	—	(5,459)	—	(5,459)
Due to (from) affiliates	43,390	(43,390)	—	—

Net cash provided by financing activities	31,154	5,401	—	36,555

Net increase in cash and cash equivalents	2,739	—	—	2,739
Cash and cash equivalents, beginning of period	81	—	—	81

Cash and cash equivalents, end of period	$2,820	$—	$—	$2,820

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
Neff Rental LLC:

        We have audited the accompanying consolidated balance sheet of Neff Rental LLC and subsidiaries (the "Company") as of December 31, 2005, and the related consolidated statements of operations, capital (deficit) and cash flows for the year then ended. We have also audited the Company's consolidated statements of operations, capital (deficit) and cash flows for the year ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company as of December 31, 2004 and for the year then ended, were audited by other auditors whose report, dated March 9, 2005 (except for the restated amounts as of and for the year ended December 31, 2004 in Note 13, as to which the date is May 10, 2006 and the 2004 condensed consolidating financial information included in Note 15, as to which the date is January 3, 2006, except for the restated condensed consolidating financial information as of December 31, 2004, as to which the date is May 10, 2006), expressed an unqualified opinion on those statements and included an explanatory paragraph for the restatement of the 2004 consolidated financial statements.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Neff Rental LLC and subsidiaries at December 31, 2005 and the results of their operations and their cash flows for the years ended December 31, 2005 and December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 13, the accompanying 2003 consolidated financial statements have been restated.

        As discussed in Note 1 to the consolidated financial statements, during 2005, the Company completed a leveraged recapitalization and corporate reorganization.

/s/ Deloitte & Touche LLP
Certified Public Accountants

Miami, Florida
May 11, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Neff Corp.

        We have audited the accompanying consolidated balance sheet of Neff Corp. (predecessor to Neff Rental LLC) and subsidiary (the "Company"), as of December 31, 2004, and the related consolidated statements of operations, capital (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Neff Corp. (predecessor to Neff Rental LLC) and subsidiary at December 31, 2004 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 13, the accompanying 2004 consolidated financial statements have been restated.

/s/ Kaufman, Rossin & Co., P.A.
Certified Public Accountants

Miami, Florida
March 9, 2005, except for the restated amounts as of and for the year ended December 31, 2004 in Note 13, as to which the date is May 10, 2006 and the 2004 condensed consolidating financial information included in Note 15, as to which the date is January 3, 2006, except for the restated condensed consolidating financial information as of December 31, 2004, as to which the date is May 10, 2006.

NEFF RENTAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31, 2005	December 31, 2004
		(As Restated, See Note 13)
ASSETS
Cash and cash equivalents	$33	$81
Accounts receivable, net of allowance for doubtful accounts of $1,734 in 2005 and $1,371 in 2004	44,573	37,596
Inventories	1,901	1,719
Rental equipment, net	278,760	201,073
Property and equipment, net	17,187	14,823
Prepaid expenses and other assets	17,931	6,502

Total assets	$360,385	$261,794

LIABILITIES AND CAPITAL (DEFICIT)
Liabilities
Accounts payable	$10,382	$17,025
Accrued expenses	27,235	15,821
Credit facility	128,935	101,502
11 1/4% second priority senior secured notes	245,000	—
13% senior subordinated notes, net of unamortized discount of $3,067	76,933	—
10 1/4% senior subordinated notes	—	74,756
Term loan	—	52,384

Total liabilities	488,485	261,488

Commitments and contingencies (notes 5, 10 and 11)
Capital (deficit)
Members' deficit	(128,100)	—
Class A Common Stock; $.01 par value; 100,000 shares authorized; 16,565 shares issued and outstanding in 2004	—	166
Class B Special Common Stock; $.01 par value; liquidation preference $11.67; 20,000 shares authorized; 5,100 shares issued and outstanding in 2004	—	51
Series A Convertible Preferred Stock; $.01 par value; 500 shares authorized; 100 shares issued and outstanding in 2004	—	1
Additional paid-in capital	—	135,406
Accumulated deficit	—	(135,318)

Total capital (deficit)	(128,100)	306

Total liabilities and capital (deficit)	$360,385	$261,794

The accompanying notes are an integral part of these consolidated financial statements.

NEFF RENTAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	For the Years Ended December 31,
	2005	2004	2003
			(As Restated, See Note 13)
Revenues
Rental revenues	$229,802	$192,880	$172,745
Equipment sales	36,360	42,750	23,375
Parts and service	13,461	12,058	11,228

Total revenues	279,623	247,688	207,348

Cost of revenues
Cost of equipment sold	26,867	35,890	19,908
Depreciation of rental equipment	47,962	41,739	41,651
Maintenance of rental equipment	70,653	74,266	68,904
Cost of parts and service	8,093	7,236	6,664

Total cost of revenues	153,575	159,131	137,127

Gross profit	126,048	88,557	70,221

Other operating expenses
Selling, general and administrative expenses	67,871	58,403	55,456
Other depreciation and amortization	5,456	5,936	6,222
Recapitalization expenses	21,276	—	—

Total other operating expenses	94,603	64,339	61,678

Income from operations	31,445	24,218	8,543

Other (income) expenses
Interest expense	32,963	17,313	20,504
Adjustment to gain on sale of business	—	(1,074)	—
Amortization of debt issue costs	6,692	1,950	2,659
Loss (gain) on debt extinguishment	4,830	—	(35,026)

Total other (income) expenses	44,485	18,189	(11,863)

Net income (loss)	$(13,040)	$6,029	$20,406

The accompanying notes are an integral part of these consolidated financial statements.

NEFF RENTAL LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CAPITAL (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003
(in thousands)

	Common Stock Class A		Common Stock Class B		Common Stock New Class A		Series A Preferred Convertible Stock
									Additional Paid-in Capital	Accumulated Deficit	Members' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount				Total
BALANCE—December 31, 2002 (As Restated, See Note 13)	16,065	$161	5,100	$51	—	$—	—	$—	$135,357	$(161,753)	$—	$(26,184)
Stock granted to an officer	500	5	—	—	—	—	—	—	40	—	—	45
Net income	—	—	—	—	—	—	—	—	—	20,406	—	20,406

BALANCE—December 31, 2003 (As Restated, See Note 13)	16,565	166	5,100	51	—	—	—	—	135,397	(141,347)	—	(5,733)
Net income	—	—	—	—	—	—	—	—	—	6,029	—	6,029
Issuance of Series A Convertible Preferred Stock	—	—	—	—	—	—	100	1	9	—	—	10

BALANCE—December 31, 2004 (As Restated, See Note 13)	16,565	166	5,100	51	—	—	100	1	135,406	(135,318)	—	306
Repurchase of shares in connection with Recapitalization	(15,269)	(152)	(5,100)	(51)	—	—	(100)	(1)	(218,550)	—	—	(218,754)
Issuance of new Class A common stock in connection with Recapitalization	—	—	—	—	11,840	119	—	—	97,131	—	—	97,250
Costs in connection with Recapitalization	—	—	—	—	—	—	—	—	(5,459)	—	—	(5,459)
Conversion of Class A common stock for new Class A Common stock and rollover of management held stock options in connection with Recapitalization	(639)	(7)	—	—	639	7	—	—	8,617	—	—	8,617
Contribution to equity by selling shareholders	—	—	—	—	—	—	—	—	6,775	—	—	6,775
Exercise of stock options by former officer of the Company and repurchase of shares in connection with Recapitalization	(657)	(7)	—	—	—	—	—	—	(3,788)	—	—	(3,795)
Corporate reorganization	—	—	—	—	(12,479)	(126)	—	—	(20,132)	135,318	(115,060)	—
Net loss	—	—	—	—	—	—	—	—	—	—	(13,040)	(13,040)

BALANCE—December 31, 2005	—	$—	—	$—	—	$—	—	$—	$—	$—	$(128,100)	$(128,100)

The accompanying notes are an integral part of these consolidated financial statements.

NEFF RENTAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years ended December 31,
	2005	2004	2003
Cash Flows from Operating Activities
Net income (loss)	$(13,040)	$6,029	$20,406
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	53,418	47,675	47,873
Amortization of debt issue costs	6,692	1,950	2,659
Gain on sale of equipment	(9,493)	(6,860)	(3,467)
Loss (gain) on debt extinguishment	4,830	—	(35,026)
Adjustment to gain on sale of business	—	(1,074)	—
Provision for bad debt	2,484	1,766	1,655
Paid-in-kind interest on term loan	—	1,952	2,717
Stock granted to officer	—	—	45
Stock compensation expense related to redemption of stock options	17,951	—	—
Provision for hurricane losses	750	—	—
Changes in operating assets and liabilities
Accounts receivable	(9,461)	(4,476)	(6,561)
Inventories and other assets	(2,984)	801	2,183
Accounts payable and accrued expenses	4,659	12,104	(6,747)

Net cash provided by operating activities	55,806	59,867	25,737

Cash Flows from Investing Activities
Purchases of rental equipment	(152,305)	(92,331)	(26,826)
Proceeds from sale of equipment	36,360	42,750	23,375
Purchases of property and equipment	(7,819)	(5,694)	(4,066)
Insurance proceeds for hurricane losses	300	—	—

Net cash used in investing activities	(123,464)	(55,275)	(7,517)

Cash Flows from Financing Activities
Repayment under previously outstanding credit facility	(101,502)	(3,699)	(21,359)
Borrowings under credit facility	128,935	—	—
Borrowings under term loan	—	—	47,715
Repayment of term loan	(52,384)	—	—
Borrowings under bridge loan	245,000	—	—
Repayment of bridge loan	(245,000)	—	—
Issuance of 11 1/4% second priority senior secured notes	245,000	—	—
Issuance of 13% senior subordinated notes	76,818	—	—
Redemption of 10 1/4% senior subordinated notes	(76,113)	—	(44,055)
Redemption of common and preferred stock	(203,362)	—	—
Redemption of stock options	(21,746)	—	—
Issuance of new Class A common stock	97,250	—	—
Issuance of Series A convertible preferred stock	—	10	—
Debt issue costs	(19,827)	(922)	(453)
Costs in connection with Recapitalization	(5,459)	—	—

Net cash provided by (used in) financing activities	67,610	(4,611)	(18,152)

Net (decrease) increase in cash and cash equivalents	(48)	(19)	68
Cash and cash equivalents, beginning of year	81	100	32

Cash and cash equivalents, end of year	$33	$81	$100

The accompanying notes are an integral part of these consolidated financial statements.

NEFF RENTAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005, 2004 and 2003

NOTE 1—GENERAL

Description of Business

        Neff Rental LLC and its wholly-owned subsidiaries ("Neff" or the "Company") own and operate equipment rental locations throughout the southern and western regions of the United States. The Company also sells used equipment, parts and merchandise and provides ongoing repair and maintenance services. The Company is a wholly-owned subsidiary of its parent, Neff Corp.

Basis of Presentation

        On April 6, 2005, Neff Corp., the parent company of the Company, announced that it and Iron Merger Sub, Inc. ("Iron"), an affiliate of Odyssey Investment Partners, LLC ("Odyssey"), had entered into a recapitalization agreement (the "Recapitalization Agreement") pursuant to which Iron would be merged with and into Neff Corp., with Neff Corp. surviving the merger. On June 3, 2005, after shareholder approval of the Recapitalization Agreement, Iron merged with and into Neff Corp. (the "Recapitalization") with Neff Corp. as the surviving entity and a majority-owned subsidiary of Iron Merger Partnership ("Holdings"). Substantially all of Neff Corp.'s stockholders and holders of options to purchase stock received cash in exchange for their shares or for the cancellation of their options.

        In connection with the Recapitalization, Holdings and certain co-investors contributed $97.3 million in cash to Neff Corp.'s equity capital. The net merger consideration paid to the selling shareholders and option holders was $225.1 million, net of contributions to equity by the selling shareholders of $6.8 million related to the Recapitalization and $8.6 million of retained equity described below, which reduced the consideration paid to the selling shareholders and option holders. The Company also recorded approximately $21.3 million as recapitalization expenses in connection with the Recapitalization, consisting of $17.9 million of stock compensation expense related to the in-the-money value of stock options repurchased and $3.4 million of payroll compensation expense. The stock compensation expense of $17.9 million represented the excess of the fair value of the underlying common stock of $8.21 per share based on the amount paid to option holders in connection with the Recapitalization over the exercise price of the options purchased. Certain members of management retained a portion of Neff Corp. equity (in the form of common stock and options) held by them before the Recapitalization with an aggregate value of $8.6 million, and they did not receive consideration in the Recapitalization with respect to the equity retained. Following the Recapitalization, Holdings and certain co-investors owned 94.9% of Neff Corp.'s common stock and Neff Corp.'s CEO owned 5.1% of Neff Corp.'s common stock. In connection with the Recapitalization, 20.0 million shares of Neff Corp. new Class A common stock and 1.0 million shares of Preferred Stock were authorized of which 12.5 million and zero shares were issued, respectively. The Recapitalization was accounted for as a leveraged recapitalization with no change in the book basis of assets and liabilities.

        The following tables present a reconciliation of the merger consideration paid to selling shareholders and option holders in connection with the Recapitalization to amounts recorded as changes in additional paid in capital in the accompanying statements of capital (deficit) and to amounts recorded in the accompanying statements of cash flows for the year ended December 31, 2005:

For the Year Ended December 31, 2005
(in millions)
Reconciliation of changes in additional paid in capital to net consideration paid to shareholders and option holders:
Repurchase of shares	$218.8
Stock compensation expense related to redemption of stock options	17.9
Exercise of stock options by former officer of Neff Corp. and repurchase of shares	3.8

Total purchase price	240.5

Contributions to equity by selling shareholders	(6.8)
Equity retained by certain members of management	(8.6)

Merger consideration paid to shareholders and option holders	$225.1

Reconciliation of cash flows to net consideration paid to shareholders and option holders:
Repurchase of common and preferred stock	$203.4
Redemption of stock options	21.7

Merger consideration paid to shareholders and option holders	$225.1

        The merger consideration and repayment of previously outstanding indebtedness was funded with the investment by Holdings and certain co-investors of $97.3 million in the common equity capital of Neff Corp., borrowings by Neff Corp. of $78.7 million under a new senior secured credit facility, borrowings by Neff Corp. of $245.0 million under a new senior unsecured bridge loan (the "Bridge Loan") and the issuance by Neff Corp. of $80.0 million in aggregate principal amount of its 13% senior subordinated notes due 2013 (the "13% Notes"). The Bridge Loan comprised temporary financing to facilitate the Recapitalization and was repaid in full on July 8, 2005.

        Costs and fees totaling $18.8 million were incurred by Neff Corp. in conjunction with the Recapitalization for direct transaction costs and financing fees. Neff Corp. recorded $11.2 million of those costs as deferred debt costs during 2005 (of which $5.0 million related to the Bridge Loan), $5.5 million of those costs as a cost of capital (charged to additional paid-in-capital), and the remaining $2.1 million was expensed by Neff Corp. during June 2005.

        In July 2005, Neff Corp. announced a change in its corporate organization and created Neff Rental LLC, a 100% owned subsidiary of Neff Corp., and Neff Finance Corp. ("Neff Finance"), a 100% owned subsidiary of Neff Rental LLC. Neff Finance was created solely to serve as a corporate co-obligor of Neff Rental LLC and has nominal assets. The ownership interest in the Company consists solely of membership interests, all of which are held by Neff Corp; accordingly, no earnings per share or units of ownership are disclosed herein.

        On July 8, 2005, Neff Corp. transferred substantially all of its assets (including all of the capital stock of the operating subsidiary Neff Rental, Inc.) and substantially all of its obligations (including its obligations under its guarantee of the credit facility, the Bridge Loan and the 13% Notes) to Neff Rental LLC (the "Transfer"). In addition, on July 8, 2005, Neff Rental LLC issued $245.0 million of its 11 1/4% second priority senior secured notes due 2012 (the "11 1/4% Notes"), the proceeds of which were used to repay the Bridge Loan in full. Deferred debt costs of $5.0 million related to the Bridge Loan were fully expensed. The Company recorded approximately $8.1 million in deferred debt costs in connection with the 11 1/4% Notes. Contemporaneously, Neff Finance became the co-obligor of all of Neff Rental LLC's obligations.

        The Transfer resulted in a continuation of the existing operations with no change in the book basis of assets and liabilities. Accordingly, the accompanying consolidated financial statements include the accounts of Neff Rental LLC and subsidiaries commencing July 8, 2005 and the amounts of Neff Corp. prior thereto.

        All material intercompany transactions and balances have been eliminated in consolidation. For tax periods prior to July 8, 2005, Neff Corp. had significant net operating losses for which there was a valuation allowance recorded. During the periods Neff Corp. had book income, the valuation allowance was released up to the amount of total tax expense that would have been recorded without the release of the valuation allowance resulting in a zero tax provision. Effective July 8, 2005, as a limited liability company with a single owner that has not elected to be taxed as a corporation, the Company is treated as a disregarded entity for federal and state income tax reporting purposes. As a disregarded entity, the Company is not subject to income taxes. Rather, the Company's income tax basis results of operations flow through and are included in the tax return of its member, Neff Corp. and income taxes are allocated to the Company on a separate return basis. No tax provision was allocated for the period of July 8, 2005 to December 31, 2005, due to the continuing net operating loss carryforwards of Neff Corp.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company considers critical accounting policies to be those that require more significant judgments and estimates in the preparation of the consolidated financial statements including the valuation of rental equipment and other long-lived assets, the valuation of accounts receivable, and the valuation of deferred tax assets. Management relies on historical experience and other assumptions believed to be reasonable under the circumstances in making its judgments and estimates. Actual results could differ from those estimates.

Recognition of Revenue

        The Company recognizes revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred, (iii) the price is fixed or determinable, and (iv) collectability is probable.

        Rental revenues in the consolidated statements of operations include revenue earned on equipment rentals and rental equipment pick-up and delivery fees. Revenue earned on equipment rentals is recognized as earned over the contract period which may be daily, weekly or monthly. Revenue earned on rental equipment pick-up and delivery fees is recognized at the time the services are provided.

        Revenue from the sale of equipment and parts is recognized at the time of delivery to, or pick-up by, the customer and when all obligations under the sales contract have been fulfilled. Service revenues are recognized at the time the services are provided.

Delivery Costs

        Depreciation of delivery vehicles is included in other operating expenses in the consolidated statements of operations and amounted to approximately $3.2 million, $3.9 million and $4.7 million for the years ended December 31, 2005, 2004 and 2003, respectively. All other delivery related costs are included in cost of revenues.

Cash Equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

        Inventories, which consist principally of parts and new equipment held for sale, are stated at the lower of cost or market, with cost determined on the first-in, first-out basis for parts and specific identification basis for equipment.

Property and Equipment

        Property and equipment is stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets. Significant improvements are capitalized at cost. Repairs and maintenance are expensed as incurred.

        The capitalized cost of equipment and vehicles under capital leases is amortized over the shorter of the lease term or the asset's estimated useful life, and is included in other depreciation and amortization expense in the consolidated statements of operations.

        Leasehold improvements are amortized using the straight-line method over their useful lives or the life of the lease, whichever is shorter. The Company assigns the following useful lives to these categories:

Category	Estimated Useful Lives
Buildings	30 years
Office equipment	2-7 years
Service equipment and vehicles	2-7 years
Shop equipment	7 years

Useful Lives and Salvage Value of Rental Equipment

        Rental equipment is stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful life of the related equipment (generally two to seven years with estimated 10-20% residual values). Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost.

        The Company routinely reviews the assumptions utilized in computing rates of depreciation of its rental equipment. Changes to the assumptions (such as the length of service lives and/or the amount of residual values) are made when, in the opinion of management, such changes are necessary to more appropriately allocate asset costs to operations over the service life of the assets. Management utilizes, among other factors, historical experience and industry comparisons in determining the propriety of any such changes. The Company may be required to change these estimates based on changes in its industry, end-markets or other circumstances. If these estimates change in the future, the Company may be required to recognize increased or decreased depreciation expense for these assets.

        Accumulated depreciation at December 31, 2005 and 2004 for the Company's rental fleet was approximately $156.3 million and $149.9 million, respectively.

Impairment of Long-lived Assets and Intangibles

        Long-lived assets and intangibles are evaluated regularly for impairment. If circumstances suggest that assets may be impaired, an assessment of recoverability is performed prior to any write-down of assets. An impairment charge is recorded on those assets for which the estimated fair value is below the carrying amount.

Prepaid Expenses and Other Assets

        Prepaid expenses and other assets primarily includes debt issue costs, prepaid expenses and deposits. As of December 31, 2005 prepaid and other assets included property held for sale with a carrying value of $0.3 million. Debt issue costs are amortized over the term of the debt utilizing the effective interest method. Accumulated amortization at December 31, 2005 and 2004 for debt issue costs was $0.9 million and $6.2 million, respectively.

Insurance

        The Company is insured against general liability claims, workers' compensation claims and automobile liability claims up to specified limits per claim and in the aggregate subject to deductibles per occurrence of $0.3 million. Insured losses within these deductible amounts are accrued based upon the aggregate liability for reported claims incurred as well as an estimated liability for claims incurred but not reported. These liabilities are not discounted. The Company is self insured for group medical claims but purchases "stop loss" insurance to protect itself from any one loss exceeding $0.3 million.

Advertising

        Advertising costs are expensed as incurred. Advertising expense totaled approximately $0.6 million, $0.8 million and $0.7 million for the years ended December 31, 2005, 2004 and 2003 respectively.

Hurricane Impact

        Hurricane Katrina struck the Louisiana coast on August 29, 2005, and caused severe flood damage to New Orleans and large parts of the surrounding coastal area. The Hurricane destroyed two of the Company's satellite locations that were used to store equipment prior to deployment in the Gulf of Mexico for rental to oil field maintenance contractors.

        Insurance covered the repair or replacement of the Company's assets that suffered loss or damages. The Company is working closely with its insurance carriers and claims adjusters to ascertain the full amount of insurance proceeds due to the Company as a result of the damages and losses. Based on current estimates, the Company expects to recover a portion of its hurricane losses from insurance coverage.

        The Company recorded the following reserves as of December 31, 2005 as a result of this storm:

Rental equipment damaged or destroyed	$643
Repairs to facilities	407
Insurance recovery	(300)

Net impact of hurricane recorded in selling, general and administrative expenses	$750

Stock-based Compensation

        As a wholly-owned subsidiary of Neff Corp., the Company is disclosing pro forma effects of stock-based compensation given by Neff Corp. to employees of the Company. The Company accounts for stock-based compensation to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the market price of Neff Corp.'s stock at the date of grant over the amount an employee must pay for the stock. Compensation cost related to restricted stock or deferred stock units granted is recognized in the period the compensation is earned and measured using the market price on the effective grant date.

        No stock-based employee compensation cost for stock options is reflected in the accompanying consolidated statements of operations, as all options granted under these plans had exercise prices equal to the market value of the underlying common stock on the date of stock option grant. As of January 1, 2003, Neff Corp. adopted the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS No. 123" ("SFAS 148"). SFAS 148 amends the disclosure requirements of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") to require prominent disclosure in annual financial statements about the methods of accounting for stock-based compensation and the effect of the method used on reported results.

        The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation (in thousands):

	For the Years Ended December 31,
	2005	2004	2003
Net income (loss), as reported	$(13,040)	$6,029	$20,406
Add: Stock compensation expense recognized	17,951	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(20,348)	—	(18)

Pro forma net income (loss)	$(15,437)	$6,029	$20,388

        The fair value of options at each grant date was estimated using the Black-Scholes multiple option model where each vesting increment is treated as a separate option with its own fair value. The following weighted average assumptions were used for 2005, expected life of 10 years, interest rate of 4.5%, volatility of 75%, no expected dividends and a per option fair value of $6.69. No options were granted by Neff Corp. during 2004.

        In December 1995, the Company granted its then Chief Executive Officer options to purchase shares of Class A Common Stock representing 3% (on a fully diluted basis) of the issued and outstanding common stock of the Company for an aggregate purchase price of $1.6 million. Upon completion of an initial public offering in 1998, the number of shares granted under this agreement was fixed at 657,220 shares. No further options can be granted under this agreement. The Company estimated compensation expense at each reporting date based upon the estimated market value of shares to be issued until the number of shares was fixed. Compensation expense of $3.2 million and $4.4 million was recognized in 1998 and 1997, respectively, with a related accrual for officer stock compensation recorded. As described in Note 13, subsequent to the issuance of the 2004 financial statements, management has determined that the accrual should have been recorded as a component of equity rather than accrued expenses and has restated balances previously presented.

        These options became fully vested in December 1996 and were exercised during 2005 by the former officer in connection with the Recapitalization. Merger consideration paid to the former officer in connection with the exercise of options and concurrent repurchase of shares totaled $3.8 million.

Segment Reporting

        The Company's operations consist of rental and sale of equipment, and parts and services in five geographical operating segments. Each of the Company's regions have been aggregated into one reportable segment because they offer similar products and services in similar markets and have similar economic characteristics. The Company operates primarily in the United States and had minimal international sales for any of the periods presented. No single customer accounted for more than 10% of the Company's total revenues in any of the periods presented.

Fair Value of Financial Instruments

        The fair market value of financial instruments held by the Company are based on a variety of factors and assumptions and may not necessarily be representative of the actual gains or losses that will be realized in the future and do not include expenses that could be incurred in an actual sale or settlement of such financial instruments.

Allowance for doubtful accounts

        Allowances for doubtful accounts are based on estimates of probable losses related to accounts receivable balances. The establishment of allowances requires the use of judgment and assumptions regarding probable losses on accounts receivable balances.

Extinguishment of Debt

        In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Reporting Gains and Losses from Extinguishment of Debt" ("SFAS 145"), which rescinded SFAS No. 4, No. 44, and No. 64 and amended SFAS No. 13. SFAS 145 addresses the income statement classification of gains or losses from the extinguishment of debt and criteria for classification as extraordinary items. The Company adopted SFAS 145 effective as of January 1, 2002, and as such, the gains and losses recognized on the repurchase of the Company's senior subordinated notes during 2005 and 2003 were included in other (income) expenses in the accompanying consolidated statements of operations as opposed to an extraordinary item. See Note 5, Notes Payable and Debt, for further discussion.

Reclassifications

        Certain amounts presented have been reclassified in the prior years presented to conform with the current year presentation.

New Accounting Pronouncements

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—An amendment of ARB No. 43, Chapter 4" ("SFAS 151"). SFAS 151 amends previously issued guidance and clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. SFAS 151 also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect SFAS 151 to have a material impact on its consolidated financial statements.

        In December 2004, the FASB issued SFAS No. 123-R, "Share-Based Payment" ("SFAS 123-R"). The provisions of the new standard were scheduled to go into effect for all interim or annual periods beginning after June 15, 2005. SFAS 123-R requires that compensation cost for all share-based employee payments be recognized in the statement of operations based on grant date fair values of the awards, adjusted to reflect estimated forfeitures and the outcome of certain other conditions. The fair value is generally not remeasured, except in limited circumstances, or if the award is subsequently modified. The statement will require the Company to estimate the fair value of stock-based awards and recognize expense in the statement of operations as the related services are provided. This will change current practice, as, upon adoption, the Company must cease using the "intrinsic value" method of accounting, currently permitted by APB 25 that resulted in no expense for all of the Company's parent's stock option awards.

        In March 2005, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 107 ("SAB 107") which expresses views of the SEC staff regarding the application of SFAS 123-R. Among other things, SAB 107 provides interpretive guidance related to the interaction between SFAS 123-R and certain SEC rules and regulations, as well as provides the SEC staff's views regarding the valuation of share-based payment arrangements for public companies. On April 14, 2005, the SEC announced the adoption of a new rule that amends the adoption dates of SFAS 123-R. The new rule allows companies to implement SFAS 123-R at the beginning of their next fiscal year that begins after June 15, 2005 or December 15, 2005 for small business issuers. The Company will adopt the provisions of the statement as of the beginning of its fiscal year ending December 31, 2006 and for future periods. Adoption of the standard may have a material impact on the results of operations in future periods.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29" ("SFAS 153"). The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions" ("APB 29"), is based on the principle that exchanges of nonmonetary assets should be measured based on the fair values of the assets exchanged. The guidance in APB 29, however, included certain exceptions to that principle. This statement amends APB 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary exchanges occurring during fiscal years beginning after June 15, 2005. The Company is currently assessing the impact, if any, that SFAS 153 will have on the results of operations, financial position or cash flows.

NOTE 3—ACCOUNTS RECEIVABLE

        The majority of the Company's customers are engaged in the construction and industrial business throughout the southern and western regions of the United States. The Company extends credit to its customers and evaluates collectibility of accounts receivable based upon an evaluation of the customers' financial condition and credit history. For leases of certain types of construction equipment, the Company's policy is to secure its accounts receivable by obtaining liens on the customer's projects and issuing notices thereof to the projects' owners and general contractors. All other receivables are generally unsecured.

        The following table summarizes activity for allowance for doubtful accounts (dollars in thousands):

	For the Years Ended December 31,
	2005	2004	2003
Beginning balance at January 1	$1,371	$1,672	$2,785
Provision for bad debt	2,484	1,766	1,655
Charge offs, net	(2,121)	(2,067)	(2,768)

Ending balance at December 31	$1,734	$1,371	$1,672

NOTE 4—PROPERTY AND EQUIPMENT

        Property and equipment consists of the following as of December 31, 2005 and 2004 (dollars in thousands):

	December 31,
	2005	2004
Land	$25	$113
Buildings	104	366
Leasehold improvements	6,820	6,276
Office equipment	7,321	6,922
Service equipment and vehicles	34,226	30,920
Shop equipment	2,274	2,118

	50,770	46,715
Less accumulated depreciation	(33,583)	(31,892)

Property and equipment, net	$17,187	$14,823

        Depreciation expense for property and equipment was $5.5 million, $5.9 million and $6.2 million for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 5—NOTES PAYABLE AND DEBT

        Notes payable and debt consist of the following as of December 31, 2005 and 2004 (in thousands, except percent data):

	December 31,
	2005	2004
$175 million Revolving Credit Facility with interest ranging from the Lender's Prime Rate plus 0.5% to LIBOR plus up to 2.75%	$—	$101,502
$225 million Revolving Credit Facility, due June 2010, with interest ranging from the Lender's Prime Rate plus 0.5% to LIBOR plus up to 2.75% (6.8% at December 31, 2005)	128,935
11 1/4% Second Priority Senior Secured Notes due June 2012	245,000	—
13% Senior Subordinated Notes due June 2013, net of unamortized discount of $3,067	76,933	—
10 1/4% Senior Subordinated Notes issued May 1998, due June 2008	—	35,450
10 1/4% Senior Subordinated Notes issued December 1998, due June 2008	—	39,306
Term loan due 2008, with an effective interest rate of 7.25% to 9.25% Principal balance at December 31, 2004 includes approximately $4.7 million of paid-in-kind interest	—	52,384

	$450,868	$228,642

        As part of the Recapitalization, Neff Corp. refinanced all of its previously outstanding indebtedness with proceeds of the transactions.

        Neff Corp. extinguished its then outstanding 10 1/4% senior subordinated notes, which were due in 2008, by placing into an irrevocable trust with an independent trustee the amount of $77.3 million in cash on June 3, 2005, at which time Neff Corp. was legally released as the primary obligor under the original terms of issuance of the notes. In connection with the extinguishment, Neff Corp. recorded a loss on extinguishment of debt of $3.3 million. The loss on debt extinguishment was comprised of $1.3 million in redemption premium, $0.5 million in unamortized discount, $0.8 million of unamortized deferred debt costs, and $0.7 million in defeasance costs.

        Neff Corp. paid off its outstanding obligation under its previously existing credit facility and repaid all amounts due under its term loan. In connection with these repayments, Neff Corp. recorded a loss on extinguishment of debt of $1.5 million, which represented a write-off of unamortized deferred debt costs.

        Neff Rental, Inc. entered into a new $225.0 million Revolving Credit Facility (the "Credit Facility") on June 3, 2005 which was guaranteed by Neff Corp. and secured by a first priority security interest in substantially all of Neff Corp.'s assets. The Credit Facility contains restrictive covenants. Interest on the Credit Facility is due monthly and the Credit Facility matures in June 2010.

        On June 3, 2005, Neff Corp. also issued $80.0 million in aggregate principal amount of 13% Notes, due 2013. The 13% Notes were senior subordinated unsecured obligations of Neff Corp, guaranteed by Neff Rental, Inc., and interest is due semiannually on June 15th and December 15th.

        On July 8, 2005, in connection with the Transfer, Neff Rental LLC assumed substantially all of the obligations of Neff Corp. (including (i) Neff Corp.'s obligations under its guarantee of the Credit Facility and the Bridge Loan and (ii) Neff Corp.'s obligations as issuer of the 13% Notes, to which Neff Finance became co-obligor). In addition, on July 8, 2005, Neff Rental LLC issued $245.0 million in aggregate principal amount of its 11 1/4% Notes, due 2012, the proceeds of which were used to repay the Bridge Loan in full. The 11 1/4% Notes are second priority, senior secured obligations of Neff Rental LLC, guaranteed by Neff Rental, Inc., and interest is due semiannually on June 15th and December 15th. Neff Rental LLC incurred debt issuance costs of $8.1 million in July 2005 in connection with the issuance of the 11 1/4% Notes. Contemporaneously with the Transfer and issuance of the 11 1/4% Notes, Neff Finance became the co-obligor of all of Neff Rental LLC's obligations.

        In connection with the issuance of 11 1/4% Notes, Neff Rental LLC agreed to effect an offer to exchange all outstanding, privately placed 11 1/4% Notes for an equal amount of a virtually identical series of 11 1/4% second priority senior secured notes due 2012 under the same indenture, which the Company intends to register with the SEC. Neff Rental LLC may also be required to file a shelf registration statement to cover resales of the outstanding 11 1/4% Notes under certain circumstances. If Neff Rental LLC were to fail to satisfy these registration obligations or to meet certain related deadlines, it may be required to pay additional interest to the holders of the 11 1/4% Notes up to a maximum of an additional 1% per annum.

        The Company's Credit Facility and the indentures for its 13% Notes and 11 1/4% Notes contain certain covenants requiring the Company to maintain certain financial ratios, limiting the incurrence of additional indebtedness, capital expenditures and asset sales, and restricting the ability to pay dividends. Except as described below, the Company was in compliance with all covenants under its Credit Facility, the 11 1/4% Notes and the 13% Notes, as of December 31, 2005.

        The Company had not complied with the requirement to file audited financial statements with the Trustee for the Company's 11 1/4% Notes and 13% Notes within 105 days of the Company's December 31, 2005 year-end. The Company communicated notice of its non-compliance to the Trustee. The indentures for the 11 1/4% and 13% Notes state that the Company's non-compliance with this covenant requirement would not constitute an event of default if corrective action was instituted and diligently pursued until the matter was corrected within 60 days. The Company subsequently filed audited financial statements on May 11, 2006 and has therefore corrected the non-compliance.

        During the second quarter of 2003, the Company repurchased senior subordinated notes with an aggregate principal amount of $81.1 million, or 40.5% of the aggregate principal amount of the senior subordinated notes issued by the Company. The senior subordinated notes traded at a discount to face value; therefore, the Company recognized a gain on debt extinguishment of $35.0 million for the year ended December 31, 2003. Such amount has been recorded as other income in the accompanying consolidated statement of operations.

NOTE 6—STOCK-BASED COMPENSATION

        Effective June 3, 2005, Neff Corp.'s Board of Directors approved the 2005 Stock Option Plan (the "2005 Plan"). The 2005 Plan authorizes the grant of options to award up to 1,433,000 shares of Neff Corp.'s common stock to employees, employees of subsidiaries, consultants, or independent members of the Company's Board of Directors. Options granted may be Incentive Stock Options ("ISOs") or nonqualified stock options; the options cannot be granted at exercise prices below fair market value at the date of the grant and are exercisable over periods not in excess of 10 years. Payment of the exercise price may be made in the form of cash or, with the consent of the Stock Option Committee, in the form of mature shares or, except for ISOs, in a cashless manner. Exercise of any options granted under the 2005 Plan is subject to the approval of the 2005 Plan by Neff Corp.'s stockholders before June 2, 2006.

        Effective June 3, 2005, Neff Corp. granted ISOs to certain members of Neff Corp.'s management (whose employment was assigned to the Company in connection with the Transfer) to acquire 1,432,165 shares of Neff Corp.'s common stock, exercisable at $8.214 per share (fair market value at the date of the grant), with 716,082 vesting ratably on December 31, 2005 through December 31, 2008, with the balance vesting in 2013, each subject to accelerated vesting upon achievement of certain earnings based targets.

        In connection with the Recapitalization, the majority of the options to acquire shares of Neff Corp. stock then outstanding were reacquired and retired by Neff Corp. Following the Recapitalization, previously outstanding and fully vested options of 410,800 of Neff Corp.'s common shares remain outstanding (the "Rollover Options"), exercisable at $0.09 per share, expiring in 2013.

        The weighted average exercise price and the weighted average remaining life of options outstanding under the 2005 Plan and of the Rollover Options as of December 31, 2005 is $8.214 and 10 years and $0.09 and 8 years, respectively.

NOTE 7—RETIREMENT PLAN

        In February 1996, Neff Corp. adopted a qualified 401(k) profit sharing plan (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company. Participating employees may contribute to the 401(k) Plan through salary deductions. The Company may contribute, at its discretion, matching contributions equal to 50% of the employee's contribution not to exceed 3% of the employee's annual salary. The Company contributed approximately, $0.7 million, $0.6 million and $0.5 million to the 401(k) Plan for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 8—INCOME TAXES (As restated, See Note 13)

        The components of the provision for income taxes are as follows (in thousands):

For the Years Ended December 31,
	2005	2004	2003
Current	$—	$—	$—
Deferred	—	—	—

Total	$—	$—	$—

        The following table summarizes the tax effects comprising the Company's net deferred tax assets and liabilities (in thousands):

	December 31,
	2005	2004
Deferred Tax Assets
Net operating loss carryforwards	$60,734	$50,260
Alternative minimum tax credits	232	232
Deferred stock option compensation	—	3,039
Intangible assets, allowance for bad debts and other	17,686	18,452

Total deferred tax assets	78,652	71,983
Valuation allowance	(17,067)	(11,996)
Deferred Tax Liabilities
Prepaids	(332)	(382)
Depreciation	(61,253)	(59,605)

Net Deferred Tax Liability	$—	$—

        The Company has recorded a net deferred tax asset of approximately $17.1 million at December 31, 2005, which is completely offset by a valuation allowance. Realization of the deferred tax asset is dependent on generating sufficient taxable income in the future. The amount of the deferred tax asset considered realizable is periodically reassessed and accordingly, is adjusted in the period when changes in estimates of future taxable income or realization of such assets are identified and those changes could be material.

        As of December 31, 2005, the Company had net operating loss carryforwards ("NOL") for federal and state income tax purposes of approximately $151.7 million expiring through 2025, including approximately $7.1 million expiring between 2011 and 2015, $37.3 million expiring between 2016 and 2020, and the remaining approximately $107.3 million expiring between 2021 and 2025. The Company's AMT tax credit carryforwards of $0.2 million have no expiration. The Company is limited in its utilization of the net operating loss to approximately $5.0 million per year due to limitations imposed by Internal Revenue Code Section 382.

        Ownership changes have occurred, as defined by IRC Section 382, which place limitations on the utilization of net operating losses. Following an ownership change, said limitation for any post-change year is generally an amount equal to the fair market value of the loss corporation multiplied by an IRS prescribed interest rate. However, based on the Company's attributes (i.e. built-in gains existing as of the ownership change date) it does not expect the limitation to impede the use of the majority of its net operating loss carryforwards.

        The following table summarizes the differences between the statutory federal income tax rate and the Company's effective income tax rate (dollars in thousands, except percent data):

	For the Years Ended December 31,
	2005		2004		2003
	Amt	%	Amt	%	Amt	%
(Provision) benefit at statutory federal income tax rate	$4,434	34.0	$(2,050)	(34.0)	$(6,938)	(34.0)
Change in valuation allowance	(5,071)	(38.9)	2,553	42.3	8,298	40.6
State tax (provision) benefit, net	639	4.9	(295)	(4.9)	(1,000)	(4.9)
Non-deductible expenses	(64)	(0.5)	(120)	(2.0)	(65)	(0.3)
Other	62	0.5	(88)	(1.4)	(295)	(1.4)

Provision for income taxes	$—	—	$—	—	$—	—

        The following table summarizes activity for the deferred tax valuation allowance (dollars in thousands):

	For the Years Ended December 31,
	2005	2004	2003
Beginning balance at January 1,	$11,996	$14,549	$22,847
Additions	5,071	—	—
Deductions	—	(2,553)	(8,298)

Ending Balance at December 31,	$17,067	$11,996	$14,549

NOTE 9—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair market value of financial instruments held by the Company at December 31, 2005 and 2004 are based on a variety of factors and assumptions and may not necessarily be representative of the actual gains or losses that will be realized in the future and do not include expenses that could be incurred in an actual sale or settlement of such financial instruments.

        The fair value of the Company's Credit Facility and Term Loan is assumed to be equal to its carrying value, as the interest rates approximate market rates. At December 31, 2005 and 2004 approximately $128.9 million and $101.5 million, respectively was outstanding under the Credit Facility. At December 31, 2004, approximately $52.4 million was outstanding under the Term Loan.

        As of December 31, 2005, the Company had 11 1/4% Notes with a face value of $245.0 million and an estimated fair value of $257.3 million, based on quoted market prices. The estimated fair value of the outstanding 13% subordinated notes at December 31, 2005 was $76.9 million, which approximates the carrying value. At December 31, 2004 the Company had 10 1/4% senior subordinated notes with a carrying value of $74.8 million and an estimated fair value of $72.0 million.

NOTE 10—COMMITMENTS AND CONTINGENCIES

        On December 17, 1999, the Company completed the sale of Neff Machinery, Inc. ("Machinery"), a wholly-owned subsidiary of Neff. Neff received $90.5 million and recorded a gain on the sale of $3.8 million. The Machinery sale agreement provided for a post-closing purchase price adjustment based on the difference between the net worth of Machinery as of June 30, 1999 (the date of a pro forma balance sheet prepared in advance of the execution of the sale agreement) and the closing date (on the basis of a balance sheet prepared after closing). Following preparation of a closing date balance sheet, the purchaser told Neff that Neff owed the purchaser an adjustment payment of $20.3 million. Neff responded by informing the purchaser that the purchaser owed Neff additional consideration of $8.8 million.

        In August 2001, Neff and the purchaser agreed that all disputes pertaining to the closing balance sheet and the pro forma balance sheet would be resolved by an arbitrator selected by the parties (the "Arbitrator"). In November and December 2001, the Arbitrator held a hearing at which each side presented testimony. On June 13, 2002, the Arbitrator rendered a decision awarding the purchaser approximately $3.5 million. The Company recognized a charge during 2002 for approximately $3.9 million for the litigation settlement, which consists of the $3.5 million award and $0.4 million in related costs. Neff appealed the Arbitrator's decision and on December 31, 2002, a judgment confirming the award at the statutory rate from June 13, 2002, was entered in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida.

        In an additional but related matter, on or about June 14, 2001, the purchaser sent the Company a Notice of Indemnification Claim alleging indemnifiable damages under the Machinery sale agreement. On or about December 16, 2002, the purchaser filed a Demand for Arbitration with the American Arbitration Association, seeking $1.2 million under the indemnification provisions of the sale agreement. On April 14, 2003, Neff and the purchaser entered into a Settlement Agreement in which Neff and the purchaser released each other from all claims arising under certain provisions of the Machinery sale agreement and Neff agreed to: (1) pay the purchaser $2.25 million, (2) over the next three years, buy a minimum of $10 million of equipment from the purchaser and John Deere Construction & Forestry Company and (3) during each of the next three years, buy $0.8 million of parts and repair and maintenance services from the purchaser, in full satisfaction of the June 2002 $3.5 million arbitration award and the purchaser's June 2001 indemnification claim. If Neff fails to make the purchases described in (2) and (3) above, Neff shall pay the purchaser (a) an additional $0.5 million, (b) 10 percent of the portion of the payment described in (2) above that was not paid and (c) 35 percent of the portion of the payment described in (3) above that was not paid.

        As of December 31, 2004, substantially all conditions under the Settlement Agreement had been met and the Company had no further commitments or obligations under the Settlement Agreement. Accordingly, the Company has recognized in 2004, a recovery of $1.1 million in previously accrued costs associated with the litigation settlement relating to the sale of Machinery.

NOTE 11—RELATED-PARTY TRANSACTIONS AND OTHER COMMITMENTS

        During 2005, 2004 and 2003 revenues from affiliated companies amounted to approximately $1.5 million, $1.6 million and $1.5 million, respectively. Included in accounts receivable are amounts from various companies related by virtue of common ownership, which amounted to $0.4 million and $0.3 million at December 31, 2005 and 2004, respectively.

Stockholders Agreement

        Holdings, all of Neff Corp.'s other stockholders and Neff Corp. entered into a stockholders agreement in connection with the Recapitalization. Pursuant to the stockholders agreement, each of the parties thereto agrees to vote their stock in favor of a number of designees of Odyssey that will enable Odyssey to designate the election of all of the members of Neff Corp.'s Board of Directors. Pursuant to the stockholders agreement, each of Neff Corp.'s stockholders (other than Holdings) are restricted from transferring its stock of Neff Corp. until the earlier of an initial public offering by Neff Corp. of its stock or June 3, 2010. Holdings also has a bring-along right under certain circumstances to require Neff Corp.'s other stockholders party to the stockholders agreement to sell their shares to a third party that is purchasing stock of Neff Corp. Neff Corp.'s other stockholders have a tag-along right under certain circumstances to sell their shares to a third party that is purchasing stock of Neff Corp. held by Holdings. In addition, under certain circumstances, the Company's CEO also has a right to sell his stock back to Neff Corp. and, under certain circumstances, Neff Corp. has a right to purchase the stock held by the Company's CEO. Furthermore, Neff Corp.'s stockholders party to the stockholders agreement each have the right under certain circumstances to purchase a pro rata portion of any future equity issuance by Neff Corp. The stockholders agreement also provides Neff Corp.'s stockholders party to the stockholders agreement have the right, under certain circumstances and subject to certain conditions, to require Neff Corp. to register under the Securities Act shares of its Class A common stock held by them.

Operating Leases

        The Company leases real estate, rental equipment and other equipment under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rental amounts. For leases with step rent provisions, whereby the rental payments increased incrementally over the life of the lease, the Company recognizes the total minimum lease payments on a straight-line basis over the lease term, including renewal options. As of December 31, 2005, future minimum rental payments under non-cancelable operating lease arrangements are as follows for the years ending December 31 (in thousands):

2006	$6,960
2007	4,640
2008	3,473
2009	2,089
2010	993
Thereafter	2,559

$20,714

        During 2005, 2004 and 2003 rental expense under operating lease arrangements amounted to approximately $12.7 million, $18.9 million and $16.4 million, respectively.

Litigation Matters

        The Company is party to legal proceedings and potential claims arising in the ordinary course of business. In the opinion of management, the Company does not believe that these matters will have an adverse effect on the Company's financial position, results of operations, or cash flows.

NOTE 12—SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	For the Years Ended December 31,
	2005	2004	2003
	(in thousands)
Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$32,631	$15,011	$14,876

Cash paid for rental equipment additions:
Total fleet additions	$152,417	$94,766	$26,868
Less amounts included in accounts payable and accrued expenses at December 31,	(3,545)	(3,433)	(998)
Add amounts included in accounts payable and accrued expenses in prior year	3,433	998	956

Cash payments made for rental equipment additions	$152,305	$92,331	$26,826

NOTE 13—RESTATEMENTS

        Subsequent to the issuance of the Company's 2004 consolidated financial statements, the Company determined that there were errors in the accounting for and presentation of gain on debt extinguishment, stock-based compensation accrual and income taxes. As a result, the Company has restated the accompanying 2004 and 2003 consolidated financial statements from those previously reported.

  Gain on debt extinguishment

        Subsequent to the issuance of the 2004 consolidated financial statements, management determined that the gain on debt extinguishment previously recorded in income from operations for the year ended December 31, 2003 should have been included in other income (expense) in the accompanying 2003 consolidated statement of operations. As a result, the Company's 2003 consolidated statement of operations has been restated from the amounts previously reported to appropriately present the gain on debt extinguishment. The correction relates solely to the classification of this item in the statement of operations and had no impact on the Company's consolidated financial position, net income or its cash flows for the year ending December 31, 2003.

        The effects of the restatement are as follows:

Consolidated Statement of Operations for the year ended December 31, 2003:	As Previously Reported	As Restated
	(in thousands)
Income from operations	$43,569	$8,543
Other (income) expenses	$23,163	$(11,863)
Net income	$20,406	$20,406

Stock-based compensation accrual

        Additionally, management determined that the classification of a $7.6 million accrual for officer stock compensation recorded in the years ended December 31, 1998 and 1997, for approximately $3.2 million and $4.4 million, respectively, should have been recorded as a component of shareholders' equity rather than accrued expenses. The Company recorded the $7.6 million as a prior period adjustment to the beginning balance of capital (deficit) at December 31, 2002. As a result, the Company has restated the accompanying 2003 consolidated statement of capital (deficit) and its 2004 consolidated balance sheet to appropriately present such amount as a component of equity. The correction relates solely to the classification of this item in the balance sheet and statement of capital (deficit) and had no impact on the Company's consolidated results of operations or its cash flows.

        The effects of the restatement are as follows:

Consolidated Balance Sheet as of December 31, 2004	As Previously Reported	As Restated
	(in thousands)
Accrued expenses	$23,419	$15,821
Capital (deficit)	$(7,292)	$306

  Income taxes

        Subsequent to the issuance of the 2004 consolidated financial statements, management determined that it had incorrectly excluded approximately $25.0 million of fully depreciated fixed assets in the computation of its deferred income tax accounts. As the excluded fixed assets were fully depreciated, the error did not effect computed tax depreciation and therefore had no impact on the Company's determination of its net operating loss carryforwards; rather, the Company's reported deferred tax liability for accumulated depreciation was understated and the valuation allowance on the net deferred tax asset was overstated by approximately $10.9 million as of December 31, 2004 and 2003, respectively.

        Additionally, the Company had previously recorded certain beginning balance adjustments to reduce its deferred tax asset and corresponding valuation allowance by approximately $3.9 million on January 1, 2004.

        As a result, the Company's 2004 and 2003 income tax disclosures in Note 8 of the accompanying consolidated financial statements have been restated from amounts previously reported in the consolidated financial statements to appropriately present the Company's deferred tax assets and deferred tax liabilities. The correction relates solely to the income tax disclosures and had no impact on the Company's consolidated financial position, results of operations or its cash flows as of December 31, 2004 and 2003 and for the years then ended. The following tables show the significant effects of the restatement on the 2004 and 2003 income tax disclosures:

	December 31, 2004
	As Previously Reported	As Restated
	(in thousands)
Deferred Tax Assets:
Net operating loss carryforwards	$38,720	$50,260
Alternative minimum tax credits	515	232
Deferred stock compensation	2,849	3,039
Intangible assets, allowance for bad debts and other	18,872	18,452

Total deferred tax assets	60,956	71,983
Valuation allowance	(22,895)	(11,996)
Deferred Tax Liabilities:
Prepaids	—	(382)
Depreciation	(38,061)	(59,605)

Net Deferred Tax Liability	$—	$—

	For the Years Ended December 31,
	2004				2003
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
	Amt.	Amt.	%	%	Amt.	Amt.	%	%
	(in thousands, except percent data)
Provision at statutory federal income tax rate	$(2,050)	$(2,050)	(34.0)	(34.0)	$(6,938)	$(6,938)	(34.0)	(34.0)
Change in valuation allowance	2,560	2,553	42.5	42.3	7,139	8,298	35.0	40.6
State tax provision less federal benefit	—	(295)	—	(4.9)	—	(1,000)	—	(4.9)
Non-deductible expenses	(452)	(120)	(7.5)	(2.0)	(201)	(65)	(1.0)	(0.3)
Other	(58)	(88)	(1.0)	(1.4)	—	(295)	—	(1.4)

Provision for income taxes	$—	$—	—	—	$—	$—	—	—

	For the Years Ended December 31,
	2004		2003
	As Previously Reported	As Restated	As Previously Reported	As Restated
	(in thousands)
Valuation allowance:
Beginning balance at January 1,	$29,375	$14,549	$36,514	$22,847
Adjustment to beginning balance	(3,920)	—	—	—
Additions	—	—	—	—
Deductions	(2,560)	(2,553)	(7,139)	(8,298)

Ending balance at December 31,	$22,895	$11,996	$29,375	$14,549

        Amounts as restated for 2004 and 2003 have been presented in Note 8 to the consolidated financial statements.

NOTE 14—SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

        A summary of the quarterly operating results during 2005 and 2004 is as follows (in thousands):

	2005
	1st	2nd	3rd	4th
Revenues	$61,787	$69,046	$72,333	$76,457
Gross Profit	23,249	30,351	32,737	39,711
Income (loss) from operations	7,165	(7,516)	14,233	17,563

Net income (loss)	$2,481	$(22,622)	$1,511	$5,590

	2004
	1st	2nd	3rd	4th
Revenues	$53,482	$59,255	$65,079	$69,872
Gross profit	16,471	21,391	25,404	25,291
Income from operations	733	5,563	9,324	8,598

Net (loss) income	$(4,213)	$620	$4,594	$5,028

NOTE 15—SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        On July 8, 2005, Neff Rental LLC and its subsidiaries issued their 11 1/4% Notes, due 2012 and assumed the obligations of Neff Corp. as issuer of the 13% Notes, due 2013 (collectively, the "Securities"). Neff Finance Corp. is a co-issuer of the Securities and Neff Rental, Inc. is a guarantor of the Securities. Both Neff Finance Corp. and Neff Rental, Inc. are direct, 100% owned subsidiaries of Neff Rental LLC. The obligations of Neff Finance Corp. and Neff Rental, Inc. in respect of the Securities are full and unconditional. The obligations of Neff Finance Corp. are joint and several with

Neff Rental LLC, and the obligations of Neff Rental, Inc. are joint and several with all future guarantors in respect of the Securities.

        The Company conducts substantially all of its business through, and derives all of its income from, its operating subsidiary, Neff Rental, Inc. Therefore, the Company's ability to make required principal and interest payments with respect to its indebtedness depends on the earnings of its subsidiaries and its ability to receive funds from its subsidiaries through dividend and other payments. Neff Rental, Inc. is subject to various financial and restrictive covenants under its Credit Facility that limit its ability to distribute cash to Neff Rental LLC. However, the Credit Facility expressly allows distributions of cash in connection with regularly scheduled payments of principal and interest and certain other amounts in respect of the Securities.

        Neff Finance Corp. has no assets, operations, revenues or cash flows other than those related to the issuance, administration and repayment of the Securities. Its only assets are its nominal capitalization of $1.00, and thus, the Company has not presented separate financial statements and other disclosures concerning Neff Finance Corp.

        In accordance with criteria established under Rule 3-10(f) of Regulation S-X under the Act, the following tables present condensed consolidating financial information of (a) Neff Corp., in its capacity as predecessor to Neff Rental LLC, a co-issuer of the Securities (collectively, the "Parent"), and (b) Neff Rental, Inc. (the "Guarantor Subsidiary"), in its capacity as guarantor of the Securities:

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2005
(in thousands)

	Guarantor Subsidiary	Parent	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$33	$—	$—	$33
Accounts receivable, net	44,573	—	—	44,573
Inventories	1,901	—	—	1,901
Rental equipment, net	278,760	—	—	278,760
Property and equipment, net	17,187	—	—	17,187
(Due to) from affiliates	(259,836)	259,836	—	—
Prepaid expenses and other assets	8,260	(64,316)	73,987	17,931

Total assets	$90,878	$195,520	$73,987	$360,385

LIABILITIES AND CAPITAL (DEFICIT)
Liabilities
Accounts payable	$10,382	$—	$—	$10,382
Accrued expenses	25,548	1,687	—	27,235
Credit facility	128,935	—	—	128,935
11 1/4% second priority senior secured notes	—	245,000	—	245,000
13% senior subordinated notes	—	76,933	—	76,933

Total liabilities	164,865	323,620	—	488,485

Capital (deficit)
Members' deficit	—	(128,100)	—	(128,100)
Additional paid-in capital	34,448	—	(34,448)	—
Accumulated deficit	(108,435)	—	108,435	—

Total capital (deficit)	(73,987)	(128,100)	73,987	(128,100)

Total liabilities and capital (deficit)	$90,878	$195,520	$73,987	$360,385

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2004
(in thousands)

	Guarantor Subsidiary	Parent	Eliminations	Consolidated
				(As Restated, See Note 13)
ASSETS
Cash and cash equivalents	$81	$—	$—	$81
Accounts receivable, net	37,596	—	—	37,596
Inventories	1,719	—	—	1,719
Rental equipment, net	201,073	—	—	201,073
Property and equipment, net	14,823	—	—	14,823
(Due to) from affiliates	(170,671)	170,671	—	—
Prepaid expenses and other assets	5,515	(43,225)	44,212	6,502

Total assets	$90,136	$127,446	$44,212	$261,794

LIABILITIES AND CAPITAL (DEFICIT)
Liabilities
Accounts payable	$17,025	$—	$—	$17,025
Accrued expenses	15,821	—	—	15,821
Credit facility	101,502	—	—	101,502
10 1/4% senior subordinated notes	—	74,756	—	74,756
Term loan	—	52,384	—	52,384

Total liabilities	134,348	127,140	—	261,488

Capital (deficit)
Class A Common Stock	—	166	—	166
Class B Special Common Stock	—	51	—	51
Series A Convertible Preferred Stock	—	1	—	1
Additional paid-in capital	16,497	135,406	(16,497)	135,406
Accumulated deficit	(60,709)	(135,318)	60,709	(135,318)

Total capital (deficit)	(44,212)	306	44,212	306

Total liabilities and capital (deficit)	$90,136	$127,446	$44,212	$261,794

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005
(in thousands)

	Guarantor Subsidiary	Parent	Eliminations	Consolidated
Revenues
Rental revenues	$229,802	$—	$—	$229,802
Equipment sales	36,360	—	—	36,360
Parts and service	13,461	—	—	13,461

Total revenues	279,623	—	—	279,623

Cost of revenues
Cost of equipment sold	26,867	—	—	26,867
Depreciation of rental equipment	47,962	—	—	47,962
Maintenance of rental equipment	70,653	—	—	70,653
Costs of parts and service	8,093	—	—	8,093

Total cost of revenues	153,575	—	—	153,575

Gross profit	126,048	—	—	126,048

Other operating expenses
Selling, general and administrative expenses	67,871	—	—	67,871
Other depreciation and amortization	5,456	—	—	5,456
Recapitalization expenses	21,276			21,276

Total other operating expenses	94,603	—	—	94,603

Income from operations	31,445	—	—	31,445

Other expenses
Interest expense	9,414	23,549	—	32,963
Amortization of debt issue costs	1,273	5,419	—	6,692
Loss on debt extinguishment	842	3,988		4,830

Total other expenses	11,529	32,956	—	44,485

Net income (loss)	$19,916	$(32,956)	$—	$(13,040)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	Guarantor Subsidiary	Parent	Eliminations	Consolidated
Revenues
Rental revenues	$192,880	$—	$—	$192,880
Equipment sales	42,750	—	—	42,750
Parts and service	12,058	—	—	12,058

Total revenues	247,688	—	—	247,688

Cost of revenues
Cost of equipment sold	35,890	—	—	35,890
Depreciation of rental equipment	41,739	—	—	41,739
Maintenance of rental equipment	74,266	—	—	74,266
Costs of parts and service	7,236	—	—	7,236

Total cost of revenues	159,131	—	—	159,131

Gross profit	88,557	—	—	88,557

Other operating expenses
Selling, general and administrative expenses	58,403	—	—	58,403
Other depreciation and amortization	5,936	—	—	5,936

Total other operating expenses	64,339	—	—	64,339

Income from operations	24,218	—	—	24,218

Other (income) expenses
Interest expense	5,296	12,017	—	17,313
Adjustment to gain on sale of business	—	(1,074)	—	(1,074)
Amortization of debt issue costs	1,695	255	—	1,950

Total other expenses	6,991	11,198	—	18,189

Net income (loss)	$17,227	$(11,198)	$—	$6,029

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
(in thousands)

	Guarantor Subsidiary	Parent	Eliminations	Consolidated
				(As Restated, See Note 13)
Revenues
Rental revenues	$172,745	$—	$—	$172,745
Equipment sales	23,375	—	—	23,375
Parts and service	11,228	—	—	11,228

Total revenues	207,348	—	—	207,348

Cost of revenues
Cost of equipment sold	19,908	—	—	19,908
Depreciation of rental equipment	41,651	—	—	41,651
Maintenance of rental equipment	68,904	—	—	68,904
Costs of parts and service	6,664	—	—	6,664

Total cost of revenues	137,127	—	—	137,127

Gross profit	70,221	—	—	70,221

Other operating expenses
Selling, general and administrative expenses	55,456	—	—	55,456
Other depreciation and amortization	6,222	—	—	6,222

Total other operating expenses	61,678	—	—	61,678

Income from operations	8,543	—	—	8,543

Other (income) expenses
Interest expense	6,660	13,844	—	20,504
Amortization of debt issue costs	805	1,854	—	2,659
Gain on debt extinguishment	—	(35,026)	—	(35,026)

Total other (income) expenses	7,465	(19,328)	—	(11,863)

Net income	$1,078	$19,328	$—	$20,406

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2005
(in thousands)

	Guarantor Subsidiary	Parent	Eliminations	Consolidated
Cash Flows from Operating Activities
Net income (loss)	$19,916	$(32,956)	$—	$(13,040)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	53,418	—	—	53,418
Amortization of debt issue costs	1,273	5,419	—	6,692
Gain on sale of equipment	(9,493)	—	—	(9,493)
Loss on debt extinguishment	842	3,988	—	4,830
Provision for bad debt	2,484	—	—	2,484
Stock compensation expense related to redemption of stock options	17,951	—	—	17,951
Provision for hurricane losses	750	—	—	750
Changes in operating assets and liabilities
Accounts receivable	(9,461)	—	—	(9,461)
Inventories and other assets	(13,125)	10,141	—	(2,984)
Accounts payable and accrued expenses	2,972	1,687	—	4,659

Net cash provided by (used in) operating activities	67,527	(11,721)	—	55,806

Cash Flows from Investing Activities
Purchases of rental equipment	(152,305)	—	—	(152,305)
Proceeds from sale of equipment	36,360	—	—	36,360
Purchases of property and equipment	(7,819)	—	—	(7,819)
Insurance proceeds for hurricane losses	300	—	—	300

Net cash used in investing activities	(123,464)	—	—	(123,464)

Cash Flows from Financing Activities
Repayments under previously outstanding credit facility	(101,502)	—	—	(101,502)
Borrowings under credit facility	128,935	—	—	128,935
Repayments of term loan	—	(52,384)	—	(52,384)
Borrowings under bridge loan	—	245,000	—	245,000
Repayments of bridge loan	(245,000)	—	—	(245,000)
Issuance of 11 1/4% second priority senior secured notes	245,000	—	—	245,000
Issuance of 13% senior subordinated notes	—	76,818	—	76,818
Redemption of 10 1/4% senior subordinated notes	—	(76,113)	—	(76,113)
Redemption of common and preferred stock	—	(203,362)	—	(203,362)
Redemption of stock options	—	(21,746)	—	(21,746)
Issuance of new Class A common stock	—	97,250	—	97,250
Debt issue costs	(9,686)	(10,141)	—	(19,827)
Costs in connection with Recapitalization	—	(5,459)	—	(5,459)
Due to (from) affiliates	38,142	(38,142)	—	—

Net cash provided by financing activities	55,889	11,721	—	67,610

Net decrease in cash and cash equivalents	(48)	—	—	(48)
Cash and cash equivalents, beginning of year	81	—	—	81

Cash and cash equivalents, end of year	$33	$—	$—	$33

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	Guarantor Subsidiary	Parent	Eliminations	Consolidated
Cash Flows from Operating Activities
Net income (loss)	$17,227	$(11,198)	$—	$6,029
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	47,675	—	—	47,675
Amortization of debt issue costs	1,695	255	—	1,950
Gain on sale of equipment	(6,860)	—	—	(6,860)
Adjustment to gain on sale of business	—	(1,074)	—	(1,074)
Provision for bad debt	1,766	—	—	1,766
Paid-in-kind interest on term loan	—	1,952	—	1,952
Changes in operating assets and liabilities:
Accounts receivable	(4,476)	—	—	(4,476)
Inventories and other assets	801	—	—	801
Accounts payable and accrued expenses	12,104	—	—	12,104

Net cash provided by (used in) operating activities	69,932	(10,065)	—	59,867

Cash Flows from Investing Activities
Purchases of rental equipment	(92,331)	—	—	(92,331)
Proceeds from sale of equipment	42,750	—	—	42,750
Purchases of property and equipment	(5,694)	—	—	(5,694)

Net cash used in investing activities	(55,275)	—	—	(55,275)

Cash Flows from Financing Activities
Repayments under credit facility	(3,699)	—	—	(3,699)
Issuance of Series A convertible preferred stock	—	10		10
Debt issue costs	(922)	—	—	(922)
Due to (from) affiliates	(10,055)	10,055	—	—

Net cash (used in) provided by financing activities	(14,676)	10,065	—	(4,611)

Net decrease in cash and cash equivalents	(19)	—	—	(19)
Cash and cash equivalents, beginning of year	100	—	—	100

Cash and cash equivalents, end of year	$81	$—	$—	$81

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
(in thousands)

	Guarantor Subsidiary	Parent	Eliminations	Consolidated
Cash Flows from Operating Activities
Net income	$1,078	$19,328	$—	$20,406
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	47,873	—	—	47,873
Amortization of debt issue costs	805	1,854	—	2,659
Gain on sale of equipment	(3,467)	—	—	(3,467)
Gain on debt extinguishment	—	(35,026)	—	(35,026)
Provision for bad debt	1,655	—	—	1,655
Paid-in-kind interest on term loan	—	2,717	—	2,717
Stock granted to an officer	—	45	—	45
Changes in operating assets and liabilities
Accounts receivable	(6,561)	—	—	(6,561)
Inventories and other assets	2,183	—	—	2,183
Accounts payable and accrued expenses	(6,747)	—	—	(6,747)

Net cash provided by (used in) operating activities	36,819	(11,082)	—	25,737

Cash Flows from Investing Activities
Purchases of rental equipment	(26,826)	—	—	(26,826)
Proceeds from sale of equipment	23,375	—	—	23,375
Purchases of property and equipment	(4,066)	—	—	(4,066)

Net cash used in investing activities	(7,517)	—	—	(7,517)

Cash Flows from Financing Activities
Repayments under credit facility	(21,359)	—	—	(21,359)
Borrowings under term loan	—	47,715	—	47,715
Redemption of 10 1/4% senior subordinated notes	—	(44,055)	—	(44,055)
Debt issue costs	(453)	—	—	(453)
Due to (from) affiliates	(7,422)	7,422	—	—

Net cash provided by (used in) financing activities	(29,234)	11,082		(18,152)

Net increase in cash and cash equivalents	68	—	—	68
Cash and cash equivalents, beginning of year	32	—	—	32

Cash and cash equivalents, end of year	$100	$—	$—	$100

Dealer Prospectus Delivery Obligation

        Until                        , 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.
This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Neff Rental LLC is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the DLLCA, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

        Neff Rental LLC's amended and restated limited liability company agreement provides that, except as limited by law, each member, manager and officer shall be entitled to be indemnified and held harmless on an as-incurred basis by Neff Rental LLC to the full extent permitted under the DLLCA, as in effect from time to time, against all losses, liabilities and expenses (including, without limitation, attorneys' fees and expenses) arising from or relating to proceedings in which such member, manager or officer, as the case may be, may be involved, as a party or otherwise, by reason of such person being or having been a member, manager or officer, whether or not such person continues to be such at the time any such loss, liability or expense is paid or incurred but only to the extent that such person was neither grossly negligent nor engaged in willful malfeasance. The rights of indemnification are in addition to any rights to which such member, manager or officer may otherwise be entitled by contract or as a matter of law and shall extend to his successors and assigns. Each member's, manager's and officer's right to indemnification hereunder for reasonable expenses (as incurred) (including, without limitation, attorneys' fees and expenses) incurred by such member, director or officer may be conditioned upon the delivery by such member, manager or officer to the Company of a written undertaking (reasonably acceptable to the Board of Managers) to repay such amount if such member, manager or officer is determined or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation but need not be secured.

        Neff Finance Corp. is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation—a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

        The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

        The certificate of incorporation and bylaws of Neff Finance Corp. provide for the indemnification of its directors and officers to the fullest extent permitted under Delaware law.

        Neff Rental LLC and Neff Finance Corp. have purchased insurance on behalf of their respective directors, members, managers and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors, members, managers and officers of Neff Rental LLC or Neff Finance Corp., or that may arise out of their status as directors, members, managers and officers of Neff Rental LLC or Neff Finance Corp., including liabilities under the federal and state securities laws.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit No.	Description of Exhibit
2.1	Recapitalization Agreement, dated April 6, 2005, between Iron Merger Sub, Inc. and Neff Corp.
3.1	Certificate of Formation of Neff Rental LLC.
3.2	Limited Liability Company Agreement of Neff Rental LLC.
3.3	Amended and Restated Limited Liability Company Agreement of Neff Rental LLC.
3.4	Certificate of Incorporation of Neff Finance Corp.
3.5	Bylaws of Neff Finance Corp.
3.6	Certificate of Merger of Iron Merger Sub, Inc. and Neff Corp., dated June 3, 2005.
3.7	Certificate of Incorporation of Valley Rents and Ready Mix, Inc.
3.8	Bylaws of Valley Rents and Ready Mix, Inc.
4.1
11 1/4% Second Priority Senior Secured Note Indenture, dated July 8, 2005, between Neff Rental LLC and Neff Finance Corp., as issuers, Neff Rental, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee.
4.1a
First Supplemental Indenture, dated May 22, 2006, between Neff Rental LLC and Neff Finance Corp., as issuers, Neff Rental, Inc., as existing guarantor, Valley Rents and Ready Mix, Inc., as additional guarantor, and Wells Fargo Bank, National Association, as trustee.
4.2	Form of 11 1/4% Senior Priority Senior Secured Note.
4.3
Amended and Restated 13% Senior Subordinated Note Indenture, dated July 8, 2005, between Neff Rental LLC and Neff Finance Corp., as issuers, Neff Rental, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee.
4.3a
First Supplemental Indenture, dated May 22, 2006, between Neff Rental LLC and Neff Finance Corp., as issuers, Neff Rental, Inc., as existing guarantor, Valley Rents and Ready Mix, Inc., as additional guarantor, and Wells Fargo Bank, National Association, as trustee.
4.4	Form of 13% Senior Subordinated Note (included as Exhibit A to Exhibit 4.3).
4.5
11 1/4% Senior Priority Senior Secured Note Registration Rights Agreement, dated July 8, 2005, between Neff Rental LLC and Neff Finance Corp., as issuers, Neff Rental, Inc., as guarantor, and Credit Suisse First Boston LLC, as initial purchaser.
4.5a	Joinder Agreement, dated May 22, 2006, by Valley Rents and Ready Mix, Inc.

4.6
13% Senior Subordinated Note Registration Rights Agreement, dated June 3, 2005, between Neff Corp., as issuer, Neff Rental, Inc., as guarantor, and DLJ Investment Partners, L.P., DLJ Investment Partners II, L.P., DLJIP II Holdings, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, TCW/Crescent Mezzanine Partners III Netherlands, L.P., KKR Financial Corp., New York Life Investment Management Mezzanine Partners, LP and NYLIM Mezzanine Partners Parallel Fund, LP, as purchasers.
4.6a	Joinder Agreement, dated May 22, 2006, by Valley Rents and Ready Mix, Inc.
4.7
Amendment/Assignment Agreement (regarding change of issuer for 13% senior subordinated notes), dated July 8, 2005, between Neff Corp., as parent, Neff Rental LLC and Neff Finance Corp., as issuers, Neff Rental, Inc., as guarantor, and DLJ Investment Partners, L.P., DLJ Investment Partners II, L.P., DLJIP II Holdings, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, TCW/Crescent Mezzanine Partners III Netherlands, L.P., KKR Financial Corp., New York Life Investment Management Mezzanine Partners, LP and NYLIM Mezzanine Partners Parallel Fund, LP, as purchasers.
4.8	Security Agreement, dated July 8, 2005 among Neff Rental, LLC, Neff Finance Corp., Neff Rental, Inc. and Wells Fargo Bank, National Association.
4.8a	Joinder Agreement, dated May 22, 2006, by and among Valley Rents and Ready Mix, Inc., as new subsidiary, and Wells Fargo, National Association, as collateral agent.
4.9	Pledge Agreement, dated July 8, 2005 among Neff Rental, LLC, Neff Finance Corp., Neff Rental, Inc. and Wells Fargo Bank, National Association.
4.9a	Joinder Agreement, dated May 22, 2006, by and among Valley Rents and Ready Mix, Inc., as new subsidiary, and Wells Fargo, National Association, as collateral agent.
4.9b	Pledge Amendment, dated May 22, 2006 by Neff Rental, Inc.
4.10
Stockholders Agreement, dated June 3, 2005 among Neff Corp., Iron Merger Partnership, DLJ Investment Partners, L.P., DLJ Investment Partners II, L.P., DLJIP II Holdings, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, TCW/Crescent Mezzanine Partners III Netherlands, L.P., KKR Financial Corp., New York Life Investment Management Mezzanine Partners, LP and NYLIM Mezzanine Partners Parallel Fund, LP.
5.1*	Opinion of Latham & Watkins LLP, special counsel to the Registrants (opinion of Baker & McKenzie LLP, special counsel to Neff Rental, Inc., included as Exhibit A).
10.1
Amended and Restated Credit Agreement, dated as of July 8, 2005 among Neff Rental, Inc., as borrower, Neff Rental LLC and Neff Finance Corp., as guarantors, General Electric Capital Corporation, as agent and a lender, the other lenders party thereto, Bank Of America, as syndication agent and L/C Issuer and GECC Capital Markets Group, Inc., as lead arranger.
10.2	Amended and Restated Guaranty, dated as of July 8, 2005 among Neff Rental, Inc., Neff Rental LLC, Neff Finance Corp. and General Electric Capital Corporation.
10.3
Intercreditor Agreement, dated July 8, 2005 among Neff Rental, Inc., Neff Rental LLC, Neff Finance Corp., the othere grantors party thereto, General Electric Capital Corporation, as credit agreement agent and priority lien collateral agent and Wells Fargo Bank, National Association, as trustee and parity junior lien collateral agent.
10.3a	Intercreditor Agreement Joinder, dated May 22, 2006, by Valley Rents and Ready Mix, Inc.

10.4	Security Agreement, dated July 8, 2005 among Neff Rental, Inc., Neff Rental LLC, Neff Finance Corp. and General Electric Capital Corporation.
10.5	Pledge Agreement, dated July 8, 2005 among Neff Rental, Inc., Neff Rental LLC, Neff Finance Corp. and General Electric Capital Corporation.
10.6	First Amendment to Employment Agreement, dated July 8, 2005 between Neff Corp., Neff Rental LLC, Neff Finance Corp. and Juan Carlos Mas.
10.7	Second Amendment to Employment Agreement, dated July 8, 2005 between Neff Corp., Neff Rental LLC, Neff Finance Corp. and Mark Irion.
10.8	Management Services Agreement, dated June 3, 2005 between Neff Corp., Neff Rental, Inc. and Odyssey Investment Partners, LLC.
10.9	Management Rights Agreement, dated June 3, 2005 between Neff Corp. and Odyssey Investment Partners, LLC.
10.10	Management Rights Agreement, dated June 3, 2005 between Neff Corp. and NYLIM Mezzanine Partners Parallel Fund, LP, and amendment thereto, dated July 8, 2005.
10.11	Management Rights Agreement, dated June 3, 2005 between Neff Corp. and New York Life Investment Management Mezzanine Partners, L.P., and amendment thereto, dated July 8, 2005.
10.12	Management Rights Agreement, dated June 3, 2005 between Neff Corp. and New York Life Capital Partners II, L.P., and amendment thereto, dated July 8, 2005.
10.13	Management Rights Agreement, dated June 3, 2005 between Neff Corp. and DLJ Investment Partners II, L.P., and amendment thereto, dated July 8, 2005.
10.14	Management Rights Agreement, dated June 3, 2005 between Neff Corp. and TCW/Crescent Mezzanine Partners III, L.P., and amendment thereto, dated July 8, 2005.
10.15	2005 Stock Option Plan of Neff Corp. (incorporated by reference to Exhibit 10.15 to the registration statement on Form S-1 (File No. 333-134545) of Neff Corp. filed on May 26, 2006).
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
12.2	Subsidiaries of the Registrants.
16.1*	Letter of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
16.2*	Letter of Kaufman, Rossin & Co., Independent Registered Public Accounting Firm.
23.1*	Consent of Latham & Watkins LLP, special counsel to the Registrants (included in Exhibit 5.1) (consent of Baker & McKenzie LLP, special counsel to Neff Rental Inc., included as Exhibit A to Exhibit 5.1).
23.2*	Consent of Kaufman Rossin & Co., Independent Registered Public Accounting Firm.
23.3*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.4	Statement of Eligibility of Wells Fargo Bank, National Association, as trustee, on Form T-1.
99.1	Form of Letter of Transmittal for 11 1/4% Second Priority Senior Secured Notes due 2012.
99.2	Form of Letter of Transmittal for 13% Senior Subordinated Notes due 2013.

99.3	Form of Notice of Guaranteed Delivery for 11 1/4% Second Priority Senior Secured Notes due 2012.
99.4	Form of Notice of Guaranteed Delivery for 13% Senior Subordinated Notes due 2013.
99.5	Form of Letter of Neff Rental LLC and Neff Finance Corp. to Registered Holders and DTC Participants for 11 1/4% Second Priority Senior Secured Notes due 2012.
99.6	Form of Letter of Neff Rental LLC and Neff Finance Corp. to Registered Holders and DTC Participants for 13% Senior Subordinated Notes due 2013.
99.7	Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants for 11 1/4% Second Priority Senior Secured Notes due 2012.
99.8	Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants for 13% Senior Subordinated Notes due 2013.
99.9	Form of Letter to Beneficial Holders for 11 1/4% Second Priority Senior Secured Notes due 2012.
99.10	Form of Letter to Beneficial Holders for 13% Senior Subordinated Notes due 2013.

*
Filed herewith.

Item 22.    Undertakings

        The undersigned registrants hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on September 25, 2006.

NEFF RENTAL LLC
By:	/s/ MARK IRION Mark Irion Chief Financial Officer, Vice President, Secretary and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Juan Carlos Mas	President, Chief Executive Officer and Member of Board of Managers	September 25, 2006
/s/ MARK IRION Mark Irion	Principal Accounting Officer, Chief Financial Officer, Vice President, Secretary and Treasurer	September 25, 2006
* William Hopkins	Member of Board of Managers	September 25, 2006
* Muzzafar Mirza	Member of Board of Managers	September 25, 2006
* Douglas Hitchner	Member of Board of Managers	September 25, 2006
* James A. Flick, Jr.	Member of Board of Managers	September 25, 2006
*By:	/s/ MARK IRION Attorney-in-fact

SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on September 25, 2006.

NEFF FINANCE CORP.
By:	/s/ MARK IRION Mark Irion Chief Financial Officer, Vice President, Secretary and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Juan Carlos Mas	President, Chief Executive Officer and Director	September 25, 2006
/s/ MARK IRION Mark Irion	Principal Accounting Officer, Chief Financial Officer, Vice President, Secretary and Treasurer	September 25, 2006
* William Hopkins	Director	September 25, 2006
* Muzzafar Mirza	Director	September 25, 2006
* Douglas Hitchner	Director	September 25, 2006
* James A. Flick, Jr.	Director	September 25, 2006
*By:	/s/ MARK IRION Attorney-in-fact

SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on September 25, 2006.

NEFF RENTAL, INC.
By:	/s/ MARK IRION Mark Irion Chief Financial Officer, Vice President, Secretary and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Juan Carlos Mas	President, Chief Executive Officer and Director	September 25, 2006
/s/ MARK IRION Mark Irion	Principal Accounting Officer, Chief Financial Officer, Vice President, Secretary and Treasurer	September 25, 2006
*By:	/s/ MARK IRION Attorney-in-fact

SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on September 25, 2006.

VALLEY RENTS AND READY MIX, INC.
By:	/s/ MARK IRION Mark Irion Chief Financial Officer, Vice President, Secretary and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Juan Carlos Mas	President, Chief Executive Officer and Director	September 25, 2006
/s/ MARK IRION Mark Irion	Principal Accounting Officer, Chief Financial Officer, Vice President, Secretary and Treasurer	September 25, 2006
*By:	/s/ MARK IRION Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Recapitalization Agreement, dated April 6, 2005, between Iron Merger Sub, Inc. and Neff Corp.
3.1	Certificate of Formation of Neff Rental LLC.
3.2	Limited Liability Company Agreement of Neff Rental LLC.
3.3	Amended and Restated Limited Liability Company Agreement of Neff Rental LLC.
3.4	Certificate of Incorporation of Neff Finance Corp.
3.5	Bylaws of Neff Finance Corp.
3.6	Certificate of Merger of Iron Merger Sub, Inc. and Neff Corp., dated June 3, 2005.
3.7	Certificate of Incorporation of Valley Rents and Ready Mix, Inc.
3.8	Bylaws of Valley Rents and Ready Mix, Inc.
4.1	11 1/4% Second Priority Senior Secured Note Indenture, dated July 8, 2005, between Neff Rental LLC and Neff Finance Corp., as issuers, Neff Rental, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee.
4.1a	First Supplemental Indenture, dated May 22, 2006, between Neff Rental LLC and Neff Finance Corp., as issuers, Neff Rental, Inc., as existing guarantor, Valley Rents and Ready Mix, Inc., as additional guarantor, and Wells Fargo Bank, National Association, as trustee.
4.2	Form of 11 1/4% Senior Priority Senior Secured Note.
4.3	Amended and Restated 13% Senior Subordinated Note Indenture, dated July 8, 2005, between Neff Rental LLC and Neff Finance Corp., as issuers, Neff Rental, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee.
4.3a	First Supplemental Indenture, dated May 22, 2006, between Neff Rental LLC and Neff Finance Corp., as issuers, Neff Rental, Inc., as existing guarantor, Valley Rents and Ready Mix, Inc., as additional guarantor, and Wells Fargo Bank, National Association, as trustee.
4.4	Form of 13% Senior Subordinated Note (included as Exhibit A to Exhibit 4.3).
4.5	11 1/4% Senior Priority Senior Secured Note Registration Rights Agreement, dated July 8, 2005, between Neff Rental LLC and Neff Finance Corp., as issuers, Neff Rental, Inc., as guarantor, and Credit Suisse First Boston LLC, as initial purchaser.
4.5a	Joinder Agreement, dated May 22, 2006, by Valley Rents and Ready Mix, Inc.
4.6	13% Senior Subordinated Note Registration Rights Agreement, dated June 3, 2005, between Neff Corp., as issuer, Neff Rental, Inc., as guarantor, and DLJ Investment Partners, L.P., DLJ Investment Partners II, L.P., DLJIP II Holdings, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, TCW/Crescent Mezzanine Partners III Netherlands, L.P., KKR Financial Corp., New York Life Investment Management Mezzanine Partners, LP and NYLIM Mezzanine Partners Parallel Fund, LP, as purchasers.
4.6a	Joinder Agreement, dated May 22, 2006, by Valley Rents and Ready Mix, Inc.
4.7
Amendment/Assignment Agreement (regarding change of issuer for 13% senior subordinated notes), dated July 8, 2005, between Neff Corp., as parent, Neff Rental LLC and Neff Finance Corp., as issuers, Neff Rental, Inc., as guarantor, and DLJ Investment Partners, L.P., DLJ Investment Partners II, L.P., DLJIP II Holdings, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, TCW/Crescent Mezzanine Partners III Netherlands, L.P., KKR Financial Corp., New York Life Investment Management Mezzanine Partners, LP and NYLIM Mezzanine Partners Parallel Fund, LP, as purchasers.

4.8	Security Agreement, dated July 8, 2005 among Neff Rental, LLC, Neff Finance Corp., Neff Rental, Inc. and Wells Fargo Bank, National Association.
4.8a	Joinder Agreement, dated May 22, 2006, by and among Valley Rents and Ready Mix, Inc., as new subsidiary, and Wells Fargo, National Association, as collateral agent.
4.9	Pledge Agreement, dated July 8, 2005 among Neff Rental, LLC, Neff Finance Corp., Neff Rental, Inc. and Wells Fargo Bank, National Association.
4.9a	Joinder Agreement, dated May 22, 2006, by and among Valley Rents and Ready Mix, Inc., as new subsidiary, and Wells Fargo, National Association, as collateral agent.
4.9b	Pledge Amendment, dated May 22, 2006 by Neff Rental, Inc.
4.10
Stockholders Agreement, dated June 3, 2005 among Neff Corp., Iron Merger Partnership, DLJ Investment Partners, L.P., DLJ Investment Partners II, L.P., DLJIP II Holdings, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, TCW/Crescent Mezzanine Partners III Netherlands, L.P., KKR Financial Corp., New York Life Investment Management Mezzanine Partners, LP and NYLIM Mezzanine Partners Parallel Fund, LP.
5.1*	Opinion of Latham & Watkins LLP, special counsel to the Registrants (opinion of Baker & McKenzie LLP, special counsel to Neff Rental, Inc., included as Exhibit A).
10.1
Amended and Restated Credit Agreement, dated as of July 8, 2005 among Neff Rental, Inc., as borrower, Neff Rental LLC and Neff Finance Corp., as guarantors, General Electric Capital Corporation, as agent and a lender, the other lenders party thereto, Bank Of America, as syndication agent and L/C Issuer and GECC Capital Markets Group, Inc., as lead arranger.
10.2	Amended and Restated Guaranty, dated as of July 8, 2005 among Neff Rental, Inc., Neff Rental LLC, Neff Finance Corp. and General Electric Capital Corporation.
10.3
Intercreditor Agreement, dated July 8, 2005 among Neff Rental, Inc., Neff Rental LLC, Neff Finance Corp., the othere grantors party thereto, General Electric Capital Corporation, as credit agreement agent and priority lien collateral agent and Wells Fargo Bank, National Association, as trustee and parity junior lien collateral agent.
10.3a	Intercreditor Agreement Joinder, dated May 22, 2006, by Valley Rents and Ready Mix, Inc.
10.4	Security Agreement, dated July 8, 2005 among Neff Rental, Inc., Neff Rental LLC, Neff Finance Corp. and General Electric Capital Corporation.
10.5	Pledge Agreement, dated July 8, 2005 among Neff Rental, Inc., Neff Rental LLC, Neff Finance Corp. and General Electric Capital Corporation.
10.6	First Amendment to Employment Agreement, dated July 8, 2005 between Neff Corp., Neff Rental LLC, Neff Finance Corp. and Juan Carlos Mas.
10.7	Second Amendment to Employment Agreement, dated July 8, 2005 between Neff Corp., Neff Rental LLC, Neff Finance Corp. and Mark Irion.
10.8	Management Services Agreement, dated June 3, 2005 between Neff Corp., Neff Rental, Inc. and Odyssey Investment Partners, LLC.
10.9	Management Rights Agreement, dated June 3, 2005 between Neff Corp. and Odyssey Investment Partners, LLC.
10.10	Management Rights Agreement, dated June 3, 2005 between Neff Corp. and NYLIM Mezzanine Partners Parallel Fund, LP, and amendment thereto, dated July 8, 2005.

10.11	Management Rights Agreement, dated June 3, 2005 between Neff Corp. and New York Life Investment Management Mezzanine Partners, L.P., and amendment thereto, dated July 8, 2005.
10.12	Management Rights Agreement, dated June 3, 2005 between Neff Corp. and New York Life Capital Partners II, L.P., and amendment thereto, dated July 8, 2005.
10.13	Management Rights Agreement, dated June 3, 2005 between Neff Corp. and DLJ Investment Partners II, L.P., and amendment thereto, dated July 8, 2005.
10.14	Management Rights Agreement, dated June 3, 2005 between Neff Corp. and TCW/Crescent Mezzanine Partners III, L.P., and amendment thereto, dated July 8, 2005.
10.15	2005 Stock Option Plan of Neff Corp. (incorporated by reference to Exhibit 10.15 to the registration statement on Form S-1 (File No. 333-134545) of Neff Corp. filed on May 26, 2006).
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
12.2	Subsidiaries of the Registrants.
16.1*	Letter of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
16.2*	Letter of Kaufman, Rossin & Co., Independent Registered Public Accounting Firm.
23.1*	Consent of Latham & Watkins LLP, special counsel to the Registrants (included in Exhibit 5.1) (consent of Baker & McKenzie LLP, special counsel to Neff Rental Inc., included as Exhibit A to Exhibit 5.1).
23.2*	Consent of Kaufman Rossin & Co., Independent Registered Public Accounting Firm.
23.3*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.4	Statement of Eligibility of Wells Fargo Bank, National Association, as trustee, on Form T-1.
99.1	Form of Letter of Transmittal for 11 1/4% Second Priority Senior Secured Notes due 2012.
99.2	Form of Letter of Transmittal for 13% Senior Subordinated Notes due 2013.
99.3	Form of Notice of Guaranteed Delivery for 11 1/4% Second Priority Senior Secured Notes due 2012.
99.4	Form of Notice of Guaranteed Delivery for 13% Senior Subordinated Notes due 2013.
99.5	Form of Letter of Neff Rental LLC and Neff Finance Corp. to Registered Holders and DTC Participants for 11 1/4% Second Priority Senior Secured Notes due 2012.
99.6	Form of Letter of Neff Rental LLC and Neff Finance Corp. to Registered Holders and DTC Participants for 13% Senior Subordinated Notes due 2013.
99.7	Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants for 11 1/4% Second Priority Senior Secured Notes due 2012.
99.8	Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants for 13% Senior Subordinated Notes due 2013.
99.9	Form of Letter to Beneficial Holders for 11 1/4% Second Priority Senior Secured Notes due 2012.
99.10	Form of Letter to Beneficial Holders for 13% Senior Subordinated Notes due 2013.

*
Filed herewith.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
Additional Information
The Exchange Offer
The Offering
Terms of the Exchange Senior Notes
Terms of the Exchange Subordinated Notes
Risk Factors
Summary Historical Consolidated Financial Data
RISK FACTORS
THE RECAPITALIZATION AND CORPORATE REORGANIZATION
FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Option Grants in 2005
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE EXCHANGE SENIOR NOTES
DESCRIPTION OF THE EXCHANGE SUBORDINATED NOTES
BOOK-ENTRY; DELIVERY AND FORM
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Index to Financial Statements
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
NEFF RENTAL LLC AND SUBSIDIARIES NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET AS OF JUNE 30, 2006 (in thousands)
SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 2005 (in thousands)
SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2006 (in thousands)
SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2005 (in thousands)
SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2006 (in thousands)
SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2005 (in thousands)
SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2006 (in thousands)
SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2005 (in thousands)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
NEFF RENTAL LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except per share data)
NEFF RENTAL LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands)
NEFF RENTAL LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
NEFF RENTAL LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2005, 2004 and 2003
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 2005 (in thousands)
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 2004 (in thousands)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005 (in thousands)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004 (in thousands)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003 (in thousands)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2005 (in thousands)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2004 (in thousands)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2003 (in thousands)
PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURE
SIGNATURE
SIGNATURE
SIGNATURE
EXHIBIT INDEX